Exhibit 10.30
                           Exhibit 1 Plan

UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF COLORADO

IN RE:					  )
                          )
CROWN RESOURCES CORPORATION,    )        Case No. 02-12949-DEC

a Washington corporation,       		  )	         Chapter 11
EIN 84-1097086,				  )
            Debtor.	  )
  )

       )

DISCLOSURE STATEMENT


Date: March 25, 2002

Filed by: Debtor


TABLE OF CONTENTS





Page

I.
INTRODUCTION
1


A.
Filing Date
1

B.
Plan And Record Date
1

C.
Brief Explanation Of Chapter 11
1

D.
Solicitation
1

E.
Plan Definitions
2

F.
Plan Classes
2

G.
Voting Deadline And Confirmation Of Plan
2

H.
Bar Date For Filing Claims
4

I.
Effect Of Confirmation And Discharge
4

II.
DESCRIPTION OF THE DEBTOR AND ITS BUSINESS OPERATIONS
7


A.
Nature And History Of The Debtor?s Business
7



1.
Formation Of Crown Resources Corporation
7


2.
Crown Jewel Project
8


3.
Solitario Resources Corporation
12


4.
Financing
12


B.
Ownership And Management
13



1.
Shareholders
13


2.
Directors
15


3.
Directors? Compensation
15


4.
Management
16


5.
Executive Officer Compensation
17


6.
Base Salary
17


7.
Bonuses
17


8.
Change In Control Agreements
17


9.
401(k) Plan
18


10
..
Summary Compensation Table
18

III
..
LITIGATION
18


A.
Administrative Appeals
18

B.
Pollution Control Hearings Board
19

C.
United States District Court
19

D.
Thurston County Superior Court
19

E.
United States District Court For The District of
Oregon
20

F.
Department Of The Interior
20

IV.
EVENTS LEADING UP TO THE BANKRUPTCY FILING
20


A.
Pre-Chapter 11 Negotiations
20

B.
Senior Lenders
20

C.
Subordinated Debenture Holders
21

D.
Chapter 11 Filing
21

V.
DESCRIPTION OF THE PLAN
21


A.
The Plan
21

B.
Definitions
22

C.
Classification And Allowance Of Claims And
Interests
22





1.
Claims
22


2.
Interests
22


D.
Claims Bar Date
22



1.
Creditor Claims
22


2.
Claims For Shareholder Interests
22


E.
Plan Treatment Of Allowed Claims
23



1.
Unclassified Allowed Administrative Expenses
23


2.
Class 1 Allowed Priority Claims
24


3.
Class 2 Senior Lenders
24


4.
Class 3 Allowed Claims
27


5.
Class 4 Holders Of Subordinated Debentures
28


F.
Plan Treatment Of Shareholder Interests
32



1.
Class 5 Holder Of Preferred Stock
32


2.
Class 6 Holders Of Common Stock
33

VI.
EXECUTORY CONTRACTS
33


A.
Treatment Of Executory Contracts
33

B.
Executory Contracts To Be Assumed
34

C.
Executory Contracts To Be Rejected
34

VII
..
MEANS FOR EXECUTION OF THE PLAN
34


A.
Sources For Plan Funding And Post-Confirmation
Business Operations

34

B.
Distributions Of Cash And Securities Under The
Plan
35



1.
Allowed Administrative Expenses
35


2.
Class 1 Allowed Priority Claims
35


3.
Class 2 Senior Lenders
35


4.
Class 3 Allowed Claims
36


5.
Class 4 Holders Of Subordinated Debentures
36


6.
Class 5 Holder Of Preferred Stock
36


7.
Class 6 Holders Of Common Stock
36


C.
Financial Statements
37

D.
Post-Confirmation Business Operations And
Projections
37



1.
Crown Jewel Permitting Plan
37


2.
Solitario
39


3.
Cash Flow Projections
39


4.
Pro Forma Balance Sheet
39


E.
Post-Confirmation Market For Debtor?s Securities
40

F.
Claims Administration
40



1.
Creditor Claims
40


2.
Shareholder Interests
40


G.
Additional Plan Provisions
40



1.
Discharge
40


2.
Vesting Of Property In The Debtor
40


3.
Plan Modification
41



4.
Retention Of Jurisdiction By The Court
41


5.
Restated Articles Of Incorporation
41


6.
Distribution Of Securities Under The Plan
41


7.
Post-Confirmation Officers And Directors
41

VII
I.
STANDARDS FOR CONFIRMATION OF THE PLAN
42


A.
Confirmation
42

B.
Voting
42

C.
Cram Down
42

D.
Confirmation Standards
43



1.
Feasibility
43


2.
Comparison To Chapter 7 Liquidation
43

IX.
RISKS
44


A.
Exploration And Development
44

B.
Foreign Operations
44

C.
Management Services
45

D.
Sources Of Financing
45

E.
Competition And Markets
45

F.
Title To Properties
45

G.
Regulation
46

H.
Gold Price
48

I.
Insurance
48

X.
TAX CONSEQUENCES OF THE PLAN
48


A.
Tax Consequences To Debtor
49



1.
Discharge Of Indebtedness
49


2.
Section 382 Limitation On Use Of NOLs And
Future Deductions

50


B.
Tax Consequences To Holders Of Subordinated
Debentures
50



1.
Receipt Of Interest
50


2.
Certain Other Consequences Of Exchange Of
Subordinated Debentures

51


C.
Tax Consequences To Holders Of Common Stock
51

XI.
TRUST INDENTURE ACT OF 1939
51
XII
..
EFFECT OF UNITED STATES SECURITIES LAWS
51


A.
Pre-Bankruptcy Overview
51

B.
Post-Bankruptcy Overview
52



1.
Bankruptcy Code Section 1145 Exemption From
Securities Act Registration Of Exchange
Securities Issued Under The Plan


52


2.
Sections 12 And 16(b) Of The Securities
Exchange Act
54

XII
I.
ALTERNATIVES TO CONFIRMATION OF THE PLAN
54
XIV
..
CONCLUSION
55


	I. INTRODUCTION

A. Filing Date

Crown Resources Corporation, a Washington corporation
("Crown" or the "Debtor") filed its voluntary Chapter 11 case in the United States Bankruptcy Court ("Court") for the District of Colorado on March 8, 2002. Since then, the Debtor has continued to operate its business as a debtor-in-possession under the United States Bankruptcy Code.

B. Plan And Record Date

The Debtor has proposed a Plan of Reorganization ("Plan").  A copy of the Plan is attached hereto as Exhibit 1. This Disclosure Statement ("Statement") describes the Plan and its treatment of creditors and shareholders of the Debtor. The Plan, if approved by the Court, becomes a legally binding agreement between the Debtor and its creditors and shareholders. Creditors and shareholders are urged to read the Plan in full. To the extent there exists a conflict between the Plan and the Statement, the Plan shall
control.  On                    , 2002, the Court entered its order
finding that this Statement contains adequate information sufficient to permit the holders of Claims and shareholder interests to make a reasonably informed decision when voting on the Plan. Accordingly, the Record Date for the purposes of voting on
the Plan is                  , 2002.

C. Brief Explanation Of Chapter 11

    	Chapter 11 is the principal reorganization Chapter of the Bankruptcy Code ("Code" or "Bankruptcy Code"). Pursuant to Chapter 11, the Debtor's business affairs may be reorganized for the benefit of its creditors and shareholders. The Plan is the legal document which accomplishes the reorganization. In particular, the Plan places creditors and shareholders in separate classes and provides for the treatment of the creditor Claims and shareholder interests in these classes.

After the filing of the Chapter 11 case, attempts at collection of pre-bankruptcy Claims against the Debtor, and any attempts to foreclose upon the property of the Debtor, are stayed during the pendency of the Chapter 11 case.

     	The Court has scheduled a hearing on Confirmation of the Plan. The date and time of said hearing are set forth in the order which accompanies this Statement. The Confirmation hearing will be held at the United States Bankruptcy Court, U.S. Custom House, Fifth Floor, 721 19th Street, Denver, Colorado 80202-2508. At the Confirmation hearing, the Court will consider whether to approve the Plan. You are not required to attend the Confirmation hearing.

D. Solicitation



This Statement, the Plan and the accompanying ballot are being furnished by the Debtor to all of the Debtor's known creditors and shareholders in connection with a solicitation by the Debtor of the approval of the Plan, a copy of which is attached hereto as Exhibit
1. The Statement has been approved by the Court which means that the Court has found that the Statement contains sufficient information to permit creditors and shareholders of the Debtor to make a reasonably informed decision in exercising their right to vote upon the Plan.

E. Plan Definitions

     	The Plan contains certain defined terms. These defined terms are capitalized in the Plan and this Statement. It is essential to an understanding of the Plan and this Statement that all interested parties familiarize themselves with the defined terms.

F. Plan Classes

The Plan provides for various classes of creditors and shareholders. Because their legal and contractual rights are being altered by the Plan, impaired classes are entitled to vote on the Plan. Unimpaired classes retain all of their legal, contractual and equitable rights as they existed on the Filing Date and are not entitled to vote on the Plan. The Plan classes are described below.


Class 1		Allowed Priority Claims		Impaired

Class 2		Allowed Secured Claim of the 	Not Impaired
Senior Lenders

Class 3		Allowed Claims not otherwise 	Not Impaired
classified

Class 4		Allowed Claims of the holders 	Impaired
of the Subordinated Debentures



Class 5		Holder of Preferred Stock		Impaired

Class 6		Holders of Common Stock		Impaired


G. Voting Deadline And Confirmation Of Plan



Only creditors and shareholders in impaired classes are entitled to vote on the Plan. If you hold a Claim or shareholder interest in more than one class, you are entitled to vote as a member of each class and you will receive a separate ballot for each class. Classes which are not impaired under the Plan are deemed to have accepted the Plan and are not entitled to vote on the Plan. Classes which neither retain nor receive any property under the Plan are deemed to have rejected the Plan and are not entitled to vote on the Plan. Creditors and shareholders must submit their ballots to the following address prior to the deadline set forth in the Court's order which accompanies this Statement. Ballots may be tendered by mail, hand delivery or facsimile.

Joel Laufer, Esq.
Rubner Padjen and Laufer LLC
Attorneys for Debtor
1600 Broadway
Suite 2600
Denver, Colorado  80202
Facsimile (303) 830-3135

Ballots must be received by Mr. Laufer before the deadline.
Improperly executed ballots and ballots which are not received by the deadline set by the Court will not be counted.

A Claim to which an objection has been filed is a Disputed
Claim. The holder of a Disputed Claim is not entitled to vote on the Plan until and unless the Court enters its order allowing the Disputed Claim in whole or in part. The Bankruptcy Code provides that the Court may temporarily allow a Disputed Claim for the limited purpose of voting on the Plan. Ballots tendered by the holders of Disputed Claims will not be counted unless the Court previously has entered its order temporarily allowing the Disputed Claim for the purpose of voting. If the Debtor files an objection to your Claim, you will receive a copy of such objection.

Each impaired class constitutes a separate class for voting and distribution under the Plan. The Plan can be confirmed by the Court and therefore become binding on all creditors and shareholders if the Plan is accepted by (a) at least two-thirds (2/3) in dollar amount and a majority in number of the Allowed Claims in each impaired creditor class who cast a vote to accept or reject the Plan, and (b) at least two-thirds of the shareholder interests in each impaired shareholder class who cast a vote to accept or reject the Plan.

In addition, the Plan only can be confirmed by the Court if the Court finds that the Plan meets the standards for Confirmation as set forth in Section 1129(a) of the Bankruptcy Code. One of these requirements provides that the Plan must be accepted by at least one impaired class of creditors without including the acceptance of the Plan by any insider as defined in the Code.

If a class of impaired creditors or shareholders rejects the Plan, the Court can nevertheless confirm the Plan by invoking the "cram down" provisions of Section 1129(b) of the Code with respect to such dissenting class(es). In this case, the Debtor will seek to obtain Confirmation of the Plan pursuant to Section 1129(b) notwithstanding the rejection of the Plan by an impaired shareholder class. The Debtor will not seek to obtain Confirmation of the Plan over a dissenting, impaired creditor class.



H. Bar Date For Filing Claims

Proof of Claim

The Court has set                            2002, as the Bar
Date for filing proofs of Claim with the Court. Notice of the Claims Bar Date was sent to creditors and interested parties. If you fail to timely file your Claim and your Claim has not been scheduled by the Debtor in its bankruptcy schedules or has been scheduled by the Debtor in its bankruptcy schedules as disputed, contested, contingent or unliquidated, your Claim will be forever barred and discharged and you will receive no distribution under the Plan. Notwithstanding the foregoing, a proof of Claim for damages arising from the rejection of an executory contract must be filed on or before the Confirmation Date.

Proof of Shareholder Interest

Holders of Common Stock need not file a proof of interest with the Court. All holders of Common Stock on the Effective Date automatically will be deemed to hold an allowed shareholder interest based upon the number of shares of Common Stock held on the Effective Date as evidenced by the records of the Transfer Agent. The holders of Common Stock on the Record Date shall be entitled to vote on the Plan.

I. Effect Of Confirmation And Discharge

    	If the Court orders Confirmation of the Plan, the Debtor will be discharged of its debts pursuant to Section 1141(d) of the Code except as otherwise provided for in the Plan. Confirmation of the Plan makes the Plan binding upon the Debtor, its creditors and shareholders. If the Court approves the Plan, the Plan will be binding upon you even if you did not vote on the Plan or you voted against the Plan.

THIS STATEMENT AND THE PLAN MAY NOT BE RELIED ON FOR ANY
PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN, AND
NOTHING CONTAINED IN THEM SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY.

NOTHING CONTAINED HEREIN SHALL BE ADMISSIBLE IN ANY
PROCEEDING, CASE OR CONTROVERSY INVOLVING THE DEBTOR OR ANY OTHER
PARTY.

THIS STATEMENT SHALL NOT BE DEEMED CONCLUSIVE ADVICE ON THE
TAX OR OTHER LEGAL EFFECTS OF THE PLAN, AND ALL CREDITORS, INTEREST HOLDERS AND OTHER PARTIES IN INTEREST SHOULD CONSULT WITH THEIR OWN TAX AND LEGAL ADVISORS TO DETERMINE THE EFFECT OF THE PLAN ON THEM.



CERTAIN OF THE FINANCIAL INFORMATION CONTAINED IN THIS
STATEMENT HAS NOT BEEN SUBJECT TO AN INDEPENDENT AUDIT, AND THE
DEBTOR IS UNABLE TO WARRANT THAT THE INFORMATION IS WITHOUT
INACCURACY.  HOWEVER, EVERY EFFORT HAS BEEN MADE TO PROVIDE
ACCURATE INFORMATION.

ANY REPRESENTATION OR INFORMATION NOT HEREIN CONTAINED, IF
MADE OR GIVEN, MUST NOT BE RELIED UPON WHEN VOTING ON THE PLAN.

COUNSEL FOR THE DEBTOR MAKES NO REPRESENTATIONS CONCERNING THE
ACCURACY OF THE INFORMATION CONTAINED IN THIS STATEMENT.

THE STATEMENT, BY ITS NATURE, IS FORWARD LOOKING AND CONTAINS
ESTIMATES AND ASSUMPTIONS WHICH MAY BE MATERIALLY DIFFERENT FROM
ACTUAL FUTURE RESULTS.

THE OFFER OF SECURITIES AS PROVIDED IN THE PLAN SHALL
CONSTITUTE A PUBLIC OFFERING AS PROVIDED IN SECTION 1145(C) OF THE CODE. A REGISTRATION STATEMENT RELATING TO THE SECURITIES TO BE ISSUED UNDER THE PLAN WILL NOT BE FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION. THE ISSUANCE OF SECURITIES UNDER THE PLAN IS EXEMPT FROM REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION AS PROVIDED IN SECTION1145(A) OF THE CODE. THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

UNTIL FORTY (40) DAYS AFTER THE DISTRIBUTION OF SECURITIES
UNDER THE PLAN, ALL DEALERS EFFECTING TRANSACTIONS IN THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN SHALL AT THE TIME OF OR PRIOR TO THE TRANSACTION DELIVER TO THE PURCHASER A COPY OF THIS DISCLOSURE STATEMENT. THE DELIVERY OF THE DISCLOSURE STATEMENT SHALL NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE DEBTOR SINCE THE DATE HEREOF.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO
GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS (PARTICULARLY AS TO THE FUTURE VALUE OF SECURITIES TO BE ISSUED UNDER THE PLAN) OTHER THAN THOSE CONTAINED IN THIS DISCLOSURE STATEMENT. ANY INFORMATION OR REPRESENTATION NOT HEREIN CONTAINED SHOULD NOT AND CANNOT BE RELIED UPON.



PURSUANT TO SECTION 1125(e) OF THE CODE, ANY PERSON, INCLUDING
THE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS AND ACCOUNTANTS OF THE DEBTOR WHO SOLICITS OR PARTICIPATES IN GOOD FAITH AND IN COMPLIANCE WITH THE APPLICABLE PROVISIONS OF THE CODE IN THE OFFER OF SECURITIES UNDER THE PLAN DESCRIBED IN THIS STATEMENT SHALL NOT BE LIABLE ON ACCOUNT OF SUCH SOLICITATION OR PARTICIPATION FOR VIOLATION OF ANY APPLICABLE LAW, RULE, OR REGULATION ENACTED BY THE UNITED STATES OR ONE OF ITS STATES GOVERNING THE OFFER, ISSUANCE, SALE, OR PURCHASE OF SECURITIES.

SEE THE SECTION OF THIS STATEMENT ENTITLED RISKS FOR A
DISCUSSION OF RISK FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH A DECISION BY THE HOLDERS OF AN IMPAIRED CLAIM OR IMPAIRED
EQUITY INTEREST TO ACCEPT THE PLAN.

THE INFORMATION CONTAINED IN THIS STATEMENT IS AS OF THE DATE
SET FORTH BELOW.

The date of this Statement is March 25, 2002.



II. DESCRIPTION OF THE DEBTOR AND ITS BUSINESS OPERATIONS

A. Nature And History Of The Debtor?s Business

1.	Formation Of Crown Resources Corporation

Crown Resources Corporation ("Crown" or the "Debtor") is a precious metals exploration company operating principally in the western United States. Crown was incorporated under the laws of the State of Washington in August 1988, formed as part of a merger of Crown Resource Corp. of Colorado and Gold Capital Corporation. The Principal offices of Crown are located at 4251 Kipling Street, Suite 390, Wheat Ridge, Colorado 80033.

Crown holds 100% ownership of five subsidiaries: (1) Crown Resources Corp. Of Colorado (CRCC), a Colorado corporation, (2) Gold Capital Corporation (GCC), a Washington corporation, (3) Gold Texas Resources U.S., Inc., a Texas corporation, (4) Crownex Resources (Canada) Ltd., a Canadian corporation, and (5) Group Crown Exploration, S.A. de C.V., a Mexican corporation. CRCC in turn owns 100% of Crown Minerals Corporation, a Colorado corporation; and GCC owns 100% of Gold Texas Resources Ltd., a Canadian corporation.

CRCC also owns 41.2% of Solitario Resources Corporation, a
Colorado corporation ("Solitario"). CRCC's investment in Solitario is accounted for under the equity method of accounting.
Solitario operates as a precious and base metals exploration company in Brazil, Bolivia and Peru.

Attached hereto as Exhibit 2 and incorporated herein by reference is a chart reflecting the Debtor?s ownership interest in its various subsidiaries.

Crown?s principal expertise is in identifying properties with promising mineral potential, acquiring these properties and exploring them to an advanced stage. Crown's goal is to advance its properties, either on its own or through joint ventures, to the feasibility study stage. Furthermore, Crown intends to pursue development of the properties, typically through a joint venture with a partner that has expertise in mining operations. Crown has in the past recognized, and expects in the future to recognize, revenues from the option and sale of property interests to joint venture partners and from the sale of its share of metals produced on its properties.

The Debtor?s principal assets are its ownership of the Crown
Jewel Property, owned jointly by Crown and CRCC, and its investment in Solitario. These assets are described in more detail below.



 	2. Crown Jewel Project

General

The Crown Jewel Project ("Crown Jewel Project" or the
?Project?) is located on an approximate 2,000 acre property 24 miles east of Oroville, Washington. Crown discovered the Crown
Jewel gold deposit in 1988, and has a carrying value of approximately $14.4 million in land, acquisition and exploration costs as of December 31, 2001.

The property is held by a combination of fee ownership, private mining leases with options to purchase, state mining leases, with the balance being unpatented mining claims. Royalties payable to third parties vary from 4%-5% net smelter return royalties ("NSR") on certain private parcels. However, the ore body as currently defined is only subject to sliding scale royalty of .5% to 4.0%, depending on the price of gold, payable to Newmont Mining Corporation. The property is held in part by Crown and part by CRCC.

Geology and Land

The Crown Jewel deposit occurs within a large skarn system formed at the southern contact of the Buckhorn Mountain Cretaceous-aged diorite-granodiorite pluton with Triassic-aged limestones and andesites. Both the skarn system and ore body are relatively tabular and flat-lying in geometry. The skarn system is compositionally zoned in relation to the intrusive pluton with gold mineralization both concordant and crosscutting to the various skarn assemblages.

Newmont Joint Venture

In March 1990, Crown entered into an agreement with Battle
Mountain Gold Corporation, which was acquired by Newmont Mining Corporation in January 2001 (both companies are hereafter collectively referred to as "Newmont"). The agreement was subsequently modified in May 1994. Under the agreement as modified, Newmont paid to Crown $18,500,000, and from March 14, 1990 to July 23, 2001, funded all exploration and permitting on the Crown Jewel Project. In order to acquire a 51% interest in the Project, and an additional 3% interest (to 54%) in the first 1,600,000 ounces of gold from the project, Newmont was required to construct a facility to treat a minimum of 3,000 tons of ore per day and to fully fund exploration and development costs through the commencement of commercial production to acquire its interest.



On July 23, 2001, Crown announced the completion of an agreement with Newmont to terminate its joint venture on the Crown Jewel Project. As part of the agreement, Crown and CRCC became the sole owners and managers of the Project and granted Newmont a sliding scale royalty on the first one million ounces of gold. The royalty varies with the price of gold and Crown/CRCC may purchase the royalty from Newmont for a payment of $2 million any time over the next five years. Crown also has announced it will be seeking regulatory approval and permits to operate a primarily underground mining operation at the Project, which Crown believes significantly reduces the environmental impacts compared to the open-pit mining plan proposed by Newmont. Newmont?s original plan proposed moving over 105 million tons of material, producing 8.5 million tons of ore over an eight-year period. Crown?s new underground proposal, still in the planning stages, would move less than 10% of the material of the Newmont plan and estimates the total ore produced at approximately 3.3 million tons.

Reserves

In February 2000, in light of the January 2000 PCHB ruling
(see "Permitting and Development," below), Newmont reclassified its interest in the Crown Jewel Project from proven and probable reserves to mineralized materials and wrote off its investment in the Crown Jewel Project as of December 31, 1999. Newmont based its decision on the uncertainty about the ability to obtain permits for the original Newmont mine plan, which contemplates an open-pit mine capable of supporting a 3,000 ton per day mining facility. In February 2000, Crown engaged Mine Reserves Associates ("MRA") to conduct an independent analysis of an alternative mine plan that reduces environmental impacts. Crown also engaged Gochnour and Associates ("Gochnour"), an independent mining environmental consultant, to evaluate the ability to obtain permits for the alternate mine plan. Based upon the reports of MRA and Gochnour, Crown has determined that the Crown Jewel Project contains sufficient reserves to recover Crown?s investment. At December 31, 2000, Crown revised the reserves based upon a gold price of $280 per ounce and an analysis by MRA, which increased the cut-off grade from 0.155 ounces per ton to 0.20 ounces per ton.
The gold price of MRA?s original analysis was at $325per ounce.

The following table summarizes the proven and probable reserves (100% basis) at the Crown Jewel Project as of December 31, 2000, as determined by MRA:





Grade

Contain
ed


Tons

(oz/ton
)

Ounces








Crown Jewel

2,139,0
00

0.392

839,000

Reserve Study

The MRA study indicates the Project could be mined in a combination of underground operations with a small open-cut, with ore processed on site in a mill processing 1,850 tons per day.



The reserve analysis was based on results from 765 drill holes totaling 307,038 feet. MRA's mine design utilizes a 0.20 ounces of gold per ton ("opt") cutoff grade with an 85% metallurgical recovery factor for gold. The assumed economic parameters applied to the design included mining costs of $26.20 per ton for underground and $25.74 per ton of ore, including stripping costs, for the open cut. The open cut is assumed to produce 308,000 tons of ore at an average grade of 0.289 opt with a strip ratio of 10.7:1. The MRA design utilizes the waste rock from the open cut for tailings dam construction and to backfill the underground mining areas to reduce subsidence and increase the recoverable underground ounces. The underground mine is assumed to produce 1,831,000 tons of ore at an average grade of 0.410 opt. The plan calls for a processing facility rated at 1,850 tons per day utilizing the parameters developed in a 1992 feasibility study commissioned by Newmont (see below under ?Feasibility Study?), updated for subsequent engineering studies, for a carbon in leach mill with an 85% recovery factor. The estimated milling costs are $13.60 per ton with project administration estimated at $2.00 per ton.

Based upon the same cut-off grade, MRA has estimated additional gold ore of 1,184,000 tons grading 0.403 opt for a total of 477,000 contained ounces within the currently designed underground workings at the Crown Jewel Project.

The cash operating costs to mine proven and probable reserves and deposits within the underground workings have been estimated by MRA to be approximately $124 per ounce, with capital costs of approximately $91 million (including $21 million of contingency) to bring the project into production.

MRA also completed an alternative study which contemplated a toll-milling arrangement whereby the ore would be hauled to a nearby mill for processing. The toll-milling option estimates additional operating costs for ore hauling of $8.00 per ton of ore and a $4.00 per ton of ore toll milling fee. Capital costs would be approximately $40 million less than the on-site mill plan. Under this alternative, the cash operating costs have been estimated at $160 per ounce and estimated capital costs are approximately $51
million.   MRA did not compute, nor has Crown estimated what the
cut-off grade or reserves would be under the toll-milling alternative at a gold price of $280 per ounce.

Copies of the MRA reserve studies are available at the offices of the Debtor upon request.

Exploration

Crown began an exploration program at the Project in mid-1988 and by the end of 1989 had drilled approximately 200 holes on the property. Between March 1990 and December 1992, Newmont drilled over 550 holes designed to both confirm and expand the known reserve. To date, only 500 acres of the approximate 2,000 acres of prospective skarn geology have been drill-tested.

Feasibility Study

Prior to the MRA study and Newmont's decision to write off its investment in the Crown Jewel Project, Crown relied upon the results of an independent feasibility study commissioned by Newmont in March of 1992. Based on this study, Newmont began development of the Project based on a mine design utilizing an open pit and a 3,000 ton per day mining facility. Further engineering and reserve studies by Newmont estimated direct cash production costs at approximately $165 per ounce of gold produced. Newmont's mine design estimated capital costs at approximately $80 million to achieve commercial production. The studies indicated an approximate eight-year mine life with production averaging 175,000 ounces (100% basis) of gold per year.



Permitting and Development

Newmont submitted its original plan of operations to the Washington Department of Ecology ("WDOE") and the United Stated Forest Service ("USFS") in January 1992. In February 1997, the Final Environmental Impact Statement ("FEIS") was filed by the USFS and the WDOE. The FEIS describes the environmental effects of the plan of operations to construct and operate the Crown Jewel Project, and alternatives to that plan of operations. Also, in February 1997, the USFS and the Bureau of Land Management issued a favorable Record of Decision ("ROD") selecting Newmont's open pit mining alternative.

Several appeals by certain persons and special interest groups contesting the FEIS were filed with the USFS in 1997. In May of 1997, the USFS Deputy Regional Forester upheld the ROD to approve the Crown Jewel mine project, denying four appeals, which had been filed in March 1997. In May 1997, an action was filed in U.S. District Court against the USFS appealing certain issues. In January 1999, the Court ruled in favor of the USFS and denied all claims of the plaintiffs.

In September 1997, an action was filed before the State of Washington Pollution Control Hearings Board ("PCHB") challenging the FEIS and certain permit decisions. In January 2000, PCHB issued a ruling vacating the previously granted 401 Water Quality Permit for the Crown Jewel Project issued by the WDOE. The ruling also reversed certain water rights issued by the WDOE for the Crown Jewel Project. In March 2000, Newmont filed an appeal in Superior Court for the State of Washington for Okanogan County, challenging the PCHB ruling. At that time, the PCHB ruling created further delay and uncertainty regarding a timetable for the construction of the project. In light of the termination of the joint venture between Crown and Newmont and Crown?s announced intention to permit a primarily underground plan, Crown will not pursue this action and
 Newmont has dropped this appeal.

Only one major permit necessary to begin construction remained outstanding prior to the negative PCHB ruling. It is not known if other permits previously granted to the project may be subject to review as a result of the PCHB ruling.

As part of the analysis of the Project reserves subsequent to the January 2000 PCHB ruling, Crown retained Gochnour to review the required permits for the mine design as proposed in the MRA report.
 Gochnour indicated the MRA design would require conducting additional baseline studies and collecting data for modeling to amend previously approved permits as well as to obtain permits for activities that were not previously contemplated, for example the underground mining effects on ground water. Gochnour indicated the underground alternative will also require mitigation of environmental impacts. The Gochnour report concluded the MRA mine design is legally permittable. Although Crown and Gochnour are not aware of any laws or regulations which would be violated by the mine design proposed by MRA, there will continue to be uncertainty regarding the ability of Crown obtaining the necessary permits from the regulatory authorities in a timely manner, if ever.



Construction of the Crown Jewel Project only will begin after the successful completion of the remaining permit applications and resolution of the legal and administrative challenges. Potential delays due to the appeals process, permitting process or litigation are difficult to quantify. See the Section entitled ?Litigation?.

3. Solitario Resources Corporation

Solitario engages principally in the acquisition, exploration, and development of mineral properties. Solitario's mineral properties are located in Brazil and Peru. Solitario was incorporated in the state of Colorado on November 15, 1984 as a wholly owned subsidiary of CRCC. In December 1993, Solitario completed a private placement of its common shares, leaving CRCC with an 85.7% interest in Solitario. In July 1994, Solitario completed an initial public offering of its common shares. Upon completion of the offering, CRCC?s interest was reduced to 66.8%. An additional stock sale by CRCC of Solitario shares in January 1996 and a purchase of shares by CRCC directly from Solitario in February 1997 left CRCC with a 59.0% ownership share. On October 18, 2000 Solitario completed a Plan of Arrangement ("the Arrangement") whereby Solitario issued 6,228,894 shares of its stock to the shareholders of Altoro Gold Corp. ("Altoro") in exchange for 100% of the outstanding shares of Altoro. After the issuance of shares in connection with the Arrangement, CRCC owns 9,633,585 shares of Solitario common stock representing 41.2% of Solitario. Copies of Solitario?s December 31, 2000 Annual Report and Quarterly Reports for the year 2001 are available for inspection at the offices of the Debtor which contains an in depth discussion of the company, its exploration properties in South America and its financial position.

4. Financing

On August 27, 1991 Crown completed a European offering for $15 million of Subordinated Debentures. The Subordinated Debentures are convertible into approximately 1,523,000 shares of Crown Common Stock at $9.85 per share, and are redeemable at the option of Crown on certain terms and conditions. Interest on the Subordinated Debentures is payable semiannually in arrears, each February and August. Crown made all interest payments on the Subordinated Debentures through March 2001. On August 27, 2001, Crown defaulted on the final interest and principal payment due on the Subordinated Debentures.



In October 2001, Crown received and accepted subscription agreements from the class 2 Senior Lenders for the purchase of $3,600,000 of 10% Convertible Secured Promissory Notes ("Senior Notes") and warrants. The Proceeds from this borrowing are defined by the Plan as the "Proceeds". At the time of the execution of the Senior Notes, the Debtor received $350,000 from the Proceeds of the Senior Notes with the balance of $3,250,000 placed in escrow pending Court approval of the Plan. On March 5, 2002, the Senior Lenders released to the Debtor from the escrowed Proceeds an additional $200,000 for working capital pursuant to an Interim Payment Notice ("Interim Payment") The remaining
$3,050,000 of the Proceeds plus interest will be released to the Debtor on the Effective Date. Pursuant to the terms of the Convertible Note Purchase Agreement, the release of the balance of the Proceeds is conditioned upon the approval of the Plan by the Senior Lenders. The terms of the Senior Notes are set forth in the Convertible Note Purchase Agreement, as amended, attached to the Plan as Exhibit A.

The Senior Notes are secured by all the assets of Crown, consisting primarily of its interest in the Crown Jewel Project and CRCC, whose primary asset is a 41.2% equity interest in Solitario.
 Solitario is one of the Senior Lenders, having committed $1,000,000. Of the $1,000,000 advanced by Solitario, $350,000 was made immediately available to Crown (hereafter the ?Solitario Initial Advance?) with the balance held in escrow. With the exception of the Solitario Initial Advance and the Interim Payment, the Proceeds of the Senior Notes will only be available to the Debtor if the Court approves the Plan on or before June 30, 2002, or such later date as may be agreed to by the Senior Lenders.
Crown expects to use the Proceeds from the Senior Notes to restructure the Subordinated Debentures and initiate permitting on the Crown Jewel Project. The Proceeds from the Solitario Initial Advance and the Interim Payment have been and will be used by Crown to fund business operations through Confirmation of the Plan and the costs and fees associated with the Chapter 11 case.

Except as described below, the Senior Notes have a five-year term and carry a 10% interest rate payable quarterly in cash or Crown Common Stock, at the election of Crown. The Senior Notes are convertible into Crown Common Stock at a conversion price of $0.35 per share, subject to adjustment. In addition, the Senior Note holders have been issued a five-year warrant for every share into which the Senior Notes are convertible, which warrant will be exercisable into a Crown Common Stock at $0.75 per share, subject to adjustment.

The Senior Note held by Solitario representing the Solitario Initial Advance ("Solitario Note") is convertible into Crown
Common Stock at a conversion price of $0.2916 per share, subject to adjustment. In addition, Solitario has been issued a five-year warrant to acquire 1,200,000 shares of Crown Common Stock at $0.60 per share, subject to adjustment. The terms of the Solitario Note and the related warrants are otherwise identical to the terms of the Senior Notes and warrants described above.

The conversion prices set forth in the promissory notes and warrants issued pursuant to the Convertible Note Purchase Agreement will not be modified or adjusted by reason of the 1 for 5 reverse
Common Stock split provided for in the Plan.

B. Ownership And Management

            1. Shareholders

Crown is a publicly held company whose Common Stock is registered with the Securities and Exchange Commission. Crown?s
Common Stock is traded on the OTC Bulletin Board under the symbol
CRRS.



The following table sets forth the high and low sales prices on the OTCBB and Nasdaq National Market for Crown's Common Stock for the quarterly periods from January 1, 1999 to December 31, 2001.



Prices (US$)

1999

High

Low





First Quarter

3.00

1.50
Second Quarter

2.25

0.81
Third Quarter

3.06

1.25
Fourth Quarter

4.75

1.66





2000









First Quarter

2.00

0.94
Second Quarter

1.19

0.63
Third Quarter

0.96

0.38
Fourth Quarter

0.56

0.23





2001









First Quarter

0.45

0.24
Second Quarter

0.30

0.13
Third Quarter

0.27

0.12
Fourth Quarter

0.19

0.07

Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors. Crown has not paid any dividends on its Common Stock and does not anticipate paying any dividends in the foreseeable future. At February 25, 2002, there were 2,348 record holders of Crown's Common Stock.

Crown is authorized to issue 20,000,000 shares of $0.01 par value Preferred Stock and has issued 1,000,000 shares of nonconvertible Preferred Stock to a subsidiary. The Plan provides that all shares of Preferred Stock will be cancelled on the Effective Date, and the holder thereof will receive nothing under the Plan on account of the Preferred Stock.



On July 25, 1995, Crown adopted a shareholder rights plan pursuant to which rights ("Rights") to acquire shares of Series B Preferred Stock were distributed to shareholders of Crown, with the right to buy 1/100 share of Series B Preferred Stock for each share of Common Stock held, at an initial exercise price of $25.00.
Crown also designated 500,000 shares of Preferred Stock as Series B Preferred Stock with each 1/100 share having economic terms substantially equivalent to one share of Common Stock. Generally, the Rights will become exercisable if a shareholder or group of shareholders becomes the beneficial owner of or announces the intention to acquire shares of Common Stock of 15 percent or more of the outstanding shares of Common Stock. If the Rights become exercisable, each Right (other than Rights held by the acquiring person or group) will entitle the holder to purchase, at the exercise price, Common Stock having a market value equal to twice the exercise price. This shareholder rights plan will be rejected and terminated in accordance with the Plan.

            2. Directors

Mark E. Jones, III. Mr. Jones, age 62, has been a Director and the Chairman of the Board of Crown since it commenced operations in February 1989. He was Chief Executive Officer of Crown from February 1989 until July 1993. He was President of Crown from September 1989 to November 1990. Mr. Jones is also Chairman of Solitario Resources Corporation ("Solitario"). Mr. Jones also serves as Chairman of Star Resources Corporation, a diamond exploration company.

Christopher E. Herald.  Mr. Herald, age 48, has been a
Director of Crown since April 1989.  He has served as Chief
Executive Officer of Crown since June of 1999 and President of
Crown since November 1990 and was Executive Vice President of Crown from January 1990 to November 1990. Mr. Herald also serves as
Chief Executive Officer and a director of Solitario.

Linder G. Mundy.  Mr. Mundy, age 73, has been a Director of
Crown since its inception. Since 1985, Mr. Mundy has been a private business consultant.

David R. Williamson.  Mr. Williamson, age 59, has been a
Director of Crown since September 1989. In 1989 he founded David Williamson Associates Ltd., which undertakes research and consulting for the mining industry. He also serves as a director of Crew Development Corporation, Cornucopia Resources Ltd., and Asia Pacific Resources, all mining and exploration companies.

3. Directors? Compensation

Directors who are not employees of Crown are reimbursed for their expenses incurred in attending Board of Directors meetings. Historically, members of the Board of Directors have received options to purchase Common Stock granted under Crown?s 1988 Stock Benefit Plan (the "1988 Stock Plan"), however the ten-year life of the 1988 Stock Plan has expired and no new options may be granted from the 1988 Stock Plan. In addition, Directors are eligible to receive non-qualified stock options under the 1991 Stock Incentive Plan (the "1991 Stock Plan"). All options, under both plans, terminate after five years from date of grant if not earlier exercised.



Under the 1991 Stock Plan, the Board of Directors may (a) grant incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended, to any non-director employee of Crown or to any non-director employee of any parent or subsidiary of Crown; (b) grant options other than incentive stock options (i.e. non-qualified stock options) except that members of the Board of Directors are eligible only to receive formula grants of non-qualified stock options. Each Director who is not an employee automatically receives an award of a non-qualified stock options covering 10,000 shares of Crown Common Stock on February 28 each year; (c) grant stock appreciation rights or cash bonus rights; (d) award stock bonuses; and (e) grant stock purchase rights and sell stock subject to restrictions. All options granted to Directors under the 1991 Stock Plan have an exercise price equal to the fair market value of Crown's Common Stock on the date of grant and they are exercisable from and after the date of grant. The Board of Directors reserved 1,500,000 shares of Common Stock for grants under the 1991 Stock Plan. Currently, 1,109,150 shares remain available for issue under the 1991 Stock Plan pursuant to options previously granted under the 1991 Stock Plan.

Generally, the terms and conditions of the 1988 Stock Plan are similar to those of the 1991 Stock Plan described above, except that members of the Board of Directors were not restricted to receive formula grants of non-qualified stock options. The Board of Directors reserved 1,500,000 shares of Common Stock for grants under the 1988 Stock Plan. The 1988 Stock Plan had a ten-year term and no additional grants of options may be made under the 1988 Stock Plan. Currently, 497,000 shares remain available for issue pursuant to options previously granted under the 1988 Stock Plan.

The Plan provides that the 1988 Stock Plan and the 1991 Stock
Plan will be terminated on the Effective Date and a new stock option plan will be implemented immediately thereafter. It is anticipated that the Board of Directors will continue to be compensated through the grant of options to purchase Common Stock pursuant to the new stock option plan. The new stock option plan is attached to the Plan as Exhibit G and will become effective on the Effective Date of the Plan.

4. Management

Officers of Crown are appointed by the Board of Directors.
The executive officers of Crown are as follows:

Mark E. Jones, III, age 62, has served as Chairman of
Crown since 1987, Chief Executive Officer from 1987 to 1993 and
President from September 1989 to November 1990. Mr. Jones has also been Chairman of Solitario since August 1993.

Christopher E. Herald, age 48, Chief Executive Officer of Crown since June of 1999 and President of Crown since November
1990. Chief Executive Officer of Solitario since June of 1999 and
President of Solitario since August 1993.

      	James R. Maronick, age 46, Chief Financial Officer of Crown since June 1999, Vice President - Finance and Secretary/Treasurer of Crown and Solitario since September 1997. Prior to that, Mr. Maronick served as Vice President - Finance and Secretary/Treasurer of Consolidated Nevada Goldfields Corporation from November 1994 to September 1997.

        	Debbie W. Mino, age 48, Vice President - Investor
Relations of Crown since 1989.



         	Walter H. Hunt, age 50, Vice President - South American Operations of Crown since July 1994; President - South American
Operations, Solitario since June 1999; Vice President - Peru
Operations of Solitario since July 1994.

            5. Executive Officer Compensation

The major elements of the executive compensation program consist principally of base salary, bonuses, and Crown's stock option plans, which reward executives for delivering value to Crown shareholders as measured by increases in the Common Stock price and performance of Crown?s share price relative to its industry peer group. Unless otherwise noted herein, management of the Debtor anticipates that the elements of the executive compensation program, outlined below, will remain largely intact subsequent to approval of the Plan.

6. Base Salary

Base salaries of executive officers are established annually, at the beginning of each year. The Compensation Committee reviews the responsibilities, experience, and performance of the executive officers, basing its approval of base salary levels and changes thereupon on these and other factors, including the competitive marketplace and Crown's budget considerations.

7. Bonuses

Bonuses are granted to executive officers at the discretion of the Board. During 2001, bonuses were paid to certain salaried employees in amounts equal to five percent of annual base pay. A portion of some of the bonuses were paid in the form of shares of Crown?s common stock.

8. Change In Control Agreements



In June of 1999 and 2000, Crown executed Change in Control Agreements ("the Agreements") with Mr. Herald, Mr. Jones, Mr. Maronick, Ms. Mino and Mr Hunt (the "Named Executives"), which were amended in February of 2002. The Board recognized the benefit to Crown to foster continued employment of key management personnel. In this connection, the Board recognized that, as is the case with many publicly held corporations and their subsidiaries, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of Crown and its stockholders. Under the Agreements, as amended, a Change in Control" is deemed to have occurred if: (a) any person is or becomes the beneficial owner of securities representing 20% of the voting power of Crown; or (b) the shareholders of Crown approve a merger other than a merger where at least 80% of the combined voting power of Crown securities in the surviving entity were represented by the combined voting power before the merger; or (c) the shareholders of Crown approve the sale of all or substantially all of the assets of Crown; or (d) the approval by the shareholders of Crown of any plan of liquidation or dissolution of Crown. Notwithstanding (a) - (d) above, the Confirmation of the Plan will not cause a Change in Control. The Agreements will remain in effect during the employment of the Named Executives, however, if a Change in Control shall have occurred during the term of the Agreements, the Agreements shall remain in effect for a period of three years beyond the month in which the Change in Control occurred. The Agreements provide no benefits unless there shall have been a Change in Control. In the event that following a Change in Control, Crown terminates the employment of the Named Executive, other than for cause, or, the Named Executive resigns from his employment for good reason, the Agreements provide for the payment of two and one-half times the annual salary of Mr. Jones and Mr. Herald and for the payment of one and one-half times the annual salaries of Mr. Maronick, Ms. Mino and Mr. Hunt. Cause is defined as: (a) conviction of a felony; or (b) gross and willful failure of the Named Executive to perform his duties; or (c) dishonest conduct, which is intentional and materially injurious to Crown. Good reason is defined as: (a) a reduction in the level of responsibility; or (b) a reduction in compensation; or (c) forced relocation to another geographic location; or (d) failure to maintain substantially similar employment terms.

9.  401(k) Plan

In 1990, Crown adopted the Crown Resources Corporation 401(k)
Plan ("401(k) Plan"), a defined-contribution plan covering all full-time employees. The 401(k) Plan provides for matching by Crown, at the rate of 75 percent, of employee savings contributions up to nine percent of annual compensation, subject to ERISA limitations. Matching contributions are subject to vesting percentages of 25 percent after one year of vesting service, increasing annually by 25 percent, such that all amounts are fully vested after four years of vesting service. Plan participants may direct the investment of contributions in any of several different funds, including a government securities fund and various debt and equity funds. It is intended that this Plan will continue without modification after the Effective Date.

10. Summary Compensation Table

The table attached hereto as Exhibit 3 sets forth the compensation and other payments paid to all executive officers and directors from January 1, 2000 through December 31, 2001. All payments were made by CRCC on behalf of the consolidated group.

III.   LITIGATION

As of the date of this Statement, and except as described below, the Debtor was not a party to any suit or administrative hearing; and was not a party to any suit or administrative hearing settled in the one year prior to the filing of the Chapter 11 case.

A. Administrative Appeals



In March 1997, administrative appeals of the ROD for the Final Environmental Impact Statement ("FEIS") for the Crown Jewel Project were filed against the United States Forest Service, ("USFS") by members of the following parties: (i) a joint appeal by the Okanogan Highlands Alliance, Washington Environmental Council, Colville Indian Environmental Protection Alliance, Washington Wilderness Coalition, Rivers Council of Washington, and Sierra Club, Cascade Chapter; (ii) Confederated Tribes of the Colville Reservation; (iii) Columbia River Bioregional Education Project; and (iv) Kettle Range Conservation Group; (all groups collectively the "Plaintiffs"). The appeals were denied in May 1997.

B. Pollution Control Hearings Board

Since the fourth quarter of 1997, members of the Plaintiffs, and others filed a total of seven actions (PCHB Nos. 97-146, 97-182, 97-183, 97-185, 97-186, 98-019 and 99-019) against the
Washington Department of Ecology (WDOE) before the Pollution Control Hearings Board (PCHB), a state administrative tribunal,
challenging the FEIS and certain permit decisions.   Although the
PCHB dismissed or ruled in favor of the WDOE on three of the actions (PCHB 97-146, 97-185 and 98-019), after a consolidated hearing on the remaining actions, in January of 2000, the PCHB issued a ruling vacating the previously granted 401 Water Quality Permit for the Crown Jewel Project issued by WDOE. The ruling also reversed certain water rights issued by the WDOE for the Crown Jewel Project. On March 14, 2000, Newmont filed an appeal in Superior Court of the State of Washington for Okanogan County challenging the PCHB ruling. In light of the termination of the joint venture between Crown and Newmont; and Crown's announced intention to permit a primarily underground mining plan, Crown will not pursue this action and Newmont has dropped this appeal.

C. United States District Court

In late May 1997, members of the Plaintiffs filed an action in United States District Court for the District of Oregon against the USFS appealing the Forest Service's issuance of the FEIS, its decision to uphold the ROD and the denial of administrative appeals. On December 31, 1998 the Court affirmed the decisions of the USFS on the adequacy of the FEIS by granting all motions for summary judgement on behalf of the USFS and Newmont, while denying all motions of the Plaintiffs. Members of the Plaintiffs appealed the decision to the Ninth Circuit Court of Appeals in April of 1999. The appeal was denied in December of 2000.

D. Thurston County Superior Court

In December of 1997, the members of the Plaintiffs filed three separate actions against the WDOE in Superior Court of the State of Washington for Thurston County. The actions challenge the WDOE's approval of permits issued to Newmont for water resource mitigation and solid waste permit rulings. In April 1998, members of the Plaintiffs dismissed one of the three actions related to the tailings and solid waste permits without prejudice. In November 1998, the remaining two actions were consolidated. The case is currently pending and no trial date has been set. In light of the termination of the joint venture between Crown and Newmont and Crown's announced intention to permit a primarily underground plan, Crown will not pursue this action and expects the permits to be overturned in this action.



E. United States District Court For The District Of Oregon

This action, commenced in November of 1999 by members of the Plaintiffs against the Department of the Interior, et al., challenges the reinstatement of the ROD and the grant of the plan of operations for the project. In July 2000, Newmont filed non-merits dispositive motions. Responses and reply briefs on the motions were received and oral arguments on the dispositive motions were held November 6, 2000. In April of 2001, the Court denied the appeal.

F. Department Of The Interior

In May 2000, members of the Plaintiffs filed a protest of the patent application for the grand-fathered Crown Jewel lode claims.
 The protest was filed in the Washington/Oregon State Bureau of Land Management office. The Department of the Interior has invited Newmont and/or Crown to submit a response to the protest, but has not set a date for such response or a time frame for the resolution of the protest. Crown is considering filing a response to the protest.

IV. EVENTS LEADING UP TO THE BANKRUPTCY FILING

In January of 2000, the Washington State Pollution Control
Hearings Board vacated certain previously granted water rights for the Crown Jewel Project (?Project?) and denied certain necessary permits to develop the Project. As a direct result of the ruling, the Debtor recognized there would be additional delay in the development of the Project, which is the Debtor?s only known source of future revenues. Also as a result of the ruling, Newmont, the Debtor?s joint venture partner on the Project, eventually dropped out of the Project. Accordingly, the Debtor began to investigate alternative sources of funds and the potential to renegotiate the terms of its Subordinated Debentures.

A. Pre-Chapter 11 Negotiations

Beginning in 2000, and continuing through the early summer of 2001, the Debtor held discussions with the Senior Lenders discussed earlier in this Statement and certain of the holders of the Subordinated Debentures. Negotiations with the Senior Lenders sought funding for business operations and the Plan. Negotiations with the holders of the Subordinated Debentures sought to restructure the indebtedness represented by the Subordinated Debentures.

B. Senior Lenders

Discussions with the Senior Lenders commenced in April, 2001 and culminated in October of 2001. At that time, the Debtor obtained funding for operations and the Plan from the Senior Lenders in the form of a $3.6 million loan provided for in the Convertible Note Purchase Agreement described earlier in this Statement.



C. Subordinated Debenture Holders

As it became clear the Debtor did not have sufficient resources to pay the Subordinated Debentures upon maturity in August of 2001, discussions with the certain holders of the Subordinated Debentures included: selling some of the assets of the Debtor, restructuring of the Subordinated Debentures (including extending the term of the Subordinated Debentures, repurchase of the Subordinated Debentures at a discount, exchange of the Subordinated Debentures for new promissory notes, or a combination of these alternatives) and a liquidation of the Debtor. The discussions culminated in a meeting held in New York in June of 2001 with a group of Subordinated Debenture holders representing approximately $7.5 million of the $15.0 million outstanding Subordinated Debentures. The holders of the Subordinated Debentures who met with the Debtor agreed to act as an ad hoc committee of the Subordinated Debenture holders (the ?Committee?).
 The Committee would act as a single group in dealing with the Debtor on issues between these Subordinated Debenture holders and the Debtor. In addition, the Debtor had spoken with additional holders of approximately $2.5 million of Subordinated Debentures who agreed in principal to go along with any restructuring reached with the Committee. All members of the Committee agreed to be bound by a confidentiality agreement and, although at no time were formal offers for redemption or restructure of the Subordinated Debentures made or accepted, a framework for the reorganization of the Debtor was informally drafted between the Committee and the Debtor. This framework has been incorporated into the Plan.

D. Chapter 11 Filing

After the negotiations were completed with the Senior Lenders and the Committee, the Debtor commenced preparation of the Plan and Statement. Upon completion of the Plan and Statement, the Debtor
filed its voluntary Chapter 11 petition on March 8, 2002.   The
Plan and Statement were filed with the Court shortly thereafter.

V. DESCRIPTION OF THE PLAN

A. The Plan

The Plan is being proposed by the Debtor. Upon Confirmation, the Plan becomes legally binding on the Debtor, its creditors and shareholders. The Plan places creditors and shareholders in separate classes. Creditors and shareholders who are placed in impaired classes will have their legal rights altered pursuant to the terms of the Plan. Creditors who are placed in unimpaired classes will not be affected by the Plan and will retain all of their legal, equitable and contractual rights which existed at the Filing Date. The various Plan classes are set forth in the Plan and in the Introduction to this Statement.



B. Definitions

Article I of the Plan contains certain defined terms. These defined terms are capitalized in the Plan and this Statement. It is essential to an understanding of the Plan and this Statement that all interested parties familiarize themselves with the defined terms.

C. Classification And Allowance Of Claims And Interests

1.  Claims

A Claim is generally defined by the Plan to be a right to payment from the Debtor. An Allowed Secured Claim is defined as an Allowed Claim which is secured by property of the Debtor. An Allowed Priority Claim is defined as an Allowed Claim which is entitled to priority in payment under Section 507(a)(2) et. seq. of the Bankruptcy Code. The Plan defines an Allowed Claim to mean:
(a) an unsecured Claim against the Debtor which is set forth in the Debtor's bankruptcy schedules other than an unsecured Claim scheduled by the Debtor as disputed, contested, contingent or unliquidated, or (b) an unsecured Claim against the Debtor which has been timely filed with the Court prior to the Bar Date, and with respect to which no objection to the allowance thereof is timely filed by the Debtor, or as to which any such objection has been determined by Final Order. A holder of a Claim will receive distributions under the Plan only if the Claim is an Allowed Claim.

2.  Interests

An interest means a shareholder?s interest in the Debtor and includes the shareholder?s interest represented by Common Stock and Preferred Stock.

D. Claims Bar Date

1.	Creditor Claims

The Court has entered its order fixing                  , 2002
as the last date for creditors to file a proof of Claim with the Court. Notwithstanding the foregoing, Claims arising on account of the rejection of executory contracts and unexpired leases must be filed not later than the Confirmation Date. If you fail to timely file your Claim and your Claim has not been scheduled by the Debtor in its bankruptcy schedules or has been scheduled by the Debtor in its bankruptcy schedules as disputed, contested, contingent or unliquidated, your Claim will be forever barred and discharged and you will receive no distribution under the Plan.

2.	Claims For Shareholder Interests



The holders of Common Stock need not file a proof of interest with the Court to prove up their shareholder interests. The Plan provides that persons and entities holding Common Stock on the Effective Date according to the records of the Transfer Agent automatically shall hold an allowed shareholder interest based upon the number of shares of Common Stock indicated in the records of the Transfer Agent. Those persons and entities holding Common Stock on the Record Date shall be entitled to vote on the Plan.

E. Plan Treatment Of Allowed Claims

1. Unclassified Allowed Administrative Expenses

Allowed Administrative Expenses consist of debts incurred by the Debtor after the Filing Date, including but not limited to attorneys fees and post-Filing Date vendor debt. The Plan provides that the holders of Allowed Administrative Expenses shall be paid in cash in full on the Effective Date, or upon such other terms as may be agreed upon by the Debtor and the respective holder of the Allowed Administrative Expense. The holders of Allowed Administrative Expenses are not impaired under the Plan and are not entitled to vote on the Plan. The Debtor's only known Allowed Administrative Expenses are discussed below.

Debtor's Bankruptcy Counsel

            The law firm of Rubner Padjen and Laufer LLC ("Firm"), 1600 Broadway, Suite 2600, Denver, Colorado 80202 has been retained as bankruptcy counsel for the Debtor. The Debtor has filed an application with the Court seeking authorization to retain the Firm as general bankruptcy counsel and approval of a pre-Filing Date retainer paid by the Debtor to the Firm in the amount of $40,000. The retainer is being held in the Firm's trust account. The Firm has been paid in full for all pre-Filing Date services provided to the Debtor.

To date, the Firm has not filed a fee application with the Court and has not been paid for services rendered after the Filing Date. The Debtor estimates that after the Filing Date and through the Confirmation Date, the Firm will incur fees and expenses totaling approximately $30,000. The foregoing is only an estimate and the fees and expenses may be less than or in excess of those estimated by the Debtor.

The Firm shall file a final fee application seeking Court approval of all fees and expenses to be paid to the Firm from the Filing Date through the Confirmation Date. The Debtor shall pay fees and expenses incurred by the Firm after the Confirmation Date in the ordinary course of business without Court approval.

            Unless otherwise agreed, attorney fees and expenses owing to the Firm after the Filing Date and through the Confirmation Date shall be paid in cash in full on the Effective Date, unless the Court has not entered its order approving payment of such fees and expenses prior to the Effective Date in which event payment shall be made upon entry of an order approving such fees. The Firm will execute and file with the Court a waiver of the Firm?s right to have such fees and expenses paid on the Effective Date.




Trustee Fees

All unpaid fees owing to the Office of the United States
Trustee pursuant to 28 U.S.C. Section 1930 shall be paid in full on the later of the Effective Date or when due. The Debtor shall continue to pay such fees until the Court enters its Final Decree closing the Chapter 11 case, or enters an order dismissing the Chapter 11 case or converting the Chapter 11 case to Chapter 7.

	Post-Filing Date Vendor Debt

Vendor debt incurred after the Filing Date shall be paid in full in the ordinary course of business, or pursuant to any agreement with the respective vendor.

2. Class 1 Allowed Priority Claims

Class 1 Allowed Priority Claims are entitled to priority in payment under the Bankruptcy Code meaning that they are entitled to payment in full before general, unsecured, pre-petition creditors.
 See Section 507(a)(2) et. seq. of the Bankruptcy Code. Allowed Priority Claims include, but are not limited to: (a) wages, salaries or commissions, including vacation pay, earned within ninety (90) days prior to the filing date of the Chapter 11 case not to exceed $4,650 per employee; (b) Claims for contributions to employee benefits plans; (c) consumer deposits for goods or services; and (d) certain unsecured tax Claims held by government units.

The Plan provides that all class 1 Allowed Priority Claims shall be paid in cash in full on the Effective Date or upon such other terms as may be agreed upon by the Debtor and the respective holder of the Allowed Priority Claim. To the best of the Debtor?s knowledge, it does not have any class 1 Allowed Priority Claims.

3. Class 2 Senior Lenders

Class 2 consists of the Allowed Secured Claim of the Senior
Lenders represented by a $3,600,000 loan to the Debtor (the proceeds of this loan are defined in the Plan as the ?Proceeds?) evidenced by the Convertible Note Purchase Agreement executed on October 18, 2001 by the Debtor, as borrower, and the Senior Lenders. A copy of the Convertible Note Purchase Agreement is attached to the Plan as Exhibit A. To the extent there is an inconsistency between the Statement and the Convertible Note Purchase Agreement, the Convertible Note Purchase Agreement shall control. The following is a general description of the Convertible Note Purchase Agreement and the convertible secured promissory notes issued by the Debtor to the Senior Lenders thereunder.

The following chart identifies the Senior Lenders, the amount of their participation, and their relationship, if any, to the Debtor.



Senior Lenders		Amount	  	Relationship to Debtor

Zoloto Investors, LP		$2,000,000		Mr. Steve
Webster is the general								partner
of Zoloto Investors, LP								Mr.
Webster served on the Board								of
the Debtor until June of 2001,
	at which time he did not stand for
			re-election to the Board.  Except
				as described above, there is no
					other relationship between Zoloto
						Investors, LP and the Debtor and
							its officers and directors.

Solitario          	           $1,000,000 (1)
The Debtor owns 41.2% of Solitario.
		Messrs. Mark Jones and Chris
		Herald serve on the Board of the
			Debtor and also  serve on the Board
					of Solitario. Employees of the Debtor
							also provide management services
to
Solitario pursuant to a
written 								management services
agreement. 								Solitario is
charged by the Debtor for 								a
portion of the rent, salaries and other
			shared expenses.  The Debtor bills
					Solitario for these services, which
							Solitario generally reimburses
the 								Debtor within 30 days.
Except as 								described above,
there is no other 								relationship
between Solitario and the
	Debtor and its officers and directors.

Mr. Gary Blum		$ 200,000		No relationship to the
Debtor or its
officers and directors.

James Capel 			$ 250,000		No relationship to the
Debtor or its
(nominees) Ltd.					officers and
directors.

Gascoigne Trust	            $ 150,000		No
relationship to the Debtor or its
officers and directors.

                   Total:	         $ 3,600,000



 Note  (1) 	This obligation is represented by two
promissory notes, one in the 			     	amount of
$350,000 (the Solitario Note) and one in the amount of
	        	$650,000.  As described below, the Debtor has
received the Proceeds 			      	represented by the
Solitario Note.

The Debtor has executed Senior Notes in favor of each of the Senior Lenders described above in the amount described above. Pursuant to the terms of the Convertible Note Purchase Agreement, and except as described below, the Proceeds were deposited into an escrow account and will become available to the Debtor on the Effective Date only if the Plan is confirmed by the Court. If the Plan is not confirmed on or before June 30, 2002, or such later date as may be agreed to by the Senior Lenders, then the Proceeds are to be returned by the escrow agent to the Senior Lenders.

Because the Debtor required capital to operate at the time of the execution of the Convertible Note Purchase Agreement in October of 2001, Solitario advanced to the Debtor the Solitario Initial Advance in the amount of $350,000. In addition, on March 5, 2002, the Senior Lenders advanced an additional $200,000 represented by the Interim Payment. Accordingly, the Proceeds from the Senior Notes available to the Debtor on the Effective Date will be $3,050,000 ($3,600,000 less advances of $550,000) plus interest.
Pursuant to the terms of the Convertible Note Purchase Agreement, the release of the balance of the Proceeds is conditioned upon the approval of the Plan by the Senior Lenders.

The Senior Notes are secured by a first and prior perfected security interest and lien in all of the Debtor?s assets. The security interests and liens granted by the Debtor to the Senior Lenders to secure the Senior Notes were created and perfected as described in Exhibit 4 attached hereto and incorporated herein by reference.

The Senior Notes are convertible into Common Stock at a price of $0.35 per share, mature in five years and carry interest at the rate of 10% per annum. Interest is payable quarterly in either shares of Common Stock or cash at the option of the Debtor. Each of the Senior Lenders also received warrants with a five year term to purchase shares of Common Stock at an exercise price of $0.75. Notwithstanding the foregoing, the Solitario Note is convertible into Common Stock at a price of $0.29167 per share; and the warrant issued to Solitario regarding the Solitario Note has an exercise price of $0.60. Solitario was given a preferential conversion and exercise price respecting the Solitario Note because the funds were immediately available to the Debtor.

The conversion prices set forth in the promissory notes and warrants issued pursuant to the Convertible Note Purchase Agreement will not be modified or adjusted by reason of the 1 for 5 reverse
Common Stock split provided for in the Plan.

The Plan provides that class 2 shall retain its existing security interests and liens on all of the assets of the Debtor. In addition, class 2 shall retain all of its legal, equitable and contractual rights as they existed on the Filing Date. Class 2 is not impaired under the Plan and is not entitled to vote on the Plan. Class 2 is deemed to have accepted the Plan.



4. Class 3 Allowed Claims

Class 3 consists of the holders of Allowed Claims not otherwise classified under the Plan. Allowed Claims consist of the Debtor's pre-petition, nonpriority, unsecured creditors, excluding the holders of the Allowed Claims represented by the Subordinated Debentures which are separately classified in class 4. Class 3 Allowed Claims include pre-petition vendors, lenders and trade creditors, including (a) Allowed Claims arising from the rejection of executory contracts and unexpired leases, and (b) Allowed Claims representing the deficiency Claims of secured creditors.

The Court has set                  , 2002 as the last date for
creditors to file a proof of Claim with the Court, provided however that a proof of Claim for damages arising from the rejection of an executory contract must be filed on or before the Confirmation Date. If you fail to timely file your Claim and your Claim has not been scheduled by the Debtor in its bankruptcy schedules or has been scheduled by the Debtor in its bankruptcy schedules as disputed, contested, contingent or unliquidated, your Claim will be forever barred and discharged.

Pre-Petition Vendor And Trade Creditor Claims

At the Filing Date, the Debtor was paying its vendors and trade creditors current. Accordingly, the Debtor is unaware of any class 3 Allowed Claims represented by unpaid vendor or trade creditor claims, provided however that one class 3 Allowed Claim in the amount of $230,000 is being paid by agreement over a period of four years. The Debtor is current under this agreement and shall continue to make the required payment thereunder after the Effective Date.

Deficiency Claims Of Secured Creditors

The Debtor is unaware of any class 3 Allowed Claims representing the deficiency Claims of secured creditors.

Claims Arising From The Rejection Of Executory Contracts

Claims arising from the rejection of executory contracts must be filed with the Court on or before the Confirmation Date. If a party to a rejected executory contracts fails to timely file a proof of Claim with the Court, such Claim shall be discharged and forever barred. Pursuant to the Plan, the Debtor is rejecting the following executory contracts:

a.	Shareholders Rights Agreement,

b.	1998 Stock Plan,

c.	1991 Stock Plan,

d.	the 1991 Indenture pursuant to which the Debtor
issued the
Subordinated Debentures, and


e.	any executory contract not specifically assumed
pursuant to the terms of the 			Plan.

The parties to the above referenced executory contracts have advised the Debtor that they shall not file Claims against the Debtor for the rejection of such executory contracts; and any such Claims shall be discharged upon Confirmation of the Plan.

The Plan provides that the holders of class 3 Allowed Claims shall retain all of their legal, equitable and contractual rights as they existed on the Filing Date. Class 3 is not impaired under the Plan and is not entitled to vote on the Plan. Class 3 is deemed to have accepted the Plan.

5. Class 4 Holders Of Subordinated Debentures

Subordinated Debentures And The Subordinated Debenture Indenture

Class 4 consists of the holders of the Subordinated Debentures which were issued by the Debtor under the Subordinated Debenture Indenture pursuant to a European offering for $15 million. A copy of the Subordinated Debenture Indenture may be examined at the offices of the Debtor. The Subordinated Debentures are convertible into approximately 1,523,000 shares of Common Stock at $9.85 per share, and are redeemable at the option of the Debtor on certain terms and conditions. Interest on the Subordinated Debentures is payable semiannually in arrears, each February and August. The $15 million principal due under the Subordinated Debentures was to be paid in one lump sum on August 27, 2001. The Debtor made all interest payments on the Subordinated Debentures through March 2001. On August 27, 2001, the Debtor defaulted on the final semi-annual interest payment and the $15 million principal payment due under the Subordinated Debentures. The Subordinated Debentures are issued in bearer form with interest coupons attached in denominations of $5,000 dollars (U.S.). Pursuant to the Subordinated Debenture Indenture, the debt represented by the Subordinated Debentures is subordinate to the other debts of the Debtor.

Indenture Trustee And Paying Agent

The Indenture Trustee under the Subordinated Debenture
Indenture is Bankers Trust (?Indenture Trustee?). Pursuant to the Subordinated Debenture Indenture, the Debtor tendered interest payments due under the Subordinated Debentures to the Indenture Trustee who forwarded the interest payments to Clearstream and Euroclear, hereafter collectively the paying agent (?Paying Agent?) identified in the Subordinated Debenture Indenture. The Paying Agent in turn tendered the interest payments to the holders of the Subordinated Debentures. The Paying Agent maintains a schedule of the current holders of the Subordinated Debentures. Although the Debtor has been in contact with certain of the holders of the Subordinated Debentures, neither the Debtor nor the Indenture Trustee is aware of the names and addresses of the current holders of the Subordinated Debentures as maintained by the Paying Agent.



Notice To Holders of Subordinated Debentures

This Statement, a ballot and the Court?s order setting a hearing to consider Confirmation of the Plan have been transmitted by the Debtor to the Indenture Trustee and the Paying Agent. The Paying Agent, in turn, is required to transmit these documents to the holders of the Subordinated Debentures reflected on the schedule of current holders of Subordinated Debentures maintained by the Paying Agent.

Plan Treatment Of Class 4

The Plan provides that on and after the Effective Date, each member of class 4 shall exchange his/her/its Subordinated
Debentures for the following cash and securities:

a.	a Pro Rata share of $1,000,000 cash,

b.	a Pro Rata share of the Convertible Secured Notes,

c.	a Pro Rata share of the Convertible Subordinated Notes,
and

d.	a Pro Rata Share of the Warrants.

The distribution rights of the holders of the Subordinated Debentures set forth above are subject to any rights or Claims of the Indenture Trustee under the Subordinated Debenture Indenture governing the Subordinated Debentures, including without limitation, the right of the Indenture Trustee, pursuant to section 504 of such Subordinated Debenture Indenture, to retain such cash or property as may be necessary to satisfy its Claims for reasonable compensation and reimbursement of reasonable expenses and advances incurred or made by it, including reasonable compensation, disbursements and expenses of the agents and legal counsel to the Indenture Trustee.

Class 4 Cash Payment And Payment Of Indenture Trustee Fees

The Pro Rata cash payment of $1,000,000 to class 4 will be made from the Proceeds available to the Debtor under the Senior Notes. For every $5,000 of Subordinated Debentures held by a member of class 4, such member shall receive a Pro Rata cash payment of $333.33. On the Effective Date, the Debtor shall wire transfer to the Exchange Agent from the Proceeds an amount equal to $1,000,000 plus an amount equal to the unpaid fees, costs and expenses, if any, of the Indenture Trustee as provided in Section
5.6 of the Plan. On the Effective Date, the Exchange Agent shall pay to the Indenture Trustee from the Proceeds received from the Debtor an amount equal to the unpaid fees, costs and expenses, if any, of the Indenture Trustee as provided in Section 5.6 of the Plan.



On or before the Effective Date, Crown Resources Corp. of Colorado, a wholly owned subsidiary of the Debtor, shall pay in full all fees, costs and expenses then owing to the Indenture Trustee under the Subordinated Debenture Indenture. Accordingly, the Debtor does not anticipate transferring any Proceeds to the Exchange Agent to pay amounts owing to the Indenture Trustee under the Subordinated Debenture Indenture.

Convertible Secured Notes

The Convertible Secured Notes total $2,000,000, shall bear interest at 10% per annum commencing at the Effective Date and mature on October 18, 2006. Principal is due at maturity.
Interest is payable annually in cash, or at the Debtor?s option, in Common Stock valued at the conversion price described below. The Convertible Secured Notes are convertible into Common Stock at a conversion price of $0.35 per share, subject to adjustment, which is the same conversion right granted to the Senior Lenders under the Senior Notes. The conversion prices set forth in the Convertible Secured Notes will not be modified or adjusted by reason of the 1 for 5 reverse Common Stock split provided for in the Plan. A form of the Convertible Secured Notes is included in Indenture No. One attached as Exhibit C to the Plan. The Convertible Secured Notes shall be secured by a first lien on all of the assets of the Debtor pari passu with the Senior Notes, meaning that the liens and security interests held by the Senior Lenders and the liens and security interests which shall secure the Convertible Secured Notes shall be of equal priority. For every $5,000 of Subordinated Debentures held by a member of class 4, such member shall receive a Pro Rata share of the Convertible Secured Notes in the amount of $666.67.

Indenture No. One And Indenture Trustee No. One

The Convertible Secured Notes shall be issued to class 4 pursuant to Indenture No. One. A copy of Indenture No. One is attached to the Plan as Exhibit C. The indenture trustee for Indenture No. One shall be Bankers Trust Company (defined in the
Plan as Indenture Trustee No. One).

Convertible Subordinated Notes

The Convertible Subordinated Notes total $4,000,000, shall bear interest at 10% per annum commencing at the Effective Date and mature on October 18, 2006. Principal is due at maturity.
Interest is payable annually in cash, or at the Debtor?s option, in Common Stock valued at the conversion price described below. The Convertible Subordinated Notes are convertible into Common Stock at a conversion price of $0.75 per share, subject to adjustment, which is the same conversion right granted to the Senior Lenders under the Senior Notes. The conversion prices set forth in the Convertible Subordinated Notes will not be modified or adjusted by reason of the 1 for 5 reverse Common Stock split provided for in the Plan. A form of the Convertible Subordinated Notes is included in Indenture No. Two attached as Exhibit D to the Plan. The Convertible Subordinated Notes are unsecured and are subordinated to all existing and future debts of the Debtor, including the Convertible Secured Notes and the Senior Notes, but not including taxes and trade payables. The Debtor has agreed to limit future borrowing of new debt senior to the Convertible Subordinated Notes to $3,000,000 as long as any Convertible Subordinated Notes are outstanding. For every $5,000 of Subordinated Debentures held by a member of class 4, such member shall receive a Pro Rata share of the Convertible Subordinated Notes in the amount of $1,333.33.



Indenture No. Two And Indenture Trustee No. Two

The Convertible Subordinated Notes shall be issued to class 4 pursuant to Indenture No. Two. A copy of Indenture No. Two is attached to the Plan as Exhibit D. The indenture trustee for Indenture No. Two shall be Wells Fargo Bank Minnesota, N.A. (defined in the Plan as Indenture Trustee No. Two).

Warrants

In addition to the Convertible Secured Notes and the Convertible Subordinated Notes, the holders of the Subordinated Debentures will receive Warrants to purchase Common Stock of the Debtor equal to the number of shares subject to conversion pursuant to the terms of the Convertible Secured Notes. The Warrants have an exercise price of $0.75 per share, subject to adjustment. The Warrants expire on October 18, 2006. The Warrants have not been registered under United States securities laws or any state blue sky laws and will be issued with a legend indicating they have not been so registered. The Debtor will maintain a Warrant register listing the holders of the Warrants. For every $5,000 of Subordinated Debentures held by a member of class 4, such member shall receive a Pro Rata share of the Warrants, which will entitle the holder to receive a total of 1,905 shares of Common Stock at an exercise price of $0.75 per share. The exercise price set forth in the Warrants will not be modified or adjusted by reason of the 1 for 5 reverse Common Stock split provided for in the Plan.

Exchange Of Subordinated Debentures And The Exchange Agent



As a condition to receiving the cash and securities issued under the Plan, each member of class 4 must tender his/her/its Subordinated Debentures to Wells Fargo Bank Minnesota, N.A., the Exchange Agent, Customized Fiduciary Services, 6th and Marquette, N9303-120, Minneapolis, Minnesota 55479. The exchange can be made at any time after the Effective Date subject to the conditions described below. To accomplish the exchange, the Debtor and the Exchange Agent have entered into a Disbursing Agreement which shall expire two years after the Effective Date, at which time the Debtor shall assume the rights and responsibilities of the Exchange Agent.
 As soon as practicable after the Effective Date, the Debtor shall tender to the Exchange Agent all cash and securities to be distributed to class 4. The Exchange Agent shall deposit the cash in an interest bearing, federally insured account. At such time as the Exchange Agent receives the Subordinated Debentures held by a member of class 4, the Exchange Agent shall transmit to such class 4 member a Pro Rata share of the cash, plus interest, and the Pro Rata share of the securities described above. Pursuant to 11 U.S.C. Section 1143, any member of class 4 who fails to exchange his/her/its Subordinated Debentures on or before five (5) years after the Confirmation Date, will be deemed to have forfeited any rights thereunder and shall receive no distribution under the Plan and any Claim arising under such Subordinated Debentures shall be discharged and forever barred. Upon expiration of the Disbursing Agreement two years after the Effective Date, the Debtor shall serve as the Disbursing Agent. At that time, the cash and securities held by the Exchange Agent shall be tendered to the Debtor who shall thereafter perform the duties of the Exchange Agent until expiration of the five year period. The cash so received by the Debtor shall be held in an interest bearing, federally insured account, and upon distribution to a member of class 4, the Pro Rata cash payment shall include interest accrued thereon. The cash and securities which would otherwise be distributed by the Exchange Agent or the Debtor to a class 4 member who fails to exchange within the five year period shall revert to the Debtor.

Intercreditor Agreement

The Intercreditor Agreement is an agreement by and between the Debtor, the Senior Lenders and Indenture Trustee No. One. A copy of the Intercreditor Agreement is attached to the Plan as Exhibit
E. The Intercreditor Agreement provides, inter alia, that the security interests and liens held by the Senior Lenders in all of the Debtor?s assets shall also secure the Convertible Secured Notes issued pursuant to Indenture No. One on a pari passu basis. The Intercreditor Agreement also sets forth the relative rights and obligations as between the Senior Lenders, Indenture Trustee No. One and the holders of the Convertible Secured Notes issued pursuant to Indenture No. One. Members of class 4 are urged to read the Intercreditor Agreement carefully.


Discharge Of Subordinated Debentures And Termination Of
The Subordinated Debenture  Indenture

As of the Effective Date, the Subordinated Debenture Indenture governing the Subordinated Debentures shall be cancelled and deemed null and void and of no further force and effect. As of the Effective Date, the Subordinated Debentures and the rights of the members of class 4 shall be cancelled and shall be null and void, and the holders thereof shall have no rights, and such instruments shall evidence no rights, except the right to receive the distributions provided for under the Plan, subject to the operation of Section 5.6 of the Plan. As of the Effective Date, the Indenture Trustee shall be discharged.

Voting

Class 4 is impaired under the Plan and is entitled to vote on the Plan. A ballot has been sent to each member of class 4 for this purpose. The members of class 4 who own Subordinated Debentures at the close of business on the Record Date shall be entitled to vote on the Plan.

F. Plan Treatment Of Shareholder Interests

1. Class 5 Holder Of Preferred Stock

Class 5 consists of the holder of one million shares of the Debtor?s Preferred Stock. The holder of the Preferred Stock is Gold Texas Resources Ltd, which is wholly owned by Gold Capital Corp. which is wholly owned by the Debtor. No other person or entity holds Preferred Stock. The Plan provides for the Preferred Stock to be cancelled on the Effective Date and for class 5 to receive no distribution under the Plan.



Because class 5 is receiving no distribution under the Plan, class 5 is deemed to have rejected the Plan and is not entitled to vote on the Plan. Because the Debtor controls the class 5 holder of the Preferred Stock, class 5 shall not file a proof of Claim or proof of shareholder interest and shall not object to Confirmation of the Plan.

2. Class 6 Holders Of Common Stock

Class 6 consists of the holders of the Debtor?s Common Stock at the Effective Date. At February 25, 2002, there were 2,348 record holders of Common Stock. The Plan provides that on the Effective Date, class 6 shall be subject to a 1 for 5 reverse split meaning that for every 5 shares of Common Stock held by a member of class 6, such member shall receive 1 share of Common Stock under the Plan. The class 6 shareholders shall not receive their new shares of Common Stock until they tender their old shares of Common Stock to the Transfer Agent, American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038. Until such time as the holder of old Common Stock exchanges it for the new Common Stock to be issued under the Plan, such holder may not transfer or sell the old Common Stock. After Confirmation of the Plan, class 6 shareholders will receive a separate written notice from the Transfer Agent establishing a procedure for class 6 to exchange their old Common Stock for the new Common Stock to be issued under the Plan. The class 6 shareholders shall have five
(5) years from the Confirmation Date to tender their old Common Stock certificates to the Transfer Agent for new Common Stock issued under the Plan. Pursuant to 11 U.S.C. Section 1143, if a class 6 shareholder fails to tender his/her/its old Common Stock prior to five (5) years after the Confirmation Date, then such class 6 shareholder shall receive no distribution under the Plan.

The Plan will provide for the dilution of the class 6 holders of Common Stock. Various dilution scenarios are described in
Exhibit 5 attached hereto and incorporated herein by reference.

Notwithstanding any other provision of this Plan, no distribution of Common Stock shall be made to any person or entity under the Plan if the total number of shares of Common Stock to which such person or entity is entitled to receive under the Plan is less than one hundred (100) shares; and any person or entity entitled to receive less than one hundred (100) shares of Common Stock shall receive no distribution under the Plan.

Class 6 is impaired under the Plan and is entitled to vote on the Plan. This Statement, a ballot and the Court?s order setting a hearing to consider Confirmation of the Plan have been transmitted by the Transfer Agent to all holders of Common Stock as of the Record Date.

VI.  EXECUTORY CONTRACTS

A. Treatment Of Executory Contracts



The Plan provides for the assumption and rejection of executory contracts to which the Debtor is a party. Executory contracts generally consist of real and personal property leases, employment contracts, stock incentive plans, change of control agreements, options, and other agreements that remain executory at the Filing Date in that substantial performance remains to be done by both parties to the contract.

B. Executory Contracts To Be Assumed

The Plan provides that the Debtor will assume those executory contracts attached as Exhibit H to the Plan. The are no monetary defaults under executory contracts to be assumed pursuant to the Plan.

C. Executory Contracts To Be Rejected

The Plan also provides that all executory contracts shall be rejected except (a) such executory contracts assumed or rejected by order of the Court entered prior to the Confirmation Date, and (b) such executory contracts specifically assumed pursuant to the Plan.
 Any party to a rejected executory contract must file a proof of Claim for damages arising from such rejection on or before the Confirmation Date, failing which such Claim shall be forever barred and the holder thereof shall receive nothing on account of such Claim. Claims arising from the rejection of executory contracts shall be subject to treatment under class 3 of the Plan. For a discussion of executory contracts to be rejected pursuant to the Plan, see the discussion of class 3 in this Statement.

VII. MEANS FOR EXECUTION OF THE PLAN

A. Sources For Plan Funding And Post-Confirmation Business
Operations

Plan payments shall be made from the Debtor?s cash on hand and the Proceeds. The Proceeds represent the borrowing available to the Debtor from the Senior Lenders as provided in the Convertible Note Purchase Agreement. The Proceeds available to the Debtor at the Effective Date are calculated below:

  $         3,600,000			Total Proceeds
                            550,000			Less:  	the
Solitario Initial Advance and the
          	Interim Payment

 3,050,000			Proceeds available at the
Effective Date

 1,000,000 (1)			Less: 	Plan payment to class
4 on the Effective Date
   $	 2,050,000			         	Proceeds available for
post-Confirmation
         				         	business operations

Note 1.  	The Plan requires the Debtor to pay to the
Exchange Agent any unpaid 				fees, costs and
expenses owing to the Indenture Trustee.  Crown
	Resources Corp. of Colorado, a wholly owned subsidiary of the
				Debtor, shall pay all such fees, costs and
expenses in full prior to the
Effective Date.




The following chart identifies the classes receiving cash payments pursuant to the Plan:

Allowed Administrative Expenses			$
30,000 (1)

Class 1 - Allowed Priority Claims			$
    0 (2)

Class 4 - holders of Subordinated Debentures	$ 1,000,000
(3)

Note (1) 	Estimated professional fees for Debtor?s
bankruptcy 					counsel anticipated to be paid
from Debtor?s cash on hand.
Note (2) 	The Debtor is unaware of any class 1
Claims.
Note (3)	The Plan requires the Debtor to pay to the
Exchange Agent any 					unpaid fees, costs and
expenses owing to the Indenture Trustee.
	Crown Resources Corp. of Colorado, a wholly owned
			subsidiary of the Debtor, shall pay all such fees,
costs and 					expenses in full prior to the
Effective Date.

The balance of the Proceeds after Plan payments ($2,050,000) shall be available to the Debtor to fund post-Confirmation business operations.

B. Distributions Of Cash And Securities Under The Plan

1. Allowed Administrative Expenses

The only known Allowed Administrative Expenses consist of the professional fees owing to the Debtor?s bankruptcy counsel which are estimated to be approximately $30,000. The holders of Allowed Administrative Expenses shall be paid in cash in full on the Effective Date from the Debtor?s cash on hand.

2. Class 1 Allowed Priority Claims

The Debtor does not believe there are any class 1 Allowed
Priority Claims.

3. Class 2 Senior Lenders

The Plan provides that class 2 shall retain its liens and security interests on the Debtor?s assets; and shall retain its legal, equitable and contractual rights as of the Filing Date. No payments or distributions of property shall be made to class 2 under the Plan.



4. Class 3 Allowed Claims

The Plan provides that class 3 shall retain all of its legal, equitable and contractual rights as of the Filing Date and no payments or distributions of property shall be made to class 3 under the Plan.

5. Class 4 Holders Of Subordinated Debentures

On the Effective Date, the Debtor shall:

a.	execute Indenture No. One and deliver it to
Indenture Trustee No. One,

b.	execute the Intercreditor Agreement and deliver it
to Indenture Trustee No. One and the Senior Lenders,

c.	execute Indenture No. Two and deliver it to
Indenture Trustee No. Two,

d.	execute the Disbursing Agreement and deliver it to
the Exchange Agent,

e.	execute the Convertible Secured Notes and deliver
them to the Exchange Agent for distribution to class 4,

f.	execute the Convertible Subordinated Notes and
deliver them to the Exchange Agent for distribution to class 4,

g.	execute the Warrants and deliver them to the
Exchange Agent for distribution to class 4,

h.	wire transfer the sum of $1,000,000 plus an amount
equal to the unpaid fees, costs and expenses, if any, of the Indenture Trustee from the Proceeds to the Exchange Agent for payment to class 4, and

A member of class 4 shall not receive any distributions under the Plan until he/she/it has tendered his/her/its Subordinated
Debentures to the Exchange Agent.

6. Class 5 Holder Of Preferred Stock

The shares of Preferred Stock held by class 5 shall be cancelled on the Effective Date and class 5 shall receive nothing on account thereof.

7. Class 6 Holders Of Common Stock



The issuance of new shares of the Debtor?s Common Stock to the existing class 6 holders of Common Stock pursuant to the 1 for 5 reverse split provided for in the Plan shall be made by the Transfer Agent. The issuance of the new shares of Common Stock shall be made on and after the Effective Date. A member of class 6 shall not receive any distributions under the Plan until he/she/it has tendered all of his/her/its Common Stock to the Transfer Agent.

C. Financial Statements

Attached hereto as Exhibit 6 and Exhibit 7 are the Debtor?s
2000 Form 10-K and 2001 Form 10-K, respectively.

D. Post-Confirmation Business Operations And Projections

The Debtor will concentrate its post-confirmation activities on the Crown Jewel Project as well as the management of the exploration activities of Solitario in South America, for which the Debtor will be reimbursed according to the management services agreement with Solitario. The primary focus at the Crown Jewel Project will be related to obtaining the necessary permits to begin construction of the mine and processing ore, either on-site or off-site through a toll-milling or joint venture arrangement. The Debtor believes the necessary permits to begin construction can be
obtained over the next eighteen to twenty-four months.   After all
necessary permits have been obtained, the Debtor intends to pursue various alternatives to finance development of the Crown Jewel Project, including but not limited to, a joint venture, project financing or equity financing. No assurance can be given that any of these alternatives for development of the Project will be
available to the Debtor.    See Risks, discussed elsewhere in this
Statement.

1.  Crown Jewel Permitting Plan

Recent Permitting-Related Activities

A considerable amount of planning to facilitate Crown Jewel permitting has already been completed by the Debtor. In the first quarter of 2000, Crown engaged MRA to develop an underground mining plan with a small open pit to significantly reduce the environmental impacts of the project compared to the original open pit mining plan proposed by Newmont. The MRA study utilized underground mining methods and a small open pit, and processing the ore on-site. MRA also examined a toll-milling alternative utilizing an existing third-party owned mill located approximately 50 road-miles from the project site. Both studies demonstrated that the deposit was economically viable under either alternative.
 These studies are available for inspection at the office of the Debtor.

Subsequent to these third-party studies, Crown engaged
Gochnour & Associates to analyze the permittability of the new, predominantly underground mining scenario of the Crown Jewel
Project.  Gochnour?s study concluded: ?. . . . with the
(environmental impact) magnitude of this (underground) alternative diminished by up to 60 percent, permitting should be easier, and the majority of the issues will be minimized, mitigated and/or eliminated.?



The Debtor intends to refine MRA?s mining plan to further reduce environmental impacts and lower estimated capital costs. Some of these changes may include an all-underground mining scenario with no open cut and varying the number of tons produced and milled to obtain greater efficiencies or lower capital costs. However, the MRA studies, as presented, form the basis for advancing the Crown Jewel Project through the permitting process.

Crown?s current plan for permitting incorporates the aspects of the MRA studies, which greatly reduce or eliminate most environmental impacts and issues as compared to the original large-scale open pit mine proposal. This is very important in the permitting process in that the regulatory analysis and review of the Crown Jewel Project is simplified as there are fewer environmental issues, and those issues that remain are much less complicated to mitigate.

Additionally, exhaustive environmental baseline studies were conducted to develop the EIS for the original open pit mine proposal. Many of these baseline studies are directly applicable to Crown?s underground mining plan. Consequently, a significant amount of time will be saved by not having to repeat these studies.


Post-Reorganization Permitting Activities and Schedule

Because the Project has a completed, administrative (federal and state) and court approved EIS, and the new underground proposal is going from an environmentally high-impact to low-impact alternative, the permitting time line will be considerably shorter than the previous process. The original EIS considered seven different mining/processing alternatives. One of the alternatives was an all underground mining scenario. Crown?s plan of operations is very similar to this alternative, but with some significant reductions in environmental impacts. The Debtor plans to submit a Supplemental Draft EIS that will rely substantially on environmental data developed for the original EIS.

Crown has identified two baseline studies that will be required for its underground mine plan and the off-site processing option that were not developed in the original EIS. These studies are: 1) a new hydrology study modeling the effects the underground mining scenario would have on ground water quality, and 2) socio-impacts of the transportation of ore to an off-site processing facility, in the event the off-site alternative is selected. Although these studies are yet to be initiated, the Debtor?s preliminary analysis does not foresee these as significant impacts.

The permitting process consists of the following four major phases:

?	Completion of baseline studies specific to the new underground mining proposal that considers two processing alternatives
(hydrology and transportation studies).

?	Preparation of the Supplemental Draft Environmental Impact
Study (SDEIS)


?	Preparation of the Final Supplemental Environmental Impact
Study (FSEIS) which includes a public comment period on the SDEIS.

?	Acquisition of permits

It is anticipated that the permitting process will take approximately 18 to 24 months to complete. For budgeting purposes, the Debtor has planned for the longer estimate of 24 months.
Attached hereto as Exhibit 8 is a Permitting Time Line And Cost
Estimate prepared by the Debtor.

2. Solitario

The Debtor manages the activities of Solitario pursuant to a management services agreement. Solitario has conducted exploration activities in South America, focusing on Peru, Argentina, Bolivia and Brazil since 1994, although it has recently concentrated its exploration efforts in Brazil. Generally, Solitario has utilized both its own personnel and joint ventures to explore properties it has acquired. Solitario has acquired properties in the past through staking concessions on its own, leasing concessions for mineral properties from others, purchase of mineral concessions, and joint venture agreements with others. It is anticipated Solitario will continue to utilize the same arrangements in the
near future.   As in the past, Solitario?s future exploration
activities will focus on precious metals, including gold, silver, platinum and palladium as well as certain base metals including
copper and zinc.   Although Solitario believes it has adequate
resources to continue its exploration activities, the exploration and development of mining properties require significant sources of funding and carry risks, including fluctuation of metals prices and availability of capital, none of which can be assured with any degree of certainty into the future. See Risks, discussed elsewhere in this Statement.

3. Cash Flow Projections

The Debtor has prepared cash flow projections which are attached hereto as Exhibit 9 and incorporated herein by reference.
 Exhibit 9 includes a projection for the period from January 1, 2002 through the anticipated Effective Date of June 30, 2002, and a projection for the two years after the Effective Date. The Debtor has made certain assumptions regarding interest income, management fee income, expenses and permitting costs. The actual outcome of the projections is dependent on many factors including several beyond the control of the Debtor. There can be no assurance that the projections will be met with any degree of certainty. See Risks, discussed elsewhere in this Statement.

4.  Pro Forma Balance Sheet

Attached hereto as Exhibit 10 is a pro forma balance sheet for the Debtor as of June 30, 2002, the estimated Effective Date.



E. Post-Confirmation Market For Debtor?s Securities

The Debtor?s Common Stock is registered with the Securities and Exchange Commission and is traded on the OTC Bulletin Board under the symbol CRRS. No assurance can be given as to the nature of any market for the Common Stock after Confirmation of the Plan nor as to the price, if any, at which the Common Stock will trade in the future.

F. Claims Administration

1.  Creditor Claims

The Debtor shall review all proofs of Claim filed in the Chapter 11 case and file objections thereto prior to the Effective Date, unless such objection date is extended by order of the Court.
 If the Debtor does not file an objection to a proof of Claim prior to the Effective Date or such other date as established by the Court, the proof of Claim automatically shall be deemed allowed.
If the Debtor files an objection to a proof of Claim, any distribution under the Plan to be made on account of such Disputed Claim shall be escrowed and paid to the holder of the Disputed Claim when such Disputed Claim is allowed in whole or part by Final Order.

2.  Shareholder Interests

The holders of Common Stock need not file a proof of shareholder interest with the Court. Persons and entities holding Common Stock on the Effective Date based upon the records of the Transfer Agent automatically shall hold an allowed shareholder interest based upon the number of shares of Common Stock indicated in the records of the Transfer Agent. The Plan provides that the Debtor?s Preferred Stock shall be cancelled on the Effective Date.

G. Additional Plan Provisions

The Plan contains various other miscellaneous provisions. All interested parties are urged to read the Plan in full.

1.  Discharge

Upon Confirmation, the Debtor shall receive a discharge pursuant to 11 U.S.C. Section 1141 of the Code, and all pre-
Confirmation Date Claims shall be discharged unless otherwise provided for in the Plan.

2.  Vesting Of Property In The Debtor

On the Effective Date of the Plan, all property of the Chapter
11 bankruptcy estate shall vest in the Debtor.



3.  Plan Modification

The Debtor may modify the Plan consistent with the provisions of the Bankruptcy Code.

4.  Retention Of Jurisdiction By The Court

The Court shall retain exclusive jurisdiction for the purposes set forth in Article XII of the Plan.

5.  Restated Articles Of Incorporation

The Debtor has restated its Articles of Incorporation which are attached as Exhibit F to the Plan. The Restated Articles of Incorporation shall become effective on the Effective Date.

6.  Distribution Of Securities Under The Plan

The Plan provides for the distribution, inter alia, of the Debtor?s securities to classes 4 and 6. As a condition to receiving such securities, the members of classes 4 and 6 are required to tender their existing securities in exchange for the new securities to be issued under the Plan. If a member of class 4 or class 6 fails to tender his/her/its old securities before five
(5) years after the Confirmation Date, he/she/it will receive no distribution under the Plan and the securities and other consideration to be distribution to he/she/it will be returned to the Debtor pursuant to 11 U.S.C. Section 1143.

7.  Post-Confirmation Officers And Directors

At the Effective Date, and except as otherwise provided in the Plan, each officer of the Debtor shall continue in his/her capacity as an officer of the Debtor, and shall be compensated in the same amount and manner as existed at the Effective Date, provided that such officers shall continue to serve and be compensated at the direction and discretion of the Debtor?s Board of Directors.

At the Effective Date, the Board of Directors for the Debtor shall be comprised of six (6) Directors described below who shall serve without compensation until the next annual meeting of the Debtor which shall occur not earlier than one year after the Effective Date:

a.	Mr. Christopher Herald,

b.	Mr. Ronald Shoor,

c.	Mr. Mark E. Jones,

d.	F. Gardner Parker,



e.	Mr. Steven Webster, and

f.	Mr. Brian Labadie.

A brief resume for Messrs. Herald and Jones is set forth in
Article II of this Statement. A brief resume for Messrs. Shoor, Webster, Parker and Labadie is set forth in Exhibit 11 attached hereto and incorporated herein by reference. Messrs. Herald and Jones currently hold positions on the Debtor?s Board of Directors.
 Messrs. Webster and Parker are representatives of the Senior Lenders. Mr. Shoor is a representative of the holders of the
Subordinated Debentures.   And, Mr. Labadie is an independent Board
member who was chosen by the above referenced members of the Board.

VIII. STANDARDS FOR CONFIRMATION OF THE PLAN

A. Confirmation

   	Confirmation of the Plan means that the Court has approved the Plan. Upon Confirmation, the Plan becomes legally binding upon the Debtor, the Debtor's creditors and the Debtor's shareholders. If the Court confirms the Plan, it will be binding upon you even if you did not vote on the Plan or you voted against the Plan.

B. Voting

Each impaired class under the Plan constitutes a separate class for voting and distribution under the Plan. Ballots have been mailed with this Statement to the members of all impaired classes entitled to vote on the Plan. For a discussion of the classes entitled to vote on the Plan and the method of determining whether a class of impaired creditors or impaired shareholders has accepted or rejected the Plan, see the Introduction to this Statement.

C. Cram Down

The cram down provisions of the Code permit the Court to confirm a plan of reorganization notwithstanding that an impaired class or classes has rejected the plan. In general, cram down requires that the Court find that the plan does not discriminate unfairly with respect to the dissenting class and is fair and equitable with respect to such class. See Section 1129(b) of the Code. Whether a plan discriminates unfairly is to be determined on a case by case basis.

In this case, the Debtor is not seeking to cram down the Plan on any dissenting, impaired creditor classes. However, if the class 6 shareholder class rejects the Plan, the Debtor does intend to seek cram down of the Plan over the dissent of that class. Accordingly, the following discussion relates only to the cram down of the Plan on class 6. The Debtor does not believe that the Plan discriminates unfairly as to class 6. A discussion of the fair and equitable test as it relates to class 6 follows.



 The Code provides that a plan can be confirmed over the dissent of a class of shareholder interests if the plan provides that each holder of a shareholder interest shall receive or retain property equal in value to the value of the shareholder interest. If the debtor is insolvent, then the shareholder interests are valueless and the plan can be confirmed over the dissent of the rejecting shareholder class. In this case, the Debtor believes that it is insolvent and that the class 6 shareholder interests are ?under water? and of no value. Accordingly, the Plan can be confirmed over the dissent of class 6.

D. Confirmation Standards

     Assuming that all impaired classes have accepted a plan, or the Court has found that the plan can be confirmed notwithstanding a dissenting class or classes, a plan only can be confirmed if the Court finds the standards for Confirmation have been satisfied as set forth in Section 1129(a) of the Code. Pursuant to these Confirmation standards, the Court must find, among other things, that unless every member of an "impaired" class has voted to accept the plan, the amount to be received under the plan by each member of an impaired class is not less than the amount such class member would receive in liquidation under Chapter 7 of the Code on the Effective Date. Also, the Court must find that the plan is feasible, that is, the plan payments can be made and that Confirmation of the plan is not likely to be followed by liquidation or the need for further financial reorganization of the debtor, unless the plan specifically provides for the liquidation of the debtor.

1. Feasibility

    	Feasibility requires a showing that the Debtor can make the plan distributions and can continue with successful business operations such that Confirmation of the plan will not be followed by further financial problems.

Attached hereto as Exhibit 9 is the Debtor?s Post-Effective
Date Financial Projections for the Debtor for the period June of 2002 through June of 2004. The projections were prepared by the Debtor. FINANCIAL PROJECTIONS ARE BY NATURE FORWARD LOOKING AND BASED UPON ASSUMPTIONS AND THEREFORE ACTUAL RESULTS WILL VARY. The financial projections indicate that the Debtor will be able to make the required Plan payments and will not likely incur further financial problems after Confirmation of the Plan.

2. Comparison To Chapter 7 Liquidation

A Liquidation Analysis of the Debtor?s assets is set forth in
Exhibit 12 attached hereto. The Liquidation Analysis compares the distribution to creditors and shareholders under the Plan versus the distribution to creditors and shareholders in a liquidation of the Debtor under Chapter 7 of the Code on the Effective Date. The Liquidation Analysis reflects that creditors and shareholders in impaired classes are receiving under the Plan not less than what they would have received in a Chapter 7 liquidation on the Effective Date.



IX. RISKS

The Debtor?s business operations after Confirmation of the Plan are subject to various risks described below. The Debtor?s creditors and shareholders should carefully consider the following risks and speculative factors affecting the business of the Debtor after Confirmation of the Plan.

A. Exploration And Development

Crown's mineral properties are located in the United States and consist of a variety of interests including unpatented and patented claims and fee land held 100% by Crown or under lease or option or purchase agreements. The properties are located in Washington, Nevada, and Utah. Crown's interest in Latin American properties are held by Solitario which has interests in properties located in Peru and Brazil. Crown acts as operator on all of its properties that are not held in joint ventures. The success of projects held under joint ventures that are not operated by Crown is substantially dependent on the joint venture partner.

After selecting a possible exploration area through its own efforts or with others, Crown compiles reports, reviews past production records, and geologic surveys concerning the area.
Crown then undertakes a field exploration program to determine whether the area merits work. Initial field exploration on a property normally consists of geologic mapping and geochemical and/or geophysical surveys, together with selected sampling to identify host environments that may contain specific mineral occurrences. If an area shows promise, Crown will generally either conduct geologic drilling programs in an effort to locate the existence of economic mineralization or seek a joint venture partner to undertake such work. If mineralization is delineated, further work will be undertaken to estimate ore reserves, evaluate the feasibility for the development of a mining project, obtain permits for commercial development and, if the project appears to be economically viable, proceed to place the ore deposit into commercial production.

B. Foreign Operations

During 1999 and 2000, Crown had property interests in Mexico and through Solitario, interests in properties located in Peru, Bolivia and Brazil. Since December 31, 2000, Crown has not held any direct property interests outside of the United States. Crown holds a significant investment in Solitario, which is subject to the laws of Peru, Bolivia and Brazil, where it operates. These countries have, from time to time, experienced periods of political and economic instability. Foreign properties, operations and investments may be adversely affected by local political and economic developments, including nationalization, exchange controls, currency fluctuations, taxation and laws or policies as well as, bylaws and policies of the United States affecting foreign
trade, investment and taxation.   Certain other regions in which
Crown may conduct operations have also been subject to political and economic instability, creating uncertainty and the potential for a loss of resources located in these regions.



C. Management Services

Management and technical services are provided to Solitario by Crown pursuant to a management agreement for which Crown receives management fees. Certain directors and officers of Crown are also directors and officers of Solitario. As such, certain of these officers devote a portion of their time to Solitario matters from which Crown may not receive the full benefit. Additionally, the fact that these officers receive cash compensation from Crown and not from Solitario may give rise to certain conflicts of interest between these officers' duties to Crown and to Solitario.

D. Sources Of Financing

The capital required for exploration and development of properties is substantial. Crown has financed operations through utilization of joint venture arrangements with third parties (generally providing that the third party will obtain a specified percentage of Crown's interest in a certain property in exchange for the expenditure of a specified amount), the sale by Crown of interests in properties or other assets, and the issuance of debt and common stock. Crown will need to raise additional cash, or enter into a joint venture arrangement, in order to fund the development and initial operation of the Crown Jewel Project or any other property it desires to develop. New financing or acceptable joint venture partners may or may not be available on a basis that is acceptable to Crown. Accordingly, there is no assurance that Crown will be successful in its attempt to develop the Crown Jewel Project or any other projects it now has or may discover in the future.

E. Competition And Markets

A large number of companies are engaged in the exploration and development of mineral properties, many of which have substantially greater technical and financial resources than Crown. Therefore, Crown may be at a disadvantage with respect to many of its competitors in the acquisition, exploration and development of mining properties.

The marketing of minerals is affected by numerous factors, many of which are beyond the control of Crown. Among factors beyond the control of Crown are the price of the raw or refined minerals in the marketplace, imports of minerals from other countries, the availability of adequate milling and smelting facilities, the price of fuel, the availability and the cost of labor, and the market price of competitive minerals.

F. Title To Properties



Crown's domestic properties consist, to a large extent, of unpatented mining claims on unappropriated federal land pursuant to procedures established by the Mining Law of 1872 and other federal and state laws. These acts generally provide that a citizen of the United States (including corporations) may acquire a possessory right to develop and mine valuable mineral deposits discovered upon unappropriated federal lands, provided that such lands have not been withdrawn from mineral location, e.g., national parks, military reservations and lands designated as part of the National Wilderness Preservation System. These laws also provide for the location of unpatented mill site claims for the purpose of mining and milling minerals from valid mining claims. The validity of all unpatented mining claims is dependent upon inherent uncertainties and conditions. These uncertainties relate to such non-record facts as the sufficiency of the discovery of minerals, proper posting and marking of boundaries, and possible conflicts with other claims not determinable from descriptions of record. Furthermore, the acquisition of unpatented mill site claims may be limited by several factors which include the number of valid unpatented mining claims.

Prior to discovery of a locatable mineral thereon, a mining claim may be open to location by others unless the owner is in possession of the claim. As a result, in the event that the discovery of a valuable mineral deposit is made on leased, purchased, or unpatented mining claims in the exploratory stage, Crown may not be able to assure clear title.

The Budget Reconciliation Act of 1993 (the ?1993 Act?), requires the holder of each unpatented mining claim to pay a ?claim maintenance fee? of $100 per claim on or before August 31 of each year. To locate new unpatented claims, Crown must pay the $100 per claim maintenance fee for the initial assessment year and a $25 per claim location fee. If Crown fails to pay a claim maintenance fee or a location fee as required by the 1993 Act, it conclusively forfeits the related unpatented claim.

In connection with the acquisition of Crown's properties, Crown conducts limited reviews of title and related matters, and obtains certain representations regarding ownership. Although Crown believes it has conducted reasonable investigations (in accordance with standard mining practice) of the validity of ownership, there can be no assurance that it holds good and marketable title to all of its properties.

The Crown Jewel project, as originally proposed by Newmont, has located necessary mill site claims in excess of the number of unpatented mining claims to be developed. In November 1997, the Solicitor of the Department of the Interior issued an opinion which stated among other things, that the Bureau of Land Management should not approve plans of operation that rely on a greater number of mill site claims than the number of mining claims being developed. Federal Public Law 106-31 mandated reinstatement of the Record of Decision for the Crown Jewel Project and approval of the plan of operations, which had respectively been revoked and denied based upon the Solicitor?s opinion. An appeal of the approval of the plan of operations by project opponents has been denied.

G. Regulation

The development, production and sale of minerals is subject to federal, state, provincial and local regulation in a variety of ways, including environmental regulation and taxation. Federal, state, and local environmental regulations generally have a significant effect on all companies, including Crown, engaged in mining or other extractive activities, particularly with respect to the permitting requirements imposed on such companies, the possibilities of project delays, and the increased expense required to comply with such regulations. Crown believes it is in substantial compliance with all such regulations in all the jurisdictions in which it operates.


Crown is subject to income taxes, state and local franchise taxes, personal property taxes, and state severance taxes levied by various governmental units in the countries in which Crown operates. State severance taxes vary between the states and, within a single state, the amount of tax, based on a percentage of the value of the mineral being extracted, varies from mineral to mineral. Crown's operations are also subject to taxation by each locality in which it owns mineral properties or does business.

The domestic exploration programs conducted by Crown are subject to federal, state and local environmental regulations. A substantial portion of Crown's mining claims are on U.S. public lands. The United States Forest Service (?USFS?) and Bureau of Land Management (?BLM?) extensively regulate mining operations conducted on public lands. Most operations involving the exploration for minerals are subject to existing laws and regulations relating to exploration procedures, safety precautions, employee health and safety, air quality standards, pollution of stream and fresh water sources, odor, noise, dust, and other environmental protection controls adopted by federal, state, and local governmental authorities as well as the rights of adjoining property owners. Crown may be required to prepare and present to federal, state, or local authorities data pertaining to the effect or impact that any proposed exploration or mining activity may have upon the environment. All requirements imposed by any such authorities may be costly and time-consuming and may delay commencement or continuation of exploration or production operations.

Future legislation and regulations are expected to continue to emphasize the protection of the environment and, as a consequence, the activities of Crown may be more closely regulated to further the cause of environmental protection. Such legislation and regulations, as well as future interpretation of existing laws, may require substantial increases in capital and operating costs to Crown and delays, interruptions, or a termination of operations, the extent of which cannot be predicted.

Bills proposing major changes to the mining laws of the United States have been considered by Congress. If these bills, which may include royalty fees or net profits interests, are enacted in the future, they could have a significant effect on the ownership and operation of patented and unpatented mining claims in the United States including claims owned or held by Crown. Although it is not possible to predict whether or in what form Congress might enact changes to the mining laws, amendments to current laws and regulations governing operations and activities of mining companies or more stringent implementation thereof could have a material adverse impact on Crown.



Applicable laws and regulations require Crown to make certain capital and operating expenditures to maintain current operations and initiate new operations. Crown's estimate of expenditures required to comply with applicable regulations are included in all of its budgets for its projects. Although these costs are difficult to determine, Crown is not currently aware of any expenditures that are required in excess of budgeted amounts. Crown incurs expenditures for land reclamation undertaken in the normal course of operations in compliance with federal and state land restoration laws and regulations. Under certain circumstances, it may be required to close an operation until a particular problem is remedied or to undertake other remedial actions. However, Crown is not aware of the existence of any such circumstances at this time.

H. Gold Price

The future profitability of Crown's operations is significantly dependent on the price of gold. The gold price has fluctuated widely over time due to factors beyond Crown's control and, in the third quarter of 1999, reached a twenty-year low of $251 per ounce. The gold price has continued to remain at depressed levels since 1999. Many factors influence the price of gold including interest rates, rate of inflation, the strength of the U.S. dollar in relation to other currencies, supply and demand, economic conditions, and political turmoil. Crown cannot predict whether gold prices will remain at a level at which its reserves can be mined profitably.

I. Insurance

The gold mining industry is subject to risks of human injury, environmental liability and loss of assets. Crown maintains insurance coverage consistent with industry practice, but can give no assurance that this level of insurance can cover all risks of harm to Crown associated with being involved in the mining business.

X. TAX CONSEQUENCES OF THE PLAN

The following discussion is a summary of certain anticipated material U.S. federal income tax consequences of the Plan for the Debtor, the holders of the Debtor?s Subordinated Debentures, and the holders of the Debtor?s Common Stock. This discussion is based on the Internal Revenue Code of 1986, as amended to the date hereof (the ?Tax Code?), treasury regulations promulgated and proposed thereunder, judicial decisions and published administrative rules and pronouncements of the Internal Revenue Service (?IRS?) as in effect on the date hereof. Due to the complexity of certain aspects of the Plan, the lack of applicable legal precedent, the possibility of changes in the law, the differences in the nature of the Claims, the status of the holders of the Debtor?s Subordinated Debentures and the method of accounting and the potential for disputes as to legal and factual matters with the IRS, the tax consequences described herein are subject to significant uncertainties. No legal opinions have been requested from counsel with respect to any of the tax aspects of the Plan and no rulings have been or will be requested from the IRS with respect to any of the issues discussed below. Furthermore, legislative, judicial or administrative changes may occur, perhaps with retroactive effect, which could affect the accuracy of the statements and conclusions set forth below as well as the tax consequences to the Debtor, the holders of the Debtor?s Subordinated Debentures, and the holders of the Debtor?s Common Stock.



This discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to the Debtor, the holders of the Debtor?s Subordinated Debentures, and the holders of the Debtor?s Common Stock, in light of their individual circumstances; nor does the discussion deal with tax issues with respect to taxpayers subject to special treatment under the U.S. federal income tax laws (including, for example, banks, governmental authorities or agencies, pass-through entities, brokers and dealers in securities, insurance companies, financial institutions, tax-exempt organizations, small business investment companies, regulated investment companies and foreign taxpayers). This discussion does not address the tax consequences to creditors that are not holders of the Debtor?s Subordinated Debentures, or to such holders who did not acquire their Claims at the issue price on original issue. No aspect of foreign, state, local or estate and gift taxation is addressed.

THE FOLLOWING SUMMARY IS NOT A SUBSTITUTE FOR CAREFUL TAX
PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF THE DEBTOR?S SUBORDINATED DEBENTURES OR HOLDERS OF THE DEBTOR?S COMMON STOCK. EACH SUCH HOLDER IS URGED TO CONSULT WITH HIS, HER OR ITS TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

A. Tax Consequences To Debtor

The Debtor believes that its net operating losses (?NOLs?), together with the NOLs of the other members of its U.S. consolidated group, were $22,678,773 as of January 1, 2001. The amount of these NOLs, however, remains subject to examination in future taxable years, and there is no assurance that they may not be reduced or substantially limited by the IRS. In addition, as discussed below, the amount of the NOLs will be reduced in connection with certain discharges of indebtedness resulting from consummation of the Plan. Furthermore, the availability of the NOLs is expected to be subject to the limitations of Tax Code
Section 382, as discussed below.

1. Discharge Of Indebtedness

Under the Tax Code, a taxpayer generally must include in gross income the amount of any cancellation of indebtedness (?COD?) income that is realized during the taxable year. COD income is the difference between the amount of the taxpayer?s indebtedness that is canceled and the amount or value of the consideration exchanged therefor. Section 108 of the Tax Code, however, provides that a debtor in a bankruptcy proceeding is not required to recognize COD income (the ?Bankruptcy Exception?), but must instead reduce certain of its ?Tax Attributes? by the amount of unrecognized COD income. ?Tax Attributes? include NOLs, capital losses and loss carryovers, certain tax credits and, subject to certain limitations, the tax basis of property. The Tax Attributes are not reduced, however, until after the tax for the year of discharge has been determined. COD income is also not recognized with respect to the discharge of indebtedness which, if paid, would have given rise to a deduction.

As a result of consummation of the Plan, a portion of the Debtor?s aggregate outstanding indebtedness may be considered discharged for U.S. federal income tax purposes. It is expected that any COD income realized by the Debtor will be applied against and reduce the amount of the Debtor?s NOLs.



2. Section 382 Limitation On Use Of NOLs And Future Deductions

Section 382 of the Tax Code limits or eliminates the ability of a loss corporation to utilize NOLs and certain so called ?Built-In Losses or Deductions? following a more than fifty percent (50%) change in corporate ownership within a three-year period (an ?Ownership Change?). The general rule is that following an Ownership Change, the maximum amount of a corporation?s NOL that can be used in any post-change year is equal to the value of the stock of the corporation immediately prior to such Ownership Change, multiplied by the federal tax exempt rate (the ?Annual Limitation?). If, however, a corporation does not continue its business enterprise for two years following the date of its Ownership Change, such corporation will generally not be able to use any of its NOLs. Further, if there is a net ?Built-In Loss? (generally, the amount by which a company?s tax basis for its assets exceeds the fair market value of such assets on the date of the Ownership Change) or there are ?Built-In Deductions? (generally, any amounts which are allowable as deductions following an Ownership Change, but which are attributable to events occurring prior to the Ownership Change), any losses or deductions realized within the five-year period following an Ownership Change (which are attributable to such ?Built-In Losses? or ?Built-In Deductions?) are also subject to the Annual Limitation.

Although the determination of whether there is an Ownership
Change is highly fact specific and dependent upon circumstances which are difficult accurately to assess, the Debtor expects that a Ownership Change will occur pursuant to the Plan. If, as expected, the Plan causes an Ownership Change, then, to the extent not reduced by the amount of realized COD income, the use of the remaining NOLs will be subject to the Section 382 limitation.

B. Tax Consequences To Holders Of Subordinated Debentures

Tax consequences of the consummation of the Plan to the holders of the Debtor?s Subordinated Debentures will depend on many factors, including, but not limited to, each holder?s method of accounting. Certain tax consequences upon receipt of cash or other property allocable to interest are discussed below, as are the tax consequences of the exchange of the Subordinated Debentures for cash and for the promissory notes issued pursuant to the terms of the Plan.

1. Receipt Of Interest

The extent to which consideration distributable under the Plan is allocable to interest is uncertain.



A holder who, under its accounting method, was not previously required to include in income accrued but unpaid interest attributable to existing Claims, and who exchanges its interest Claim for cash, or other property pursuant to the Plan, will be treated as receiving ordinary income to the extent of any consideration it receives that is allocable to such interest, regardless of whether that holder realizes an overall gain or loss as a result of the exchange of its existing Claims. A holder who had previously included in income accrued but unpaid interest attributable to its existing Claims will recognize a loss to the extent such accrued but unpaid interest is not satisfied in full. For purposes of the above discussion, ?accrued? interest means interest which was accrued while the underlying Claim was held by such holder.

2. Certain Other Consequences Of Exchange Of Subordinated
Debentures

The holders of the Subordinated Debentures may recognize gain or loss, or may be allowed a bad debt deduction, upon the exchange of the Subordinated Debentures for cash and for the promissory notes issued pursuant to the Plan. EACH SUCH HOLDER IS URGED TO CONSULT WITH HIS, HER OR ITS TAX ADVISOR REGARDING WHETHER THE HOLDER WILL RECOGNIZE ANY SUCH GAIN, LOSS OR DEDUCTION AND THE CHARACTER OF SUCH GAIN, LOSS OR DEDUCTION.

C. Tax Consequences To Holders Of Common Stock

Pursuant to the Plan, the holders of the Debtor?s Common Stock will retain their Common Stock. Accordingly, the consummation of the Plan will not result in a taxable event to such holders. And, the Common Stock holders will not recognize any gain or loss as a result of the transactions contemplated by the Plan and their holding period in their Common Stock will include their holding period in such stock prior to the consummation of the Plan.

XI.  THE TRUST INDENTURE ACT OF 1939

The Plan provides for the issuance of the Convertible Secured
Notes and the Convertible Subordinated Notes (hereafter the ?Notes?) to the holders of the Subordinated Debentures. The Notes are being issued pursuant to Indenture No. One and Indenture No. Two. The Debtor believes that the issuance of the Notes pursuant to Indenture No. One and Indenture No. Two is exempt from the Trust Indenture Act of 1939 (?Act?) pursuant to Section 304(a)(9) of the Act. However, the Debtor believes that the issuance of the Notes nonetheless complies with the provisions of the Act.

XII.  EFFECT OF UNITED STATES SECURITIES LAWS

A. Pre-Bankruptcy Overview

Prior to the filing of the Debtor?s Chapter 11 case, the Debtor and the class 4 holders of the Debtor?s 1991 Subordinated Debentures negotiated the terms and conditions of the treatment of class 4 under the Plan. However, prior to such filing, the Debtor did not solicit acceptance or rejection of the Plan from the members of class 4.



Section 5 of the Securities Act of 1933 (?Securities Act?)
provides generally that no person may offer or sell securities in the United States unless: (i) the securities are exempt from registration, (ii) the transaction is exempt from registration, or
(iii) the securities are registered with the Securities and Exchange Commission. Section 3(a)(9) of the Securities Act provides an exemption from Section 5 for securities exchanged by an issuer exclusively with its existing security holders where no commission is paid for soliciting the exchange. The term ?security? includes, inter alia, stock, bonds, warrants, options and debentures. Thus, pre-bankruptcy negotiations between the Debtor and the class 4 holders of the Subordinated Debentures fall within the scope of this exemption and are in compliance with the provisions of Section 5 of the Securities Act.

B. Post-Bankruptcy Overview

Section 1125(b) of the Bankruptcy Code prohibits post-bankruptcy solicitation of acceptances or rejections of the Plan until the Debtor has provided to the holders of impaired creditor Claims and impaired shareholder interests a copy of this Statement approved by the Court. Thereafter, Section 1125(e) of the Bankruptcy Code provides a safe harbor from federal and state securities laws for the solicitation of votes on the Plan. The Court has entered its order approving the adequacy of this Statement. Therefore, the Debtor may seek acceptance of the Plan from impaired classes pursuant to the safe harbor provisions of
Section 1125 of the Bankruptcy Code.

The Plan provides for the issuance of the following securities to the Debtor?s creditors and shareholders (hereafter collectively the ?Exchange Securities?):

Recipient of Exchange Securities		Description of
Exchange Securities

Class 4 holders of the         			Warrants,
Convertible Secured Notes, 	Subordinated Debentures
	Convertible Subordinated Notes and rights
					to convert debt to Common Stock

Class 6 holders of Common Stock		Common Stock

Section 1145 of the Bankruptcy Code exempts the issuance of the Exchange Securities from the registration requirements of: (i) the Securities Act, and (ii) applicable state law. The issuance of the Exchange Securities under the Plan raises several legal issues under the Bankruptcy Code and the Securities Act, which are discussed below.

1. Bankruptcy Code Section 1145 Exemption From Securities Act
Registration Of 	    Exchange Securities Issued Under The Plan

Section 1145 of the Bankruptcy Code provides that state and federal registration requirements do not apply to the issuance of securities by a debtor (or its successor) under a plan of reorganization to the holders of: (i) claims against or interests in the debtor or (ii) principally in exchange for such Claims or interests and property. With certain exceptions discussed below, recipients of such securities may resell them without restriction.




(a)	Issuance.	Section 1145 of the Bankruptcy Code exempts the
original issuance of securities under a plan of reorganization from registration under the Securities Act and applicable state law.
For the original issuance to be exempt, three principal requirements must be satisfied: (i) the securities must be issued by the debtor or its successor ?under a plan? of reorganization;
(ii) the recipients of the securities must hold a claim against the debtor, an interest in the debtor, or a claim for an administrative expense against the debtor; and (iii) the securities must be issued entirely in exchange for the recipient?s claim against or interest in the debtor, or ?principally? in such exchange and ?partly? for cash or property.

The Debtor believes that the contemplated issuance of the Exchange Securities under the Plan will satisfy all three conditions because: (i) the Exchange Securities to be issued are securities of the Debtor; (ii) the issuance would be specifically mandated under the Plan; (iii) the recipients would be holders of ?claims? or ?interests? in the Debtor; and (iv) the recipients would obtain the Exchange Securities in exchange for such claims or interests, or principally for such claims and interests and partly for property.

(b)	Resale.	Although the resale of the Exchange Securities
by the recipients would be exempt from registration in most circumstances, certain recipients of the Exchange Securities (those recipients who may be deemed ?underwriters? as defined under
Section 1145(b) of the Bankruptcy Code) may be unable to resell them absent registration of those Exchange Securities under the Securities Act and applicable state law. The Debtor recommends that creditors and shareholders affected by this risk consult their own counsel.

Section 1145(b) of the Bankruptcy Code defines four types of ?underwriters?: (i) a person who purchases a claim against, interest in, or claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest; (ii) a person who offers to sell securities offered under a plan for the holders of such securities;
(iii) a person who offers to buy such securities from the holders of them, if the offer is (1) with a view to distributing them or
(2) made under a distribution agreement; and (iv) a person who is an ?issuer? with respect to the securities, as the term ?issuer? is defined in Section 2(11) of the Securities Act. Under Section 2(11), an ?issuer? includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control with it.

Whether a person is an ?issuer?, and therefore an ?underwriter?, for purposes of Section 1145(b) of the Bankruptcy Code, depends on a number of factors. These include: the person?s equity interest in the debtor; the distribution and concentration of other equity interests in the debtor; whether the person is an officer or director of the debtor; whether the person, either alone or acting in concert with others, has a contractual or other relationship giving that person power over management policies and decisions of the debtor; and whether the person actually has such power notwithstanding the absence of formal indicia of control. An officer or director of the debtor may be deemed a controlling person, particularly if his/her position is coupled with ownership of a significant percentage of voting stock. In addition, the legislative history of Section 1145 of the Bankruptcy Code suggests that a creditor with at least 10% of the securities of a debtor could be deemed a controlling person.



To the extent that persons deemed ?underwriters? receive securities pursuant to the plan, resales by them would not be exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act. Given the complex, subjective nature of the question of whether a particular holder may be an underwriter, the Debtor makes no representation concerning the right of any person to trade the Exchange Securities the Debtor will issue under the Plan. The Debtor recommends that potential recipients of Exchange Securities issued under the Plan consult their own counsel concerning whether they may freely trade the Exchange Securities.

2. Sections 12 And 16(b) Of The Securities Exchange Act

Regardless of whether Exchange Securities issued under the Plan are registered under the Securities Act, the Debtor anticipates that its Common Stock will continue to be registered under Section 12 of the Securities Exchange Act of 1934 (?Exchange Act?). Such registration is a prerequisite to obtaining listing on NASDAQ. Even if the Debtor cannot list its common stock, continued registration under the Exchange Act will be required if Debtor has more than $1 million in total assets and 300 stockholders. Debtor currently exceeds these criteria and expects that it will continue to exceed these criteria and thus will continue to be obligated under the Exchange Act to comply with the SEC?s periodic reporting requirements.

Section 16(a) of the Exchange Act requires officers, directors, and 10% shareholders of Debtor to file a Form 3 with the SEC immediately subsequent to such person becoming an officer, director, or 10% shareholder, and, thereafter, to report changes in such person?s equity holdings in the Debtor to the SEC on Form 4.

Section 16(b) of the Exchange Act will also apply to certain transactions in the Exchange Securities by any officer, director, or beneficial owner of more than 10% of the Exchange Securities of Debtor. Under Section 16(b), any profits made by such a person by virtue of any purchase and any sale of the Debtor?s Exchange Securities within a period of less than six months will inure to the benefit of the Debtor, which may sue to recover such profit. A shareholder may initiate a derivative suit for the same purpose.

Although the law in the area is unclear, it is possible that the receipt of Exchange Securities issued by the Debtor under the Plan in exchange for Claims against or interests in the Debtor could constitute a ?purchase? for purposes of Section 16(b). Accordingly, any person subject to Section16(b) at the time of such a ?purchase? likely could not sell any of such Exchange Securities less than six months thereafter at a profit without incurring a liability for the amount of any such profit. The Debtor recommends that any person who may be subject to Section16(b) consult with counsel if he/she intends to sell securities received under the Plan in less than six months.

XIII. ALTERNATIVES TO CONFIRMATION OF THE PLAN

If Confirmation of the Plan is denied by the Court, the Court may, in its discretion: (1) permit the Debtor to modify the Plan and again seek acceptance and Confirmation of the amended Plan, (2) convert the Chapter 11 case to a Chapter 7 case wherein a trustee would be appointed to liquidate the Debtor's assets, or (3) dismiss the Chapter 11 case.



XIV. CONCLUSION

The Debtor believes the Plan provides the best means for paying its creditors and providing value to its shareholders and urges you to cast a vote accepting the Plan.

Crown Resources Corporation,
   	a Washington corporation,
   	Debtor


By:

      	Christopher Herald, CEO


Rubner Padjen and Laufer LLC



Paul D. Rubner, Esq. #1261
Joel Laufer, Esq. #7728
Robert Padjen, Esq. #14678
Attorneys for Debtor
600 Broadway, Suite 2600
Denver, Colorado  80202
Telephone (303) 830-3172
Facsimile (303) 830-3135



Disclosure Statement Exhibits



1.

Plan

2.

Crown Resources Corporation ? Corporate
Structure

3.

Summary Compensation Table

4.

Senior Note Security Interests

5.

Post-Reorganization Dilution Scenarios

6.

Crown Resources Corporation 2000 Form 10-K

7.

Crown Resources Corporation 2001 Form 10-K

8.

Permitting Time Line And Cost Estimate

9.

Cash Flow Projections

10.

Pro-Forma Balance Sheet

11.

Proposed Board Member Resumes

12.

Liquidation Analysis





                    Exhibit 10.30
                           Exhibit 1 Plan
                           Exhibit A

Convertible Note Purchase Agreement (incorporated by reference to
Exhibit 10.29 to Crown Resources Coroporation's Form 10-Q for the quarter ended September 30, 2001.



                                          Exhibit 10.30

						Exhibit 1 Plan
Exhibit B

DISBURSING AGREEMENT

	This Disbursing Agreement (this "Agreement"), effective
_____________ is entered into between WELLS FARGO BANK MINNESOTA,
NATIONAL ASSOCIATION, a national banking association ("Wells
Fargo") and CROWN RESOURCES CORPORATION , a corporation organized under the laws of the state of Washington (the
"Company").

RECITALS

FIRST: In the chapter 11 case known as In re Crown Resources Corporation, Case No. _________, the Company filed a Joint Plan of Reorganization dated October 30, 2000 (the "Plan"). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan. The Plan was approved by the United States Bankruptcy Court for the District of Colorado on __________________.

SECOND: Pursuant to the Plan, the Company is obligated to make certain distributions of Secured Notes, Unsecured Notes, Warrants
(collectively the "Notes") and cash of Allowed Class 4 Claims.

THIRD:  The Company desires to appoint Wells Fargo as Disbursing
Agent for those Allowed Classes listed in the second paragraph of these Recitals, and Wells Fargo is willing to accept the appointment subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the Company and Wells
Fargo agree as follows:

1.	Appointment and Acceptance of Disbursing Agent.  The Company
hereby appoints Wells Fargo as Disbursing Agent to act in accordance with the instructions set forth in this Agreement and the Plan. Wells Fargo hereby accepts such appointment and agrees to be bound by and comply with the terms of this Agreement.

2.	Establishment of Accounts.  Wells Fargo shall establish the
Crown Resources Corporation Claims Distribution Reserve pursuant to Article VII of the Plan. The Claims Distribution Reserve shall comprise of an account which shall be designated the Allowed Claims Distribution Account (the "Account") to receive, hold and invest the cash distribution amounts and Notes of the Company provided for under the Plan. The Company shall, seven days prior to the initial distribution, initially fund the Account in the amount of $1,000,000.

3.	Investment of Funds.  Wells Fargo is hereby authorized and
directed to invest funds in the Account and any interest thereon, pursuant to the Agency and Custody Account Direction for Cash
Balances form attached hereto as Exhibit A.

4.	Distributions to Holders of Class 4 Claims.  The
distribution of cash and Notes to Allowed Claims in the above classes shall be made in accordance with the following:

(a)	As soon as practicable after signing this Agreement,
the Company shall furnish to Wells Fargo the holder list for the Company's 5.75% Convertible Subordinated Debentures dated August
27, 1991 (the "Debentures") as of the Record Date;

(b)	With respect to Debentures not listed by the Company,
Wells Fargo shall coordinate with the Company and, to the extent necessary, with Bankers Trust Company, the Indenture Trustee, to effect an exchange of the Debentures for Notes and cash;

(c)	With respect to the Debenture holders identified in the
record holder list provided by the Company in (a) above, as soon as practicable after the execution of this Agreement and Effective Date, Wells Fargo shall cause to be mailed to such holders a Letter of Transmittal (attached hereto as Exhibit B1).
 Holders will be required to surrender their Debentures by delivering them to Wells Fargo, along with properly executed Letters of Transmittal, for such holders to receive the distribution they may be entitled to under the Plan;

(i)	Wells Fargo will examine each Letter of
Transmittal and certificate received for the Debentures to ascertain whether: (A) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with the instructions set forth therein and (B) that the Debentures have otherwise been properly tendered;

(ii)	In the case of properly completed and returned
Letters of Transmittal and tendered Debentures and the claimant is in Class 4, Wells Fargo shall make a cash distribution to such claimant as indicated on the Letter of Transmittal;

		(iii)	In each case where the Letters of Transmittal
or any other documents have been improperly completed or executed, or certificates for the Debentures are not in proper form for transfer, or some other irregularity in connection with the tender or acceptance of the Debentures exists, Wells Fargo will endeavor, subject to the terms and conditions of the Plan, to advise the tendering holder(s) of the irregularity and to take any other action as may be necessary or advisable to cause such irregularity to be corrected. Wells Fargo may, from time to time, seek direction from the Company with respect to any irregularity or action as may be necessary or advisable to cause such irregularity to be corrected. Notwithstanding the above, Wells Fargo shall seek direction from the Company with respect to irregularities that have not been cured in accordance with the terms of this Agreement, but Wells Fargo shall not be under any duty to give notification of all irregularities with respect to tenders or incur any liability for failure to give any such notification;

(iv)	With the written approval of the Company, Wells
Fargo shall be authorized to waive any irregularities in connection with a tender of Debentures pursuant to the Plan;

(v)	Tenders of the Debentures shall be considered
properly tendered only when tendered in accordance with the procedures set forth in the Letters of Transmittal.
Notwithstanding the provisions of this paragraph, Debentures that have been approved pursuant to Section 4(c)(iv) above shall be deemed as properly tendered; and

(vi)	Wells Fargo shall deliver surrendered Debentures
to the Company for cancellation.

(d)	In the case of cash distributions, checks shall be
drawn on a Wells Fargo controlled demand deposit account
("DDA") and sufficient funds shall be transferred by Wells
Fargo from the Account to such DDA to cover such checks;

(e)	Cash distributions will be transmitted by United States
Post Office First Class Mail;

(f)	Prior to making any distributions of Stock or cash,
Wells Fargo shall: (i) furnish to the Company a Disbursement Report listing the aggregate principal amount of Debentures tendered, and the aggregate amounts of Stock or cash to be distributed and (ii) the Company shall direct Wells Fargo to make such distribution in an Approval Letter. Distributions to holders of Allowed Claims that have properly tendered shall be made as soon as practicable, but no more frequently than every two weeks.

5.	Disputed Claims.  Stock held on account of Disputed Claims
shall be held in the Reserve by Wells Fargo until such time as the Company directs Wells Fargo that such claim(s) have been reclassified as an Allowed Claim.

6.	Information Letter.  At the direction of the Company, Wells
Fargo shall cause an information letter to be delivered with the distributions in such form and content as provided by the Company
(the "Information Letter").

7.	Unclaimed and Undeliverable Distributions.

(a)	If any Creditor distribution is returned as
undeliverable, no further distributions to such Creditor shall be made unless and until Wells Fargo is informed in writing by the Company, its agents, the Indenture Trustee, or the claimant of the claimant's current address, at which time missed distributions shall be made to the claimant without interest.
The Company and Wells Fargo shall have no duty to attempt to locate any holder of an Allowed Claim. If any holder of a claim or interest entitled to a distribution directly from the Disbursing Agent under the Plan cannot be located on or after the Initial Distribution Date, such distributions shall be set aside and maintained by Wells Fargo. If such holder is located within two years of the Effective Date, such distribution shall be distributed to such holder. In the case any holders cannot be located within two years of the Effective Date, any unclaimed and undeliverable distribution shall become the property of and shall be released to the Company.

(b)	Pending the transfer or distribution of the Notes,
Wells Fargo will cause all of the Notes held by it in its capacity as Disbursing Agent to be: (i) represented in person or by proxy at each meeting of the respective Noteholders of the Company; and (ii) Wells Fargo will abstain from voting on any matter to come before such meeting.

8.	1099 Tax Reporting.  The Company shall be solely responsible for determining any tax reporting to Claimants receiving distributions made under this Agreement. The Company shall instruct Wells Fargo with respect to 1099 reporting by (a) specifying in writing the version(s) of IRS Form 1099 to be distributed, (b) furnish any information required in such IRS
Form 1099 and (c) any additional information as may be reasonably requested by Wells Fargo in connection with this section. Wells Fargo shall print and mail IRS Form 1099s to claimants receiving distributions in accordance with the Company's instructions.
Wells Fargo may rely conclusively upon the Company's representations regarding tax reporting.

9.	Scope of Disbursing Agent's Duties.  Wells Fargo:

(a)	Shall have no duties or obligations other than those
specifically set forth in
this Agreement or as may be subsequently agreed to by the Company and Wells Fargo in writing;

(b)	May rely upon any certificate, instrument, opinion,
notice, letter, telegram or other document or security delivered to Wells Fargo by the Company and reasonably believed by Wells Fargo to be genuine and to have been signed by the proper party or parties;

	(c)	Shall not be obligated to take legal action hereunder
which might in Wells Fargo's reasonable judgment involve any expense or liability, unless Wells Fargo shall have been furnished with indemnity reasonably satisfactory to Wells Fargo;
provided, however, that Wells Fargo shall notify the Company promptly if Wells Fargo becomes aware of any situation that requires legal action to protect the interests of the Company;

	(d)	May act upon any tender, statement, request, comment,
agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which Wells Fargo believes in good faith to be genuine and to have been signed or represented by a proper person or persons acting in a fiduciary or representative capacity (so long as proper evidence of such fiduciary's or representative's authority so to act is submitted to Wells Fargo) and Wells Fargo examines and reasonably concludes that such evidence properly establishes such authority; except to the extent arising out of Wells Fargo's bad faith, gross negligence or willful misconduct;

	(e)	May consult with the Company's or its own counsel with
respect to any questions relating to Wells Fargo's duties and responsibilities, and the written opinion of such counsel shall be full and complete authorization and protection in respect of certain action taken, suffered or omitted to be taken by Wells
Fargo hereunder in good faith and in accordance with the written opinion of such counsel; and

(f)	Shall not obligated and is not authorized to take any
actions in connection with the Account, the interest earned thereon or any other consideration held for distribution except as are expressly set forth in this Agreement or as provided in the Plan.

10.	Indemnification.

(a)	The Company hereby agrees to protect, defend, indemnify
and hold harmless Wells Fargo against and from any and all costs, losses, liabilities, expenses (including reasonable counsel fees and disbursements) and claims imposed upon or asserted against Wells Fargo on account of any action taken or omitted to be taken by Wells Fargo in connection with its acceptance of or performance of its duties under this Agreement and the documents related thereto as well as the costs and expenses of defending itself against any claim or liability arising out of or relating to this Agreement and the documents related thereto. This indemnification shall survive the release, discharge, termination, or satisfaction of this Agreement. Anything in this Agreement to the contrary notwithstanding, the Company shall not be liable for indemnification or otherwise for loss, liability, cost or expense to the extent arising out of Wells Fargo's bad faith, gross negligence or willful misconduct. The Company shall not be liable under this indemnification agreement with respect to any claim against Wells Fargo unless the Company shall be notified by Wells Fargo, by letter, of the written assertion of a claim against Wells Fargo or of any other action commenced against Wells Fargo, promptly after Wells Fargo shall have received any such written assertion or shall have been served with a summons in connection therewith. Wells Fargo agrees that, without the prior written consent of the Company (which consent will not be unreasonably withheld), it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought in accordance with the indemnification provision of this Agreement (whether Wells Fargo or the Company or any of its directors, officers and controlling persons is an actual or potential party to such claim, action or proceeding).

(b)	In the event Wells Fargo becomes involved in any
litigation in which an adverse result may give rise to the Company's obligation to indemnify hereunder, Wells Fargo will give prompt written notice to the Company of the pendency of such litigation, and the Company shall have the right at any time to participate in and control the contest and defense of such litigation at its own cost and expense, including the cost and expense of attorneys' fees in connection therewith.

11.	Term of Agreement.  This Agreement shall remain in full
force and effect until the later of (a) 60 days after notice of termination has been given by either party, or (b) upon the disbursement of all the cash and Notes made under the Plan and the completion of all tax reporting requirements for distributions made under the Plan. Upon termination of this Agreement, Wells Fargo shall distribute any undelivered cash and Stock pursuant to written instructions received from the Company.

12.	Fees and Expenses.  For its services, Wells Fargo shall be
entitled to compensation from the Company in accordance with Exhibit C attached hereto.

13.	Notices.  All notices, directions, requests, demands, and
other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given; (b) on the day of transmission if sent by facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; (c) on the day after delivery to an overnight courier or the express mail service maintained by the United States Postal Service; or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:

	IF TO THE COMPANY:



	WITH A COPY TO:



	IF TO WELLS FARGO:

		Wells Fargo Bank Minnesota, N.A.
		Customized Fiduciary Services
		Sixth and Marquette; N9303-120
		Minneapolis, Minnesota 55479
		Attention:  Corporate Trust Services

If either the Company or Wells Fargo receives any notice of any third party claim against amounts to be distributed to a holder of an Allowed Claim pursuant to this Agreement, a copy of the notice shall be immediately forwarded to the other party.

14.	Successors and Assigns.  Neither party hereto shall assign
this Agreement or any rights or obligations hereunder without the prior written consent of the party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

15.	Successor by Merger Wells Fargo.  Wells Fargo may not
assign its benefits or delegate its duties hereunder without the prior written consent of the Company; provided, however, that if Wells Fargo merges, or converts into or consolidates with any entity that (a) is a corporation organized and doing business under the laws of the United States of America or any state thereof; (b) is subject to supervision or examination by Federal or State authority; and (c) has a combined capital surplus of at least $50,000,000, no such consent will be necessary for any such successor to act as exchange agent. Subject to the preceding sentence, any corporation or association into which Wells Fargo may be merged, or with which it may be consolidated, or to which it may sell, lease or transfer its corporate trust business and assets as a whole or substantially as a whole, shall be and become successor disbursing agent hereunder and shall be vested with all the trusts, powers, rights, obligations, duties, remedies, immunities and privileges hereunder as was its predecessor, without the execution or filing of any instrument on the part of any of the parties hereto; provided, however, that Wells Fargo shall notify the Company in writing of any impending merger, consolidation or disposition of its corporate trust business reasonably in advance of its consummation, and the Company shall have the right to terminate this Agreement upon 60 days written notice delivered to Wells Fargo.

16.	Successor by Merger Company.	The Company may not
assign its benefits or delegate its duties hereunder without the prior written consent of Wells Fargo; provided, however, that any corporation into which the Company may be merged, or with which it may be consolidated, or to which it may sell, lease or transfer its assets as a whole or substantially as a whole, shall be and become successor Company hereunder and shall be vested with all the powers, rights, obligations, duties, remedies, immunities and privileges hereunder as was its predecessor, without the execution or filing of any instrument on the part of any of the parties hereto; provided, however, that the Company shall notify Wells Fargo in writing reasonably in advance of its consummation.

17.	Governing Law; Jurisdiction.  This Agreement shall be
construed, performed, and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. Each party hereby consents to the personal jurisdiction and venue of federal or state courts in the State of Delaware in respect of any claims based upon or arising out of this Agreement.

18.	Severability.  In the event that any part of this Agreement
is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

19.	Amendments; Waivers.  This Agreement may be amended or
modified, and any of the provision, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

20.	Entire Agreement.  This Agreement contains the entire
understanding among the parties hereto with respect to Wells Fargo's role as the Disbursing Agent with respect to distributions of cash and Stock and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written.

21.	Section Headings.  The section headings in this Agreement
are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.


22.	Counterparts.  This Agreement may be executed in
counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

_______________________________________:



		By: __________________________________


		Its: __________________________________


WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION



		By: __________________________________


		Its: __________________________________





                                                Exhibit 10.30

                           Exhibit 1 Plan
                           Exhibit C








CROWN RESOURCES CORPORATION,

CROWN RESOURCE CORP. OF COLORADO

AND


BANKERS TRUST COMPANY,

AS TRUSTEE




10% Secured Convertible Promissory Notes due 2006



INDENTURE


Dated as of __________, 2002




TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS	4
Section 1.1	Definitions.	4
Section 1.2	Other Definitions.	7
Section 1.3	Incorporation by Reference of Trust Indenture Act	8
Section 1.4	Rules of Construction	8
ARTICLE II THE CONVERTIBLE SECURED NOTES	8
Section 2.1	Form and Dating	8
Section 2.2	Execution and Authentication	9
Section 2.3	Registrar, Paying Agent and Conversion Agent	9
Section 2.4	Paying Agent to Hold Money in Trust	9
Section 2.5	Holder Lists	10
Section 2.6	Transfer and Exchange	10
Section 2.7	Replacement Convertible Secured Notes	10
Section 2.8	Outstanding Convertible Secured Notes	11
Section 2.9	When Treasury Convertible Secured Notes Disregarded	11
Section 2.10	Cancellation	11
Section 2.11	Defaulted Interest	12
Section 2.12	CUSIP Numbers	12
ARTICLE III REDEMPTION	12
Section 3.1	Notices to Trustee	12
Section 3.2	Selection of Convertible Secured Notes to be Redeemed	12
Section 3.3	Notice of Redemption	13
Section 3.4	Effect of Notice of Redemption	14
Section 3.5 	Deposit of Redemption Price	14
Section 3.6	Convertible Secured Notes Redeemed in Part	14
Section 3.7	Conversion Arrangement On Call For Redemption	14
ARTICLE IV COVENANTS	15
Section 4.1	Payment of Convertible Secured Notes	15
Section 4.2	Commission Reports; Certificates and Opinions	16
Section 4.3	Compliance Certificate	16
Section 4.4	Maintenance of Office or Agency	16
Section 4.5	Continued Existence	17
Section 4.6	Appointments to Fill Vacancies in Trustee's Office	17
Section 4.7 	Stay, Extension and Usury Laws	17
Section 4.8	Money for Convertible Secured Note Payments to be Held in Trust	17
Section 4.9	Limitations on Liens	18
Section 4.10	Limitations on Merger and Consolidation	18
Section 4.11	Limitation on Transactions with
Affiliates	18
Section 4.12	Investment Company Act	19
Section 4.13	Payment of Taxes and Other Claims	19
Section 4.14	Availability of Information	19
Section 4.15	Rule 144 Information; Listing	19
Section 4.16	Performance of Other Covenants	19
Section 4.17	Payments for Consent	19
Section 4.18	Reservation of Shares	20
Section 4.19	Liability Insurance	20
Section 4.20	Recording of Security Documents	20
ARTICLE V SUCCESSORS	20
Section 5.1	When the Company or Subsidiary May Merge, Etc.	20
Section 5.2	Successor Corporation Substituted	22
ARTICLE VI DEFAULTS AND REMEDIES	22
Section 6.1	Events of Default	22
Section 6.2	Acceleration	23
Section 6.3	Other Remedies	23
Section 6.4	Waiver of Past Defaults	23
Section 6.5	Control by Majority	24
Section 6.6	Limitation on Suits	24
Section 6.7	Rights of Holders to Receive Payment	24
Section 6.8	Collection Suit by Trustee	24
Section 6.9	Trustee May File Proofs of Claim	25
Section 6.10	Priorities	25
Section 6.11	Undertaking for Costs	25
Section 6.12	Waiver of Stay or Extension Laws	26
ARTICLE VII THE TRUSTEE	26
Section 7.1	Duties of the Trustee.	26
Section 7.2	Rights of the Trustee.	27
Section 7.3	Individual Rights of the Trustee	29
Section 7.4	Trustee's Disclaimer	29
Section 7.5	Notice of Defaults	29
Section 7.6	Reports by the Trustee to Holders	29
Section 7.7	Compensation and Indemnity	30
Section 7.8	Replacement of the Trustee	30
Section 7.9	Successor Trustee by Merger, Etc.	31
Section 7.10	Eligibility, Disqualification	31
Section 7.11	Preferential Collection of Claims
Against Company	31
ARTICLE VIII SATISFACTION AND DISCHARGE OF INDENTURE	32
Section 8.1	Discharge of Indenture	32
Section 8.2	Deposited Monies to be Held in Trust by Trustee	32
Section 8.3	Paying Agent to Repay Monies Held	32
Section 8.4	Return of Unclaimed Monies	33
Section 8.5	Reinstatement	33
ARTICLE IX AMENDMENTS	33
Section 9.1	Without the Consent of Holders	33
Section 9.2	With the Consent of Holders	34
Section 9.3	Revocation and Effect of Consents	35
Section 9.4	Notation On Or Exchange Of Convertible Secured Notes	36
Section 9.5	Trustee Protected	36
ARTICLE X GENERAL PROVISIONS	36
Section 10.1	Notices	36
Section 10.2	Communication by Holders With Other
Holders	36
Section 10.3	Certificate and Opinion as to Conditions
Precedent	37
Section 10.4	Statements Required in Certificate or
Opinion	37
Section 10.5	Rules by Trustee and Agents	38
Section 10.6	Legal Holidays	38
Section 10.7	No Recourse Against Others	38
Section 10.8	Counterparts	38
Section 10.9	Other Provisions	38
Section 10.10	Governing Law	39
Section 10.11	No Adverse Interpretation of Other
Agreements	39
Section 10.12	Successors	39
Section 10.13	Severability	39
Section 10.14	Table of Contents, Headings, Etc.	39
ARTICLE XI COLLATERAL AND SECURITY	39
Section 11.1	Collateral and Security Documents	39
Section 11.2	Authorization of Actions To Be Taken by
the Trustee Under the Security Documents	39
Section 11.3	Authorization of Receipt of Funds by the
Trustee Under the Security Documents	40
ARTICLE XII CONVERSION OF CONVERTIBLE SECURED NOTES	40
Section 12.1	Right to Convert	40
Section 12.2	Exercise of Conversion Privilege;
Issuance of Common Stock on Conversion; No
Adjustment for Interest or Dividends	41
Section 12.3	Cash Payments in Lieu of Fractional
Shares	42
Section 12.4	Conversion Price	42
Section 12.5	Adjustment of Conversion Price	42
Section 12.6	Taxes on Shares Issued	46
Section 12.7	Reservation of Shares	47
Section 12.8	Responsibility of Trustee	47
Section 12.9	Notice to Holders Prior to Certain
Actions	47



THIS INDENTURE, dated as of __________, 2002 is among Crown Resources Corporation, a Washington corporation (the
"Company"), and its wholly-owned subsidiary, Crown Resource
Corp. of Colorado, a Colorado corporation (the "Subsidiary"
and, together with the Company collectively referred to as the "Makers"), and Bankers Trust Company, as trustee (the
"Trustee"). The Makers, acting as joint and several issuers thereof, have duly authorized the creation of their 10% Convertible Secured Notes due 2006 (the "Convertible Secured Notes") and to provide therefor the Makers and the Trustee have duly authorized the execution and delivery of this Indenture. Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders from time to time.
ARTICLE I
DEFINITIONS
Section 1.1	Definitions.
"Affiliate" means, when used with reference to any
person, any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such person, as the case may be. For the purposes of this definition, "control" when used with respect to any specified person means the power to direct or cause the direction of management or policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled"
have meanings correlative of the foregoing.
"Agent" means any Registrar, Paying Agent, Conversion
Agent or coregistrar.
"Bankruptcy Law" means Title 11, U.S. Code or any
similar Federal or State law for the relief of debtors.
"Board of Directors" means the Board of Directors of
the Company or the Subsidiary, as the case may be, or any authorized committee of the applicable Board of Directors acting pursuant to authority validly conferred on it in connection with a matter arising under this Indenture.
"Collateral" means the collateral described in the
Security Documents.
"Commission" means the Securities and Exchange
Commission, or any successor agency thereto..
 "Common Stock" means any stock of any class of the
Company which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which is not subject to redemption by the Company. Subject to the provisions of Section 12.5, however, shares issuable on conversion of Convertible Secured Notes shall include only shares of the class designated as Common Stock of the Company at the date of this Indenture or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which are not subject to redemption by the Company; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.
"Company" means the Person named as such above until
a successor Person replaces it in accordance with Article V and thereafter means the successor Person.
"Convertible Secured Notes" means the 10% Secured
Convertible Promissory Notes due 2006 issued under this
Indenture.
"Conversion Price" means the initial conversion price
specified in the form of Note in Section 5 of such form, as adjusted in accordance with the provisions of Article XII. "Corporate Trust Office" means the corporate trust office of the Trustee at which at any particular time its corporate business shall principally be administered; as of the date hereof, the office of the Corporate Trust Office is located at Four Albany Street, New York, New York 10006.
"Default" means any event that is, or after notice or
passage of time or both would be, an Event of Default.
"Exchange Act" means the Securities Exchange Act of
1934, as amended, and the rules and regulations promulgated
thereunder.
"GAAP" means generally accepted accounting principles
set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.
"Holder" means a holder of Convertible Secured Notes.
"Indenture" means this Indenture as amended or
supplemented from time to time.
"Interest Payment Date" means January 15, April 15,
July 15 and October 15 of each year.
 "Issue Date" means the date on which the Convertible
Secured Notes are originally issued under this Indenture. "Makers" means the Company and the Subsidiary.
"Maturity Date" means October19, 2006.
"Officer" means the Chairman of the Board, the Chief
Executive Officer, the President, the Chief Financial Officer, the Chief Accounting Officer, any Executive Vice President, Senior Vice President or Vice President (whether or not designated by a number or numbers or word or words before or after the title "Vice President"), the Treasurer, any other executive officer, the Secretary and any Assistant Treasurer or any Assistant Secretary of the Company.
"Officers' Certificate" means a certificate signed by
two Officers, one of whom must be the principal executive officer, principal financial officer or principal accounting officer of the Company.
"Opinion of Counsel" means a written opinion from
outside legal counsel to the Company or the Trustee except to the extent otherwise indicated in this Indenture.
"Person" means any individual, corporation, limited
liability company, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.
"Plan" means the Plan of Reorganization of the Company,
filed on _____, 2002, in the United States Bankruptcy Court for the _____ District of ______, and confirmed by final, non-appealable order of that Court dated ________, 2002, a copy of which is annexed hereto as Exhibit B.
"Redemption Date" when used with respect to any of
the Convertible Secured Notes to be redeemed, means the date fixed by the Company for such redemption pursuant to Article III of this Indenture and the Convertible Secured Notes.
"Redemption Price" when used with respect to any of
the Convertible Secured Notes to be redeemed, means the principal of and accrued and unpaid interest on the Convertible Secured Notes as calculated as of the Redemption Date.
"Regular Record Date" means, for the interest payable
on any Interest Payment Date, the January 1, March 1, June 1, and September 1, as the case may be, immediately preceding each applicable Interest Payment Date..
"Securities Act" means the Securities Act of 1933, as
amended, and the rules and regulations promulgated thereunder. "Security Documents" means the
_________________________ dated ___________ and any an all
documents that may be issued pursuant thereto or in amendment, modification or waiver thereof insofar as such documents relate to the security of the Convertible Secured Notes as provided in
Article XI of this Indenture.
"Subordinated Notes" means the 10% Convertible
Subordinated Promissory Notes due 2006 issued by the Makers pursuant to the Plan and the Subordinated Notes Indenture. "Subordinated Notes Indenture" means that certain
Indenture related to the issuance of the Subordinated Notes dated as of even date herewith, as amended or supplemented from time to time.
"Subsidiary" means the Person named as such above
until a successor Person replaces it in accordance with Article V and thereafter includes the successor Person.
"TIA". means the Trust Indenture Act of 1939, as
amended (U.S. Code Sections 77aaa 77bbbb), as in effect on the date of execution of this Indenture, except as provided in
Section 12.5.
"Trading Day" means a day on which the Common Stock
can be traded on the principal exchange or quotation facility on which the Common Stock is listed or on which quotes are furnished.
"Trustee" means the Person named as such above until
a successor Person replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor Person.
"Trust Officer" means the Chairman of the Board, the
President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporation trust matters.
"U.S. Government Obligations" means direct obligation
of the United States of America for the payment of which the full faith and credit of the United States of America is pledged. To have money available on a payment date to pay principal or interest on the Convertible Secured Notes, the U.S. Government Obligations shall be payable as to principal or interest on or before such payment date in such amounts as will provide the necessary money. U.S. Government Obligations shall not be callable at the issuer's option.
Section 1.2	Other Definitions.
Term	Defined in Section
"Actual Knowledge"	7.2
"Affiliate Transaction"	4.12
 "Average Price"	12.5
"Bankruptcy"	6.1
"Bankruptcy Code"	6.1
"Business Day"	10.6
 "Common Stock Equivalent"	12.5
"Conversion Agent"	2.3
"Convertible Security"	12.5
"Custodian".	6.1
"Defaulted Interest"	2.11
"Employee Benefit Plan"	12.5
"Event of Default"	6.1
"Fair Market Value"	12.5
"Legal Holiday"	10.6
"Market Price"	12.5
"New CSE Conversion Price	12.5
"New Stock Issue Price"	12.5
 "Paying Agent"	2.3
 "Registrar"	2.3

Section 1.3	Incorporation by Reference of Trust Indenture Act.
 The Makers represent and warrant to the Trustee that the TIA is not applicable to this Indenture or the Convertible Secured
Notes. However, whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture as a matter of the contractual agreement of the parties evidenced by this Indenture and the Convertible
Secured Notes.
All terms in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule under the TIA have the meanings so assigned to them.
Section 1.4	Rules of Construction.  Unless the context
otherwise requires:
(1)	a term has the meaning assigned to it;
(2)	an accounting term not otherwise defined has
the meaning assigned to it in accordance with GAAP;
(3)	"or" is not exclusive;
(4)	words in the singular include the plural, and
in the plural include the singular;
(5)	the male, female and neuter genders include
one another; and
(6)	provisions apply to successive events and
transactions.
ARTICLE II
THE CONVERTIBLE SECURED NOTES
Section 2.1	Form and Dating.  The Convertible Secured Notes
and the Trustee's certificate of authentication relating thereto shall be substantially in the form set forth in Exhibit A, which is part of this Indenture, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture. The Convertible Secured Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. By their execution of this Indenture, the Makers have approved the form of the Convertible Secured
Notes and any notation, legend or endorsement on them. Each Convertible Secured Note shall be dated the date of its authentication.
The terms and provisions contained in the Convertible Secured Notes shall constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Makers and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.
Section 2.2	Execution and Authentication.  Two Officers from
each of the Makers shall sign the Convertible Secured Notes for the Makers by manual or facsimile signature.
If an Officer whose signature is on a Convertible Secured Note no longer holds that office at the time the Convertible Secured Note is authenticated, the Convertible Secured Note shall nevertheless be valid.
A Convertible Secured Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Convertible Secured Note has been authenticated under this Indenture.
Upon a written order of the Makers signed by two Officers from each of the Company and the Subsidiary, the Trustee shall authenticate Convertible Secured Notes for original issue up to an aggregate principal amount of $2,000,000. The aggregate principal amount of Convertible Secured Notes outstanding at any time may not exceed that amount except as provided in Sections 2.7.
The Convertible Secured Notes shall be issuable only in
registered form, without coupons, and only in denominations of $1,000 or any integral multiple thereof, unless otherwise provided in the Plan.
The Trustee may appoint an authenticating agent acceptable to the Makers to authenticate Convertible Secured Notes. An authenticating agent may authenticate Convertible Secured Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same right as an Agent to deal with the Makers or an Affiliate of the Makers.
Section 2.3	Registrar, Paying Agent and Conversion Agent.  The
Makers shall maintain or cause to be maintained in such locations as it they shall determine, which may be the Corporate Trust Office, an office or agency: (i) where securities may be presented for registration of transfer or for exchange ("Registrar"); (ii) where Convertible Secured Notes may be presented for payment ("Paying Agent"); (iii) an office or agency where Convertible Secured Notes may be presented for conversion (the "Conversion Agent"); and (iv) where notices and demands to or upon the Makers in respect of Convertible Secured Notes and this Indenture may be served by the Holders. The Registrar shall keep a register of the Convertible Secured Notes and of their transfer and exchange. The Makers may appoint one or more coregistrars, one or more additional paying agents and one or more additional conversion agents.  The term "Paying
Agent" includes any additional paying agent and the term "Conversion Agent" includes any additional Conversion Agent.
The Makers may change any Paying Agent, Registrar, Conversion Agent or coregistrar without prior notice. The Makers shall notify the Trustee of the name and address of any Agent not a party to this Indenture and shall enter into an appropriate agency agreement with any Registrar, Paying Agent, Conversion Agent or coregistrar not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such Agent. Neither of the Makers nor any of their respective subsidiaries may act as Paying Agent, Registrar, Conversion Agent or coregistrar. If the Makers fail to appoint or maintain another entity as Registrar, or Paying Agent or Conversion Agent, the Trustee shall act as such, and the Trustee shall initially act as such.
Section 2.4	Paying Agent to Hold Money in Trust.  The Makers
shall require each Paying Agent (other than the Trustee, who hereby so agrees), to agree in writing that the paying Agent will hold in trust for the benefit of Holders or the Trustee all money or other property held by the Paying Agent for the payment of principal or interest on the Convertible Secured Notes, and will notify the Trustee of any default by the Makers in respect of making any such payment. While any such default continues, the Trustee may require a Paying Agent to deliver all money or other property held by it to the Trustee. The Makers at any time may require a Paying Agent to deliver all money or other property held by it to the Trustee. Upon delivery to the Trustee, the Paying Agent shall have no further liability for the money or other property so delivered.
Section 2.5	Holder Lists.  The Trustee shall preserve in as
current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Makers shall furnish to the Trustee at least ten (10) business days before each Interest Payment Date and as the Trustee may request in writing within fifteen (15) days after receipt by the Company of any such request (or such lesser time as the Trustee may reasonably request to enable it to timely provide any notice to be provided by it hereunder) a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.
Section 2.6	Transfer and Exchange.  When Convertible Secured
Notes are presented to the Registrar or a coregistrar with a request to register a transfer or to exchange them for an equal principal amount of Convertible Secured Notes for other denominations, the Registrar shall register the transfer or make the exchange if its requirements for such transactions are met.
To permit registrations of transfers and exchanges, the Makers shall issue and the Trustee shall authenticate Convertible
Secured Notes at the Registrar's request, bearing registration numbers not contemporaneously outstanding. No service charge shall be made for any registration of transfer or exchange
(except as otherwise expressly permitted herein), but the Makers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable by the Makers upon exchanges pursuant to Sections 2.10, 3.6, 9.4 or 12.2.
The Makers shall not be required (i) to issue, register the transfer of or exchange Convertible Secured Notes during a period beginning at the opening of business 15 days before the day of any selection of Convertible Secured Notes for redemption under
Section 3.2 and ending at the close of business on the day of selection, or (ii) to register the transfer or exchange of any Convertible Secured Note so selected for redemption in whole or in part, except the unredeemed portion of any Convertible Secured Note being redeemed in part.
All Convertible Secured Notes issued upon any transfer or
exchange of Convertible Secured Notes in accordance with this Indenture shall be the valid obligations of the Makers, evidencing the same debt, and entitled to the same benefits under this Indenture as the Convertible Secured Notes surrendered upon such registration of transfer or exchange.
Section 2.7	Replacement Convertible Secured Notes.  If the
Holder claims that the Convertible Secured Note has been lost, destroyed or wrongfully taken, the Makers shall issue and the Trustee shall authenticate a replacement Convertible Secured Note if the Trustee's requirements are met. If required by the
Trustee or the Makers as a condition of receiving a replacement Convertible Secured Note, the Holder must provide a certificate of loss and an indemnity and/or an indemnity bond sufficient, in the judgment of both the Makers and the Trustee, to fully protect the Makers, the Trustee, any Agent and any authenticating agent from any loss, liability, cost or expense which any of them may suffer or incur if the Convertible Secured Note is replaced. The Makers and the Trustee may charge the relevant Holder for their expenses in replacing any Convertible Secured Note.
The Trustee or any authenticating agent may authenticate any such substituted Convertible Secured Note, and deliver the same upon the receipt of such security or indemnity as the Trustee, the Makers and, if applicable, such authenticating agent may require.
 Upon the issuance of any substituted Convertible Secured Note, the Makers may require the payment of a sum sufficient to cover any tax or other governmental charge that which may be imposed in relation thereto and any other expenses connected therewith. In case any Convertible Secured Note which has matured or is about to mature, or has been called for redemption pursuant to Article III or is about to be converted into Common Stock shall become mutilated, lost or stolen, the Makers may, instead of issuing a substitute Convertible Secured Note, pay or authorize the payment of or convert or authorize the conversion of the same (without surrender thereof except in the case of a mutilated Convertible Secured Note), as the case may be, if the applicant for such payment or conversion shall furnish to the Makers, to the Trustee and, if applicable, to the authenticating agent such security or indemnity as may be required by them to save each of them harmless for any loss, liability, cost or expense caused by or connected with such substitution, and, in case of destruction, loss or theft, evidence satisfactory to the Makers, the Trustee and, if applicable, any paying agent or conversion agent of the destruction, loss or theft of such Convertible Secured Note and of the ownership thereof.
Every replacement Convertible Secured Note is an additional obligation of the Makers.
Section 2.8	Outstanding Convertible Secured Notes.  The
Convertible Secured Notes outstanding at any time are all the Convertible Secured Notes properly authenticated by the Trustee except for those cancelled by the Trustee, those delivered to it for cancellation, and those described in this Section as not outstanding.
If a Convertible Secured Note is replaced pursuant to Section
2.7, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Convertible Secured
Note is held by a bona fide purchaser.
If Convertible Secured Notes are considered paid under Section
4.1 or converted under Article XII, they cease to be outstanding and interest on them ceases to accrue.
Subject to Section 2.9 hereof, a Convertible Secured Note does not cease to be outstanding because either of the Makers or any of their respective Affiliates holds the Convertible Secured
Note.
Section 2.9	When Treasury Convertible Secured Notes
Disregarded. In determining whether the Holders of the required principal amount of Convertible Secured Notes have concurred in any direction, waiver or consent, Convertible Secured Notes owned by either of the Makers or any of their respective Affiliates shall be considered as though they are not outstanding except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Convertible Secured Notes which the Trustee knows are so owned shall be so disregarded.
Section 2.10	Cancellation.  Either of the Makers at any time
may deliver Convertible Secured Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Convertible Secured Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel Convertible Secured Notes surrendered for registration of transfer, exchange, payment, replacement, conversion, redemption or cancellation and shall dispose of cancelled Convertible Secured Notes as the Makers direct, provided that the Trustee shall not be required to destroy such Convertible Secured Notes. The Makers may not issue new Convertible Secured Notes to replace Convertible Secured Notes that the Company has paid, or that have been delivered to the Trustee for cancellation or that any Holder has converted pursuant to Article XII hereof or that the Makers have redeemed pursuant to Article III.
Section 2.11	Defaulted Interest.  If the Makers default in a
payment of interest on the Convertible Secured Notes ("Defaulted Interest"), such Defaulted Interest shall cease to be payable to the Holder on the relevant record date and shall be paid by the Makers, at their election, under either (a) or (b) below:
(a)	The Makers may pay the Defaulted Interest together
with any interest thereon at the rate specified in the
Convertible Secured Notes to the Persons which are Holders
on a subsequent special record date.  The Makers shall
notify the Trustee of the amount of Defaulted Interest
together with any interest thereon to be paid and pay over
such amount to the Trustee.  The Trustee shall then fix a
special record date and at the Makers' expense shall notify Holders not less than 10 days prior to such special record date of the proposed payment of the special record date, and of the payment date.
(b)	The Makers may make payment of Defaulted Interest
together with any interest thereon at the rate specified in
the Convertible Secured Notes in any lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the
Convertible Secured Notes may be listed or designated for issuance. The Makers shall give prompt notice to the
Trustee and Holders that it intends to make payment pursuant to this Section 2.11(b) and of the special record date of
the proposed payment, and of the payment date.
Section 2.12	CUSIP Numbers.  The Makers in issuing the
Convertible Secured Notes may use "CUSIP" numbers (if then generally in use), and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders; provided that any such notice shall state that no representation is made as to the correctness of such numbers either as printed on the Convertible Secured Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Convertible Secured Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.
ARTICLE III
REDEMPTION
Section 3.1	Notices to Trustee.  If the Makers elect to redeem
Convertible Secured Notes pursuant to the redemption provisions of the Convertible Secured Notes, it they shall furnish to the Trustee, at least 35 but not more than 60 days before a
Redemption Date (unless a shorter period shall be satisfactory to the Trustee), an Officers' Certificate setting forth (i) the Redemption Date, (ii) the principal amount of Convertible Secured Notes to be redeemed (if less than all) and (iii) the Redemption Price.
Section 3.2	Selection of Convertible Secured Notes to be
Redeemed. If less than all the Convertible Secured Notes are to be redeemed, the Trustee shall select the Convertible Secured Notes to be redeemed by lot or pro rata or by a method that the Trustee considers fair and appropriate. The Trustee shall make the selection not more than 60 days and not less than 15 30 days before the Redemption Date from Convertible Secured Notes outstanding not previously called for redemption. The Trustee may select for redemption portions of the principal of
Convertible Secured Notes that have a denomination larger than $1,000 or integral multiple thereof. Convertible Secured Notes and portions thereof will be redeemed in the amount of $1,000 or integral multiples of $1,000. Provisions of this Indenture that apply to Convertible Secured Notes called for redemption also apply to portions of Convertible Secured Notes called for redemption. The Trustee shall notify the Makers promptly of the Convertible Secured Notes or portions of Convertible Secured
Notes to be called for redemption.
Section 3.3	Notice of Redemption.  At least 30 days but not
more than 60 days before a Redemption Date, the Makers shall mail a notice of redemption to each Holder whose Convertible Secured Notes are to be redeemed.
The notice shall identify the Convertible Secured Notes to be redeemed and shall state:
(1)	the Redemption Date;
(2)	the Redemption Price;
(3)	if any Convertible Secured Note is being
redeemed in part, the portion of the principal amount of such Convertible Secured Note to be redeemed and that, after the Redemption Date, upon surrender of such Convertible Secured Note, a new Convertible Secured Note or Convertible Secured Notes in principal amount equal to the unredeemed portion will be issued;
(4)	that Convertible Secured Notes called for
redemption must be surrendered to the Paying Agent to collect the Redemption Price;
(5)	that interest on Convertible Secured Notes
called for redemption and for which funds have been set apart for payment, ceases to accrue on and after the Redemption Date
(unless the Makers default in the payment of the Redemption
Price);
(6)	the aggregate principal amount of Convertible
Secured Notes (if less than all) that are being redeemed;
(7)	the name and address of the Paying Agent;
(8)	that Convertible Secured Notes called for
redemption may be converted at any time prior to the close of business on the last Business Day immediately preceding the Redemption Date and if not converted prior to the close of business on such date, the right of conversion will be lost; and
(9)	that in the case of Convertible Secured Notes
or portions thereof called for redemption on a date that is also an Interest Payment Date, the interest payment due on such date shall be paid to the person in whose name the Convertible Secured
Note is registered at the close of business on the relevant
Regular Record Date.
At the Makers' request and expense, the Trustee shall give notice of redemption in the Company's name and at its expense.
Section 3.4	Effect of Notice of Redemption.  Once notice of
redemption is mailed, Convertible Secured Notes called for redemption become due and payable on the Redemption Date at the Redemption Price.
Section 3.5 	Deposit of Redemption Price.  At least one
Business Day before the Redemption Date, the Makers shall deposit with the Trustee or with the Paying Agent money in immediately available funds sufficient to pay the Redemption Price of all Convertible Secured Notes to be redeemed on that date. The Trustee or the Paying Agent shall return to the Makers any money not required for that purpose. In the case of Convertible
Secured Notes or portions thereof redeemed on a redemption date which is also an Interest Payment Date, the interest payment due on such date shall be paid in funds to the Person in whose name the Convertible Secured Note is registered at the close of business on the relevant Regular Record Date.
On and after the Redemption Date, unless the Makers shall default in the payment of the Redemption Price, interest will cease to accrue on the principal amount of the Convertible Secured Notes or portions thereof called for redemption and for which funds have been set apart for payment.
Section 3.6	Convertible Secured Notes Redeemed in Part.  Upon
surrender of a Convertible Secured Note that is redeemed in part, the Makers shall issue and the Trustee shall authenticate for the Holder at the expense of the Makers a new Convertible Secured
Note equal in principal amount to the unredeemed portion of the Convertible Secured Note surrendered.
Section 3.7	Conversion Arrangement On Call For Redemption.  In
connection with any redemption of Convertible Secured Notes, the Makers may arrange for the purchase and conversion of any Convertible Secured Notes by an arrangement with one or more investment bankers or other purchasers to purchase such Convertible Secured Notes by paying to the Trustee in trust for the Holders, on or before the business day next preceding the date fixed for redemption, an amount not less than the applicable Redemption Price, together with interest accrued to the date fixed for redemption, of such Convertible Secured Notes. Notwithstanding anything to the contrary contained in this
Article III, the obligation of the Makers to pay the Redemption Price of such Convertible Secured Notes, together with interest accrued to the date fixed for redemption, shall be deemed to be satisfied and discharged to the extent such amount is so paid by the purchasers. If such an agreement is entered into, a copy of which will be filed with the Trustee prior to the date fixed for redemption, any Convertible Secured Notes not duly surrendered for conversion by the Holders thereof may, at the option of the Makers, be deemed, to the fullest extent permitted by law, acquired by such purchasers from such Holders and
(notwithstanding anything to the contrary contained in Article
XII) surrendered by such purchasers for conversion, all as of immediately prior to the close of business on the date fixed for redemption (and the right to convert any such Convertible Secured Notes shall be deemed to have been extended through such time), subject to payment of the above amount as aforesaid. At the direction of the Makers, the Trustee shall hold and dispose of any such amount paid to it in the same manner as it would monies deposited with it by the Maker for the redemption of Convertible Secured Notes. Without the Trustee's prior written consent, no arrangement between the Makers and such purchasers for the purchase and conversion of any Convertible Secured Notes shall increase or otherwise affect any of the powers, duties, responsibilities or obligations of the Trustee as set forth in this Indenture, and the Makers agree, jointly and severally, to indemnify the Trustee from, and hold it harmless against, any loss, liability or expense arising out of or in conversion of any Convertible Secured Notes between the Makers and such purchasers to which the Trustee has not consented in writing, including the costs and expenses incurred by the Trustee in the defense of any claim or liability arising out of or in connection with the exercise or performance of any of its powers, duties, responsibilities or obligations under this Indenture.
ARTICLE IV
COVENANTS
Section 4.1	Payment of Convertible Secured Notes.  The Makers
shall pay the principal of and interest on the Convertible
Secured Notes on the date and in the manner provided in the Convertible Secured Notes; provided, however, that the Makers shall provide the Trustee with not less than five Business Days' written notice of the Makers' intention to make any payment in Common Stock to the extent so permitted in accordance with the terms of the Convertible Secured Notes. All payments so due shall be considered paid on the date due if the Trustee or Paying Agent holds as of 10:00 a.m, New York City time, one Business Day prior to that date immediately available funds, or shares of Common Stock, as the case may be, designated for and sufficient to pay all such payments. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, presentations, surrenders, notices and demands with respect to the Convertible Secured Notes may be made or served at the Corporate Trust Office of the Trustee.
The Makers may also from time to time designate one or more other offices or agencies where the Convertible Secured Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designation.
The Makers shall pay interest on overdue principal at the rate and in the manner indicated in the Convertible Secured Notes and
Section 2.11 of this Indenture.
Section 4.2	Commission Reports; Certificates and Opinions.
The Makers (a) shall provide to the Trustee and the Holders information, documents, reports and summaries as specified in
Section 314(a) of the TIA and (b) to the Trustee the certificates and opinions specified in Section 314(d) of the TIA.
Section 4.3	Compliance Certificate.  The Makers shall deliver
to the Trustee within 90 days after the end of each fiscal year of each of the Makers, an Officers' Certificate of each stating that a review of the activities of the Company or the Subsidiary, as the case may be, and respective subsidiaries, during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company or the Subsidiary, as the case may be, has fully performed its obligations under this Indenture and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge, the Company or the Subsidiary, as the case may be, is not in default in the performance or observance of any of the terms and conditions hereof (or, if any Default or Event of Default shall have occurred, describing all such Defaults or Events of Default and its status with particularity of which he or she may have knowledge ) and the action such Maker is taking with respect thereto) and, that to the best of his or her knowledge, no event has occurred and remains in existence by reason of which payments on account of the principal of or interest on the Convertible Secured Notes are prohibited.
The Makers shall, so long as any of the Convertible Secured Notes are outstanding, deliver to the Trustee, forthwith upon becoming aware of any Default or Event of Default, an Officers'
Certificate specifying such Default or Event of Default.
Section 4.4	Maintenance of Office or Agency.  The Makers shall
maintain or cause to be maintained the office or agency required under Section 2.3. The Makers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Makers shall fail to maintain any such required office or agency or to furnish the Trustee with the address thereof, all presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in this Indenture.
The Makers may also from time to time designate one or more other offices or agencies where the Convertible Secured Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Makers of their obligation to maintain an office or agency pursuant to Section 2.3. The Makers will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
Section 4.5	Continued Existence.  Subject to Article V, each
of the Makers shall do or cause to be done all things necessary to preserve and keep in full force and effect their respective corporate existences and the continued corporate existence of the Subsidiary.
Section 4.6	Appointments to Fill Vacancies in Trustee's
Office.  The Makers, whenever necessary to avoid or fill a
vacancy in the office of Trustee, will appoint, in the manner provided in Section 7.8, a Trustee, so that there shall at all times be a Trustee hereunder.
Section 4.7 	Stay, Extension and Usury Laws.  The Makers
covenant (to the extent that either may lawfully do so) that they shall not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter enforced, that may affect the Makers' obligation to pay the Convertible Secured Notes; and the Makers (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law insofar as such law applies to the Convertible Secured Notes, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.
Section 4.8	Money for Convertible Secured Note Payments to be
Held in Trust. Whenever the Makers shall have one or more Paying Agents, the Makers will, prior to each due date of the principal of or interest on any Convertible Secured Notes, deposit with a Paying Agent a sum sufficient to pay the principal of or interest so becoming due, such sums to be held in trust for the benefit of the Persons entitled to such principal or interest, and unless such Paying Agent is the Trustee, the Makers will promptly notify the Trustee of its action or failure so to act.
The Makers will cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section, that such Paying Agent will:

(a)	hold all sums held by it for the payment of the principal
of and interest on Convertible Secured Notes in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;

(b)	give the Trustee notice of any default by either of the
Makers (or any other obligor upon the Convertible Secured Notes) in the making of any payment of principal or interest; and

(c)	at any time during the continuance of any default, upon
the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent.

Any money deposited with the Trustee or any Paying Agent in trust for the payment of the principal of or interest on any
Convertible Secured Note and remaining unclaimed for one year after such principal or interest has become due and payable shall be paid to the Company upon a written order from the Company signed by two Officers; and the Holder of such Convertible
Secured Note shall thereafter look only to the Company and the Subsidiary for payment thereof, and such trust shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such payment, may at the expense of the Makers, cause to be published once, in a newspaper published in the English language, customarily published on each business day and of general circulation in the City of New York, New York, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication, any unclaimed balance of such money then remaining will be paid to the Company.
Section 4.9	Limitations on Liens.  Neither the Company nor the
Subsidiary shall, and each shall not permit any of its respective subsidiaries to, directly or indirectly, incur or permit to attach any lien, claim, charge or other encumbrance upon any of the property or assets (tangible or intangible) of the Company, the Subsidiary or any of their respective subsidiaries or any shares of stock or debt of the Subsidiary or any other direct or indirect subsidiary of the Company or Subsidiary which owns property or assets, now owned or hereafter acquired (including capital stock) other than (i) statutory liens affecting the property of the Company or Subsidiary to secure payments not yet due and owing or being disputed in good faith by the Company; and
(ii) liens, claims, charges or other encumbrances securing any indebtedness of the Company or the Subsidiary as of the date of execution of this Indenture which is to be secured in accordance with the terms of the Plan.
Section 4.10	Limitations on Merger and Consolidation.  Neither
the Company, the Subsidiary nor any of their respective subsidiaries shall consolidate with or merge into any other
Person or sell, lease or convey or transfer, in a single or through a series of transactions, its properties and assets substantially as an entirety to any other Person, except in accordance with Article Five hereof.
Section 4.11	Limitation on Transactions with Affiliates.
Neither the Company nor the Subsidiary will, and will not permit any of its subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, but not limited to, the sale, purchase, exchange, lease, transfer or other disposition of any properties, assets or services to, or the purchase of any property, assets or services from, or the entry into any contract, agreement, undertaking, loan, advance or guarantee) with, or for the benefit of, an Affiliate (an "Affiliate Transaction"), or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the date of issuance of the Convertible Secured Notes unless
(i) such Affiliate Transaction is between or among the Company or the Subsidiary and their respective wholly-owned subsidiaries, or
(ii) the terms of such Affiliate Transaction are fair and reasonable and at least as favorable to the Company, the Subsidiary or such subsidiary, as the case may be, as those that could have been obtained in a comparable arms' length transaction by the Company or such Subsidiary with an unrelated Person, and such Affiliate Transaction is entered into in the ordinary course of business of the parties thereto; provided, however, notwithstanding anything to the contrary herein, the Company may issue securities pursuant to the exercise of outstanding options and warrants on the terms described in the Plan. All Affiliate Transactions must be approved in good faith by the Board of Directors of the Company or the Subsidiary, as the case may be, and a majority of independent directors thereof, and such approval evidenced by a board resolution that such transaction meets the criterion set forth in (i) or (ii) above. For the purposes of this Section 4.11, the term "Affiliate" shall be deemed to include each officer and director of the Company and the Subsidiary and each beneficial owner, as such term is defined in the Exchange Act, of 5% or more of the Common Stock.
Section 4.12	Investment Company Act.  Neither the Company nor
the Subsidiary shall register as, or be required to register as, an "investment company" as defined under the Investment Company Act of 1940, as amended.
Section 4.13	Payment of Taxes and Other Claims.  Each of the
Company and the Subsidiary will, and will cause each of their respective subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges (including withholding taxes and any penalties, interest and additions to tax) levied or imposed upon it or upon its income, profits or property and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company, the Subsidiary or their respective subsidiaries; provided, however, that neither the Company, the Subsidiary nor any of their respective subsidiaries shall be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim the applicability or validity of which is being contested in good faith by appropriate proceedings.
Section 4.14	Availability of Information.  From time to time,
whenever reasonably requested by the Trustee, the Company and the Subsidiary will furnish or make available to the Trustee such information as may be necessary to permit the Trustee to carry out its duties hereunder in addition to any information which the Company and the Subsidiary are specifically required to furnish pursuant to this Indenture.
Section 4.15	Rule 144 Information; Listing.  The Company shall
use its best efforts to make available adequate "current public information" to the extent required by Rule 144 under the Securities Act (or any successor rule thereunder), to enable Holders to sell the shares of Common Stock into which the Convertible Secured Notes may be converted in compliance with
Rule 144 (or such successor rule), and, in any event, to the extent such information is made available, will deliver a copy of all such "current public information" to the (a) Trustee and (b) each Holder who requests the same. The Company shall list all shares of Common Stock into which the Convertible Secured Notes may be converted on such stock exchange or with such quotation system which is the principal exchange or system on which shares of its Common Stock are then traded.
Section 4.16	Performance of Other Covenants.  Each of the
Company and the Subsidiary covenants and agrees to perform and obey and to cause each of their respective subsidiaries, as applicable, to perform and obey, each covenant or warranty contained in the Permitted Indebtedness or in any indenture, agreement or other instrument creating or evidencing such Permitted Indebtedness to which it or they are or may become subject from time to time (including but not limited to the Subordinated Notes Indenture).
Section 4.17	Payments for Consent.  Neither the Company, the
Subsidiary nor any of their respective subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Convertible Secured Notes as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Convertible Secured Notes unless such consideration is offered to be paid or agreed to be paid to all Holders which so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.
Section 4.18	Reservation of Shares.  The Company shall at all
times keep reserved, free from preemptive rights, out of its authorized Common Stock or other securities of the Company issuable upon the exercise of the Convertible Secured Notes, a number of shares of Common Stock or such other securities sufficient to provide for the conversion of all outstanding Convertible Secured Notes. The Company covenants that the
Transfer Agent for the Common Stock will be irrevocably authorized and directed at all times to reserve such number of shares of Common Stock or such other securities as shall be required for such purpose. The Company shall keep a copy of this Indenture on file with the Transfer Agent. The Company shall furnish such Transfer Agent a copy of all notices of adjustments and certificates related thereto which are delivered to the Trustee or transmitted to each Holder pursuant to Section 12.5 hereof. The Company covenants that all shares of Common Stock issuable upon conversion of the Convertible Secured Notes will, upon issuance, be fully paid, nonassessable, free of preemptive rights and free from all taxes payable by the Company, liens, charges and security interests (except any liens, charges or security interests created or suffered to be created by any of the Holders), and will not be subject to any restrictions on voting or transfer thereof that are created by the Company except for such restrictions on transfer provided in this Indenture, the Company's Certificate of Incorporation or as otherwise provided by law.

Section 4.19	Liability InsuranceThe Company and the Subsidiary
shall maintain commercially reasonable liability insurance consistent with industry practice

Section 4.20	Recording of Security DocumentsThe Company and the
Subsidiary shall use all reasonable commercial efforts to record and rerecord all documents required to perfect and maintain the lien of the Holders and theTrustee in the Collateral, including, without limitation, all UCC-1A and UCC continuation statements.
ARTICLE V
SUCCESSORS
Section 5.1	When the Company or Subsidiary May Merge, Etc.
Unless funds for the redemption of all of the Convertible Secured Notes have been deposited with the Trustee or with the Paying
Agent as provided in Section 3.5 of this Indenture, neither the Company nor the Subsidiary will, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise
dispose of all or substantially all of its properties or assets to, any Person as an entirety or substantially as an entirety unless:
(a)	either (i) the Company or the Subsidiary, as the case
may be, shall be the surviving or continuing corporation or (ii) the person (if other than the Company ) or the Subsidiary, as the case may be) formed by or surviving any such consolidation or into which the Company or the Subsidiary, as the case may be, is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company substantially as an entirety (1) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of
Columbia and (2) shall expressly assume, by supplemental
indenture in form reasonably satisfactory to the Trustee,
executed and delivered to the Trustee, the due and punctual
payment of the principal of, and interest on, all of the Convertible Secured Notes and the performance of every covenant of the Convertible Secured Notes and this Indenture on the part of the Company or the Subsidiary, as the case may be, to be
performed or observed;
(b) 	immediately after giving effect to such transaction no
Default and no Event of Default shall have occurred and be continuing; and the Company or such person shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this provision of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied; and

	(c)	such transaction shall be on such terms as shall not
impair the rights and powers of the Trustee or the Holders of the Convertible Secured Notes hereunder or have a material adverse effect in the business or financial condition of either of the Makers.

For purposes of this Section 5.1, the transfer (by lease,
assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more subsidiaries of the Company or the
Subsidiary, as the case may be, the capital stock of which
constitutes all or substantially all of the properties and assets of the Company or the Subsidiary, as the case may be, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company or the Subsidiary, as the case may be.
Section 5.2	Successor Corporation Substituted.  Upon any such
consolidation, merger, sale, assignment or other disposition in accordance with Section 5.1, the successor Person formed by such consolidation or into which the Company or the Subsidiary, as the case may be, is merged or to which such sale, conveyance, lease or transfer or other disposition is made will succeed to, and be substituted for, and may exercise every right and power of, the
Company or the Subsidiary, as the case may be, under this
Indenture with the same effect as if such successor had been named as the Company therein, and thereafter (except in the case of a sale, assignment, transfer, lease, conveyance or other disposition) the predecessor corporation will be relieved of all further obligations and covenants under this Indenture and the Convertible Secured Notes.
ARTICLE VI
DEFAULTS AND REMEDIES
Section 6.1	Events of Default.  An "Event of Default" with
respect to the Convertible Secured Notes occurs if any of the following events occurs:
	(i)	The Makers shall fail to pay (a) any principal when due
on any Convertible Secured Note or (b) interest due on any Convertible Secured Note within ten (10) Business Days after such payment shall become due;

	(ii)	The Makers shall default in the payment of the
Redemption Price on any Convertible Secured Notes;

	(iii)	The Company or the Subsidiary institutes
proceedings to be adjudicated as bankrupt or insolvent; the institution of involuntary bankruptcy or insolvency proceedings against he Company or the Subsidiary if such proceedings are not dismissed within 60 days of commencement; files a petition or answer or consent seeking reorganization or release under the federal bankruptcy laws or any other similar federal or state law; consents to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee (other than a trustee under a deed of trust or similar instrument) for any part of its property; or makes an assignment for the benefit of its creditors (collectively, a "Bankruptcy");

	(iv)	An uncured default or an event of default shall have
occurred under the Subordinated Notes Indenture or under any other indebtedness of the Company or the Subsidiary for money borrowed;

	 (v)	The granting of, the taking of any action which would
grant or create, a lien, claim, charge or other encumbrance upon the Collateral securing this Convertible Secured Note, except as permitted under Section 4.9 of this Indenture;

	(vi)	The Security Documents shall at any time and for any
reason be declared null and void or a proceeding be commenced to declare the Security Documents null and void or the Company denies its liability or obligations under the Security Documents;

	(vii)	Any security interest granted under the Security
Documents shall, for any reason, lapse, fail or cease (except for the lapse of time) to be a valid, perfected and attached first priority lien on the Collateral or any material portion thereof;

	(viii)	Any representation or warranty made by Company or
the Subsidiary in this Indenture, the Plan or any of the Security
Documents, prove to be incorrect or misleading in any material respect when made;

	(ix)	The Company fails to perform or observe any material
agreement or covenant contained in this Indenture, the Convertible Secured Notes, the Subordinated Notes Indenture, the
Subordinated Notes, the Plan, the documents evidencing other
Permitted Indebtedness or the Security Documents;

	(x)	Any attachment or sequestration of any material portion
of the Collateral if the same is not discharged or bonded within ten (10) Business Days;

	(xi)	Any further sale, transfer, assignment, conveyance or
grant of a security interest in the Collateral without the consent of the Holders of a majority of the Convertible Secured
Notes;

	(xii)	Any condemnation, taking or purchase in lieu
thereof of all or any material part of the Collateral.

Section 6.2	Acceleration.  If an Event of Default occurs and
is continuing, then and in every such case the Trustee, by
written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the then outstanding Convertible Secured Notes, by written notice to the Company and the Trustee, may declare the unpaid principal of and accrued interest on all the Convertible Secured Notes to be due and payable. Upon such declaration such principal amount and accrued and unpaid interest shall become immediately due and payable, notwithstanding anything contained in this Indenture or the Convertible Secured Notes to the contrary. If an Event of Default occurs under
Section 6.1(iii) and is continuing the Convertible Secured Notes shall be accelerated automatically and the amounts specified in this paragraph shall automatically be immediately due and payable.
The Holders of a majority in aggregate principal amount of the then outstanding Convertible Secured Notes by notice to the Trustee may rescind an acceleration of the Convertible Secured Notes and its consequences if all existing Events of Default (other than nonpayment of principal of or interest on the Convertible Secured Notes which has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree of any court of competent jurisdiction. No such rescission shall affect any subsequent Default or Event of Default or impair any right consequent thereto.
Section 6.3	Other Remedies.  If an Event of Default occurs and
is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of or interest on the Convertible Secured Notes or to enforce the performance of any provision of the Convertible Secured Notes or this Indenture, including, without limitation, any action that the Trustee is entitled to take pursuant to
Section 11.2 of this Indenture. The Trustee may maintain a proceeding even if it does not possess any of the Convertible Secured Notes or does not produce any of them in the proceeding.
 A delay or omission by the Trustee or any Holder in exercising any right or remedy occurring upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.
Section 6.4	Waiver of Past Defaults.  The Holders of a
majority in aggregate principal amount of the Convertible Secured Notes then outstanding may, on behalf of the Holders of all the Convertible Secured Notes waive an existing Default or Event of Default and its consequences, except a Default or Event of
Default in the payment of the principal of or interest on the Convertible Secured Notes (other than the non payment of principal of and interest on the Convertible Secured Notes which has become due solely by virtue of an acceleration which has been duly rescinded as provided above), or in respect of a covenant or provision of this Indenture which cannot be modified or amended without the consent of all Holders. When a Default is waived, it is cured and stops continuing. No waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
Section 6.5	Control by Majority.  The Holders of a majority in
aggregate principal amount of the then outstanding Convertible Secured Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability; provided, that the Trustee shall have no duty or obligation (subject to Section 7.1) to ascertain whether or not such actions of forbearances are unduly prejudicial to such Holders; provided, further, that the Trustee may take any other action the Trustee deems proper that is not inconsistent with such directions.
Section 6.6	Limitation on Suits.  A Holder may not pursue any
remedy with respect to this Indenture or the Convertible Secured
Notes unless:
(1)	the Holder gives to the Trustee notice of a
continuing Event of Default;
(2)	the Holders of at least 25% in aggregate
principal amount of the then outstanding Convertible Secured
Notes make a request to the Trustee to pursue the remedy;
(3)	such Holder or Holders offer and, if
requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;
(4)	the Trustee does not comply with the request
within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and
(5)	during such 60 day period the Holders of a
majority in principal amount of the then outstanding Convertible Secured Notes do not give the Trustee a direction inconsistent with the request.
A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.
Section 6.7	Rights of Holders to Receive Payment.
Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest on the Convertible Secured Note, on or after the respective due dates expressed in the Convertible Secured Note, or to bring suit for the enforcement of any such payment on or after such respective dates, or to bring suit for the enforcement of the right to convert the Convertible Secured Note shall not be impaired or affected without the consent of a Holder.
Section 6.8	Collection Suit by Trustee.  If an Event of
Default occurs and is continuing, the Trustee may recover
judgment in its own name and as trustee of an express trust against the Company, the Subsidiary or both for the whole amount of principal and interest remaining unpaid on the Convertible Secured Notes and interest on overdue principal and interest and such further amount as shall be sufficient to cover the costs and, to the extent lawful, expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
Section 6.9	Trustee May File Proofs of Claim.  The Trustee may
file such proofs of claim and other papers or documents as may be necessary or advisable to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and
counsel) and the Holders allowed in any judicial proceedings relative to the Makers, their creditors or their property and shall be entitled and empowered to collect, receive and distribute any monies or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and if the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and
counsel, and any other amounts due the Trustee under Section 7.7 out of the estate in any such proceeding shall be denied for any reason, payment of the same shall be secured by a lien, prior to the lien of the Holders, on, and shall be paid out of, any and all distributions, dividends, monies, securities and other properties which the Holders of the Convertible Secured Notes may be entitled to acquire in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.
 Nothing contained herein shall be deemed to authorize the
Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Convertible Secured Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
Section 6.10	Priorities.  If the Trustee collects any money
pursuant to this Article VI, it shall pay out the money in the following order:
First: to the Trustee for amounts due under Section 7.7, including payment of all compensation, expenses (including, without limitation, counsel fees and expenses) and liabilities incurred, and all advances made, by the Trustee, and the costs and expenses of collection;
Second: to Holders for amounts due and unpaid on the Convertible Secured Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Convertible Secured Notes for principal and interest, respectively; and
Third:  to the Company.
Except as otherwise provided in Section 2.10, the Trustee may fix a record date and payment date for any payment to Holders.
Section 6.11	Undertaking for Costs.  In any suit for the
enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit, other than the Trustee, of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in principal amount of the then outstanding Convertible Secured Notes.
Section 6.12	Waiver of Stay or Extension Laws.  The Company and
the Subsidiary covenant (to the extent that they may lawfully do
so) that neither will at any time insist upon or plead, or in any manner whatsoever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture or the Convertible Secured Notes; and the Company and the Subsidiary (to the extent they may lawfully do so) hereby expressly waive all benefit or advantage of any such law and covenant that they will not hinder, delay or impede the execution of any power granted to the Trustee in this Indenture of the Convertible Secured Notes, but will suffer and permit the execution of every such power as though no such law had been enacted.
ARTICLE VII
THE TRUSTEE
The Trustee hereby accepts the trust imposed upon it by this Indenture and covenants and agrees to perform the same, as herein expressed. Whether or not herein expressly so provided, every provision of this Indenture and the Security Documents relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Article VII.
Section 7.1	Duties of the Trustee.
(a)	If an Event of Default of which the Trustee has actual
knowledge has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and the Security Documents and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.
(b)	Except during the continuance of an Event of Default
known to the Trustee:
(1)	The duties of the Trustee shall be determined
solely by the express provisions of this Indenture and the
Trustee need perform only those duties that are specifically set forth in this Indenture and no others and no implied covenants or obligations shall be read into this Indenture against the
Trustee; and
(2)	In the absence of bad faith on its part, the
Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any statements, certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the form required by this Indenture.
(c)	The Trustee may not be relieved from liability for its
own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:
(1)	This paragraph does not limit the effect of
paragraph (b) of this Section;
(2)	The Trustee shall not be liable for any error
of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
(3)	The Trustee shall not be liable with respect
to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5.
(d)	Whether or not therein expressly so provided, every
provision of this Indenture and the Security Documents that is in any way related to the Trustee is subject to this Article VII.
(e)	No provision of this Indenture shall require the
Trustee to expend or risk its own funds or incur any liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder.
(f)	The Trustee shall not be liable for interest on any
money received by it except as the Trustee may agree with the Company. Money held in trust by the Trustee need not be segregated from other funds, except to the extent required by law.
(g)	If the Trustee shall receive conflicting or
inconsistent requests from two or more groups of Holders, each representing less than a majority of the aggregate principal amount of Convertible Secured Notes then outstanding, the Trustee in its sole discretion may determine what action, if any, shall be taken, notwithstanding any other provision of this Indenture.
(h)	The duties of the Trustee under this Indenture and the
Security Documents are limited by the provisions of a Security and Intercreditor Agreement, dated as of __________, 2002, by and among the Holders and certain other secured parties and the Trustee shall have no liability under this Indenture or the Security Documents for any act or failure to act expressly permitted or required by such Security and Intercreditor Agreement.
Section 7.2	Rights of the Trustee.
(a)	The Trustee may rely on and shall be protected in
acting or refraining from acting upon any resolution, Officers' Certificate, or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, security or other document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter contained therein.
(b)	Any request, direction, order or demand of the Company
mentioned herein shall be sufficiently evidenced by an Officers' Certificate (unless other evidence in respect thereof is herein specifically prescribed). In addition, before the Trustee acts or refrains from acting, it may require an Officers' Certificate, an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers' Certificate or Opinion of Counsel.
The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
(c)	The Trustee may execute any of the trusts or powers
hereunder or perform any duties hereunder either directly or by or through its attorneys and agents and other persons not regularly in its employ and shall not be responsible for the misconduct or gross negligence of any attorney or agent appointed with due care.
(d)	The Trustee shall not be liable for any action it takes
or omits to take in good faith which it believes to be authorized or within its discretion, rights or powers.
(e)	Unless otherwise specifically provided in this
Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by Officers of the Company.
(f)	The Trustee shall not be required to give any bond or
surety in respect of the performance of its powers and duties hereunder.
(g)	The Trustee shall be under no obligation to exercise
any of the trusts or powers vested in it by this Indenture at the request, order or discretion of any of the Holders pursuant to the provisions of this Indenture, unless such Holders have
offered to the Trustee satisfactory security or indemnity against the costs, expenses and liabilities which might be incurred therein or thereby.
(h)	The Trustee shall not be bound to make any
investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, security or other document unless requested in writing to do so by the Holders of not less than a majority in aggregate principal amount of the Convertible Secured Notes then outstanding, provided that if the Trustee determines in its sole and absolute discretion to make any such investigation, then it shall be entitled, upon reasonable prior notice and during normal business hours, to examine the books and records and the premises of the Company, personally or by agent or attorney, and the reasonable expenses of every such
examination shall be paid by the Company or, if paid by the Trustee or any predecessor Trustee, shall be reimbursed by the Company upon demand.
(i)	The permissive rights of the Trustee to do things
enumerated in this Indenture shall not be construed as a duty and the Trustee shall not be answerable for other than its gross negligence or willful misconduct.
(j)	Except for an event of which the Trustee has "Actual
Knowledge" and which event, with the giving of notice or the passage of time or both, would constitute an Event of Default under this Indenture, the Trustee shall not be deemed to have notice of an default or event unless specifically notified in writing of such event by the Company or the Holders of not less than 25% in aggregate principal amount of the Convertible Secured Notes then outstanding; as used herein, the term "Actual Knowledge" means the actual fact or statement of knowing, without any duty to make any investigation with regard thereto.
(k)	The Trustee shall not be responsible for the
computation of any adjustment to the Conversion Price or for any determination as to whether an adjustment is required.
(l)	The Trustee shall have no responsibility to ensure that
the Company is maintaining any insurance required by this
Indenture.
(m)	The Trustee shall not be responsible to record,
rerecord or file any UCC Statements or UCC Continuation
Statements.
Section 7.3	Individual Rights of the Trustee.  Subject to
Sections 7.10 and 7.11, the Trustee in its individual or any other capacity may become the owner or pledgee of Convertible Secured Notes with the same rights it would have if it were not the Trustee and may otherwise deal with the Company or an Affiliate and receive, collect, hold and retain collections from the Company with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights.
Section 7.4	Trustee's Disclaimer.  The Trustee shall not be
responsible for and makes no representation as to the validity or adequacy of this Indenture or the Convertible Secured Notes. It shall not be accountable for the Company's use of the proceeds from the Convertible Secured Notes or any money paid to the Company or upon the Company's direction under any provision of this Indenture. It shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Convertible Secured Notes or any other document in connection with the sale of the Convertible Secured Notes or pursuant to this Indenture other than its certificate of authentication.
Section 7.5	Notice of Defaults.  If a Default or Event of
Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to each Holder a notice of the Default or Event of Default within 60 days after it occurs. A Default or an Event of Default shall not be considered known to the Trustee unless it is a Default or Event of Default in the payment of principal or interest when due or the Trustee shall have received notice thereof, in accordance with this Indenture, from the Company or from the Holders of a majority in principal amount of the outstanding Convertible Secured Notes. Except in the case of a Default or Event of Default in payment of principal of or interest on any Convertible Secured Note, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interest of the Holders.
Section 7.6	Reports by the Trustee to Holders.  If this
Indenture has been qualified under the TIA, within 60 days after the reporting date stated in Section 10.9, the Trustee shall mail to Holders a brief report dated as of such reporting date that complies with TIA Section 313(a), provided, however, that, if no event described in TIA Section 313(a) has occurred within twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA Section 313
(b)(2).  The Trustee shall transmit any such reports in the
manner specified in TIA Section 313(c).
A copy of each report at the time of its mailing to Holders shall be filed, at the expense of the Company, by the Trustee and each stock exchange or securities market, if any, on which the Convertible Secured Notes are listed, and if this Indenture has been qualified under the TIA, with the Commission. The Company shall timely notify the Trustee when the Convertible Secured
Notes are listed or quoted on any stock exchange or securities market.
Section 7.7	Compensation and Indemnity.  The Company and the
Subsidiary shall pay to the Trustee from time to time and the Trustee shall be entitled to reasonable compensation for its acceptance of this Indenture and its services hereunder. The Trustee's compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by or on behalf of it in addition to the compensation for its services. Such expenses may include the reasonable compensation, disbursements and expenses of the Trustee's agents, counsel and other persons not regularly in its employ.
The Company and the Subsidiary, jointly and severally, shall indemnify the Trustee against any loss, liability or expense incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture and the trusts hereunder, including the costs and expenses of defending itself against or investigating any claim of liability in the premises, except as set forth in the next paragraph. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company or the Subsidiary of its obligations hereunder. The Company and the Subsidiary shall defend the claim with counsel designated by the Company, who may be outside counsel to the Company but shall in all events be reasonably satisfactory to the Trustee, and the Trustee shall cooperate in the defense. In addition, the Trustee may retain one separate counsel and, if deemed advisable by such counsel, local counsel, and the Company shall pay the reasonable fees and expenses of such separate counsel and local counsel. The indemnification herein extends to any settlement, provided that the Company will not be liable for any settlement made without its consent, provided, further, that such consent will not be unreasonably withheld.
The Company need not reimburse any expense or indemnify against any loss or liability incurred by the Trustee through its own gross negligence or willful misconduct.
To secure the Company's payment obligations in this Section 7.7, the Trustee shall have a lien prior to the Convertible Secured Notes on all money or property held or collected by the Trustee.
 Such liens and the Company's obligations under this Section 7.7 shall survive the satisfaction and discharge of this Indenture. When the Trustee incurs expenses or renders services after an Event of Default specified in Sections 6.1(iii) of this Indenture occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
Section 7.8	Replacement of the Trustee.  A resignation or
removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee's acceptance of appointment as provided in this Section 7.8.
The Trustee may resign at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in principal amount of the then outstanding
Convertible Secured Notes may remove the Trustee by so notifying the Trustee and the Company in writing and may appoint a successor Trustee.  The Company may remove the Trustee if:
(1)	the Trustee fails to comply with Section
7.10;
(2)	the Trustee is adjudged a bankrupt or an
insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
(3)	a Custodian or public officer takes charge of
the Trustee or its property; or
(4)	the Trustee becomes incapable of acting.
If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Convertible Secured Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.
If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% in principal amount of the then outstanding Convertible Secured Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.
If the Trustee after written request by any Holder who has been a Holder for at least six months fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company.
Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this
Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided that all sums owing to the retiring Trustee hereunder have been paid and subject to the lien provided for in
Section 7.7. Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Company's obligations under
Section 7.7 shall continue for the benefit of the retiring
Trustee.
Upon request of any such successor Trustee, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts referred to in the preceding paragraph.
Section 7.9	Successor Trustee by Merger, Etc.  If the Trustee
consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking association, the resulting, surviving or transferee corporation or national banking association without any further act shall be the successor
Trustee with the same effect as if the successor Trustee had been named as the Trustee herein.
Section 7.10	Eligibility, Disqualification.  If this Indenture
has been qualified under the TIA, this Indenture shall always have a Trustee who satisfies the requirements of TIA Section 310(a)(1). The Trustee shall always have a combined capital and surplus as stated in Section 10.9. If this Indenture has been qualified under the TIA, the Trustee is subject to the standards set forth in TIA Section 310 (b) regarding the disqualification of a trustee upon acquiring a conflicting interest.
Section 7.11	Preferential Collection of Claims Against Company.
 If this Indenture has been qualified under the TIA, (a) the Trustee shall comply with the provisions of TIA Section 311(a), excluding any creditor relationship set forth in TIA Section 311(b), and (b) a Trustee who has resigned or been removed shall comply with the provisions of TIA Section 311(a) to the extent indicated therein.
ARTICLE VIII
SATISFACTION AND DISCHARGE OF INDENTURE
Section 8.1	Discharge of Indenture.  When (a) the Company
delivers to the Trustee for cancellation all Convertible Secured Notes theretofore authenticated (other than any other Convertible Secured Notes which have been destroyed, lost or stolen and in lieu of or in substitution for which other Convertible Secured Notes have been authenticated and delivered) and not theretofore canceled, or (b) all the Convertible Secured Notes not theretofore canceled or delivered to the Trustee for cancellation have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and the Company deposits with the Trustee, in trust, cash and/or U.S. Government Obligations sufficient to pay at maturity or upon redemption of all of the Convertible Secured Notes (other than any Convertible Secured Notes which have been mutilated, destroyed, lost or stolen and in lieu of or in substitution for which other Convertible Secured Notes have been authenticated and delivered) not theretofore canceled or delivered to the Trustee for cancellation, including principal and interest due or to become due to such date of maturity or Redemption Date, as the case may be, and if in either case the Company also pays, or causes to be paid, all other sums payable hereunder by the Company, then this Indenture shall cease to be of further effect (except as to (i) rights of registration of transfer, substitution, replacement and exchange and conversion of Convertible Secured Notes, (ii) rights hereunder of Holders to receive payments of principal of and interest on, the Convertible Secured Notes (iii) the obligations under Sections 2.3 and 8.5 hereof and (iv) the rights, obligations and immunities of the Trustee hereunder), and the Trustee, on demand of the Company accompanied by an Officers' Certificate and an Opinion of Counsel as required by Section 10.4 and at the Company's cost and expense, shall execute proper instruments acknowledging satisfaction of and discharging this Indenture; the Company, however, hereby agrees to reimburse the Trustee for any costs or expenses thereafter reasonably and properly incurred by the Trustee and to compensate the Trustee for any services thereafter reasonably and properly rendered by the Trustee in connection with this Indenture or the Convertible Secured Notes.
Section 8.2	Deposited Monies to be Held in Trust by Trustee.
Subject to Section 8.4, all monies deposited with the Trustee pursuant to Section 8.1 shall be held in trust and applied by it to the payment, notwithstanding the provisions of Article XI, either directly or through the Paying Agent, to the Holders of the particular Convertible Secured Notes for the payment or redemption of which such monies have been deposited with the Trustee, of all sums due and to become due thereon for principal and interest.
Section 8.3	Paying Agent to Repay Monies Held.  Upon the
satisfaction and discharge of this Indenture, all monies then held by any Paying Agent (other than the Trustee) shall, upon the Company's demand, be repaid to it or paid to the Trustee, and thereupon such Paying Agent shall be released from all further liability with respect to such monies.
Section 8.4	Return of Unclaimed Monies.  Subject to the
requirements of applicable law, any monies deposited with or paid to the Trustee for payment of the principal of or interest on Convertible Secured Notes and not applied but remaining unclaimed by the Holders thereof for two years after the date upon which the principal of or interest on such Convertible Secured Notes as the case may be, have become due and payable, shall be repaid to the Company by the Trustee on demand and all liability of the Trustee shall thereupon cease with respect to such monies; and
the Holder of any of the Convertible Secured Notes shall thereafter look only to the Company for any payment which such Holder may be entitled to collect unless an applicable abandoned property law designates another person.
Section 8.5	Reinstatement.  If the Trustee or the Paying Agent
is unable to apply any money in accordance with Section 8.2 by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company's obligations under this Indenture and the Convertible Secured Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.1 until such time as the Trustee or the Paying Agent is permitted to apply all such money in accordance with Section 8.2; provided, however, that if the Company makes any payment of interest on or principal of any Convertible Secured Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders thereof to receive such payment from the money held by the Trustee or Paying Agent.
ARTICLE IX
AMENDMENTS
Section 9.1	Without the Consent of Holders.  The Company and
the Trustee may amend this Indenture or the Convertible Secured Notes without notice to or the consent of any Holder for the purposes of:
(a)	curing any ambiguity or correcting or supplementing any
defective or inconsistent provision contained in this Indenture, or making any other changes in the provisions of this Indenture which the Company and the Trustee may deem necessary or desirable and which will not adversely affect the legal rights under the Indenture of the Holders.
(b)	providing for uncertificated Convertible Secured Notes
in addition to or in place of certificated Convertible Secured
Notes;
(c)	evidencing the succession of another person to the
Company or the Subsidiary and the assumption by such successor of the covenants and obligations of the Company or the Subsidiary, as the case may be, thereunder and in the Convertible Secured Notes as permitted by Section 5.1;
(d)	providing for conversion rights of Holders in the event
of consolidation, merger or sale of all or substantially all of the assets of the Company and to otherwise comply with Section 5.1;
(e)	reducing the Conversion Price;
(f)	adding to the covenants of the Company for the benefit
of the Holders; and
(g)	evidencing and providing for the acceptance of
appointment hereunder by a successor Trustee with respect to the Convertible Secured Notes.
Section 9.2	With the Consent of Holders.  Subject to Section
6.7, the Company and the Trustee may amend this Indenture or the Convertible Secured Notes with the written consent of the Holders of 66 2/3% in aggregate principal amount of the then outstanding Convertible Secured Notes (including consents obtained in connection with a tender offer or exchange offer for Convertible Secured Notes).
Subject to Sections 6.4 and 6.7, the Holders of 66 2/3% in aggregate principal amount of the Convertible Secured Notes then outstanding may also waive compliance in a particular instance by the Company and/or the Subsidiary with any provision of this Indenture or the Convertible Secured Notes.
However, without the consent of each Holder affected, an
amendment or waiver under this Section may not:
(a)	reduce the principal amount of Convertible Secured
Notes whose Holders must consent to an amendment, supplement or waiver;
(b)	reduce the principal of or interest on or change the
fixed maturity of any Convertible Secured Note or except as permitted pursuant to Section 9.1, alter the redemption provisions with respect thereto;
(c)	reduce the rate of, or extend the time for payment of,
interest, including defaulted interest, on any Convertible
Secured Note;
(d)	waive a Default or Event of Default in the payment of
principal of or interest on the Convertible Secured Notes (except a rescission of acceleration of the Convertible Secured Notes by the Holders of at least a majority in aggregate principal amount of the Convertible Secured Notes then outstanding and a waiver of the payment default that resulted from such acceleration);
(e)	make the principal of or interest on, any Convertible
Secured Note payable in money other than as provided for herein and in the Convertible Secured Notes;
(f)	waive a redemption payment with respect to any
Convertible Subordinated Note;
(g)	except as permitted herein, increase the Conversion
Price or except as permitted pursuant to Section 9.1, modify the provisions contained herein relating to conversion of the Convertible Secured Notes in a manner adverse to the Holders thereof; or
(h)	make any change in provisions relating to waivers of
defaults, or the rights of Holders to receive payments of principal of or interest on the Convertible Secured Notes or the abilities of Holders to enforce their rights hereunder or the provisions of clauses (a) through (h) of this Section 9.2.
To secure a consent of the Holders under this Section, it shall not be necessary for such Holders to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.
After an amendment or waiver under this Section becomes
effective, the Company shall mail to Holders a notice briefly describing the amendment or waiver.
Section 9.3	Revocation and Effect of Consents.  Until an
amendment or waiver becomes effective, a consent to it by a
Holder is a continuing consent by the Holder and every subsequent Holder or portion of a Convertible Secured Note that evidences the same debt as the consenting Holder's Convertible Secured
Note, even if notation of the consent is not made on any Convertible Secured Note. However, any such Holder or subsequent Holder may revoke the consent as to his or her Convertible
Secured Note or portion of a Convertible Secured Note if the Trustee receives the notice of revocation before the date on which the Trustee receives an Officers' Certificate certifying that the Holders of the requisite principal amount of Convertible Secured Notes have consented to the amendment or waiver.
The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment or waiver. If a record date is fixed, then notwithstanding the provisions of the immediately preceding paragraph, those persons who were Holders at such record date (or their duly designated proxies), and only those persons, shall be entitled to consent to such amendment or waiver or to revoke any consent previously given, whether or not such persons continue to be Holders after such record date. No consent shall be valid or effective for more than 90 days after such record date unless consents from Holders of the principal amount of Convertible Secured Notes required here under for such amendment or waiver to be effective shall have also been given and not revoked within such 90 day period.
After an amendment or waiver becomes effective it shall bind every Holder, unless it is of the type described in clauses (a)-
(h) of Section 9.2. In such case, the amendment or waiver shall bind each Holder who has consented to it.
Section 9.4	Notation On Or Exchange Of Convertible Secured
Notes. Convertible Secured Notes authenticated and delivered after the execution of any supplemental indenture pursuant to this Article IX may, and shall if required by the Trustee, bear a notation in the form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Company shall so determine, new Convertible Secured Notes so modified as to conform, in the opinion of the Company and the Trustee, to any such supplemental indenture may be prepared and executed by the Makers and authenticated and delivered by the Trustee in exchange for outstanding Convertible Secured Notes.
Section 9.5	Trustee Protected.  The Trustee shall sign any
amendment or supplemental indenture authorized pursuant to this
Article IX if such amendment or supplemental indenture does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may, but need not, sign it.
 In signing such amendment or supplemental indenture, the Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Officers' Certificate and an Opinion of Counsel as conclusive evidence that such amendment or supplemental indenture is authorized or permitted by this Indenture, that it is not inconsistent herewith, and that it will be valid and binding upon the Makers in accordance with its terms.
ARTICLE X
GENERAL PROVISIONS
Section 10.1	Notices.  Any notice or communication by the
Company or the Trustee to the other is duly given if in writing and delivered in person or mailed by first class mail, with postage prepaid (registered or certified, return receipt requested), facsimile or overnight air couriers guaranteeing next day delivery, to the other's address stated in Section 10.9. The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.
All notices and communications (other than those sent to Holders) shall be deemed to have been duly given at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when transmission confirmed, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.
Any notice or communication to a Holder shall be mailed by first class mail, with postage prepaid, to his or her address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.
If a notice or communication is sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
If the Company sends a notice or communication to Holders, it shall send a copy to the Trustee and each Agent at the same time. All other notices or communications shall be in writing.
Section 10.2	Communication by Holders With Other Holders.
Holders may communicate as provided in TIA Section 312(b) respect to their rights under this Indenture or the Convertible Secured Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection set forth in TIA Section 312(c).
Section 10.3	Certificate and Opinion as to Conditions
Precedent. Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:
(1)	an Officers' Certificate in form and
substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 10.4) stating that, in the opinion of such person, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and
(2)	an Opinion of Counsel in form and substance
reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 10.4) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.
Section 10.4	Statements Required in Certificate or Opinion.
Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA Section 314 (a)(4)) shall include:
(1)	a statement that the person making such
certificate or opinion has read such covenant or condition;
(2)	a brief statement as to the nature and scope
of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(3)	a statement that, in the opinion of such
person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and
(4)	a statement as to whether or not, in the
opinion of such person, such condition or covenant has been
complied with.
Any Officers' Certificate may be based, insofar as it relates to legal matters, upon an Opinion of Counsel, unless such Officer knows that the opinion with respect to the matters upon which his or her certificate may be based as aforesaid is erroneous. Any Opinion of Counsel may be based, insofar as it relates to factual matters, upon certificates, statements or opinions of, or representations by an officer or officers of the Company, or other persons or firms deemed appropriate by such counsel, unless such counsel knows that the certificates, statements or opinions or representations with respect to the matters upon which his or her certificate, statement or opinion may be based as aforesaid are erroneous.
Any Officers' Certificate, statement or Opinion of Counsel may be based, insofar as it relates to accounting matters, upon a certificate or opinion of or representation by an accountant (who may be an employee of the Company), or firm of accountants, unless such Officer or counsel, as the case may be, knows that the certificate or opinion or representation with respect to the accounting matters upon which his certificate, statement or opinion may be based as aforesaid is erroneous.
Section 10.5	Rules by Trustee and Agents.  The Trustee may make
reasonable rules for action by or a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.
Section 10.6	Legal Holidays.  A "Legal Holiday" is a
Saturday, a Sunday or a day on which banking institutions in the City of New York or the City of Denver, Colorado are not required to be open, and a "Business Day" is any day that is not a Legal Holiday. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If any date specified in this Indenture, including, without limitation, a Redemption Date, is a Legal Holiday, then such date shall be the next succeeding Business
Day.
Section 10.7	No Recourse Against Others.  No director, officer,
employee or stockholder, as such, of the Company or the
Subsidiary from time to time shall have any liability for any obligations of the Company or the Subsidiary under the
Convertible Secured Notes or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Convertible Secured Note waives and releases all such liability. This waiver and release are part of the consideration for the Convertible Secured Notes. Each of such directors, officers, employees and stockholders is a third party beneficiary of this Section 10.7.
Section 10.8	Counterparts.  This Indenture may be executed in
any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
Section 10.9	Other Provisions.  The Company initially appoints
the Trustee as Paying Agent, Registrar and authenticating agent. If applicable, the reporting date for Section 7.6 is October 15 of each year. The first reporting date is the first October 15 following the issuance of Convertible Secured Notes hereunder.
The Trustee shall always have, or shall be a subsidiary of a bank or bank holding company which has, a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.
The Company's address is: Crown Resources Corporation, 4251 Kimpling Street, Suite 390, Wheat Ridge, CO 80033, Attention:
Chief Financial Officer, Facsimile:  (303) 534-1809,  Telephone:
 (303) 534-1030.
The Trustee's address is:Four Albany Street, New York, New York
10006, Attention:    , Facsimile:    , Telephone:    .
Section 10.10	Governing Law.  The internal laws of the State of
New York shall govern this Indenture and the Convertible Secured Notes, without regard to the conflict of laws provisions thereof.
Section 10.11	No Adverse Interpretation of Other Agreements.
This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or a subsidiary. Any such other indenture, loan or debt agreement may not be used to interpret this Indenture.
Section 10.12	Successors.  All agreements of the Company or the
Subsidiary in this Indenture and the Convertible Secured Notes shall bind its successor. All agreements of the Trustee in this Indenture shall bind its successor.
Section 10.13	Severability.  In case any provision in this
Indenture or in the Convertible Secured Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 10.14	Table of Contents, Headings, Etc.  The Table of
Contents, Cross Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.
ARTICLE XI
COLLATERAL AND SECURITY
Section 11.1	Collateral and Security Documents.  In order to
secure the due and punctual payment of the principal of and interest on the Convertible Secured Notes when and as the same shall be due and payable and the performance of all other obligations of the Company or the Subsidiary to the Holders or
the Trustee under this Indenture, the Convertible Secured Notes, the Security Documents and any other documents contemplated hereby, as the case may be, the Makers and the Trustee have simultaneously with the execution of this Indenture entered into the Security Documents. The Trustee and the Makers each hereby agree that the Trustee holds its interest in the Collateral in trust for the benefit of the Holders pursuant to the terms of the Security Documents.
Section 11.2	Authorization of Actions To Be Taken by the
Trustee Under the Security Documents. Subject to the provisions of the Security Documents, (a) the Trustee may, in its sole discretion and without the consent of the Holders, take all actions it deems necessary or appropriate in order to (i) enforce any of the terms of the Security Documents and (ii) collect and receive any and all amounts payable in respect of the obligations of the Makers hereunder or thereunder and (b) the Trustee shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any act that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including the power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest thereunder or be prejudicial to the interests of the Holders or of the Trustee). The Trustee is hereby expressly authorized to execute, deliver and perform its obligations under the Security Documents. Except during the continuance of an Event of Default, the Trustee shall not be required to take any action under the Security Documents that involves the exercise by it of discretion. The Trustee may, however, take any such action upon the basis of, at the election of the Trustee, either an Officers' Certificate or an Opinion of Counsel, or both, of the Company stating the nature of the proposed action and that any such action is appropriate, necessary or advisable under the circumstances, complies with the Indenture and the Security Documents and does not adversely affect the interests of the Holders; provided that the foregoing shall not limit the ability of the Trustee to take action at its discretion in the absence of such an Officers' Certificate or Opinion of Counsel. Except during the continuance of an Event of Default, the Trustee may refrain from taking any such action pending receipt of such Officers' Certificate and/or Opinion of Counsel, if so requested by it, and shall incur no liability to any person for failure to take any such action pending receipt thereof. The Trustee shall be fully protected in acting on the basis of any such Officers' Certificate and/or Opinion of Counsel and shall incur no liability to any person arising out of any action taken on the basis thereof.
Section 11.3	Authorization of Receipt of Funds by the Trustee
Under the Security Documents. The Trustee is authorized to receive any funds for the benefit of Holders distributed under the Security Documents, to apply such funds as provided in this Indenture and the Security Documents, and to make further distributions of such funds to the Holders in accordance with the provisions of this Indenture.
ARTICLE XII
CONVERSION OF CONVERTIBLE SECURED NOTES
Section 12.1	Right to Convert.  Subject to and upon compliance
with the provisions of this Indenture, each Holder of Convertible Secured Notes shall have the right, at his or her option, at any time prior to the close of business on the last Business Day prior to the Maturity Date (except that, with respect to any Convertible Secured Note or portion of a Convertible Secured Note which is called for redemption, such right shall terminate, except as provided in the fourth paragraph of Section 12.2, at the close of business on the last Business Day prior to the date fixed for redemption of such Convertible Secured Note or portion of a Convertible Secured Note unless the Company defaults in the payment due upon redemption thereof) to convert the principal amount of any Convertible Secured Note held by such Holder, or any portion of such principal amount which is $1,000 or an integral multiple thereof, into that number of fully paid and non assessable shares of Common Stock (as such shares shall then be constituted) obtained by dividing the principal amount of the Convertible Secured Note or portion thereof surrendered for conversion by the Conversion Price in effect at such time, by surrender of the Convertible Secured Note so to be converted in whole or in part in the manner provided in Section 12.2. A
Holder is not entitled to any rights of a holder of Common Stock until such Holder has converted his or her Convertible Secured Notes to Common Stock, and only to the extent such Convertible Secured Notes are deemed to have been converted to Common Stock under this Article XII.
Section 12.2	Exercise of Conversion Privilege; Issuance of
Common Stock on Conversion; No Adjustment for Interest or Dividends. To exercise, in whole or in part, the conversion privilege with respect to any Convertible Secured Note, the
Holder of such Convertible Secured Note shall surrender such Convertible Secured Note, together with the Notice of Conversion attached thereto, properly and completely filled out and executed, at an office or agency maintained by the Company pursuant to Section 4.4, accompanied by the funds, if any, required by the final paragraph of this Section 12.2, and shall give written notice of conversion in the form provided on the Convertible Secured Notes (or such other notice which is acceptable to the Company) to the office or agency that the
Holder elects to convert such Convertible Secured Note or such portion thereof specified in said notice. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock which are issuable on such conversion shall be issued, and shall be accompanied by transfer taxes, if required pursuant to Section
12.6. Each such Convertible Secured Note surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as the registration of such
Convertible Secured Note, be duly endorsed by, or be accompanied by instruments of transfer in form satisfactory to the Company duly executed by, the Holder or his or her duly authorized attorney.
As promptly as practicable after satisfaction of the requirements for conversion set forth above, the Company shall issue and shall deliver to each Holder whose Notes have been so converted at the office or agency maintained by the Company for such purpose pursuant to Section 4.4, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such Convertible Secured Note or portion thereof in accordance with the provisions of this Article XII and a check or cash in respect of any fractional interest in respect of a share of Common Stock arising upon such conversion, as provided in
Section 12.3 (which payment, if any, shall be paid no later than five Business Days after satisfaction of the requirements for conversion set forth above). In case any Convertible Secured
Note of a denomination of an integral multiple greater than
$1,000 is surrendered for partial conversion, and subject to
Section 2.2, the Makers shall execute, and the Trustee shall authenticate and deliver to the Holder of the Convertible Secured Note so surrendered, without charge to him or her, a new Convertible Secured Note or Convertible Secured Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Convertible Secured
Note.
Each conversion shall be deemed to have been effected as to any such Convertible Secured Note (or portion thereof) on the date on which the requirements set forth above in this Section 12.2 have been satisfied as to such Convertible Secured Note (or portion thereof). In either such case, the person in whose name any certificate or certificates for shares of Common Stock are issuable upon such conversion shall be deemed to have become on said date the holder of record of the shares represented thereby; provided, however, that any such surrender on any date when the Company's stock transfer books are closed shall constitute the person in whose name the certificates are to be issued as the record holder thereof for all purposes on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date upon which such Convertible Secured Note is surrendered.
Any Convertible Secured Note or portion thereof surrendered for conversion during the period from the close of business on the record date for any interest payment through the close of business on the Business Day next preceding such interest payment date shall (unless such Convertible Secured Note or portion thereof being converted has been called for redemption on a date after such record date and on or before the succeeding interest payment date) be accompanied by payment, in funds acceptable to the Company, of an amount equal to the interest otherwise payable on such interest payment date on the principal amount being converted; provided, however, that no such payment need be made if there exists at the time of conversion a default in the
payment of interest on the Convertible Secured Notes. An amount equal to such payment shall be paid by the Company on such interest payment date to the Holder of such Convertible Secured Note at the close of business on such record date; provided, however, that if the Company defaults in the payment of interest on such interest payment date, such amount shall be paid to the person who made such required payment. Except as provided above in this Section 12.2, no adjustment shall be made for interest accrued on any Convertible Secured Note converted or for dividends on any shares issued upon the conversion of such Convertible Secured Note as provided in this Article XII.
Section 12.3	Cash Payments in Lieu of Fractional Shares.  No
fractional shares of Common Stock or scrip representing
fractional shares shall be issued upon conversion of Convertible Secured Notes. If more than one Convertible Secured Note shall be surrendered for conversion at one time by the same Holder, the number of full shares which shall be issuable upon conversion shall be computed on the basis of the aggregate principal amount of the Convertible Secured Notes (or specified portions thereof to the extent permitted hereby) so surrendered for conversion.
If any fractional share of stock otherwise would be issuable upon the conversion of any Convertible Secured Note or Convertible Secured Notes, the Company shall make an adjustment therefor in cash based upon the Market Price of the Common Stock on the last Business Day prior to the conversion.
Section 12.4	Conversion Price.  The conversion price shall be
as specified in the form of Convertible Secured Note attached as Exhibit A hereto, and shall be subject to adjustment as provided in this Article XII.
Section 12.5	Adjustment of Conversion Price.  The Conversion
Price shall be adjusted from time to time by the Company as
follows:
(a)	If at any time there shall be (i) a reorganization
(other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), (ii) a merger or consolidation of the Company with or into another corporation in which the Company is not the surviving entity, or a reverse triangular merger in which the Company is the surviving entity but the shares of the Company's capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, or (iii) a sale or transfer of the Company's properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that the Convertible Secured Notes shall thereafter be convertible into, the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer to which a holder of the securities into which such Convertible Secured Notes were convertible immediately prior to such event would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer. The foregoing provisions of this Section 12.5(a) shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other corporation that are at the time receivable upon the conversion of
Convertible Secured Notes.  If the per share consideration
payable to the Holder hereof for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company's Board of Directors. In all events, appropriate adjustment (as determined in good faith by the Company's Board of Directors) shall be made in the application of the provisions of the Convertible Secured Notes with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of the Convertible Secured Notes shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon conversion of the Convertible Secured Notes.
(b)	If the Company, by reclassification of securities or
otherwise (except as provided in subsection (a) above), shall change any of the securities as to which conversion rights under the Convertible Secured Notes exist into the same or a different number of securities of any other class or classes, the Convertible Secured Notes shall thereafter represent the right to convert into the kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the conversion rights under the Convertible Secured Notes immediately prior to such reclassification or other change and the Conversion Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this
Section 12.
(c)	If the Company at any time subdivides (by any stock
split, stock dividend or otherwise) its outstanding Common Stock (or such other securities as the Convertible Secured Notes are then convertible into), into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Company at any time combines (by reverse stock split or otherwise) its outstanding Common Stock (or such other securities as the Convertible Secured Notes are then convertible into) into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.
(d)	If the holders of the securities as to which conversion
rights under the Convertible Secured Notes exist at the time shall have received, or, on or after the record date fixed for the determination of eligible shareholders, shall have become entitled to receive, without payment therefor, in whole or in part, other or additional stock or other securities or property (other than cash) of the Company by way of dividend or other distribution, then and in each case, the Convertible Secured
Notes shall represent the right to receive, upon conversion, in addition to the securities and/or other property otherwise receivable upon conversion of Convertible Secured Notes, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company to which the Holders would have been entitled had they been the holders of record of the securities receivable upon conversion of Convertible Secured Notes on the date hereof and had thereafter, during the period from the date hereof to and including the date of such conversion, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 12.
(e)	Subject to 12.5(g), if the Company at any time after
the date hereof shall issue and sell any additional shares of Common Stock (otherwise than as provided in Sections 12.5(a) through (d)) at a price per share less than the Average Price (as hereinafter defined) per share of Common Stock for the 20 Trading Days immediately preceding the date of the authorization of such issuance (the "Market Price"), then the Conversion Price upon each such issuance shall be lowered to a new Conversion Price determined by multiplying the old Conversion Price by a fraction:

(i)	the numerator of which shall be the sum of (1) the
number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock multiplied by the Market Price, and (2) the consideration, if any, received by the Company upon the issuance of such additional shares of Common Stock, and

(ii)	the denominator of which shall be the Market Price
multiplied by the total number of shares of Common Stock outstanding immediately after the issuance of such additional shares of Common Stock.

No adjustments of the Conversion Price shall be made under this Section 12.5(e) if such adjustment would have lowered the Conversion Price upon the issuance of any additional shares of Common Stock that (a) are issued pursuant to any grant or award made prior to the date hereof under any thrift plan, stock purchase plan, stock bonus plan, stock option plan, employee stock ownership plan, incentive or profit sharing arrangement or other benefit or compensation plan for the benefit of the Company's officers, directors and/or employees ("Employee
Benefit Plans") that has been approved by the Board of Directors of the Company or its compensation committee and that otherwise would cause an adjustment under this Section 12.5(e); (b) are issued pursuant to any grant or award made on or after the date hereof under any Employee Benefit Plan if the purchase, option, conversion or exercise price, as applicable, of any such issuance is not less than the lesser of the Market Price as determined above and the "Fair Market Value," as defined under the applicable Employee Benefit Plan, on the date of Board or compensation committee authorization; (c) are issued pursuant to any Common Stock Equivalent (as hereinafter defined) (x) if upon the issuance of any such Common Stock Equivalent, any such adjustments shall previously have been made pursuant to Section 12.5(f), (y) if no adjustment was required pursuant to Section 12.5(f), or (z) if such Common Stock Equivalent was issued prior to the date hereof; (d) are issued pursuant to a public offering by the Company; or (e) are issued in a transaction that results in an adjustment pursuant to Section 12.5(g).

As used in this Section 12.5(e), "Price" on any Trading
Day means the average of the high and low prices of the Common Stock as reported in The Wall Street Journal's listing for that Trading Day or if the such prices are not so reported, the average of the reported high and low prices on the largest national securities exchange (based on the aggregate dollar value of securities listed) on which the Common Stock is listed or traded, or if the Common Stock is not listed on any national securities exchange, then the average of the high and low reported sales prices for such shares in the over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotations Systems, or, if such prices shall not be reported thereon, then the average of the closing bid and asked prices so reported, or if such prices shall not be so reported, then the average of the high closing bid and low closing asked prices reported by the National Quotations Bureau Incorporated, or if such prices shall not be so reported, then the price as determined in good faith by the Board of Directors of the Company. The "Average Price" per share for any period shall be determined by dividing the sum of the Prices determined for the individual Trading Days in such period by the number of Trading Days in such period provided that, if the Price is determined in good faith by the Board of Directors, the Average Price shall be the price so determined.

(f)	Subject to Section 12.5(g), if the Company shall, after
the date hereof, issue any security or evidence of indebtedness which is convertible into or exchangeable for Common Stock ("Convertible Security"), or any warrant, option or other right to subscribe for or purchase Common Stock or any Convertible Security, other than pursuant to Employee Benefit Plans (together with Convertible Securities, "Common Stock Equivalent"), then the Conversion Price upon each such issuance shall be adjusted as provided in Section 12.5(e) on the basis that (i) the maximum number of additional shares of Common Stock issuable pursuant to all such Common Stock Equivalents shall be deemed to have been issued as of the date of issuance of such Common Stock Equivalent; and (ii) the aggregate consideration for such maximum number of additional shares of Common Stock shall be deemed to be the minimum consideration received and receivable by the Company for the issuance of such additional shares of Common Stock pursuant to such Common Stock Equivalent.

Notwithstanding the foregoing, no adjustment shall be made pursuant to this Section 12.5(f) unless the consideration received and receivable by the Company per share of Common Stock for the issuance of such additional shares of Common Stock pursuant to such Common Stock Equivalent is less than the Market Price. No adjustment of the Conversion Price shall be made under this Section 12.5(f) upon the issuance of any Convertible Security which is issued pursuant to the conversion or exercise of any other Convertible Security or the exercise of any warrants or other subscription or purchase rights therefor, if any adjustment shall previously have been made in the Conversion Price then in effect upon the issuance of such warrants or other rights pursuant to this Section 12.5(f). No adjustment shall be made under this Section 12.5(f) if an adjustment is to be made under Section 12.5(g). No adjustment shall be made as a result of adjustment in the exercise or conversion price of Common Stock Equivalents, if those adjustments occur by the terms of such Common Stock Equivalents.

(g)	Notwithstanding anything to the contrary in Section
12.5(e) or Section 12.5(f), this Section 12.5(g) shall govern adjustments to the Conversion Price for the transaction described in this Section 12.5(g).

(i)	If at any time after the date hereof and prior the
second anniversary of the date hereof the Company shall issue any additional shares of Common Stock (otherwise than as provided in Sections 12.5(a) through (d); pursuant to any Employee Benefit Plan; or pursuant to any Common Stock Equivalent outstanding as of the date hereof) or upon the issuance of any such Common Stock, any adjustments shall previously have been made pursuant to Section 12.5(f) or Section 12.5(g)(ii); and the New Stock Issue Price (defined below) of such additional shares is less than the Conversion Price then in effect, then the Conversion Price upon each such issuance shall be adjusted to the New Stock Issue Price of such additional shares. The "New Stock Issue Price" shall be determined by dividing the total amount of consideration received by the Company for such issue or sale by the number of shares of Common Stock issued or sold.

(ii)	If at any time after the date hereof and prior to
the second anniversary of the date hereof, the Company issues any Common Stock Equivalent (which by definition excludes Employee Benefit Plan securities)(otherwise than as provided in Sections 12.5(a) through (d); or pursuant to any Common Stock Equivalent outstanding as of the date hereof) and the New CSE Conversion Price (defined below) of such Common Stock Equivalents is less than the Conversion Price then in effect, then the Conversion Price upon each such issuance shall be adjusted to the New CSE Conversion Price of such Common Stock Equivalents. The "New CSE Conversion Price" shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issuance of such Common Stock Equivalents, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise, conversion or exchange of such Common Stock Equivalents, plus, in the case of any such Common Stock Equivalents which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange of such Convertible Securities, by (y) the total maximum number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Common Stock Equivalents.

(h)	No adjustment in the Conversion Price shall be required
unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any
adjustments which by reason of this Section 12.5(h) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Article XII shall be made by the Company and shall be made to the nearest cent or to the nearest one hundredth of a share, as the case may be.
No adjustment need be made for a change in the par value or no par value of the Common Stock.
(i)	Whenever the Conversion Price is adjusted as herein
provided, the Company shall promptly file with the Trustee and any Conversion Agent other than the Trustee an Officers' Certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.
Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to each Holder at his or her last address appearing on the register of Holders maintained for that purpose within 20 days of the effective date of such adjustment. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.
(j)	In any case in which this Section 12.5 provides that an
adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event issuing to the Holder of any Convertible Secured Note converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment.
(k)	For purposes of this Section 12.5, the number of shares of
Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Company shall not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.
Section 12.6	Taxes on Shares Issued.  The issue of stock
certificates on conversions of Convertible Secured Notes shall be made without charge to the converting Holder for any tax in respect of the issue thereof. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of stock in any name other than that of the Holder of any Convertible Secured Note converted, and the Company shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.
Section 12.7	Reservation of Shares.  The Company shall provide,
free from preemptive rights, out of its authorized by unissued shares or sharers held in treasury, sufficient shares to provide for the conversion of the Convertible Secured Notes from time to time as such Convertible Secured Notes are presented for conversion.
Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value, if any, of the shares of Common Stock issuable upon conversion of the
Convertible Secured Notes, the Company shall take all corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue shares of such Common Stock at such adjusted Conversion Price.
Section 12.8	Responsibility of Trustee.  The Trustee shall not
at any time be under any duty of responsibility to any Holders to determine whether any facts exist which may require any adjustment of the Conversion Price, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, which may at any time be issued or delivered upon the conversion of any Convertible
Secured Note; and the Trustee makes no representations with respect thereto. Subject to the provisions of Section 7.1, the Trustee shall not be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property or cash upon the surrender of any Convertible Secured Note for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article XII.
Without limiting the generality of the foregoing, the Trustee shall not have any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 12.5 relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Holders upon the conversion of their Convertible Secured Notes after any event referred to in such
Section 12.5 or to any adjustment to be made with respect
thereto, but, subject to the provisions of Section 7.1, may
accept as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officers' Certificate (which the Company shall be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto.
Section 12.9	Notice to Holders Prior to Certain Actions.  If
(a) the Company declares a dividend (or any other distribution)
on its Common Stock (other than in cash out of retained earnings or other than a dividend that results in an adjustment in the Conversion Price pursuant to Section 12.5 as to which the Company has made an election in accordance with Section 12.5(l)); or
(b)	the Company authorizes the granting to the holders of
its Common Stock of rights or warrants to subscribe for or purchase any share of any class of Common Stock or any other rights or warrants; or
(c)	there is any reclassification of the Common Stock
(other than a subdivision or combination of outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or
(d)	there is any voluntary or involuntary dissolution,
liquidation or winding up of the Company;
then the Company shall cause to be filed with the Trustee and to be mailed to each Holder at his or her address appearing on the register maintained for that purpose as promptly as possible but in any event at least 15 days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation &r winding up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.


IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed and attested, all as of the date first above written, signifying their agreements contained in this Indenture.


	CROWN RESOURCES CORPORATION


	By:

	Name:

	Title:

		CROWN RESOURCE CORP. OF COLORADO




	________________________________
____
	By:
	Its: President

	BANKERS TRUST COMPANY, as
Trustee


	By:

	Name:

	Title:


EXHIBIT A



CROWN RESOURCES CORPORATION
CROWN RESOURCE CORP. OF COLORADO
10% SECURED CONVERTIBLE PROMISSORY NOTE

$__________	___________, 2002
	Seattle, Washington

	Crown Resources Corporation, a Washington corporation (the "Company"), and Crown Resource Corp. of Colorado, a Colorado corporation (together with the Company collectively referred to as the "Makers"), the principal office of which is located at 4251 Kimpling Street, Suite 390, Wheat Ridge, Colorado 80033, for value received, hereby jointly and severally promise to pay to ______________________, or his, her, or its registered assigns, the principal amount of _________________________ Dollars ($_________), plus interest from and including the date hereof on the principal balance from time to time outstanding at a rate per annum equal to ten percent (10%), which principal amount and accrued and unpaid interest thereon shall be due and payable on October 19, 2006 (the "Expiration Date"); or when declared due and payable by the Holder (as defined below) upon the occurrence of an Event of Default (as defined below). Payment for all amounts due hereunder shall be made, in the manner provided in the Indenture.

The Makers have issued the 10% Secured Convertible
Promissory Notes (the "Convertible Secured Notes") under an Indenture dated as of _______________, 2002 (the "Indenture") between the Makers and Bankers Trust Company (the "Trustee").
The terms of the Convertible Subordinated Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa 77bbbb as in effect on the date of the Indenture (the "TIA"), although the Indenture has not been qualified under the TIA. The Convertible Secured Notes are subject to, and qualified by, all such terms, certain of which are summarized herein, and Holders are referred to the Indenture and the TIA for a statement of such terms. Capitalized terms not defined below have the same meaning as is given to them in the Indenture. The following is a statement of the rights of the Holder and the conditions to which this Convertible Secured Note is subject, and to which the Holder, by the acceptance of this Convertible Secured Note, agrees:

1.	Interest.  The Company will pay interest quarterly on each
Interest Payment Date on which interest is due. Interest on the Convertible Secured Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from ______________, 200_ with respect to Convertible Secured
Notes issued on that date and, with respect to all other Convertible Secured Notes, on the date on which the right of the holder to such issuance accrued. Interest will be computed on the basis of actual number of days elapsed over a year of 365 days. At the sole option and discretion of the Company, the Company may pay interest in cash, in Common Stock or in any combination thereof. For the purpose of computing the number of shares of Common Stock issuable as interest, the Common Stock shall be valued based on the Conversion Price on the Regular
Record Date for the payment of such Interest.  The Company will pay interest on the Convertible Secured Notes (except defaulted interest) to the person in whose name each Convertible Secured
Note is registered at the close of business on the ____________ preceding the relevant interest payment date (each a "Regular Record Date") (other than with respect to (i) interest payable in Common Stock if this Convertible Secured Note or a portion thereof is converted during the period betweeen a Regular Record Date and an Interest Payment Date or (ii) a Convertible Secured Note or portion thereof called for redemption on a redemption date during the period from the close of business on a Regular Record Date to (but excluding) the next succeeding interest payment date (in which case accrued interest shall be payable to the holder of the Convertible Secured Note or portion thereof redeemed or repurchased in accordance with the applicable redemption or repurchase provisions of the Indenture).
2.	Redemption.  The Convertible Secured Notes are subject to
redemption, in whole or in part, by the Company at any time and in the manner provided in the Indenture by paying the principal of and accrued interest on this Convertible Secured Note.
	3.	Events of Default.  If any of the Events of Default
specified in Section 6.1 of the Indenture shall occur, the Holder of the Convertible Secured Notes shall have the rights specified in Article VI of the Indenture.

	4.	Security Agreements.  The Convertible Secured Notes are
secured by and entitled to the benefits of the Security
Documents.

	5.	Conversion.  The Convertible Secured Notes may be
converted at the option of the Holder into Common Stock in the manner provided in Article XII of the Indenture. The initial Conversion Price with respect to any such conversion is $0.35 per share.

6.	Adjustments.  The Conversion Price and the securities
issuable upon conversion of the Convertible Secured Notes are subject to adjustment from time to time as provided in Section 12.5 of the Indenture.

7.	Representations; Covenants.  The Convertible Secured Notes
benefit from the representations and covenants of the Makers as set forth in the Indenture and the Plan.
	8.	Assignment. Subject to the restrictions on transfer
described in Section 9 and 12 below, the rights and obligations of the Makers and the Holders of the Convertible Secured Notes shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

9.	Denominations, Transfer, Exchange.  The Convertible Secured
Notes are issuable in the form provided by and may be exchanged as provided in the Indenture. As a condition of transfer, the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.
10.	Persons Deemed Owners.   The registered Holder of a
Convertible Secured Note may be treated as its owner for all purposes.
11.	Amendments and Waivers.  The terms of the Indenture and this
Convertible Secured Note may be amended or waived only as
provided in the Indenture.
12. 	Transfer of the Convertible Secured Notes or Conversion
Securities. With respect to any offer, sale or other disposition of a Convertible Secured Note or securities obtained on conversion thereof, the Holder will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of such Holder's counsel, to the effect that such offer, sale or other disposition may be effected without registration or qualification (under any federal or state law then in effect). Promptly upon receiving such written notice and reasonably satisfactory opinion, if so requested, the Company, as promptly as practicable, shall notify such Holder that such Holder may offer, sell or otherwise dispose of such Convertible Secured Note or such securities, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 12 that the opinion of counsel for the Holder is not reasonably satisfactory to the Company, the Company shall so notify such Holder promptly after such determination has been made. Each Convertible Secured Note thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act of 1933, as amended (the
"Act"), unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Furthermore, the Holder agrees that the Warrant shall be subject to the transfer limitations set forth herein.

13.	Notices.  Any notice, request or other communication
required or permitted hereunder shall be in writing and shall be deemed to have been duly given if given pursuant to Section 10.1 of the Indenture.

14.	No Shareholder Rights.  Nothing contained in the
Convertible Secured Notes shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a shareholder in respect of meetings of shareholders for the election of directors of the Company or any other matters or any rights whatsoever as a shareholder of the Company; and no dividends or interest shall be payable or accrued in respect of the Convertible Secured Notes or the interest represented thereby or the securities obtainable upon conversion thereof until, and only to the extent that, the Convertible Secured Notes shall have been converted. In the event of any action to enforce payment of the Convertible Secured Notes, the Holders shall be entitled to recover from the Makers `the reasonable costs of collection, including attorneys' fees and expenses, in addition to all other relief to which the Holders may be entitled.

	14.	Authentication.  Unless the certificate of authentication
hereof has been executed by the Trustee or any successor thereto by manual signature, this Convertible Secured Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND
CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE
NOT ENFORCEABLE UNDER WASHINGTON LAW.

						THE COMPANY:

CROWN RESOURCES CORPORATION

___________________________________
_
By:
Its: President

THE SUBSIDIARY:

CROWN RESOURCE CORP. OF COLORADO

___________________________________
_
By:
Its: President


TRUSTEE'S CERTIFICATE OF AUTHENTICATION

This is one of the Convertible Secured Notes referred to in the within-mentioned Indenture.

BANKERS TRUST COMPANY
as Trustee



By:_______________________________
Authorized Signatory



FORM OF CONVERSION NOTICE

To:  CROWN RESOURCES CORPORATION

The undersigned registered owner of the Convertible Secured Note hereby irrevocably exercises the option to convert this Convertible Secured Note, or portion hereof (which is $1,000 or an integral multiple thereof) below designated, into shares of Common Stock of Crown Resources Corporation in accordance with the terms of the Indenture referred to in this Convertible Secured Note, and directs that the shares issuable and deliverable upon the conversion, together with any check in payment for fractional shares and Convertible Secured Notes representing any unconverted principal amount hereof, be issued and delivered to the registered Holder hereof unless a different name has been indicated below. If shares or any portion of this Convertible Secured Note not converted are to be issued in the name of person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Any amount required to be paid by the undersigned on account of interest and taxes accompanies this Convertible Secured Note.
Dated:

Signature (s)

Fill in for registration of
shares  if to be delivered, and
Convertible Secured Notes if to
be issued, registered Holder
(Please Print):
Principal amount to be
converted other than to and in
the name of the  (if less than
all):   U.S.$_________



(Name)


(Street address)


(City, State and zip code)

Social Security or other Taxpayer Identification Number:


Signature Guarantee:


ASSIGNMENT FORM

If you the Holder want to assign this Convertible Secured Note, fill in the form below and have your Signature guaranteed:

I or we assign and transfer this Convertible Secured Note to


(Insert assignees social security or tax ID number)


(Print or type assignee's name, address and zip code)

and irrevocably appoint

agent to transfer this Convertible Secured Note on the books of the Company. The agent may substitute another to act for him.

Date:					Your Signature:

(Sign exactly as your name
appears
on the other side of this
Convertible Secured Note)


Signature Guarantee:





                                               Exhibit 10.30


                           Exhibit 1 Plan
                           Exhibit D







CROWN RESOURCES CORPORATION

AND


WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION,

AS TRUSTEE




10% Convertible Subordinated Promissory Notes due 2006



INDENTURE


Dated as of __________, 200_




TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS	5
Section 1.1	Definitions.	5
"Affiliate"	5
"Agent"	5
"Bankruptcy Law"	5
"Board of Directors"	5
"Commission"	5
"Common Stock"	5
"Company"	5
"Convertible Subordinated Notes"	5
"Conversion Price"	6
"Corporate Trust Office"	6
"Default"	6
"Designated Senior Debt"	6
"Exchange Act"	6
"GAAP"	6
"Holder"	6
"Indebtedness"	6
"Indenture"	7
"Interest Payment Date"	7
"Issue Date"	7
"Material Subsidiary"	7
"Maturity Date"	7
"Officer"	7
"Officers' Certificate"	7
"Opinion of Counsel"	7
"Person"	7
"Redemption Date"	7
"Redemption Price"	7
"Regular Record Date"	7
"Senior Debt"	7
"Senior Lenders"	8
"Senior Notes"	8
"Subsidiary"	8
"Securities Act"	8
"TIA"	8
"Trustee"	8
"Trust Officer"	8
"U.S. Government Obligations"	8
Section 1.2	Other Definitions.	9
Section 1.3	Incorporation by Reference of Trust Indenture Act	9
Section 1.4	Rules of Construction	9
ARTICLE II THE CONVERTIBLE SUBORDINATED NOTES	10
Section 2.1	Form and Dating	10
Section 2.2	Execution and Authentication	10
Section 2.3	Registrar, Paying Agent and Conversion Agent	10
Section 2.4	Paying Agent to Hold Money in Trust	11
Section 2.5	Holder Lists	11
Section 2.6	Transfer and Exchange	11
Section 2.7	Replacement Convertible Subordinated Notes	12
Section 2.8	Outstanding Convertible Subordinated Notes	13
Section 2.9	When Treasury Convertible Subordinated Notes Disregarded	13
Section 2.10	Cancellation	13
ARTICLE III REDEMPTION	13
Section 3.1	Notices to Trustee	13
Section 3.2	Selection of Convertible Subordinated Notes to be Redeemed	13
Section 3.3	Notice of Redemption	14
Section 3.4	Effect of Notice of Redemption	15
Section 3.5	Deposit of Redemption Price	15
Section 3.6	Convertible Subordinated Notes Redeemed in Part	15
Section 3.7	Conversion Arrangement On Call For Redemption	15
Section 3.8	No Redemption Prior to Repayment of Senior Debt.	16
ARTICLE IV COVENANTS	16
Section 4.1	Payment of Convertible Subordinated Notes	16
Section 4.2	Commission Reports	16
Section 4.3	Compliance Certificate	16
Section 4.4	Maintenance of Office or Agency	17
Section 4.5	Continued Existence	17
Section 4.6	Appointments to Fill Vacancies in Trustee's Office	17
Section 4.7	Stay, Extension and Usury Laws	17
ARTICLE V SUCCESSORS	17
Section 5.1	When the Company May Merge, Etc	17
Section 5.2	Successor Corporation Substituted	18
ARTICLE VI DEFAULTS AND REMEDIES	18
Section 6.1	Events of Default	18
Section 6.2	Acceleration	19
Section 6.3	Other Remedies	20
Section 6.4	Waiver of Past Defaults	20
Section 6.5	Control by Majority	20
Section 6.6	Limitation on Suits	20
Section 6.7	Rights of Holders to Receive Payment	21
Section 6.8	Collection Suit by Trustee	21
Section 6.9	Trustee May File Proofs of Claim	21
Section 6.10	Priorities	21
Section 6.11	Undertaking for Costs	22
ARTICLE VII THE TRUSTEE	22
Section 7.1	Duties of the Trustee.	22
Section 7.2	Rights of the Trustee.	23
Section 7.3	Individual Rights of the Trustee	25
Section 7.4	Trustee's Disclaimer	25
Section 7.5	Notice of Defaults	25
Section 7.6	Reports by the Trustee to Holders	25
Section 7.7	Compensation and Indemnity	26
Section 7.8	Replacement of the Trustee	26
Section 7.9	Successor Trustee by Merger, Etc	28
Section 7.10	Eligibility, Disqualification	28
Section 7.11	Preferential Collection of Claims
Against Company	28
ARTICLE VIII SATISFACTION AND DISCHARGE OF INDENTURE	28
Section 8.1	Discharge of Indenture	28
Section 8.2	Deposited Monies to be Held in Trust by Trustee	29
Section 8.3	Paying Agent to Repay Monies Held	29
Section 8.4	Return of Unclaimed Monies	29
Section 8.5	Reinstatement	29
ARTICLE IX AMENDMENTS	29
Section 9.1	Without the Consent of Holders	29
Section 9.2	With the Consent of Holders	30
Section 9.3	Revocation and Effect of Consents	31
Section 9.4	Notation On Or Exchange Of Convertible Subordinated Notes	31
Section 9.5	Trustee Protected	31
ARTICLE X GENERAL PROVISIONS	32
Section 10.1	Notices	32
Section 10.2	Communication by Holders With Other
Holders	32
Section 10.3	Certificate and Opinion as to Conditions
Precedent	32
Section 10.4	Statements Required in Certificate or
Opinion	33
Section 10.5	Rules by Trustee and Agents	33
Section 10.6	Legal Holidays	33
Section 10.7	No Recourse Against Others	34
Section 10.8	Counterparts	34
Section 10.9	Other Provisions	34
Section 10.10	Governing Law	35
Section 10.11	No Adverse Interpretation of Other
Agreements	35
Section 10.12	Successors	35
Section 10.13	Severability	35
Section 10.14	Table of Contents, Headings, Etc	35
ARTICLE XI SUBORDINATION	35
Section 11.1	Agreement to Subordinate	35
Section 11.2	Liquidation; Dissolution; Bankruptcy.	35
Section 11.3	Default on Senior Debt and/or Designated
Senior Debt.	36
Section 11.4	Acceleration of Convertible Subordinated
Notes	36
Section 11.5	When Distribution Must Be Paid Over	37
Section 11.6	Notice by Company	38
Section 11.7	Subrogation	38
Section 11.8	Relative Rights	38
Section 11.9	Subordination May Not Be Impaired By
Company	38
Section 11.10	Distribution or Notice to Representative
	38
Section 11.11	Rights of Trustee and Paying Agent	39
Section 11.12	Authorization to Effect Subordination	39
Section 11.13	Article Applicable to Paying Agents	39
Section 11.14	Senior Debt Entitled to Rely	39
ARTICLE XII CONVERSION OF CONVERTIBLE SUBORDINATED NOTES	39
Section 12.1	Right to Convert; Mandatory Conversion.	39
Section 12.2	Exercise of Conversion Privilege;
Issuance of Common Stock on Conversion; No
Adjustment for Interest or Dividends	40
Section 12.3	Cash Payments in Lieu of Fractional
Shares	42
Section 12.4	Conversion Price	42
Section 12.5	Adjustment of Conversion Price	42
Section 12.6	Taxes on Shares Issued	46
Section 12.7	Reservation of Shares	46
Section 12.8	Responsibility of Trustee	47
Section 12.9	Notice to Holders Prior to Certain
Actions	47



THIS INDENTURE, dated as of __________, 200_ is between Crown Resources Corporation, a Washington corporation, (the
"Company") and Wells Fargo Bank Minnesota, National
Association, as trustee (the "Trustee"). The Company has duly authorized the creation of its 10% Convertible Subordinated Notes due 2006 (the "Convertible Subordinated Notes") and to provide therefor the Company and the Trustee have duly authorized the execution and delivery of this Indenture. Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders from time to time.

DEFINITIONS
Definitions.
"Affiliate" means, when used with reference to any
person, any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such person, as the case may be. For the purposes of this definition, "control" when used with respect to any specified person means the power to direct or cause the direction of management or policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled"
have meanings correlative of the foregoing.
"Agent" means any Registrar, Paying Agent, Conversion
Agent or coregistrar.
"Bankruptcy Law" means Title 11, U.S. Code or any
similar Federal or State law for the relief of debtors.
 "Board of Directors" means the Board of Directors of
the Company or any authorized committee of the Board of Directors acting pursuant to authority validly conferred on it in connection with a matter arising under this Indenture. "Commission" means the Securities and Exchange
Commission.
"Common Stock" means any stock of any class of the
Company which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which is not subject to redemption by the Company. Subject to the provisions of Section 12.5, however, shares issuable on conversion of Convertible Subordinated Notes shall include only shares of the class designated as Common Stock of the Company at the date of this Indenture or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which are not subject to redemption by the Company; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.
"Company" means the party named as such above until a
successor replaces it in accordance with Article V and thereafter means the successor.
"Convertible Subordinated Notes" means the 10%
Convertible Subordinated Notes due 2006 issued under this
Indenture.
"Conversion Price" means the initial conversion price
specified in the form of Note in Section 5 of such form, as adjusted in accordance with the provisions of Article XII. "Corporate Trust Office" means the corporate trust office of the Trustee at which at any particular time its corporate business shall principally be administered; as of the date hereof, the office of the Corporate Trust Office is located at Sixth & Marquette; N9303-120, Minneapolis, Minnesota 55479. "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default. "Designated Senior Debt" means any particular Senior
Debt with respect to which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Indebtedness shall be "Designated Senior Debt" for purposes of the Indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Debt to exercise the rights of Designated Senior Debt.) For the purposes of this Indenture, the Senior Notes shall be considered Designated Senior Debt.
"Exchange Act" means the Securities Exchange Act of
1934, as amended, and the rules and regulations promulgated
thereunder.
"GAAP" means generally accepted accounting principles
set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.
"Holder" means a holder of Convertible Subordinated
Notes.
"Indebtedness" means, with respect to any person, all obligations, whether or not contingent, of such person (i) (a) for borrowed money (including, but not limited to, any indebtedness secured by a security interest, mortgage or other lien on the assets of the Company which is (1) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of such property or to another, or
(2) existing on property at the time of acquisition thereof),
(b) evidenced by a note, debenture, bond or other written instrument, (c) under a lease required to be capitalized on the balance sheet of the lessee under GAAP or under any lease or related document (including a purchase agreement) which provides that the Company is contractually obligated to purchase or cause a third party to purchase and thereby guarantee a minimum residual value of the lease property to the lessor and the obligations of the Company under such lease or related document to purchase or to cause a third party to purchase such leased property, (d) in respect of letters of credit, bank guarantees or bankers' acceptances (including reimbursement obligations with respect to any of the foregoing), (e) with respect to Indebtedness secured by a mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance to which the property or assets of such person are subject, whether or not the obligation secured thereby shall have been assumed by or shall otherwise be such person's legal liability, (f) in respect of the balance of deferred and unpaid purchase price of any property or assets, (g) under interest rate or currency swap agreements, cap, floor and collar agreements, spot and forward contracts and similar agreements and arrangements; (ii) with respect to any obligation of others of the type described in the preceding clause (i) or under clause
(iii) below assumed by or guaranteed in any manner by such person or in effect guaranteed by such person through an agreement to purchase (including, without limitation, "take or pay" and similar arrangements), contingent or otherwise (and the obligations of such person under any such assumptions, guarantees or other such arrangements); and (iii) any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any of the foregoing.
"Indenture" means this Indenture as amended or
supplemented from time to time.
"Interest Payment Date" means January 15, April 15,
July 15 and October 15 of each year.
"Issue Date" means the date on which the Convertible
Subordinated Notes are originally issued under this Indenture. "Material Subsidiary" means, at any date of determination, any subsidiary of the Company that, together with its subsidiaries, as of the end of such fiscal year, was the owner of more than 25% of the consolidated assets of the Company, after eliminating any inter-company receivables of such subsidiary, all as set forth on the most recently available consolidated financial statements of the Company and its consolidated subsidiaries for such fiscal year prepared in conformity with GAAP.
 "Maturity Date" means October 19, 2006.
"Officer" means the Chairman of the Board, the Chief
Executive Officer, the President, the Chief Financial Officer, the Chief Accounting Officer, any Executive Vice President, Senior Vice President or Vice President (whether or not designated by a number or numbers or word or words before or after the title "Vice President"), the Treasurer, any other executive officer, the Secretary and any Assistant Treasurer or any Assistant Secretary of the Company.
"Officers' Certificate" means a certificate signed by
two Officers, one of whom must be the principal executive officer, principal financial officer or principal accounting officer of the Company.
"Opinion of Counsel" means a written opinion from
legal counsel who may be an employee of or counsel to the Company or the Trustee except to the extent otherwise indicated in this Indenture.
"Person" means any individual, corporation,
partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.
"Redemption Date" when used with respect to any of
the Convertible Subordinated Notes to be redeemed, means the date fixed by the Company for such redemption pursuant to Article III of this Indenture and the Convertible Subordinated Notes. "Redemption Price" when used with respect to any of the Convertible Subordinated Notes to be redeemed, means the principal of and accrued and unpaid interest on the Convertible Subordinated Notes as calculated as of the Redemption Date. "Regular Record Date" means the __________
immediately preceding each Interest Payment Date.
"Senior Debt" means the principal of, premium, if
any, and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with Indebtedness of the Company, whether outstanding on the date of this Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to the foregoing); provided, however, that Senior Debt does not include (v) Indebtedness evidenced by the Convertible Subordinated Notes, (w) any liability for federal, state, local or other taxes owed or owing by the Company, (x) Indebtedness of the Company to any subsidiary of the Company except to the extent such Indebtedness is of a type described in clause (ii) of the definition of Indebtedness,
(y) trade payables of the Company (other than, to the extent they may otherwise constitute trade payables, any obligations of the type described in clause (ii) of the definition of Indebtedness), and (z) any particular Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Indebtedness shall not be senior in right of payment to, or is pari passu with, or is subordinated or junior to, the Convertible Subordinated Notes. "Senior Lenders" means the original purchasers from the Company of the Senior Notes and, as the context may require, permitted transferees of such purchasers.
"Senior Notes" means those certain 10% Secured
Convertible Promissory Notes issued by the Company, with a total original principal amount of three million six hundred thousancd dollars ($3,600,000) pursuant to the terms of that certain Convertible Note Purchase Agreement among the Company, Crown Resources Corp. of Colorado and the lenders named in the Subscription Agreements entered into in connection with the Convertible Note Purchase Agreement.
"Subsidiary" means with respect to any person, (i)
any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of that person (or a combination thereof) and (ii) any partnership (a) the sole general partners of which are such person or of one or more subsidiaries of such person or (b) the only general partners of which are such person or of one or more subsidiaries of such person (or any combination thereof). "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. "TIA" means the Trust Indenture Act of 1939 (U.S.
Code Sections 77aaa 77bbbb) as in effect on the date of execution of this Indenture, except as provided in Section 12.5.
"Trustee" means the party named as such above until a
successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor. "Trust Officer" means the Chairman of the Board, the
President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporation trust matters.
"U.S. Government Obligations" means direct obligation
of the United States of America for the payment of which the full faith and credit of the United States of America is pledged. In order to have money available on a payment date to pay principal or interest on the Convertible Subordinated Notes, the U.S. Government Obligations shall be payable as to principal or interest on or before such payment date in such amounts as will provide the necessary money. U.S. Government Obligations shall not be callable at the issuer's option.
Other Definitions.
Term	Defined in Section
"Actual Knowledge"	7.2
"Average Price"	12.5
"Bankruptcy"	6.1
"Bankruptcy Code"	6.1
"Business Day"	10.6
"Current Market Price"	12.5
"Common Stock Equivalent"	12.5
"Conversion Agent"	2.3
"Convertible Security"	12.5
"Custodian".	6.1
"Employee Benefit Plan"	12.5
"Event of Default"	6.1
"Fair Market Value"	12.5
"Legal Holiday"	10.6
"Market Price"	12.5
"New CSE Conversion Price	12.5
"New Stock Issue Price"	12.5
 "Paying Agent"	2.3
"Permitted Bankruptcy"	6.1
"Price"	12.5
 "Record Date"	12.5
"Registrar"	2.3
 "Trading Day"	3.3

Incorporation by Reference of Trust Indenture Act. The parties recognize and agree that the TIA is not applicable to this Indenture or the Convertible Subordinated Notes. However, whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture as a matter of the contractual agreement of the parties evidenced by this Indenture and the Convertible Subordinated Notes.
All terms in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule under the TIA have the meanings so assigned to them.
Rules of Construction.  Unless the context otherwise requires:
(1)	a term has the meaning assigned to it;
(2)	an accounting term not otherwise defined has
the meaning assigned to it in accordance with GAAP;
(3)	"or" is not exclusive;
(4)	words in the singular include the plural, and
in the plural include the singular; and
(5)	the male, female and neuter genders include
one another.

THE CONVERTIBLE SUBORDINATED NOTES
Form and Dating. The Convertible Subordinated Notes and the Trustee's certificate of authentication relating thereto shall be substantially in the form set forth in Exhibit A, which is part of this Indenture, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture. The Convertible Subordinated Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. The Company shall approve the form of the Convertible Subordinated Notes and any notation, legend or endorsement on them. Each Convertible Subordinated Note shall be dated the date of its authentication.
The terms and provisions contained in the Convertible Subordinated Notes shall constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.
Execution and Authentication. Two Officers shall sign the Convertible Subordinated Notes for the Company by manual or facsimile signature.
If an Officer whose signature is on a Convertible Subordinated Note no longer holds that office at the time the Convertible Subordinated Note is authenticated, the Convertible Subordinated Note shall nevertheless be valid.
A Convertible Subordinated Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Convertible Subordinated Note has been authenticated under this Indenture. Upon a written order of the Company signed by an Officer of the Company, the Trustee shall authenticate Convertible Subordinated Notes for original issue up to an aggregate principal amount of $4,000,000. The aggregate principal amount of Convertible Subordinated Notes outstanding at any time may not exceed that amount except as provided in Sections 2.7.
The Convertible Subordinated Notes shall be issuable only in registered form, without coupons, and only in denominations of $1,000 or any integral multiple thereof.
The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Convertible Subordinated Notes. An authenticating agent may authenticate Convertible Subordinated Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same right as an Agent to deal with the Company or an Affiliate of the Company.
Registrar, Paying Agent and Conversion Agent. The Company shall maintain or cause to be maintained in such locations as it shall determine, which may be the Corporate Trust Office, an office or agency: (i) where securities may be presented for registration of transfer or for exchange ("Registrar"); (ii) where
Convertible Subordinated Notes may be presented for payment ("Paying Agent"); (iii) an office or agency where Convertible Subordinated Notes may be presented for conversion (the "Conversion Agent"); and (iv) where notices and demands to or upon the Company in respect of Convertible Subordinated Notes and this Indenture may be served by the Holders. The Registrar shall keep a register of the Convertible Subordinated Notes and of their transfer and exchange. The Company may appoint one or more coregistrars, one or more additional paying agents and one or more additional conversion agents. The term "Paying Agent" includes any additional paying agent and the term "Conversion Agent" includes any additional Conversion Agent. The Company may change any Paying Agent, Registrar, Conversion Agent or coregistrar without prior notice. The Company shall notify the Trustee of the name and address of any Agent not a party to this Indenture and shall enter into an appropriate agency agreement with any Registrar, Paying Agent, Conversion Agent or coregistrar not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such Agent. The Company or any of its subsidiaries may act as Paying Agent, Registrar, Conversion Agent or coregistrar, except that for purposes of Articles III and VIII and Section 4.6, neither the Company nor any of its subsidiaries shall act as Paying Agent.
If the Company fails to appoint or maintain another entity as Registrar, or Paying Agent or Conversion Agent, the Trustee shall act as such, and the Trustee shall initially act as such.
Paying Agent to Hold Money in Trust. The Company shall require each Paying Agent (other than the Trustee, who hereby so agrees), to agree in writing that the paying Agent will hold in trust for the benefit of Holders or the Trustee all money or other property held by the Paying Agent for the payment of principal or interest on the Convertible Subordinated Notes, and will notify the Trustee of any default by the Company in respect of making any such payment. While any such default continues, the Trustee may require a Paying Agent to deliver all money or other property held by it to the Trustee. The Company at any time may require a Paying Agent to deliver all money or other property held by it to the Trustee. Upon delivery to the Trustee, the Paying Agent (if other than the Company or a subsidiary of the Company) shall have no further liability for the money or other property so delivered. If the Company or a subsidiary of the Company acts as Paying Agent, it shall segregate and hold in a separate trust fund, or otherwise separately hold for the benefit of the Holders all money or other property held by it as Paying Agent.
Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is Registrar, the Company shall furnish to the Trustee at least seven Business Days before each Interest Payment Date and as the Trustee may request in writing within fifteen (15) days after receipt by the Company of any such request (or such lesser time as the Trustee may reasonably request in order to enable it to timely provide any notice to be provided by it hereunder) a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.
Transfer and Exchange. When Convertible Subordinated Notes are presented to the Registrar or a coregistrar with a request to register a transfer or to exchange them for an equal principal amount of Convertible Subordinated Notes for other denominations, the Registrar shall register the transfer or make the exchange if its requirements for such transactions are met. To permit registrations of transfers and exchanges, the Company shall issue and the Trustee shall authenticate Convertible Subordinated Notes at the Registrar's request, bearing registration numbers not contemporaneously outstanding. No service charge shall be made for any registration of transfer or exchange (except as otherwise expressly permitted herein), but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable by the Company upon exchanges pursuant to Sections 2.10, 3.6, 9.4 or 12.2.
The Company shall not be required (i) to issue, register the transfer of or exchange Convertible Subordinated Notes during a period beginning at the opening of business 15 days before the day of any selection of Convertible Subordinated Notes for redemption under Section 3.2 and ending at the close of business on the day of selection, or (ii) to register the transfer or exchange of any Convertible Subordinated Note so selected for redemption in whole or in part, except the unredeemed portion of any Convertible Subordinated Note being redeemed in part.
All Convertible Subordinated Notes issued upon any transfer or exchange of Convertible Subordinated Notes in accordance with this Indenture shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture as the Convertible Subordinated Notes surrendered upon such registration of transfer or exchange.
Replacement Convertible Subordinated Notes. If the Holder claims that the Convertible Subordinated Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Convertible Subordinated Note if the Trustee's requirements are met. If required by the Trustee or the Company as a condition of receiving a replacement Convertible Subordinated Note, the Holder must provide a certificate of loss and an indemnity and/or an indemnity bond sufficient, in the judgment of both the Company and the Trustee, to fully protect the Company, the Trustee, any Agent and any authenticating agent from any loss, liability, cost or expense which any of them may suffer or incur if the Convertible Subordinated Note is replaced. The Company and the Trustee may charge the relevant Holder for their expenses in replacing any Convertible Subordinated Note.
The Trustee or any authenticating agent may authenticate any such substituted Convertible Subordinated Note, and deliver the same upon the receipt of such security or indemnity as the Trustee, the Company and, if applicable, such authenticating agent may require. Upon the issuance of any substituted Convertible Subordinated Note, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith. In case any Convertible Subordinated Note which has matured or is about to mature, or has been called for redemption pursuant to Article III or is about to be converted into Common Stock shall become mutilated, lost or stolen, the Company may, instead of issuing a substitute Convertible Subordinated Note, pay or authorize the payment of or convert or authorize the conversion of the same (without surrender thereof except in the case of a mutilated Convertible Subordinated Note), as the case may be, if the applicant for such payment or conversion shall furnish to the Company, to the Trustee and, if applicable, to the authenticating agent such security or indemnity as may be required by them to save each of them harmless for any loss, liability, cost or expense caused by or connected with such substitution, and, in case of destruction, loss or theft, evidence satisfactory to the Company, the Trustee and, if applicable, any paying agent or conversion agent of the destruction, loss or theft of such Convertible Subordinated Note and of the ownership thereof.
Every replacement Convertible Subordinated Note is an additional obligation of the Company.
Outstanding Convertible Subordinated Notes. The Convertible Subordinated Notes outstanding at any time are all the Convertible Subordinated Notes properly authenticated by the Trustee except for those cancelled by the Trustee, those delivered to it for cancellation, and those described in this Section as not outstanding.
If a Convertible Subordinated Note is replaced pursuant to
Section 2.7, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Convertible Subordinated Note is held by a bona fide purchaser.
If Convertible Subordinated Notes are considered paid under
Section 4.1 or converted under Article XII, they cease to be outstanding and interest on them ceases to accrue.
Subject to Section 2.9 hereof, a Convertible Subordinated Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Convertible Subordinated Note. When Treasury Convertible Subordinated Notes Disregarded. In determining whether the Holders of the required principal amount of Convertible Subordinated Notes have concurred in any direction, waiver or consent, Convertible Subordinated Notes owned by the Company or an Affiliate of the Company shall be considered as though they are not outstanding except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Convertible Subordinated Notes which the Trustee knows are so owned shall be so disregarded.
Cancellation. The Company at any time may deliver Convertible Subordinated Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Convertible Subordinated Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel Convertible Subordinated Notes surrendered for registration of transfer, exchange, payment, replacement, conversion, redemption or cancellation and shall dispose of cancelled Convertible Subordinated Notes as the Company directs, provided that the Trustee shall not be required to destroy such Convertible Subordinated Notes. The Company may not issue new Convertible Subordinated Notes to replace Convertible Subordinated Notes that the Company has paid, or that have been delivered to the Trustee for cancellation or that any Holder has converted pursuant to Article XII hereof or that the Company has redeemed pursuant to Article III.

REDEMPTION
Notices to Trustee. If the Company elects to redeem Convertible Subordinated Notes pursuant to the redemption provisions of the Convertible Subordinated Notes, it shall furnish to the Trustee, at least 35 but not more than 60 days before a Redemption Date (unless a shorter period shall be satisfactory to the Trustee), an Officers' Certificate setting forth (i) the Redemption Date,
(ii) the principal amount of Convertible Subordinated Notes to be redeemed (if less than all) and (iii) the Redemption Price. Selection of Convertible Subordinated Notes to be Redeemed. If less than all the Convertible Subordinated Notes are to be redeemed, the Trustee shall select the Convertible Subordinated Notes to be redeemed by lot or pro rata or by a method that the Trustee considers fair and appropriate. The Trustee shall make the selection not more than 60 days and not less than 15 days before the Redemption Date from Convertible Subordinated Notes outstanding not previously called for redemption. The Trustee may select for redemption portions of the principal of Convertible Subordinated Notes that have a denomination larger than $1,000 or integral multiple thereof. Convertible Subordinated Notes and portions thereof will be redeemed in the amount of $1,000 or integral multiples of $1,000. Provisions of this Indenture that apply to Convertible Subordinated Notes called for redemption also apply to portions of Convertible Subordinated Notes called for redemption. The Trustee shall notify the Company promptly of the Convertible Subordinated Notes or portions of Convertible Subordinated Notes to be called for redemption.
Notice of Redemption. At least 20 days but not more than 60 days before a Redemption Date, the Company shall mail a notice of redemption to each Holder whose Convertible Subordinated Notes are to be redeemed.
The notice shall identify the Convertible Subordinated Notes to be redeemed and shall state:
(1)	the Redemption Date;
(2)	the Redemption Price;
(3)	if any Convertible Subordinated Note is being
redeemed in part, the portion of the principal amount of such Convertible Subordinated Note to be redeemed and that, after the Redemption Date, upon surrender of such Convertible Subordinated Note, a new Convertible Subordinated Note or Convertible Subordinated Notes in principal amount equal to the unredeemed portion will be issued;
(4)	that Convertible Subordinated Notes called
for redemption must be surrendered to the Paying Agent to collect the Redemption Price;
(5)	that interest on Convertible Subordinated
Notes called for redemption and for which funds or Common Stock have been set apart for payment, ceases to accrue on and after the Redemption Date (unless the Company defaults in the payment of the Redemption Price);
(6)	the aggregate principal amount of Convertible
Subordinated Notes (if less than all) that are being redeemed;
(7)	the name and address of the Paying Agent;
(8)	that Convertible Subordinated Notes called
for redemption may be converted at any time prior to the close of business on the last Trading Day immediately preceding the Redemption Date and if not converted prior to the close of business on such date, the right of conversion will be lost. As used in this indenture, "Trading Day" means a day on which the Common Stock can be traded on the principal exchange or quotation facility on which the Common Stock is listed or on which quotes are furnished; and
(9)	that in the case of Convertible Subordinated
Notes or portions thereof called for redemption on a date that is also an Interest Payment Date, the interest payment due on such date shall be paid to the person in whose name the Convertible Subordinated Note is registered at the close of business on the relevant Regular Record Date.
At the Company's request, the Trustee shall give notice of redemption in the Company's name and at its expense.
Effect of Notice of Redemption. Once notice of redemption is mailed, Convertible Subordinated Notes called for redemption become due and payable on the Redemption Date at the Redemption Price.
Deposit of Redemption Price. On or before the Redemption Date, the Company shall deposit with the Trustee or with the Paying Agent money in immediately available funds and/or Common Stock sufficient to pay the Redemption Price of all Convertible Subordinated Notes to be redeemed on that date. The Trustee or the Paying Agent shall return to the Company any money not required for that purpose.
On and after the Redemption Date, unless the Company shall default in the payment of the Redemption Price, interest will cease to accrue on the principal amount of the Convertible Subordinated Notes or portions thereof called for redemption and for which funds have been set apart for payment. In the case of Convertible Subordinated Notes or portions thereof redeemed on a redemption date which is also an Interest Payment Date, the interest payment due on such date shall be paid to the person in whose name the Convertible Subordinated Note is registered at the close of business on the relevant Regular Record Date. Convertible Subordinated Notes Redeemed in Part. Upon surrender of a Convertible Subordinated Note that is redeemed in part, the Company shall issue and the Trustee shall authenticate for the Holder at the expense of the Company a new Convertible Subordinated Note equal in principal amount to the unredeemed portion of the Convertible Subordinated Note surrendered. Conversion Arrangement On Call For Redemption. In connection with any redemption of Convertible Subordinated Notes, the Company may arrange for the purchase and conversion of any Convertible Subordinated Notes by an arrangement with one or more investment bankers or other purchasers to purchase such Convertible Subordinated Notes by paying to the Trustee in trust for the Holders, on or before the date fixed for redemption, an amount not less than the applicable Redemption Price, together with interest accrued to the date fixed for redemption, of such Convertible Subordinated Notes. Notwithstanding anything to the contrary contained in this Article III, the obligation of the Company to pay the Redemption Price of such Convertible Subordinated Notes, together with interest accrued to the date fixed for redemption, shall be deemed to be satisfied and discharged to the extent such amount is so paid by the purchasers. If such an agreement is entered into, a copy of which will be filed with the Trustee prior to the date fixed for redemption, any Convertible Subordinated Notes not duly surrendered for conversion by the Holders thereof may, at the option of the Company, be deemed, to the fullest extent permitted by law, acquired by such purchasers from such Holders and (notwithstanding anything to the contrary contained in Article
XII) surrendered by such purchasers for conversion, all as of immediately prior to the close of business on the date fixed for redemption (and the right to convert any such Convertible Subordinated Notes shall be deemed to have been extended through such time), subject to payment of the above amount as aforesaid.
 At the direction of the Company, the Trustee shall hold and dispose of any such amount paid to it in the same manner as it would monies deposited with it by the Company for the redemption of Convertible Subordinated Notes. Without the Trustee's prior written consent, no arrangement between the Company and such purchasers for the purchase and conversion of any Convertible Subordinated Notes shall increase or otherwise affect any of the powers, duties, responsibilities or obligations of the Trustee as set forth in this Indenture, and the Company agrees to indemnify the Trustee from, and hold it harmless against, any loss, liability or expense arising out of or in conversion of any Convertible Subordinated Notes between the Company and such purchasers to which the Trustee has not consented in writing, including the costs and expenses incurred by the Trustee in the defense of any claim or liability arising out of or in connection with the exercise or performance of any of its powers, duties, responsibilities or obligations under this Indenture.
No Redemption Prior to Repayment of Senior Debt. Notwithstanding the foregoing or anything in this Indenture to the contrary, the Company shall have the right to redeem any Convertible Subordinated Notes, or to otherwise prepay any principal thereof or interest thereon unless and until all Senior Debt shall have been paid, only with the approval of the Company's Board of Directors

COVENANTS
Payment of Convertible Subordinated Notes. The Company shall pay the principal of and interest on the Convertible Subordinated Notes on the date and in the manner provided in the Convertible Subordinated Notes. All payments so due shall be considered paid on the date due if the Trustee or Paying Agent (other than the Company or a subsidiary of the Company) holds as of 10:00 a.m. New York City time on that date immediately available funds designated for and sufficient to pay all such payments. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, presentations, surrenders, notices and demands with respect to the Convertible Subordinated Notes may be made or served at the Corporate Trust Office of the Trustee.
The Company may also from time to time designate one or more other offices or agencies where the Convertible Subordinated Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designation. Commission Reports. The Company shall provide reports as specified in Section 314(a) of the TIA.
Compliance Certificate. The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company, an Officers' Certificate stating that a review of the activities of the Company and its subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has fully performed its obligations under this Indenture and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge, the Company is not in default in the performance or observance of any of the terms and conditions hereof (or, if any Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge) and, that to the best of his or her knowledge, no event has occurred and remains in existence by reason of which payments on account of the principal of or interest on the Convertible Subordinated Notes are prohibited.
The Company shall, so long as any of the Convertible Subordinated Notes are outstanding, deliver to the Trustee, forthwith upon becoming aware of any Default or Event of Default, an Officers' Certificate specifying such Default or Event of Default. Maintenance of Office or Agency. The Company shall maintain or cause to be maintained the office or agency required under
Section 2.3. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or to furnish the Trustee with the address thereof, all presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in this Indenture.
The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency pursuant to
Section 2.3 The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
Continued Existence. Subject to Article V, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.
Appointments to Fill Vacancies in Trustee's Office. The Company, whenever necessary to avoid or fill a vacancy in the office of Trustee, will appoint, in the manner provided in Section 7.8, a Trustee, so that there shall at all times be a Trustee hereunder. Stay, Extension and Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter enforced, that may affect the Company's obligation to pay the Convertible Subordinated Notes; and the Company (to the extent that it may lawfully do so) hereby expressly waive all benefit or advantage of any such law insofar as such law applies to the Convertible Subordinated Notes, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.
Limitation on Senior Debt. While any Convertible Subordinated Notes remain outstanding, the aggregate principal amount of all Senior Debt of the Company incurred after the date of this Indenture shall not at any time exceed $3,000,000


SUCCESSORS
When the Company May Merge, Etc. Unless funds for the redemption of all of the Convertible Subordinated Notes have been deposited with the Trustee or with the Paying Agent as provided in Section
3.5 of this Indenture, the Company will not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets to, any person as an entirety or substantially as an entirety unless:
(a)	either (i) the Company shall be the surviving or
continuing corporation or (ii) the person (if other than the Company) formed by or surviving any such consolidation or into which the Company is merged or the person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company substantially as an entirety
(1) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (2) shall expressly assume, by supplemental indenture in form reasonably satisfactory to the Trustee, executed and delivered to the Trustee, the due and punctual payment of the principal of, and interest on, all of the Convertible Subordinated Notes and the performance of every covenant of the Convertible Subordinated Notes and this Indenture on the part of the Company to be performed or observed;
(b)	immediately after giving effect to such transaction no
Default and no Event of Default shall have occurred and be continuing; and the Company or such person shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this provision of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.
For purposes of this Section 5.1, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more subsidiaries of the Company, the capital stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.
Successor Corporation Substituted. Upon any such consolidation, merger, sale, assignment or other disposition in accordance with
Section 5.1, the successor person formed by such consolidation or into which the Company is merged or to which such sale, conveyance, lease or transfer or other disposition is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor had been named as the Company therein, and thereafter (except in the case of a sale, assignment, transfer, lease, conveyance or other disposition) the predecessor corporation will be relieved of all further obligations and covenants under this Indenture and the Convertible Subordinated Notes.

DEFAULTS AND REMEDIES
Events of Default.  An "Event of Default" with respect to the
Convertible Subordinated Notes occurs if any of the following events occur:
	(i)	The Company  defaults in the payment of principal or
interest due on the Convertible Subordinated Notes and such default continues for ten (10) or more Business Days following the due date for such payment;

	(ii)	The Company or any Material Subsidiary institutes
proceedings to be adjudicated as bankrupt or insolvent; the institution of involuntary bankruptcy or insolvency proceedings against he Company or any Material Subsidiary if such proceedings are not dismissed within 60 days of commencement; files a petition or answer or consent seeking reorganization or release under the federal bankruptcy laws or any other similar federal or state law; consents to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee (other than a trustee under a deed of trust or similar instrument) for any part of its property; or makes an assignment for the benefit of its creditors (collectively, a "Bankruptcy"); excluding, however, any Bankruptcy commenced by the filing of a voluntary petition in bankruptcy by the Company or any Material Subsidiary pursuant to 11 U.S.C. subsection 101 et seq. (the "Bankruptcy Code"), Chapter 11, before March 31, 2002 ( a "Permitted Bankruptcy");

	(iii)	In any  Permitted Bankruptcy or any other
bankruptcy proceeding respecting the Company or any Material
Subsidiary:

		(a)	A bankruptcy court enters an order dismissing the
Bankruptcy or converting the Bankruptcy from one under Chapter 11 to one under Chapter 7 of the Bankruptcy Code;

		(b)	A bankruptcy court shall enter an order or orders
confirming a bankruptcy plan of reorganization in the Bankruptcy other than a bankruptcy plan approved by the Holders of a majority of the Convertible Subordinated Notes;

		(c)	A bankruptcy court enters an order granting relief
from or modifying the automatic stay of subsection 362 of the Bankruptcy Code with respect to any obligation or liability of the Company in excess of $50,000;

		(d)	An adversary proceeding is filed against the
Holders;

		(e)	The reversal, revocation, amendment,
supplementation or any modification of an order confirming a plan of reorganization if the new or revised plan is not approved by a majority of the Holders; or

		(f)	appointment of a Bankruptcy trustee to administer
the bankruptcy estate;

	(iv)	Any representation or warranty made by Company in this
Indenture proves to be incorrect or misleading in any material respect when made;

	(v)	The Company fails to perform or observe any material
agreement or covenant contained in this Indenture or the Convertible Subordinated Notes; [Is there no cure period?
Section 6.1(i) includes a ten day cure period.]

	(vi)	Failure by the Company or any Material Subsidiary to
maintain commercially reasonable liability insurance consistent with industry practice.

Acceleration. If an Event of Default occurs and is continuing, then and in every such case the Trustee, by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the then outstanding Convertible Subordinated Notes, by written notice to the Company and the Trustee, may declare the unpaid principal of and accrued interest on all the Convertible Subordinated Notes to be due and payable. Upon such declaration such principal amount and accrued and unpaid interest shall become immediately due and payable, notwithstanding anything contained in this Indenture or the Convertible Subordinated Notes to the contrary.
The Holders of a majority in aggregate principal amount of the then outstanding Convertible Subordinated Notes by notice to the Trustee may rescind an acceleration of the Convertible Subordinated Notes and its consequences if all existing Events of Default (other than nonpayment of principal of or interest on the Convertible Subordinated Notes which has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree of any court of competent jurisdiction. No such rescission shall affect any subsequent Default or Event of Default or impair any right consequent thereto.
Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of or interest on the Convertible Subordinated Notes or to enforce the performance of any provision of the Convertible Subordinated Notes or this Indenture, including, without limitation, any action that the Trustee is entitled to take pursuant to Section
11.2 of this Indenture. The Trustee may maintain a proceeding even if it does not possess any of the Convertible Subordinated Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy occurring upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.
Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the Convertible Subordinated Notes then outstanding may, on behalf of the Holders of all the Convertible Subordinated Notes waive an existing Default or Event of Default and its consequences, except a Default or Event of Default in the payment of the principal of or interest on the Convertible Subordinated Notes (other than the non payment of principal of and interest on the Convertible Subordinated Notes which has become due solely by virtue of an acceleration which has been duly rescinded as provided above), or in respect of a covenant or provision of this Indenture which cannot be modified or amended without the consent of all Holders. When a Default is waived, it is cured and stops continuing. No waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
Control by Majority. The Holders of a majority in aggregate principal amount of the then outstanding Convertible Subordinated Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability; provided, that the Trustee shall have no duty or obligation (subject to Section 7.1) to ascertain whether or not such actions of forbearances are unduly prejudicial to such Holders; provided, further, that the Trustee may take any other action the Trustee deems proper that is not inconsistent with such directions.
Limitation on Suits. A Holder may not pursue any remedy with respect to this Indenture or the Convertible Subordinated Notes unless:
(1)	the Holder gives to the Trustee notice of a
continuing Event of Default;
(2)	the Holders of at least 25% in aggregate
principal amount of the then outstanding Convertible Subordinated Notes make a request to the Trustee to pursue the remedy;
(3)	such Holder or Holders offer and, if
requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;
(4)	the Trustee does not comply with the request
within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and
(5)	during such 60 day period the Holders of a
majority in principal amount of the then outstanding Convertible Subordinated Notes do not give the Trustee a direction inconsistent with the request.
A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.
Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest on the Convertible Subordinated Note, on or after the respective due dates expressed in the Convertible Subordinated Note, or to bring suit for the enforcement of any such payment on or after such respective dates, or to bring suit for the enforcement of the right to convert the Convertible Subordinated Note shall not be impaired or affected without the consent of a Holder.
Collection Suit by Trustee.  If an Event of Default specified in
Section 6.1(a) or (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal and interest remaining unpaid on the Convertible Subordinated Notes and interest on overdue principal and interest and such further amount as shall be sufficient to cover the costs and, to the extent lawful, expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company, its creditors or its property. Nothing contained herein shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Convertible Subordinated Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
Priorities.  If the Trustee collects any money pursuant to this
Article VI, it shall pay out the money in the following order:
First: to the Trustee for amounts due under Section 7.7, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee, and the costs and expenses of collection;
Second: to Holders for amounts due and unpaid on the Convertible Subordinated Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Convertible Subordinated Notes for principal and interest, respectively; and
Third:  to the Company.
Except as otherwise provided in Section 2.10, the Trustee may fix a record date and payment date for any payment to Holders. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit, other than the Trustee, of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7 or a suit by Holders of more than 10% in principal amount of the then outstanding Convertible Subordinated Notes.

THE TRUSTEE
The Trustee hereby accepts the trust imposed upon it by this Indenture and covenants and agrees to perform the same, as herein expressed. Whether or not herein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Article VII.
Duties of the Trustee.
(a)	If an Event of Default known to the Trustee has
occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.
(b)	Except during the continuance of an Event of Default
known to the Trustee:
(1)	The duties of the Trustee shall be determined
solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
(2)	In the absence of bad faith on its part, the
Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any statements, certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the form required by this Indenture.
(c)	The Trustee may not be relieved from liability for its
own negligent action, its own negligent failure to act or its own willful misconduct, except that:
(1)	This paragraph does not limit the effect of
paragraph (b) of this Section;
(2)	The Trustee shall not be liable for any error
of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
(3)	The Trustee shall not be liable with respect
to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5.
(d)	whether or not therein expressly so provided, every
provision of this Indenture that is in any way related to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.1.
(e)	No provision of this Indenture shall require the
Trustee to expend or risk its own funds or incur any liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder.
(f)	The Trustee shall not be liable for interest on any
money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law. Rights of the Trustee.
(a)	The Trustee may rely on and shall be protected in
acting or refraining from acting upon any resolution, Officers' Certificate, or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, security or other document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter contained therein.
(b)	Any request, direction, order or demand of the Company
mentioned herein shall be sufficiently evidenced by an Officers' Certificate (unless other evidence in respect thereof is herein specifically prescribed). In addition, before the Trustee acts or refrains from acting, it may require an Officers' Certificate, an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers' Certificate or Opinion of Counsel.
The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
(c)	The Trustee may execute any of the trusts or powers
hereunder or perform any duties hereunder either directly or by or through its attorneys and agents and other persons not regularly in its employ and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.
(d)	The Trustee shall not be liable for any action it takes
or omits to take in good faith which it believes to be authorized or within its discretion, rights or powers.
(e)	Unless otherwise specifically provided in this
Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by Officers of the Company.
(f)	The Trustee shall not be required to give any bond or
surety in respect of the performance of its powers and duties hereunder.
(g)	The Trustee shall be under no obligation to exercise
any of the trusts or powers vested in it by this Indenture at the request, order or discretion of any of the Holders pursuant to the provisions of this Indenture, unless such Holders have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred therein or thereby.
(h)	The Trustee shall not be bound to make any
investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, security or other document unless requested in writing to do so by the Holders of not less than a majority in aggregate principal amount of the Convertible Subordinated Notes then outstanding, provided that if the Trustee determines in its sole and absolute discretion to make any such investigation, then it shall be entitled, upon reasonable prior notice and during normal business hours, to examine the books and records and the premises of the Company, personally or by agent or attorney, and the reasonable expenses of every such examination shall be paid by the Company or, if paid by the Trustee or any predecessor Trustee, shall be reimbursed by the Company upon demand.
(i)	The permissive rights of the Trustee to do things
enumerated in this Indenture shall not be construed as a duty and the Trustee shall not be answerable for other than its negligence or willful misconduct.
(j)	Except for an event of which the Trustee has "Actual
Knowledge" and which event, with the giving of notice or the passage of time or both, would constitute an Event of Default under this Indenture, the Trustee shall not be deemed to have notice of an default or event unless specifically notified in writing of such event by the Company or the Holders of not less than 25% in aggregate principal amount of the Convertible Subordinated Notes then outstanding; as used herein, the term "Actual Knowledge" means the actual fact or statement of knowing, without any duty to make any investigation with regard thereto.
(k)	The Trustee shall not be responsible for the
computation of any adjustment to the Conversion Price or for any determination as to whether an adjustment is required.
Individual Rights of the Trustee. Subject to Sections 7.10 and 7.11, the Trustee in its individual or any other capacity may become the owner or pledgee of Convertible Subordinated Notes with the same rights it would have if it were not the Trustee and may otherwise deal with the Company or an Affiliate and receive, collect, hold and retain collections from the Company with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights.
Trustee's Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Convertible Subordinated Notes. It shall not be accountable for the Company's use of the proceeds from the Convertible Subordinated Notes or any money paid to the Company or upon the Company's direction under any provision of this Indenture. It shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Convertible Subordinated Notes or any other document in connection with the sale of the Convertible Subordinated Notes or pursuant to this Indenture other than its certificate of authentication.
Notice of Defaults. If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to each Holder a notice of the Default or Event of Default within 60 days after it occurs. A Default or an Event of Default shall not be considered known to the Trustee unless it is a Default or Event of Default in the payment of principal or interest when due or the Trustee shall have received notice thereof, in accordance with this Indenture, from the Company or from the Holders of a majority in principal amount of the outstanding Convertible Subordinated Notes. Except in the case of a Default or Event of Default in payment of principal of or interest on any Convertible Subordinated Note, the Trustee may withhold the notice if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interest of the Holders.
Reports by the Trustee to Holders. Within 60 days after the reporting date stated in Section 10.9, the Trustee shall mail to Holders a brief report dated as of such reporting date that complies with TIA Section 313(a), provided, however, that, if no event described in TIA Section 313(a) has occurred within twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA Section 313
(b)(2). The Trustee shall transmit any such reports in the manner specified in TIA Section 313(c).
A copy of each report at the time of its mailing to Holders shall be filed, at the expense of the Company, by the Trustee with the Commission and each stock exchange or securities market, if any, on which the Convertible Subordinated Notes are listed. The Company shall timely notify the Trustee when the Convertible Subordinated Notes are listed or quoted on any stock exchange or securities market.
Compensation and Indemnity. The Company shall pay to the Trustee from time to time and the Trustee shall be entitled to reasonable compensation for its acceptance of this Indenture and its services hereunder. The Trustee's compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by or on behalf of it in addition to the compensation for its services. Such expenses may include the reasonable compensation, disbursements and expenses of the Trustee's agents, counsel and other persons not regularly in its employ.
The Company shall indemnify the Trustee against any loss, liability or expense incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture and the trusts hereunder, including the costs and expenses of defending itself against or investigating any claim of liability in the premises, except as set forth in the next paragraph. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim with counsel designated by the Company, who may be outside counsel to the Company but shall in all events be reasonably satisfactory to the Trustee, and the Trustee shall cooperate in the defense. In addition, the Trustee may retain one separate counsel and, if deemed advisable by such counsel, local counsel, and the Company shall pay the reasonable fees and expenses of such separate counsel and local counsel. The indemnification herein extends to any settlement, provided that the Company will not be liable for any settlement made without its consent, provided, further, that such consent will not be unreasonably withheld.
The Company need not reimburse any expense or indemnify against any loss or liability incurred by the Trustee through its own negligence or willful misconduct.
To secure the Company's payment obligations in this Section 7.7, the Trustee shall have a Lien prior to the Convertible Subordinated Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on Convertible Subordinated Notes. Such Liens and the Company's obligations under this Section 7.7 shall survive the satisfaction and discharge of this Indenture.
When the Trustee incurs expenses or renders services after an Event of Default specified in Sections 6(1)(ii) or (iii) of this Indenture occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
Replacement of the Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee's acceptance of appointment as provided in this Section 7.8.
The Trustee may resign at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in principal amount of the then outstanding Convertible Subordinated Notes may remove the Trustee by so notifying the Trustee and the Company in writing and may appoint a successor Trustee. The Company may remove the Trustee if:
(1)	the Trustee fails to comply with Section
7.10;
(2)	the Trustee is adjudged a bankrupt or an
insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
(3)	a Custodian or public officer takes charge of
the Trustee or its property; or
(4)	the Trustee becomes incapable of acting.
If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Convertible Subordinated Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.
If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% in principal amount of the then outstanding Convertible Subordinated Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.
If the Trustee after written request by any Holder who has been a Holder for at least six months fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company.
Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided that all sums owing to the retiring Trustee hereunder have been paid and subject to the lien provided for in
Section 7.7. Notwithstanding the replacement of the Trustee pursuant to this Section 7.8, the Company's obligations under
Section 7.7 shall continue for the benefit of the retiring
Trustee.
Upon request of any such successor Trustee, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts referred to in the preceding paragraph. Successor Trustee by Merger, Etc. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking association, the resulting, surviving or transferee corporation or national banking association without any further act shall be the successor Trustee with the same effect as if the successor Trustee had been named as the Trustee herein.
Eligibility, Disqualification. This Indenture shall always have a Trustee who satisfies the requirements of TIA Section 310(a)(1). The Trustee shall always have a combined capital and surplus as stated in Section 10.9. The Trustee is subject to the standards set forth in TIA Section 310 (b) regarding the disqualification of a trustee upon acquiring a conflicting interest.
Preferential Collection of Claims Against Company. The Trustee shall comply with the provisions of TIA Section 311(a), excluding any creditor relationship set forth in TIA Section 311(b). A Trustee who has resigned or been removed shall comply with the provisions of TIA Section 311(a) to the extent indicated therein.

SATISFACTION AND DISCHARGE OF INDENTURE
Discharge of Indenture. When (a) the Company delivers to the Trustee for cancellation all Convertible Subordinated Notes theretofore authenticated (other than any other Convertible Subordinated Notes which have been destroyed, lost or stolen and in lieu of or in substitution for which other Convertible Subordinated Notes have been authenticated and delivered) and not theretofore canceled, or (b) all the Convertible Subordinated Notes not theretofore canceled or delivered to the Trustee for cancellation have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and the Company deposits with the Trustee, in trust, cash and/or U.S. Government Obligations sufficient to pay at maturity or upon redemption of all of the Convertible Subordinated Notes (other than any Convertible Subordinated Notes which have been mutilated, destroyed, lost or stolen and in lieu of or in substitution for which other Convertible Subordinated Notes have been authenticated and delivered) not theretofore canceled or delivered to the Trustee for cancellation, including principal and interest due or to become due to such date of maturity or Redemption Date, as the case may be, and if in either case the Company also pays, or causes to be paid, all other sums payable hereunder by the Company, then this Indenture shall cease to be of further effect (except as to (i) rights of registration of transfer, substitution, replacement and exchange and conversion of Convertible Subordinated Notes, (ii) rights hereunder of Holders to receive payments of principal of and interest on, the Convertible Subordinated Notes (iii) the obligations under Sections 2.3 and 8.5 hereof and (iv) the rights, obligations and immunities of the Trustee hereunder), and the Trustee, on demand of the Company accompanied by an Officers' Certificate and an Opinion of Counsel as required by Section 10.4 and at the Company's cost and expense, shall execute proper instruments acknowledging satisfaction of and discharging this Indenture; the Company, however, hereby agrees to reimburse the Trustee for any costs or expenses thereafter reasonably and properly incurred by the Trustee and to compensate the Trustee for any services thereafter reasonably and properly rendered by the Trustee in connection with this Indenture or the Convertible Subordinated Notes.
Deposited Monies to be Held in Trust by Trustee.  Subject to
Section 8.4, all monies deposited with the Trustee pursuant to
Section 8.1 shall be held in trust and applied by it to the payment, notwithstanding the provisions of Article XI, either directly or through the Paying Agent, to the Holders of the particular Convertible Subordinated Notes for the payment or redemption of which such monies have been deposited with the Trustee, of all sums due and to become due thereon for principal and interest.
Paying Agent to Repay Monies Held. Upon the satisfaction and discharge of this Indenture, all monies then held by any Paying Agent (other than the Trustee) shall, upon the Company's demand, be repaid to it or paid to the Trustee, and thereupon such Paying Agent shall be released from all further liability with respect to such monies.
Return of Unclaimed Monies. Subject to the requirements of applicable law, any monies deposited with or paid to the Trustee for payment of the principal of or interest on Convertible Subordinated Notes and not applied but remaining unclaimed by the Holders thereof for two years after the date upon which the principal of or interest on such Convertible Subordinated Notes as the case may be, have become due and payable, shall be repaid to the Company by the Trustee on demand and all liability of the Trustee shall thereupon cease with respect to such monies; and the Holder of any of the Convertible Subordinated Notes shall thereafter look only to the Company for any payment which such Holder may be entitled to collect unless an applicable abandoned property law designates another person.
Reinstatement. If the Trustee or the Paying Agent is unable to apply any money in accordance with Section 8.2 by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company's obligations under this Indenture and the Convertible Subordinated Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.1 until such time as the Trustee or the Paying Agent is permitted to apply all such money in accordance with Section 8.2; provided, however, that if the Company makes any payment of interest on or principal of any Convertible Subordinated Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders thereof to receive such payment from the money held by the Trustee or Paying Agent.

AMENDMENTS
Without the Consent of Holders. The Company and the Trustee may amend this Indenture or the Convertible Subordinated Notes without notice to or the consent of any Holder for the purposes of:
(a)	curing any ambiguity or correcting or supplementing any
defective or inconsistent provision contained in this Indenture, or making any other changes in the provisions of this Indenture which the Company and the Trustee may deem necessary or desirable and which will not adversely affect the legal rights under the Indenture of the Holders.
(b)	providing for uncertificated Convertible Subordinated
Notes in addition to or in place of certificated Convertible
Subordinated Notes;
(c)	evidencing the succession of another person to the
Company and the assumption by such successor of the covenants and obligations of the Company thereunder and in the Convertible Subordinated Notes as permitted by Section 5.1;
(d)	providing for conversion rights of Holders in the event
of consolidation, merger or sale of all or substantially all of the assets of the Company and to otherwise comply with Section 5.1;
(e)	reducing the Conversion Price;
(f)	making any changes or adding to the covenants of the
Company for the benefit of the Holders;
(g)	evidencing and providing for the acceptance of
appointment here-under by a successor Trustee with respect to the Convertible Subordinated Notes.
With the Consent of Holders. Subject to Section 6.7, the Company and the Trustee may amend this Indenture or the Convertible Subordinated Notes with the written consent of the Holders of 66 2/3% in aggregate principal amount of the then outstanding Convertible Subordinated Notes (including consents obtained in connection with a tender offer or exchange offer for Convertible Subordinated Notes).
Subject to Sections 6.4 and 6.7, the Holders of 66 2/3% in aggregate principal amount of the Convertible Subordinated Notes then outstanding may also waive compliance in a particular instance by the Company with any provision of this Indenture or the Convertible Subordinated Notes.
However, without the consent of each Holder affected, an amendment or waiver under this Section may not:
(a)	reduce the principal amount of Convertible Subordinated
Notes whose Holders must consent to an amendment, supplement or waiver;
(b)	reduce the principal of or interest on or change the
fixed maturity of any Convertible Subordinated Note or except as permitted pursuant to Section 9.1, alter the redemption provisions with respect thereto;
(c)	reduce the rate of, or extend the time for payment of,
interest, including defaulted interest, on any Convertible
Subordinated Note;
(d)	waive a Default or Event of Default in the payment of
principal of or interest on the Convertible Subordinated Notes (except a rescission of acceleration of the Convertible Subordinated Notes by the Holders of at least a majority in aggregate principal amount of the Convertible Subordinated Notes then outstanding and a waiver of the payment default that resulted from such acceleration);
(e)	make the principal of or interest on, any Convertible
Subordinated Note payable in money other than as provided for herein and in the Convertible Subordinated Notes;
(f)	waive a redemption payment with respect to any
Convertible Subordinated Note;
(g)	except as permitted herein, increase the Conversion
Price or except as permitted pursuant to Section 9.1, modify the provisions contained herein relating to conversion of the Convertible Subordinated Notes in a manner adverse to the Holders thereof; or
(h)	make any change in provisions relating to waivers of
defaults, or the rights of Holders to receive payments of principal of or interest on the Convertible Subordinated Notes or the abilities of Holders to enforce their rights hereunder or the provisions of clauses (a) through (h) of this Section 9.2.
To secure a consent of the Holders under this Section, it shall not be necessary for such Holders to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.
After an amendment or waiver under this Section becomes effective, the Company shall mail to Holders a notice briefly describing the amendment or waiver.
Revocation and Effect of Consents. Until an amendment or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder or portion of a Convertible Subordinated Note that evidences the same debt as the consenting Holder's Convertible Subordinated Note, even if notation of the consent is not made on any Convertible Subordinated Note. However, any such Holder or subsequent Holder may revoke the consent as to his or her Convertible Subordinated Note or portion of a Convertible Subordinated Note if the Trustee receives the notice of revocation before the date on which the Trustee receives an Officers' Certificate certifying that the Holders of the requisite principal amount of Convertible Subordinated Notes have consented to the amendment or waiver.
The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment or waiver. If a record date is fixed, then notwithstanding the provisions of the immediately preceding paragraph, those persons who were Holders at such record date (or their duly designated proxies), and only those persons, shall be entitled to consent to such amendment or waiver or to revoke any consent previously given, whether or not such persons continue to be Holders after such record date. No consent shall be valid or effective for more than 90 days after such record date unless consents from Holders of the principal amount of Convertible Subordinated Notes required here under for such amendment or waiver to be effective shall have also been given and not revoked within such 90 day period.
After an amendment or waiver becomes effective it shall bind every Holder, unless it is of the type described in clauses (a)-
(h) of Section 9.2. In such case, the amendment or waiver shall bind each Holder who has consented to it.
Notation On Or Exchange Of Convertible Subordinated Notes. Convertible Subordinated Notes authenticated and delivered after the execution of any supplemental indenture pursuant to this
Article IX may, and shall if required by the Trustee, bear a notation in the form approved by the Trustee as to any matter provided for in such supplemental indenture. If the Company shall so determine, new Convertible Subordinated Notes so modified as to conform, in the opinion of the Company and the Trustee, to any such supplemental indenture may be prepared and executed by the Company and authenticated and delivered by the Trustee in exchange for outstanding Convertible Subordinated Notes.
Trustee Protected. The Trustee shall sign any amendment or supplemental indenture authorized pursuant to this Article IX if such amendment or supplemental indenture does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may, but need not, sign it. In signing such amendment or supplemental indenture, the Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Officers' Certificate and an Opinion of Counsel as conclusive evidence that such amendment or supplemental indenture is authorized or permitted by this Indenture, that it is not inconsistent herewith, and that it will be valid and binding upon the Company in accordance with its terms.

GENERAL PROVISIONS
Notices. Any notice or communication by the Company or the Trustee to the other is duly given if in writing and delivered in person or mailed by first class mail, with postage prepaid (registered or certified, return receipt requested), facsimile or overnight air couriers guaranteeing next day delivery, to the other's address stated in Section 10.9. The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.
All notices and communications (other than those sent to Holders) shall be deemed to have been duly given at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when transmission confirmed, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.
Any notice or communication to a Holder shall be mailed by first class mail, with postage prepaid, to his or her address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.
If a notice or communication is sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
If the Company sends a notice or communication to Holders, it shall send a copy to the Trustee and each Agent at the same time. All other notices or communications shall be in writing. Communication by Holders With Other Holders. Holders may communicate as provided in TIA Section 312(b) respect to their rights under this Indenture or the Convertible Subordinated Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection set forth in TIA Section 312(c). Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the
Trustee:
(1)	an Officers' Certificate in form and
substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 10.5) stating that, in the opinion of such person, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and
(2)	an Opinion of Counsel in form and substance
reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 10.5) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.
Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA Section 314 (a)(4)) shall include:
(1)	a statement that the person making such
certificate or opinion has read such covenant or condition;
(2)	a brief statement as to the nature and scope
of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(3)	a statement that, in the opinion of such
person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and
(4)	a statement as to whether or not, in the
opinion of such person, such condition or covenant has been
complied with.
Any Officers' Certificate may be based, insofar as it relates to legal matters, upon an Opinion of Counsel, unless such Officer knows that the opinion with respect to the matters upon which his or her certificate may be based as aforesaid is erroneous. Any Opinion of Counsel may be based, insofar as it relates to factual matters, upon certificates, statements or opinions of, or representations by an officer or officers of the Company, or other persons or firms deemed appropriate by such counsel, unless such counsel knows that the certificates, statements or opinions or representations with respect to the matters upon which his or her certificate, statement or opinion may be based as aforesaid are erroneous.
Any Officers' Certificate, statement or Opinion of Counsel may be based, insofar as it relates to accounting matters, upon a certificate or opinion of or representation by an accountant (who may be an employee of the Company), or firm of accountants, unless such Officer or counsel, as the case may be, knows that the certificate or opinion or representation with respect to the accounting matters upon which his certificate, statement or opinion may be based as aforesaid is erroneous.
Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.
Legal Holidays. A "Legal Holiday" is a Saturday, a Sunday or a day on which banking institutions in the City of New York , the City of Denver, Colorado, or the city in which the Corporate Trust Office is located are not required to be open, and a "Business Day" is any day that is not a Legal Holiday. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If any date specified in this Indenture, including, without limitation, a Redemption Date, is a Legal Holiday, then such date shall be the next succeeding Business Day.
No Recourse Against Others. No director, officer, employee or stockholder, as such, of the Company from time to time shall have any liability for any obligations of the Company under the Convertible Subordinated Notes or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Convertible Subordinated Note waives and releases all such liability. This waiver and release are part of the consideration for the Convertible Subordinated Notes. Each of such directors, officers, employees and stockholders is a third party beneficiary of this Section 10.7.
Counterparts. This Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
Other Provisions. The Company initially appoints the Trustee as Paying Agent, Registrar and authenticating agent.[Conversion Agent?]
The reporting date for Section 7.6 is [    ] 15 of each year.
The first reporting date is the first [    ] 15 following the
issuance of Convertible Subordinated Notes hereunder.
The Trustee shall always have, or shall be a subsidiary of a bank or bank holding company which has, a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.
The Company's address is: Crown Resources Corporation, 4251 Kimpling Street, Suite 390, Wheat Ridge, CO 80033, Attention:
Chief Financial Officer, Facsimile:  (303) 534-1809 Telephone:
(303) 534-1030.
The Trustee's address is:Sixth & Marquette; N9303-120, Minneapolis, MN 55479, Attention: Corporate Trust Services ,
Facsimile: (612) 667-9825    , Telephone: (612) 667-6282 .
Governing Law. The internal laws of the State of New York shall govern this Indenture and the Convertible Subordinated Notes, without regard to the conflict of laws provisions thereof.
No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or a subsidiary. Any such other indenture, loan or debt agreement may not be used to interpret this Indenture.
Successors. All agreements of the Company in this Indenture and the Convertible Subordinated Notes shall bind its successor. All agreements of the Trustee in this Indenture shall bind its successor.
Severability. In case any provision in this Indenture or in the Convertible Subordinated Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Table of Contents, Headings, Etc. The Table of Contents, Cross Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

SUBORDINATION
Agreement to Subordinate The Company agrees, and each holder of Convertible Subordinated Notes by accepting a Convertible Subordinated Note agrees, that the indebtedness evidenced by the Convertible Subordinated Note is subordinated in right of payment, to the extent and in the manner provided in this Article 11, to the prior payment in full of all Senior Debt (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit of the holders of Senior Debt.

Liquidation; Dissolution; Bankruptcy. Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, in an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities:
(1)	holders of Senior Debt shall be entitled to
receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior
Debt) in cash or U.S. Government Obligations or other payment satisfactory to the holders of the Senior Debt before holders of Convertible Subordinated Notes shall be entitled to receive any payment with respect to the Convertible Subordinated Notes (except that the holders of Convertible Subordinated Notes may receive securities that are subordinated to at least the same extent as the Convertible Subordinated Notes to (a) Senior Debt and (b) any securities issued in exchange for Senior Debt; and
(2)	until all Senior Debt is paid in full in cash or U.S.
Government Obligations or other payment satisfactory to the holders of the Senior Debt, any distribution to which holders of Convertible Subordinated Notes would be entitled but for this
Article 11 shall be made to holders of Senior Debt (except that holders of Convertible Subordinated Notes may receive securities that are subordinated to at least the same extent as the Convertible Subordinated Notes to (a) Senior Debt and (b) any securities issued in exchange for Senior Debt), as their interests may appear.
Default on Senior Debt and/or Designated Senior Debt. The Company may not make any payment or distribution to the Trustee or any holder of Convertible Subordinated Notes in respect of Obligations with respect to the Convertible Subordinated Notes and may not acquire from the Trustee or any holder of Convertible Subordinated Notes any Convertible Subordinated Notes (other than, in each case, (i) securities that are subordinated to at least the same extent as the Convertible Subordinated Notes to
(a) Senior Debt and (b) any securities issued in exchange for Senior Debt and (ii) payments and other distributions made from any trust created pursuant to Section 8.1 hereof) until all Senior Debt has been paid in full in cash or U.S. Government Obligations or other payment satisfactory to the holders of Senior Debt if:
(i)	a default in the payment of any principal of,
premium, if any, interest, rent or other Obligations in respect of Senior Debt occurs and is continuing beyond any applicable grace period in the agreement, indenture or other document governing such Senior Debt; or
(ii)	a default, other than a payment default, on
Designated Senior Debt occurs and is continuing that then permits holders of such Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of the default (a "Payment Blockage Notice") from a person who may give it pursuant to
Section 11.11 hereof.
If the Trustee receives any Payment Blockage Notice pursuant to
Section 11.3 (ii) hereof, no subsequent Payment Blockage Notice shall be effective for purposes of such Section unless and until
(i) at least 365 days shall have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Convertible Subordinated Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.
The Company may and shall resume payments on and distributions in respect of the Convertible Subordinated Notes and may acquire them upon the earlier of:
(1)	the date upon which the default is cured or
waived, or
(2)	in the case of a default referred to in
Section 11.3 (ii) hereof, the earlier of the date on which such nonpayment default is cured or waived or 179 days pass after notice is received if the maturity of such Senior Debt has not been accelerated, if this Article otherwise permits the payment, distribution or acquisition at the time of such payment or acquisition.
Acceleration of Convertible Subordinated Notes. In the event of the acceleration of the Convertible Subordinated Notes because of an Event of Default, the Company may not make any payment or distribution to the Trustee or any holder of Convertible Subordinated Notes in respect of obligations with respect to Convertible Subordinated Notes and may not acquire or purchase from the Trustee or any holder of any Convertible Subordinated Notes (other than, in each case, securities that are subordinated to at least the same extent as the Convertible Subordinated Notes to (a) Senior Debt and (b) any securities issued in exchange for Senior Debt) until all Senior Debt has been paid in full in cash or U.S. Government Obligations or other payment satisfactory to the holders of the Senior Debt or such acceleration is rescinded in accordance with the terms of this Indenture. If payment of the Convertible Subordinated Notes is accelerated because of an Event of Default, the Company shall promptly notify holders of Senior Debt of the acceleration.
When Distribution Must Be Paid Over. In the event that the Trustee or any holder of Convertible Subordinated Notes receives any payment or any distributions of assets of the Company of any kind with respect to the Convertible Subordinated Notes, whether in cash, property or securities, including without limitation by way of set off or otherwise, at a time when payment or distribution is prohibited by this Indenture, such payment shall be held by the Trustee or such holder, in trust for the benefit of, and shall be paid forthwith over and delivered, to the extent necessary to make payment in full of any Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt; provided that the foregoing shall apply to the Trustee only if the Trustee has actual knowledge (as determined in accordance with Section 11.11) that such payment or distribution is prohibited by this Indenture.
With respect to the holders of Senior Debt, the Trustee undertakes to perform only such obligations on the part of the Trustee as are specifically set forth in this Article 11, and no implied covenants or obligations with respect to the holders of Senior Debt shall be read into this Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Debt, and shall not be liable to any such holders if the Trustee shall pay over or distribute to or on behalf of holders of Convertible Subordinated Notes or the Company or any other person money or assets to which any holders of Senior Debt shall be entitled by virtue of this Article 11, except if such payment is made as a result of the willful misconduct or gross negligence of the Trustee.
Notice by Company. The Company shall promptly notify the Trustee of any facts known to the Company that would cause a payment of any Obligations with respect to the Convertible Subordinated Notes or to the purchase of any Convertible Subordinated Notes by the Company to violate this Article, but failure to give such notice shall not affect the subordination of the Convertible Subordinated Notes to the Senior Debt as provided in this Article.
Subrogation. After all Senior Debt is paid in full and until the Convertible Subordinated Notes are paid in full, holders of Convertible Subordinated Notes shall be subrogated (equally and ratably with all other indebtedness pari passu with the Convertible Subordinated Notes) to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to the holders of Convertible Subordinated Notes have been applied to the payment of Senior Debt. A distribution made under this Article to holders of Senior Debt that otherwise would have been made to holders of Convertible Subordinated Notes is not, as between the Company and holders of Convertible Subordinated Notes, a payment by the Company on the Convertible Subordinated Notes.
Relative Rights. This Article defines the relative rights of holders of Convertible Subordinated Notes and holders of Senior Debt. Nothing in this Indenture shall:
(1)	impair, as between the Company and holders of
Convertible Subordinated Notes, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Convertible Subordinated Notes in accordance with their terms;
(2)	affect the relative rights of holders of
Convertible Subordinated Notes and creditors (other than with respect to Senior Debt) of the Company other than their rights in relation to holders of Senior Debt; or
(3)	prevent the Trustee or any holder of
Convertible Subordinated Notes from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders and owners of Senior Debt to receive distributions and payments otherwise payable to holders of Convertible Subordinated Notes.
If the Company fails because of this Article to pay principal of or interest on a Convertible Subordinated Note on the due date, the failure is still a Default or Event of Default.
Subordination May Not Be Impaired By Company. No right of any holder of Senior Debt to enforce the subordination of the indebtedness evidenced by the Convertible Subordinated Notes shall be impaired by any act or failure to act by the Company or any holder of Convertible Subordinated Notes or by the failure of the Company or any such holder to comply with this Indenture. Distribution or Notice to Representative. Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution may be made and the notice given to their Representative.
Upon any payment or distribution of assets of the Company referred to in this Article 11, the Trustee and the holders of Convertible Subordinated Notes shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such Representative or of the liquidating trustee or agent or other person making any distribution to the Trustee or to the holders of Convertible Subordinated Notes for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Debt and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 11.
Rights of Trustee and Paying Agent. Notwithstanding the provisions of this Article 11 or any other provision of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Trustee (other than pursuant to Section 11.4), and the Trustee may continue to make payments on the Convertible Subordinated Notes, unless the Trustee shall have received at least two business days prior to the date of such payment or distribution written notice of facts that would cause such payment or distribution with respect to the Convertible Subordinated Notes to violate this Article. Only the Company or a Representative may give the notice.
Nothing in this Article 11 shall impair the claims of, or payments to, the Trustee under or pursuant to Section 7.7 hereof. The Trustee in its individual or any other capacity may hold Senior Debt with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. Authorization to Effect Subordination. Each holder of a Convertible Subordinated Note by the holder's acceptance thereof authorizes and directs the Trustee on the holder's behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article 11, and appoints the Trustee to act as the holder's attorney in fact for any and all such purposes. If the Trustee does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in Section 6.9 hereof at least 30 days before the expiration of the time to file such claim, the holders of any Senior Debt or their Representatives are hereby authorized to file an appropriate claim for and on behalf of the holders of the Convertible Subordinated Notes.
Article Applicable to Paying Agents. In case at any time any Paying Agent other than the Trustee shall have been appointed by the Company and be then acting hereunder, the term "Trustee" as used in this Article shall in such case (unless the context otherwise requires) be construed as extending to and including such Paying Agent within its meaning as fully for all intents and purposes as if such Paying Agent were named in this Article in addition to or in place of the Trustee; provided, however, that the second and third paragraphs of Section 11.11 shall not apply to the Company or any Affiliate of the Company if it or such Affiliate acts as Paying Agent.
Senior Debt Entitled to Rely. The holders of Senior Debt shall have the right to rely upon this Article 11, and no amendment or modification of the provisions contained herein shall diminish the rights of such holders unless such holders shall have agreed in writing thereto.

CONVERSION OF CONVERTIBLE SUBORDINATED NOTES
 Right to Convert; Mandatory Conversion. Subject to and upon compliance with the provisions of this Indenture, each Holder of Convertible Subordinated Notes shall have the right, at his or her option, at any time prior to the close of business on the last Trading Day prior to the Maturity Date (except that, with respect to any Convertible Subordinated Note or portion of a Convertible Subordinated Note which is called for redemption, such right shall terminate, except as provided in the fourth paragraph of Section 12.2, at the close of business on the last Trading Day prior to the date fixed for redemption of such Convertible Subordinated Note or portion of a Convertible Subordinated Note unless the Company defaults in the payment due upon redemption thereof) to convert the principal amount of any Convertible Subordinated Note held by such Holder, or any portion of such principal amount which is $1,000 or an integral multiple thereof, into that number of fully paid and non assessable shares of Common Stock (as such shares shall then be constituted) obtained by dividing the principal amount of the Convertible Subordinated Note or portion thereof surrendered for conversion by the Conversion Price in effect at such time, by surrender of the Convertible Subordinated Note so to be converted in whole or in part in the manner provided in Section 12.2. A Holder is not entitled to any rights of a holder of Common Stock until such Holder has converted his or her Convertible Subordinated Notes to Common Stock, and only to the extent such Convertible Subordinated Notes are deemed to have been converted to Common Stock under this Article XII.
All of the Notes then outstanding and not called for redemption shall be automatically converted in the manner set forth in this Indenture at the then applicable Conversion Price, effective as of 5:00 p.m., Eastern Time on the first day on which the closing price of the Common Stock for a period, occurring after the Issue Date, of twenty consecutive Trading Days has equaled or exceeded 233% of the Conversion Price in effect on such Trading Day; provided, however, that if, at any time during the applicable period of 20 Trading Days, the Notes cannot, by their terms be converted exclusively into publicly traded Common Stock then (i) if all of the securities and/or other property into which the Notes are then convertible have a readily ascertainable market value on each such Trading Day, then the provisions of the foregoing sentence shall apply substituting the aggregate value of such securities or property for the closing price of the Common Stock; and (ii) in any other such event, the Notes shall not be automatically converted. From and after the date and time of any such automatic conversion, certificates that formerly represented Notes shall represent the securities and/or the right to receive other property into which they have been converted. Exercise of Conversion Privilege; Issuance of Common Stock on Conversion; No Adjustment for Interest or Dividends. To exercise, in whole or in part, the conversion privilege with respect to any Convertible Subordinated Note, the Holder of such Convertible Subordinated Note shall surrender such Convertible Subordinated Note, together with the Notice of Conversion attached thereto, properly and completely filled out and executed, at an office or agency maintained by the Company pursuant to Section 4.4, accompanied by the funds, if any, required by the penultimate paragraph of this Section 12.2, and shall give written notice of conversion in the form provided on the Convertible Subordinated Notes (or such other notice which is acceptable to the Company) to the office or agency that the Holder elects to convert such Convertible Subordinated Note or such portion thereof specified in said notice. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock which are issuable on such conversion shall be issued, and shall be accompanied by transfer taxes, if required pursuant to Section
12.6. Each such Convertible Subordinated Note surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as the registration of such Convertible Subordinated Note, be duly endorsed by, or be accompanied by instruments of transfer in form satisfactory to the Company duly executed by, the Holder or his or her duly authorized attorney.
As promptly as practicable after satisfaction of the requirements for conversion set forth above and, in the case of any automatic conversion, upon receipt by the Company of certificates formerly representing Notes, the Company shall issue and shall deliver to each Holder whose Notes have been so converted at the office or agency maintained by the Company for such purpose pursuant to
Section 4.4, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such Convertible Subordinated Note or portion thereof in accordance with the provisions of this Article XII and a check or cash in respect of any fractional interest in respect of a share of Common Stock arising upon such conversion, as provided in Section
12.3 (which payment, if any, shall be paid no later than five Business Days after satisfaction of the requirements for conversion set forth above). In case any Convertible Subordinated Note of a denomination of an integral multiple greater than $1,000 is surrendered for partial conversion, and subject to Section 2.2, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of the Convertible Subordinated Note so surrendered, without charge to him or her, a new Convertible Subordinated Note or Convertible Subordinated Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Convertible Subordinated Note.
Each voluntary conversion shall be deemed to have been effected as to any such Convertible Subordinated Note (or portion thereof) on the date on which the requirements set forth above in this
Section 12.2 have been satisfied as to such Convertible Subordinated Note (or portion thereof), and any automatic conversion shall be deemed to have been effected as provided in
Section 12.1. In either such case, the person in whose name any certificate or certificates for shares of Common Stock are issuable upon such conversion shall be deemed to have become on said date the holder of record of the shares represented thereby; provided, however, that any such surrender on any date when the Company's stock transfer books are closed shall constitute the person in whose name the certificates are to be issued as the record holder thereof for all purposes on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date upon which such Convertible Subordinated Note is surrendered.
Any Convertible Subordinated Note or portion thereof surrendered for conversion during the period from the close of business on the record date for any interest payment through the close of business on the Trading Day next preceding such interest payment date shall (unless such Convertible Subordinated Note or portion thereof being converted has been called for redemption on a date after such record date and on or before the succeeding interest payment date) be accompanied by payment, in funds acceptable to the Company, of an amount equal to the interest otherwise payable on such interest payment date on the principal amount being converted; provided, however, that no such payment need be made if there exists at the time of conversion a default in the payment of interest on the Convertible Subordinated Notes. An amount equal to such payment shall be paid by the Company on such interest payment date to the Holder of such Convertible Subordinated Note at the close of business on such record date; provided, however, that if the Company defaults in the payment of interest on such interest payment date, such amount shall be paid to the person who made such required payment. Except as provided above in this Section 12.2, no adjustment shall be made for interest accrued on any Convertible Subordinated Note converted or for dividends on any shares issued upon the conversion of such Convertible Subordinated Note as provided in this Article XII. Cash Payments in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon conversion of Convertible Subordinated Notes. If more than one Convertible Subordinated Note shall be surrendered for conversion at one time by the same Holder, the number of full shares which shall be issuable upon conversion shall be computed on the basis of the aggregate principal amount of the Convertible Subordinated Notes (or specified portions thereof to the extent permitted hereby) so surrendered for conversion. If any fractional share of stock otherwise would be issuable upon the conversion of any Convertible Subordinated Note or Convertible Subordinated Notes, the Company shall make an adjustment therefor in cash based upon the Current Market Price of the Common Stock on the last Trading Day of conversion. [We need some clarification should this be the Trading Day one day prior to the day on which certificates are surrendered for conversion?] Conversion Price. The conversion price shall be as specified in the form of Convertible Subordinated Note attached as Exhibit A hereto, and shall be subject to adjustment as provided in this
Article XII.
Adjustment of Conversion Price. The Conversion Price shall be adjusted from time to time by the Company as follows:
(a)	If at any time there shall be (i) a reorganization
(other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), (ii) a merger or consolidation of the Company with or into another corporation in which the Company is not the surviving entity, or a reverse triangular merger in which the Company is the surviving entity but the shares of the Company's capital stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, or (iii) a sale or transfer of the Company's properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that the Convertible Subordinated Notes shall thereafter be convertible into, the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer to which a holder of the securities into which such Convertible Subordinated Notes were convertible immediately prior to such event would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer. The foregoing provisions of this Section 12.5(a) shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other corporation that are at the time receivable upon the conversion of Convertible Subordinated Notes. If the per share consideration payable to the Holder hereof for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company's Board of Directors. In all events, appropriate adjustment (as determined in good faith by the Company's Board of Directors) shall be made in the application of the provisions of the Convertible Subordinated Notes with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of the Convertible Subordinated Notes shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon conversion of the Convertible Subordinated Notes.
 (b)	If the Company, by reclassification of securities or
otherwise, shall change any of the securities as to which conversion rights under the Convertible Subordinated Notes exist into the same or a different number of securities of any other class or classes, the Convertible Subordinated Notes shall thereafter represent the right to convert into the kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the conversion rights under the Convertible Subordinated Notes immediately prior to such reclassification or other change and the Conversion Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Section 12.

(c)	If the Company at any time subdivides (by any stock
split, stock dividend or otherwise) its outstanding Common Stock (or such other securities as the Convertible Subordinated Notes are then convertible into), into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Company at any time combines (by reverse stock split or otherwise) its outstanding Common Stock (or such other securities as the Convertible Subordinated Notes are then convertible into) into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.
(d)	If the holders of the securities as to which conversion
rights under the Convertible Subordinated Notes exist at the time shall have received, or, on or after the record date fixed for the determination of eligible shareholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend, then and in each case, the Convertible Subordinated Notes shall represent the right to receive, upon conversion, in addition to the securities and/or other property otherwise receivable upon conversion of Convertible Subordinated Notes, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company to which the Holders would have been entitled had they been the holders of record of the securities receivable upon conversion of Convertible Subordinated Notes on the date hereof and had thereafter, during the period from the date hereof to and including the date of such conversion, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 12.
(e)	Subject to 12.5(g), if the Company at any time after
the date hereof shall issue and sell any additional shares of Common Stock (otherwise than as provided in Sections 12.5(a) through (d)) at a price per share less than the Average Price (as hereinafter defined) per share of Common Stock for the 20 Trading Days immediately preceding the date of the authorization of such issuance (the "Market Price"), then the Conversion Price upon each such issuance shall be lowered to a new Conversion Price determined by multiplying the old Conversion Price by a fraction:

(i)	the numerator of which shall be the sum of (1) the
number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock multiplied by the Market Price, and (2) the consideration, if any, received by the Company upon the issuance of such additional shares of Common Stock, and

(ii)	the denominator of which shall be the Market Price
multiplied by the total number of shares of Common Stock outstanding immediately after the issuance of such additional shares of Common Stock.

No adjustments of the Conversion Price shall be made under this Section 12.5(e) if such adjustment would have lowered the Conversion Price upon the issuance of any additional shares of Common Stock that (a) are issued pursuant to any grant or award made prior to the date hereof under any thrift plan, stock purchase plan, stock bonus plan, stock option plan, employee stock ownership plan, incentive or profit sharing arrangement or other benefit or compensation plan for the benefit of the Company's officers, directors and/or employees ("Employee
Benefit Plans") that has been approved by the Board of Directors of the Company or its compensation committee and that otherwise would cause an adjustment under this Section 12.5(e); (b) are issued pursuant to any grant or award made on or after the date hereof under any Employee Benefit Plan if the purchase, option, conversion or exercise price, as applicable, of any such issuance is not less than the lesser of the Market Price as determined above and the "Fair Market Value," as defined under the applicable Employee Benefit Plan, on the date of Board or compensation committee authorization; (c) are issued pursuant to any Common Stock Equivalent (as hereinafter defined) (x) if upon the issuance of any such Common Stock Equivalent, any such adjustments shall previously have been made pursuant to Section 12.5(f), (y) if no adjustment was required pursuant to Section 12.5(f), or (z) if such Common Stock Equivalent was issued prior to the date hereof; (d) are issued pursuant to a public offering by the Company; or (e) are issued in a transaction that results in an adjustment pursuant to Section 12.5(g).

As used in this Section 12.5(e), "Price" on any Trading
Day means the average of the high and low prices of the Common Stock as reported in The Wall Street Journal's listing for that Trading Day or if the such prices are not so reported, the average of the reported high and low prices on the largest national securities exchange (based on the aggregate dollar value of securities listed) on which the Common Stock is listed or traded, or if the Common Stock is not listed on any national securities exchange, then the average of the high and low reported sales prices for such shares in the over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotations Systems, or, if such prices shall not be reported thereon, then the average of the closing bid and asked prices so reported, or if such prices shall not be so reported, then the average of the high closing bid and low closing asked prices reported by the National Quotations Bureau Incorporated, or if such prices shall not be so reported, then the Fair Market Value price as determined in good faith by the Board of Directors of the Company. The "Average Price" per share for any period shall be determined by dividing the sum of the Prices determined for the individual Trading Days in such period by the number of Trading Days in such period provided that, if the Price is determined by the Board of Directors, the Average Price shall be the price so determined.

(f)	Subject to Section 12.5(g), if the Company shall, after
the date hereof, issue any security or evidence of indebtedness which is convertible into or exchangeable for Common Stock ("Convertible Security"), or any warrant, option or other right to subscribe for or purchase Common Stock or any Convertible Security, other than pursuant to Employee Benefit Plans (together with Convertible Securities, "Common Stock Equivalent"), then the Conversion Price upon each such issuance shall be adjusted as provided in Section 12.5(e) on the basis that (i) the maximum number of additional shares of Common Stock issuable pursuant to all such Common Stock Equivalents shall be deemed to have been issued as of the date of issuance of such Common Stock Equivalent; and (ii) the aggregate consideration for such maximum number of additional shares of Common Stock shall be deemed to be the minimum consideration received and receivable by the Company for the issuance of such additional shares of Common Stock pursuant to such Common Stock Equivalent.

Notwithstanding the foregoing, no adjustment shall be made pursuant to this Section 12.5(f) unless the consideration received and receivable by the Company per share of Common Stock for the issuance of such additional shares of Common Stock pursuant to such Common Stock Equivalent is less than the Market Price. No adjustment of the Conversion Price shall be made under this Section 12.5(f) upon the issuance of any Convertible Security which is issued pursuant to the conversion or exercise of any other Convertible Security or the exercise of any warrants or other subscription or purchase rights therefor, if any adjustment shall previously have been made in the Conversion Price then in effect upon the issuance of such warrants or other rights pursuant to this Section 12.5(f). No adjustment shall be made under this Section 12.5(f) if an adjustment is to be made under Section 12.5(g). No adjustment shall be made as a result of adjustment in the exercise or conversion price of Common Stock Equivalents, if those adjustments occur by the terms of such Common Stock Equivalents.

(g)	 Notwithstanding anything to the contrary in Section
12.5(e) or Section 12.5(f), this Section 12.5(g) shall govern adjustments to the Conversion Price for the transaction described in this Section 12.5(g).

(i)	If at any time after the date hereof and prior the
second anniversary of the date hereof the Company shall issue any additional shares of Common Stock (otherwise than as provided in Sections 12.5(a) through (d); pursuant to any Employee Benefit Plan; or pursuant to any Common Stock Equivalent outstanding as of the date hereof) or upon the issuance of any such Common Stock, any adjustments shall previously have been made pursuant to Section 12.5(f) or Section 12.5(g)(ii); and the New Stock Issue Price (defined below) of such additional shares is less than the Conversion Price then in effect, then the Conversion Price upon each such issuance shall be adjusted to the New Stock Issue Price of such additional shares. The "New Stock Issue Price" shall be determined by dividing the total amount of consideration received by the Company for such issue or sale by the number of shares of Common Stock issued or sold.

(ii)	If at any time after the date hereof and prior to
the second anniversary of the date hereof, the Company issues any Common Stock Equivalent (which by definition excludes Employee Benefit Plan securities) (otherwise than as provided in Sections 12.5(a) through (d); or pursuant to any Common Stock Equivalent outstanding as of the date hereof) and the New CSE Conversion Price (defined below) of such Common Stock Equivalents is less than the Conversion Price then in effect, then the Conversion Price upon each such issuance shall be adjusted to the New CSE Conversion Price of such Common Stock Equivalents. The "New CSE Conversion Price" shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issuance of such Common Stock Equivalents, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise, conversion or exchange of such Common Stock Equivalents, plus, in the case of any such Common Stock Equivalents which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange of such Convertible Securities, by (y) the total maximum number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Common Stock Equivalents.

 (h)	The Conversion Price in effect from time to time shall
be calculated to four decimal places and rounded to the nearest thousandth.
No adjustment need be made for a change in the par value or no par value of the Common Stock.
(i)	Whenever the Conversion Price is adjusted as herein
provided, the Company shall promptly file with the Trustee and any Conversion Agent other than the Trustee an Officers' Certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.
Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to each Holder at his or her last address appearing on the register of Holders maintained for that purpose within 20 days of the effective date of such adjustment. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.
(j)	In any case in which this Section 12.5 provides that an
adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event issuing to the Holder of any Convertible Subordinated Note converted after such Record Date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment.
(k)	For purposes of this Section 12.5, the number of shares of
Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Company shall not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.
Taxes on Shares Issued. The issue of stock certificates on conversions of Convertible Subordinated Notes shall be made without charge to the converting Holder for any tax in respect of the issue thereof. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of stock in any name other than that of the Holder of any Convertible Subordinated Note converted, and the Company shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. Reservation of Shares. The Company shall provide, free from preemptive rights, out of its authorized by unissued shares or sharers held in treasury, sufficient shares to provide for the conversion of the Convertible Subordinated Notes from time to time as such Convertible Subordinated Notes are presented for conversion.
Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value, if any, of the shares of Common Stock issuable upon conversion of the
Convertible Subordinated Notes, the Company shall take all corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue shares of such Common Stock at such adjusted Conversion Price. Responsibility of Trustee. The Trustee shall not at any time be under any duty or responsibility to any Holders to determine whether any facts exist which may require any adjustment of the Conversion Price, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, which may at any time be issued or delivered upon the conversion of any Convertible Subordinated Note; and the Trustee makes no representations with respect thereto. Subject to the provisions of Section 7.1, the Trustee shall not be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property or cash upon the surrender of any Convertible Subordinated Note for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article XII.
Without limiting the generality of the foregoing, the Trustee shall not have any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 12.5 relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Holders upon the conversion of their Convertible Subordinated Notes after any event referred to in such Section 12.5 or to any adjustment to be made with respect thereto, but, subject to the provisions of Section 7.1, may accept as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officers' Certificate (which the Company shall be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto.
Notice to Holders Prior to Certain Actions. If (a) the Company declares a dividend (or any other distribution) on its Common Stock (other than in cash out of retained earnings or other than a dividend that results in an adjustment in the Conversion Price pursuant to Section 12.5 as to which the Company has made an election in accordance with Section 12.5(l)); or
(b)	the Company authorizes the granting to the holders of
its Common Stock of rights or warrants to subscribe for or purchase any share of any class of Common Stock or any other rights or warrants; or
(c)	there is any reclassification of the Common Stock
(other than a subdivision or combination of outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or
(d)	there is any voluntary or involuntary dissolution,
liquidation or winding up of the Company ;
then the Company shall cause to be filed with the Trustee and to be mailed to each Holder at his or her address appearing on the register maintained for that purpose as promptly as possible but in any event at least 15 days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.
IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first above written, signifying their agreements contained in this Indenture.


	CROWN RESOURCES CORPORATION


	By:

	Name:

	Title:


	WELLS FARGO BANK MINNESOTA,
NATIONAL ASSOCIATION, as Trustee


	By:

	Name:

	Title:


EXHIBIT A



CROWN RESOURCES CORPORATION
__% CONVERTIBLE SUBORDINATED PROMISSORY NOTE

$__________	___________, 200_
	Seattle, Washington

	Crown Resources Corporation, a Washington corporation, (the "Company"), the principal office of which is located at 4251 Kimpling Street, Suite 390, Wheat Ridge, Colorado 80033, for value received, hereby promises to pay to ______________________, or his, her, or its registered assigns, the principal amount of _________________________ Dollars ($_________), plus interest on the principal balance from time to time outstanding at a rate per annum equal to ten percent (10%), which principal amount and accrued and unpaid interest thereon shall be due and payable on October 19, 2006 (the "Expiration Date"); or when declared due and payable by the Holder (as defined below) upon the occurrence of an Event of Default (as defined below). Payment for all amounts due hereunder shall be made, in the manner provided in the Indenture.

The Company has issued the Convertible Subordinated Notes under an Indenture dated as of _______________, 200_ (the "Indenture") between the Company and the Trustee. The terms of the Convertible Subordinated Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa 77bbbb as in effect on the date of the Indenture (the "TIA").
The Convertible Subordinated Notes are subject to, and qualified by, all such terms, certain of which are summarized herein, and Holders are referred to the Indenture and the TIA for a statement of such terms. Capitalized terms not defined below have the same meaning as is given to them in the Indenture. The following is a statement of the rights of the Holder and the conditions to which this Convertible Subordinated Note is subject, and to which the Holder, by the acceptance of this Convertible Subordinated Note, agrees:

1.	Interest.  The Company will pay interest quarterly on each
Interest Payment Date on which interest is due. Interest on the Convertible Subordinated Notes will accrue from the most recent date on which interest has been paid or, if no interest has been paid, from ______________, 200_ with respect to Convertible Subordinated Notes issued on that date and, with respect to all other Convertible Subordinated Notes, on the date on which the right of the holder to such issuance accrued. Interest will be computed on the basis of actual number of days elapsed over a year of 365 days. At the sole option and discretion of the Company, the Company may pay interest in cash, in Common Stock or in any combination thereof. For the purpose of computing the number of shares of Common Stock issuable as interest, the Common Stock shall be valued based on the Conversion Price on the
Regular Record Date for the payment of such Interest.  The
Company will pay interest on the Convertible Subordinated Notes (except defaulted interest) to the person in whose name each Convertible Subordinated Note is registered at the close of business on the ___________ immediately preceding the relevant interest payment date (each a "Regular Record Date") (other than with respect to a Convertible Subordinated Note or portion thereof called for redemption on a redemption date during the period from the close of business on a Regular Record Date to
(but excluding) the next succeeding interest payment date (in which case accrued interest shall be payable (unless such Convertible Subordinated Note is converted) to the holder of the Convertible Subordinated Note or portion thereof redeemed or repurchased in accordance with the applicable redemption or repurchase provisions of the Indenture).
2.	Redemption.  The Convertible Secured Notes are subject to
redemption, in whole or in part, by the Company at any time and in the manner provided in the Indenture by paying the principal of and accrued interest on this Convertible Secured Note.
	3.	Events of Default.  If any of the Events of Default
specified in Section 6.1 of the Indenture shall occur, the Holder of this Convertible Subordinated Note shall have the rights specified in Article VI of the Indenture.

	4.	Subordination.  This obligation of the Company for the
payment of the principal of and interest on the Convertible
Subordinated Notes is subordinated to the obligations of the Company under all Senior Debt (as defined in the Indenture), to the extent and in the manner provided in the Indenture.

	5.	Conversion.  The Convertible Subordinated Notes may be
converted at the option of the Holder, and in certain circumstances is mandatorily convertible, into Common Stock in the manner provided in Article XII of the Indenture. The initial Conversion
Price with respect to any such conversion is $0.75 per share.

6.	Adjustments.  The Conversion Price and the securities
issuable upon conversion of the Convertible Subordinated Notes are subject to adjustment from time to time as provided in Section 12.5 of the Indenture.

7.	Representations; Covenants.  The Convertible Subordinated
Notes benefit from the representations and covenants of the
Company as set forth in the Indenture.
	8.	Assignment. Subject to the restrictions on transfer
described in Section 9 and 12 below, the rights and obligations of the Company and the Holders of the Convertible Subordinated Notes shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

9.	Denominations, Transfer, Exchange.  The Convertible
Subordinated Notes are issuable in the form provided by and may be exchanged as provided in the Indenture. As a condition of transfer, the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees
required by law or permitted by the Indenture.
10.	Persons Deemed Owners.   The registered Holder of a
Convertible Subordinated Note may be treated as its owner for all purposes.
11.	Amendments and Waivers.  The terms of the Indenture and this
Convertible Subordinated Note may be amended or waived only as provided in the Indenture.
	12.	Transfer of the Convertible Subordinated Notes or
Conversion Securities. [These transfer requirements should also be a part of the Indenture Section 2.6 with respect to any offer, sale or other disposition of Convertible Subordinated
Notes or securities obtained on conversion thereof, the Holder will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of such Holder's counsel, to the effect that such offer, sale or other disposition may be effected without registration or qualification (under any federal or state law then in effect). Promptly upon receiving such written notice and reasonably satisfactory opinion, if so requested, the Company, as promptly as practicable, shall notify such Holder that such Holder may offer, sell or otherwise dispose of such Convertible Subordinated Note or such securities, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 12 that the opinion of counsel for the Holder is not reasonably satisfactory to the Company, the Company shall so notify such Holder promptly after such determination has been made. Each Convertible Subordinated Note thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act of 1933, as amended (the "Act"), unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Furthermore, the Holder agrees that the Warrant shall be subject to the transfer limitations set forth herein. [What is the Warrant?]

13.	Notices.  Any notice, request or other communication
required or permitted hereunder shall be in writing and shall be deemed to have been duly given if given pursuant to Section 10.1 of the Indenture.

14.	No Shareholder Rights.  Nothing contained in the
Convertible Subordinated Notes shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a shareholder in respect of meetings of shareholders for the election of directors of the Company or any other matters or any rights whatsoever as a shareholder of the Company; and no dividends or interest shall be payable or accrued in respect of the Convertible Subordinated Notes or the interests represented thereby or the securities obtainable upon conversion thereof until, and only to the extent that, the Convertible Subordinated Notes shall have been converted. In the event of any action to enforce payment of the Convertible Subordinated Notes, the Holders shall be entitled to the reasonable costs of collection, including attorneys' fees and expenses, in addition to all other relief to which the Holders may be entitled.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND
CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE
NOT ENFORCEABLE UNDER WASHINGTON LAW.

						THE COMPANY:

CROWN RESOURCES CORPORATION

___________________________________
_
By:
Its: President



Signed for Identification:[Does each holder sign their note?]
[Trustee's Authentication?]

HOLDER

_______________________________




FORM OF CONVERSION NOTICE

To:  CROWN RESOURCES CORPORATION

The undersigned registered owner of the Convertible Subordinated Note hereby irrevocably exercises the option to convert this Convertible Subordinated Note, or portion hereof (which is $1,000 or an integral multiple thereof) below designated, into shares of Common Stock of Crown Resources Corporation in accordance with the terms of the Indenture referred to in this Convertible Subordinated Note, and directs that the shares issuable and deliverable upon the conversion, together with any check in payment for fractional shares and Convertible Subordinated Notes representing any unconverted principal amount hereof, be issued and delivered to the registered Holder hereof unless a different name has been indicated below. If shares or any portion of this Convertible Subordinated Note not converted are to be issued in the name of person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Any amount required to be paid by the undersigned on account of interest and taxes accompanies this Convertible Subordinated Note.
Dated:

Signature (s)

Fill in for registration of
shares  if to be delivered, and
Convertible Subordinated Notes
if to be issued, registered
Holder
(Please Print):
Principal amount to be
converted other than to and in
the name of the  (if less than
all):   U.S.$_________



(Name)


(Street address)


(City, State and zip code)

Social Security or other Taxpayer Identification Number:


Signature Guarantee:


ASSIGNMENT FORM

If you the Holder want to assign this Convertible Subordinated
Note, fill in the form below and have your Signature guaranteed:

I or we assign and transfer this Convertible Subordinated Note to


(Insert assignees social security or tax ID number)


(Print or type assignee's name, address and zip code)

and irrevocably appoint

agent to transfer this Convertible Subordinated Note on the books of the Company. The agent may substitute another to act for him.

Date:					Your Signature:

(Sign exactly as your name
appears
on the other side of this
Convertible Subordinated
Note)


Signature Guarantee:




                                                Exhibit 10.30

                                 Exhibit 1 Plan
                                 Exhibit E
INTERCREDITOR AGREEMENT

This Intercreditor Agreement (this "Agreement"), dated as
of __________, 2002, is entered into by and among Crown Resources
Corporation, a Washington corporation (the "Company"), Crown
Resource Corp. of Colorado, a Colorado corporation (the
"Subsidiary" and, together with the Company, the "Crown
Companies"), the persons listed in the attached Exhibit A (each a "Senior Lender" and, collectively, the "Senior Lenders"),
and Bankers Trust Company, as Trustee (the "Trustee").  The
Trustee hereby executes this Agreement in its capacity as Trustee under that certain Indenture, dated ___________, 2002 (the
"Indenture"), pursuant to which the Company and the Subsidiary are issuing to certain holders of the Company's 5 and three quarters percent Convertible
Subordinated Debentures due 2001 (each a "Secured Note Holder"
and, collectively, the "Secured Note Holders") its 10% Secured
Convertible Promissory Notes due 			, 2006 (the
"Secured Notes").

	WHEREAS, the Senior Lenders are holders of certain 10% Secured Convertible Promissory Notes of the Company and the Subsidiary (the "Senior Notes") evidencing loans made pursuant to the terms of the Convertible Note Purchase Agreement, dated October 18, 2001, by and between each of the Senior Lenders and the Crown Companies (the "Purchase Agreement"). The obligations of the Crown Companies under the Senior Notes are secured by substantially all of the assets of the Crown Companies (the "Collateral") described in, and according to the terms of, the documents listed in the attached Exhibit B (the "Security Documents"). The Senior Notes, the Purchase Agreement, the Security Documents, that certain Intercreditor Agreement dated October 18, 2001, by and among the Crown Companies and the Senior Lenders (the "Senior's Intercreditor Agreement"), and that certain Collateral Agency Agreement (the "Collateral Agency Agreement") dated as of October ___, 2001, by and among each of the Senior Lenders and Wells Fargo Bank West, National Association (the "Collateral Agent"), as collateral agent for the Senior Lenders (the "Collateral Agency Agreement"), are hereafter referred to collectively as the "Senior Loan Documents."

WHEREAS, the parties wish to cause the Senior Lenders and the Secured Note Holders to share the right to payments under the Secured Notes and the Senior Notes and the security interests in the Collateral on a pari passu and first priority basis.

WHEREAS, the Senior Lenders and the Trustee, on behalf of the Secured Note Holders, also wish to agree with respect to the process for authorizing any acceleration of the Senior Notes or the Secured Notes or for foreclosing on any of the Collateral.

NOW, THEREFORE, the parties agree as follows:

Security Interest.

The Crown Companies hereby represent to the Trustee that the Crown Companies have granted a first priority security interest in the Collateral to the Collateral Agent, for the benefit of the Senior Lenders, pursuant to the terms of the Security Documents.
 The Crown Companies, the Senior Lenders, the Collateral Agent and the Trustee hereby agree that (i) the security interest granted to the Collateral Agent pursuant to the Security Documents also shall be for the benefit of the Trustee, individually and in its capacity as Trustee for the Secured Note Holders under the Indenture, and (ii) in addition to securing the obligations of the Crown Companies to the Senior Lenders, such security interest in the Collateral shall secure payment and performance of any and all present and future obligations and liabilities of the Crown Companies to the Trustee and the Secured Note Holders under the terms of the Indenture and the Secured Notes and any other related agreement. The extent and the terms and conditions on which such security interest in favor of the Trustee is granted shall be identical to that set forth in the Security Documents, except solely as to the identity of the secured party for which the Collateral Agent is collateral agent, the obligations secured and as otherwise provided herein. Each of the Security Documents is incorporated herein in its entirety by reference. For purposes of the rights of the Trustee as a secured party pursuant to this Agreement, references in the Security Documents to "Notes" shall mean the "Secured Notes"; references to "Senior Lenders" shall mean "Secured Note
Holders" or "Trustee" as context will dictate; references to "Secured Parties" shall mean "Secured Note Holders" and "Trustee", and references to "Purchase Agreement" shall mean "Indenture." Where the terms of this Agreement and the terms of the Security Documents are in irreconcilable conflict, the terms of this Agreement shall control. Crown Companies and Trustee shall, contemporaneously with execution of this Agreement, enter into a an amendment to the collateral agency agreement with Wells Fargo Bank West, National Association, such amendment is attached hereto as Exhibit C.

The parties agree that the Trustee, each holder of Senior Notes and each holder of Secured Notes shall have a proportionate interest in the Collateral based on the relationship between the amount of obligations then owing to the Trustee or due principal and interest owing from time to time on the Senior Notes or the Secured Notes, as the case may be, held by the Trustee, such holder and the aggregate amount of such obligations to the Trustee and the principal and interest owing at such time on all Senior Notes and Secured Notes then outstanding and shall share in the proceeds of any disposition of the Collateral upon foreclosure on such a proportionate basis. The Senior Lenders hereby waive any right of priority over the Trustee and the Secured Note Holders with respect to the Collateral based on the priority arising under applicable law as a result of any filing date. Nothing in this Section 2 is intended to affect the first priority of the Senior Lenders or the Trustee and Secured Note Holders vis a vis any other secured party or person claiming an interest in the Collateral.

It is the intention of the parties that the Trustee and each Senior Lender and Secured Note Holder receive any benefit from any foreclosure on and/or disposition of the Collateral in the same proportion and basis as the Trustee and all Senior Lenders and Secured Note Holders receive on account of their Senior Notes or Secured Notes. Each Senior Lender and the Trustee, on behalf of itself and each Secured Note Holder, agree that any distribution of Collateral or proceeds from any sale or other disposition thereof shall be made to the Senior Lenders and the Trustee for itself and on behalf of the Secured Note Holders on a basis proportional to the respective amounts owing to each Senior Lender and each Secured Note Holder regardless of whether or not such distribution would result under applicable law and/or other documents in the absence of this Agreement. In particular, and without limiting the generality of the foregoing, if any Senior Lenders or the Trustee on behalf of any Secured Note Holders receives Collateral or proceeds from any sale or other disposition thereof in an amount disproportionate (based on the relative amounts of indebtedness of the Crown Companies to each Senior Lender and Secured Note Holder) to the amounts received by the other Senior Lenders and the Trustee on behalf of the other Secured Note Holders, the Senior Lenders or the Trustee on behalf of the Secured Note Holders receiving a proportionately greater payment shall pay to the other Senior Lenders or the Trustee on behalf of itself and the other Secured Note Holders that portion of such proportionally greater payment as will result in proportionately equal payments to all Senior Lenders and Secured Note Holders.

Equal Rights to Payments. The Senior Lenders and the Trustee acknowledge and agree that it is the intent of the parties that the Senior Lenders and the Trustee and the Secured Note Holders shall share on a pari passu basis in the right to receive payments from the Crown Companies under the Secured Notes and the Senior Notes, based on the amounts owing to the Trustee and the outstanding principal amount from time to time under the Secured Notes and the Senior Notes. Consequently, the Senior Lenders and the Trustee, acting on behalf of itself and the Secured Note Holders, agree that until payment in full of all obligations of the Crown Companies to pay the amounts owing to the Trustee and principal and interest under the Secured Notes and the Senior Notes to the Trustee, Senior Lenders and the Secured Note Holders, the Senior Lenders and the Secured Note Holders shall receive pro rata treatment, in accordance with their respective Proportionate Shares (as hereinafter defined), in connection with all payments, distributions, collections and recoveries and all other matters relating to the Secured Notes and the Senior Notes and under each of the Security Documents. If at any time any Senior Lender or Secured Note Holder or the Trustee shall obtain any payment or other recovery (whether voluntary, involuntary, by application of set-off or otherwise) on account of its Secured Note or Senior Note, as applicable, in excess of its Proportionate Share of payments then or therewith obtained by all Senior Lenders and Secured Note Holders with respect to the Senior Notes and the Secured Notes (to the extent of such excess, such amount is referred to as a "Reallocable Payment"), such Senior Lender or Secured Note Holder (the "Remitting Holder") shall, within seven (7) days after receipt of such Reallocable Payment, notify the Collateral Agent of the Remitting Holder's receipt of the Reallocable Payment and pay the Reallocable Payment to the Collateral Agent, for the account of the Senior Lenders and the Secured Note Holders (other the Remitting Holder) pro rata in an amount equal to the Proportionate Share of such Senior Lender or Secured Note Holder, as applicable, to such Reallocable Payment. Upon receipt of any such Reallocable Payment, the Collateral Agent shall redistribute to each Senior Lender and the Trustee (on behalf of itself and the Secured Note Holders), but excluding the Remitting Holder, a pro rata share of the Reallocable Payment in accordance with their respective Proportionate Shares. As used herein, "Proportionate Share" shall mean at any time for each Senior Lender and Secured Note Holder a fraction (a) the numerator of which is the aggregate principal amount of the indebtedness of the Crown Companies held by such Senior Lender or Secured Note Holder, as applicable, at such time, and (b) the denominator of which is the aggregate principal amount of the indebtedness of the Crown Companies held by all Senior Lenders and Secured Note Holders at such time.

Actions Requiring Collective Approval.

Notwithstanding any provisions of the Indenture, the Secured Notes, the Senior Loan Documents or any other document executed in connection with the issuance of the Senior Notes or the Secured Notes, the Senior Lenders and the Trustee, on behalf of the holders of the Secured Notes, agree that neither the Trustee nor the holders of Senior Notes or Secured Notes will take any of the Collective Actions (as hereinafter defined) unless prior written notice of the proposed action is provided to the Senior Lenders and the Trustee (on behalf of the Secured Note Holders) and the exercise of that right is approved by the holders of the Senior Notes, voting in accordance with the terms of the Senior's Intercreditor Agreement, and the holders of the Secured Notes in accordance with the terms of the Indenture and any agreement among the Secured Note Holders with respect to such votes, collectively representing more than fifty percent (50%) of the outstanding principal under the Senior Notes and the Secured Notes; provided, however, that in no event shall any Senior Notes or Secured Notes held by the Crown Companies or their wholly-owned subsidiaries be considered in determining whether such approval has been obtained. As used herein, the "Collective Actions" shall mean each of the following actions:

Commencement or continuation of legal proceedings upon or under the Security Agreements, provided however, that nothing in this Agreement shall preclude or limit any Senior Lender or Secured Note Holder from filing a proof of claim or interest asserting its rights as a creditor in any insolvency or reorganization proceeding brought by or against the Crown Companies or their assets or affecting the Collateral;

Enforcement of any remedy available upon default under the Security Agreements;

Waiver, settlement or release of any term of the Security
Agreements or this Agreement;

Termination of the services of the Collateral Agent, replacement of the Collateral Agent, and approval of the compensation and expenses of the Collateral Agent; and

Instructing Collateral Agent in accordance with the provisions of the Collateral Agency Agreement.

A Collective Action duly approved in accordance with this Section 3, shall be taken by and on behalf of all Senior Lenders and Secured Note Holders. The party seeking authority for such Collective Action shall promptly give notice to all Senior Lenders and the Trustee for the Secured Note Holders if a proposed action has been approved. Any Senior Lender or Secured Note Holder (but not the Trustee) may, but is not required to, advance such sums as may be necessary to pursue such Collective Action. Proceeds of the Collateral and any other payments obtained from Crown Companies after initiation of Collective Action approved in accordance with this Section 3 (together "Collective Action Proceeds") shall be applied first to pay all costs of any such action, including reasonable attorneys' fees of the party prosecuting such action on behalf of Senior Lenders and Secured Note Holders.

Limitation on Company Redemption of Secured Notes.
Notwithstanding anything to the contrary in the Indenture or the Secured Notes, the Company shall not, at any time at which Senior
Notes, or any amounts payable thereunder, are outstanding, redeem any Secured Notes without the consent of the holders of a majority of the Senior Notes then outstanding.

Cross Defaults. The Crown Companies, the Trustee, the Senior Lenders and the Secured Note Holders hereby expressly agree that any event of default by the Crown Companies or either of them under any one of the Senior Loan Documents, the Indenture, the Secured Notes or any related agreement shall constitute an event of default under all of said agreements and instruments.

Termination. This Agreement may be modified, amended or terminated only upon the written agreement of Trustee (acting in accordance with the terms of the Indenture) and a Majority in Interest (as that term is defined in the Senior's Intercreditor Agreement) of Senior Lenders. Termination shall not affect the validity of any action taken pursuant to this Agreement prior to such termination or the appointment of the Collateral Agent.

Duty to Cooperate.	Each of the Senior Lenders and the Trustee
agrees with each other and the Collateral Agent that:

it will, from time to time, provide such information to the Collateral Agent as may be reasonably necessary to enable the Collateral Agent to make any calculations required for any purpose hereof and to notify the Collateral Agent of any event of default under any of the Senior Loan Documents, the Indenture, the Secured Notes or any related agreement;

it will, from time to time, consult with the Collateral Agent and the Senior Lenders, the Secured Note Holders and the Trustee, as applicable, in good faith regarding the enforcement of its rights with a view to recovering amounts due to all of the Senior
Lenders and the Secured Note Holders;

it will, in the case of any event of default with respect to which it shall have received notice from, or provided notice to, any of the Crown Companies, give the Collateral Agent immediate notice of, and if such notice is oral, confirm in writing, such event of default; and

it will provide and execute such other and further statements of interest, designations, powers of attorney, certificates and other instruments necessary to carry out the terms of this Agreement.

Waiver by Crown Companies. As an inducement to the Senior Lenders and Trustee to execute this Agreement, Crown Companies, as the makers of the Senior Notes and the Secured Notes, hereby waive, and agree not to assert, as against any of the Senior Lenders, the Secured Note Holders, the Trustee, or the Collateral Agent, the existence of any set-off, defense, recoupment, modification, amendment or waiver not enforceable as against all of the Senior Lenders and Secured Note Holders.

Miscellaneous.

Relationship of Parties. Nothing contained in this Agreement shall create any relationship between the parties hereto other than that of owners of individual notes made by Crown Companies secured by interests in the same collateral and as contracting parties, and it is acknowledged and agreed that no party shall be deemed to be a partner, agent or principal of, or fiduciary to any other in the conduct of its business, or a joint venturer or a member of a joint or common enterprise with the other by reason of the execution of this Agreement or the taking of any action pursuant hereto.

No Third Party Benefit. No person (including without limitation the Crown Companies) shall be a third party beneficiary of any provision of any of this Agreement, except as expressly contemplated herein. All provisions of this Agreement are intended solely for the benefit of the Trustee, Senior Lenders and Secured Note Holders, and no other third party shall be entitled to assume or expect that Secured Note Holders or Senior Lenders will not, in the exercise of their sole discretion, waive or consent to modification of any such provision.

No Setoff. This Agreement shall be construed as though the covenants herein are independent of any other obligation or relationship between or among the Senior Lenders, the Secured Note Holders or any of them, and no Senior Lender or Secured Note Holder shall be entitled to or subject to any setoff, offset, abatement or deduction from or credit against any amounts due hereunder arising from any obligation or relationship other than rights under or in connection with the Senior Loan Documents, the Indenture and/or the Secured Notes or this Agreement.

Successors and Assigns. All covenants of this Agreement shall extend to, bind and (subject to the limitations upon assignment contained herein) inure to the benefit of parties, their personal representatives, heirs, successors and assigns.

Governing Law. This Agreement shall be construed and enforced according to, and governed by, the laws of New York without reference to conflict of laws provisions which, but for this provision, would require the application of the laws of any other jurisdiction.

Service of Process.   Service of process in any action brought to
interpret or enforce this Agreement may be accomplished by certified mail, return receipt requested, to the addresses of the Senior Lenders, Trustee and Secured Note Holders.

Notices. Any notices by or among the Senior Lenders, Secured Note Holders and Trustee, shall be given by first class mail or overnight delivery service; provided, however, if given by first class mail such notice shall not be deemed given unless or until three business days after mailing and if given by overnight delivery service such notice shall not be deemed given unless or until one day after dispatching by overnight delivery service. Such notices shall be sent

(1)to the Senior Lenders at the addresses the set forth in signature page to this Agreement executed by such Senior Lender;

(2)to the Trustee at the address for notices to Trustee set forth in the Indenture; and

(3)to the Secured Note Holders in care of Trustee at the address for notices to Trustee set forth in the Indenture.

Any party may change the address to which notices shall be sent to such party, by written notice to all other parties given in accordance with this paragraph.

Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the content hereof, supersedes all prior oral and written agreements with respect to the content hereof and may not be modified, deleted or amended in any manner except by further written agreement of the parties in accordance with the express terms of this Agreement.

Drafting of Agreement. Each of the parties hereto acknowledges that this Agreement has been drafted by and is the result of negotiations between and among the Crown Companies, Senior Lenders and Trustee and was drawn for the mutual benefit of the Senior Lenders and Trustee, and that the terms of this Agreement shall not be construed or interpreted strictly, in the event of an ambiguity, against any party.

Invalidity.	Unenforceability of any provision contained in
this Agreement shall not affect or impair validity of any other provision of this Agreement. If for any reason any provision of this Agreement shall be deemed by a court of competent jurisdiction to be legally invalid or unenforceable in any jurisdiction to which it applies, the validity of the remainder of the Agreement shall not be affected and such provision shall be deemed modified to the minimum extent necessary to make such provision consistent with applicable law, and in such modified form, such provision shall then be enforceable and enforced.

Specific Performance. Each Senior Lender and Secured Note Holder, or the Trustee acting on its behalf or on behalf of the Secured Note Holders, may demand specific performance of this Agreement at any time when any other party shall have failed to comply with any of the provisions of this Agreement. Each party to this Agreement hereby irrevocably waives any defense based on the adequacy of a remedy at law, which may be asserted as a bar to the remedy of specific performance.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement, binding upon all of the Senior Lenders and Trustee, notwithstanding that all Senior Lenders and Trustee have not signed the same counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by the respective duly authorized representatives, as of the date first set forth above.

CROWN RESOURCES CORPORATION



By:
Name:

Title:




CROWN RESOURCE CORP. OF COLORADO



By:
Name:

Title:




BANKERS TRUST COMPANY, AS TRUSTEE



By:
Name:

Title:




ZOLOTO INVESTORS, LP

By:	ZOLOTO, LLC,
	Its General Partner



By:
Name:

Title:




SOLITARIO RESOURCES CORPORATION



By:
Name:

Title:





GARY L. BLUM


JAMES CAPEL (NOMINEES) LTD.



By:
Name:

Title:




GASCOIGNE TRUST



By:
Name:

Title:





EXHIBIT A

Senior Lenders


1.	Zoloto Investors, LP

Solitario Resources Corporation

Gary L. Blum

4.	James Capel (Nominees) Ltd.

5.	Gascoigne Trust






EXHIBIT B

Security Documents

2.	General Security Agreement dated October ____, 2001,
executed by the Crown Companies in favor of the Collateral
Agent.

Security Agreement of Crown Resources Corporation and Crown
Resource Corp. of Colorado dated October ____, 2001, executed by the Crown Companies in favor of the Collateral Agent.

Security Agreement of Crown Resource Corp. of Colorado dated
October ____, 2001, executed by the Subsidiary in favor of the Collateral Agent.

Pledge of Crown Resources Corporation dated October ____, 2001, executed by the Company in favor of the Collateral Agent.

Pledge of Crown Resource Corp. of Colorado dated October ____,
2001, executed by the Subsidiary in favor of the Collateral
Agent.

Deed of Trust with Fixture Filing for Real Property and Mining
Claims dated October ____, 2001, executed by the Crown
Companies in favor of the Collateral Agent.

Collateral Assignment of Rights dated October ____, 2001, executed by the Subsidiary in favor of the Collateral Agent.




Exhibit 10.30

                                   Exhibit 1 Plan
                                   Exhibit F
ARTICLES OF AMENDMENT

OF THE RESTATED ARTICLES OF INCORPORATION

OF

CROWN RESOURCES CORPORATION


	Pursuant to the provisions of RCW 23B.10.080, Articles of Amendment of the Restated Articles of Incorporation, as amended, of Crown Resources Corporation (the "Corporation") are herein adopted as follows:

	1.	The name of the Corporation is Crown Resources
Corporation.

	2.	The Restated Articles of Incorporation, as amended,
of this Corporation are amended as follows:

2.1	Article I through Article XVI, inclusive, are
deleted in their entirety and are replaced with the following articles:

ARTICLE I
Name

The name of this corporation is Crown Resources
Corporation.

ARTICLE II
Purposes

The purposes for which this corporation is organized are the following:

A.	To engage in the acquisition, exploration,
development, and extraction of mineral deposits and any related business or activity.

B.	To transact any or all lawful business for which
corporations may be incorporated under the Washington
Business Corporation Act.

ARTICLE III
Powers

The powers of this corporation shall be those powers granted by the Washington Business Corporation Act, as amended, including any additional powers granted by amendments to said Act after the formation of this corporation, including the power, without limitation, to hold federal mineral leases, licenses, and prospecting permits of all kinds.

ARTICLE IV
Capital Stock

A.	The total number of shares which the corporation
is authorized to issue is One Hundred Forty Million
(140,000,000) shares of $.01 par value, consisting of One
Hundred Million (100,000,000) shares of Common Stock of
$.01 par value and Forty Million (40,000,000) shares of Preferred Stock of $.01 par value.

B.	The Preferred Stock may be issued from time to
time in one or more series in any manner permitted by law and the provisions of the Articles of Incorporation of the corporation, as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance thereof, prior to the issuance of any shares thereof. The Board of Directors shall have the authority to fix and determine, subject to the provisions hereof, the rights and preferences of the shares of any series so established. Unless otherwise provided in the resolution establishing shares of a series so established or to be established, the Board of Directors may, by resolution, amend the relative rights and preferences of the shares of such series, and after the issue of Directors, the resolution establishing the series may be amended by the Board of Directors to decrease (but not below the number of shares of such series then outstanding) the number of shares of that series.

C.	This corporation shall not issue non-voting
equity securities.

ARTICLE V
No Preemptive Rights

Except as may otherwise be provided by the Board of Directors, no holder of any shares of this corporation shall have any preemptive right to purchase, subscribe for or otherwise acquire any securities of this corporation of any class or kind now or hereafter authorized.

ARTICLE VI
Registered Office and Registered Agent

A.	The registered agent of this corporation in the
State of Washington shall be CT Corporation System.

B.	The location and post office address of the
registered agent and the registered office of this corporation in the State of Washington is 520 Pike Street, Seattle, Washington 98101.

ARTICLE VII
Directors

A.	This corporation shall have at least one (1)
director, the actual number to be prescribed in the Bylaws.

B.	Except as specified in paragraphs C and D of
this Article VII, the term of the directors shall be until the next annual meeting of the shareholders of this corporation after their election and until their successors shall have been elected and are qualified, unless removed in accordance with the provisions of paragraph E of this Article VII.

C.	Upon the first election of Directors by the
shareholders of this corporation after an increase in the number of Directors of this corporation to nine or more, the Directors shall be divided into three classes. Each class shall be as nearly equal in number as possible. The term of office of Directors of the first class shall expire at the first annual meeting of shareholders after their election, that of the second class shall expire at the second annual meeting after their election, and that of the third class shall expire at the third annual meeting after their election. At each annual meeting after such classification, the number of Directors equal to the number of members of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting.

D.	Any vacancies in the Board of Directors for any
reason, and any newly created Directorships resulting from any increase in the number of Directors, may be filled only by the Board of Directors, acting by vote of a majority of the Directors then in office, although less than a quorum. Any Director so chosen shall hold office for the unexpired term of such Director's predecessor in office or, if chosen to hold a newly created Directorship, shall hold office until the next succeeding annual election of Directors and until such Director's successor shall be elected and qualified.

E.	Any Director or the entire Board of Directors
may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote thereon. No amendment to this Paragraph E shall be effective to expand the circumstances under which a Director in office at the time such amendment becomes effective may be removed.

F.	In evaluating an offer by another party to make
a tender offer or exchange offer for securities of this corporation, or to effect a merger or consolidation involving this corporation, or to acquire all or substantially all the assets of this corporation, or otherwise to acquire control of this corporation, the Board of Directors, in considering the best interests of this corporation, may consider the extent to which any such offer furthers the purposes of this corporation as stated herein and may consider the social, legal, economic or other effects of any such offer upon employees, customers, suppliers and other constituencies of this corporation, communities in which this corporation is located or operates, and all other relevant factors.

G.	Advance notice of nominations for the election
of Directors, other than nominations by the Board of Directors or a committee thereof, and advance notice of business to be conducted at any annual meeting of shareholders, other than business proposed by the Board of Directors or a committee thereof, shall be given within the time and in the manner provided in the Bylaws.

ARTICLE VIII
Special Meeting of Shareholders

Special meetings of the shareholders of this corporation may be called only by the Chairman of the Board of Directors, the President, or any two or more Directors of this corporation.

ARTICLE IX
Actions Relating to the Bylaws

The Bylaws of this corporation may be adopted, altered, amended or repealed or new bylaws enacted only: (i) upon receiving the affirmative vote of a majority of the entire Board of Directors; or (ii) at any annual meeting of the shareholders, if notice thereof is contained in the notice of such meeting (or any special meeting thereof duly called for that purpose), by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote thereon, in addition to any other vote required for such action by law or the provisions of any other class or series of stock of this corporation.

ARTICLE X
Reserved Rights

This corporation reserves the right to amend, alter, change, or repeal any provisions contained in its Articles of Incorporation in any manner now or hereafter prescribed or as permitted by statute. All rights of shareholders of this corporation are granted subject to this reservation.

ARTICLE XI
No Cumulative Voting

There shall be no cumulative voting of the shares in this corporation.

ARTICLE XII
Limitation on Director Liability

To the fullest extent permitted by Washington law as now or hereafter in effect, a director of this corporation shall not be liable to this corporation or its shareholders for monetary damages for his or her conduct as a director. Any amendment to or repeal of this Article XII shall not adversely affect any right of a director of this corporation hereunder with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE XIII
Indemnification of Directors

To the fullest extent permitted by Washington law as now or hereafter in effect, this corporation is authorized to indemnify any director of this corporation. The Board of Directors shall be entitled to determine the terms of such indemnification, including advance of expenses, and to give effect thereto through the adoption of Bylaws, approval of agreements, or by any other manner approved by the Board of Directors. Any amendment to or repeal of this Article XIII shall not adversely affect any right of a director of this corporation hereunder with respect to any right to indemnification that arises prior to such amendment or repeal.

		2.2	The Statement of Rights and Preferences of the
Series A Nonconvertible Preferred Stock, $.01 par value, of the Corporation is hereby withdrawn.

		2.3	The Statement of Rights and Preferences of the
Series B Preferred Stock, $.01 par value, of the
Corporation is hereby withdrawn.

	3.	The date of the order or decree approving the
foregoing amendment by the United States Bankruptcy Court for the District of Colorado (the "Court") was ________________,
2002.

	4.	The title of the reorganization proceeding in which
the order was entered is [In re Crown Resources Corporation]
(the "Proceeding").

	5.	The Court has jurisdiction of the Proceeding under
the United States Bankruptcy Code, 11 U.S.C. Section 101, et.
seq.

	IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment in an official and authorized capacity under penalty of perjury this ___ day of ___________, 2002.




						CROWN RESOURCES CORPORATION


						By:______________________________
							___________________________
							Its:
________________________



                                                  Exhibit 10.30

                             Exhibit 1 Plan
                             Exhibit G

Crown Resources Corporation
2002 STOCK INCENTIVE PLAN
Purpose. The purpose of this 2002 Stock Incentive Plan (the "Plan") is to enable Crown Resources Corporation (the "Company") to attract and retain the services of (i) selected employees, officers and directors of the Company or any parent or subsidiary of the Company and (ii) selected nonemployee agents, consultants, advisers and independent contractors of the Company or any parent or subsidiary of the Company. For purposes of this Plan, a person is considered to be employed by or in the service of the Company if the person is employed by or in the service of any entity (the "Employer") that is either the Company or a parent or subsidiary of the Company. Shares Subject to the Plan. Subject to adjustment as provided below and in Section 10, the shares to be offered under the Plan shall consist of Common Stock of the Company, and the total number of shares of Common Stock that may be issued under the Plan shall be 5,000,000 shares. If an option or Performance-Based Award granted under the Plan expires, terminates or is canceled, the unissued shares subject to that option or Performance-Based Award shall again be available under the Plan. If shares awarded as a bonus pursuant to
Section 7 or sold pursuant to Section 8 under the Plan are forfeited to or repurchased by the Company, the number of shares forfeited or repurchased shall again be available under the Plan.
Effective Date and Duration of Plan.
Effective Date. The Plan shall become effective as of [insert date of the approval of the Company's Plan of Reorganization by the United States Bankruptcy Court for the District of Colorado]. No Incentive Stock Option (as defined in Section 5 below) granted under the Plan shall become exercisable and no payments shall be made under a Performance-Based Award, however, until the Plan is approved (i) as part of the Company's Plan of Reorganization by the United States Bankruptcy Court for the District of Colorado or (ii) by the affirmative vote of the holders of a majority of the shares of Common Stock represented at a shareholders meeting at which a quorum is present or by means of unanimous consent resolutions, and the exercise of any Incentive Stock Options granted under the Plan before approval shall be conditioned on and subject to that approval. Subject to this limitation, options and Performance-Based Awards may be granted and shares may be awarded as bonuses or sold under the Plan at any time after the effective date and before termination of the Plan.
Duration. The Plan shall continue in effect until all shares available for issuance under the Plan have been issued and all restrictions on the shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time except with respect to options, Performance-Based Awards and shares subject to restrictions then outstanding under the Plan. Termination shall not affect any outstanding options, any outstanding Performance-Based Awards or any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.
Administration.
Board of Directors. The Plan shall be administered by the Board of Directors of the Company, which shall determine and designate the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board of Directors may adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it deems expedient to carry the Plan into effect, and the Board of Directors shall be the sole and final judge of such expediency. Committee. The Board of Directors may delegate to any committee of the Board of Directors (the "Committee") any or all authority for administration of the Plan. If authority is delegated to the Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee, except (i) as otherwise provided by the Board of Directors and
(ii) that only the Board of Directors may amend or terminate the Plan as provided in Sections 3 and 11.
4.3	Officers.  The Board of Directors may delegate to any
officer or officers of the Company authority to grant awards under the Plan, subject to any restrictions imposed by the Board of Directors.
Types of Awards, Eligibility, Limitations. The Board of Directors may, from time to time, take the following actions, separately or in combination, under the Plan: (i) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as provided in Sections 6.1 and 6.2; (ii) grant options other than Incentive Stock Options ("Non-Statutory Stock Options") as provided in Sections 6.1 and 6.3; (iii) award stock bonuses as provided in Section 7; (iv) sell shares subject to restrictions as provided in Section 8; and (v) award Performance-Based Awards as provided in Section 9. Awards may be made to employees, including employees who are officers or directors, and to other individuals described in Section 1 selected by the Board of Directors; provided, however, that only employees of the Company or any parent or subsidiary of the Company (as defined in subSections 424(e) and 424(f) of the Code) are eligible to receive Incentive Stock Options under the Plan.
The Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made. At the discretion of the Board of Directors, an individual may be given an election to surrender an award in exchange for the grant of a new award.
Option Grants.
General Rules Relating to Options.
Terms of Grant. The Board of Directors may grant options under the Plan. With respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the exercise price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option. At the time of the grant of an option or at any time thereafter, the Board of Directors may provide that an optionee who exercised an option with Common Stock of the Company shall automatically receive a new option to purchase additional shares equal to the number of shares surrendered and may specify the terms and conditions of such new options.
Exercise of Options. Except as provided in Section 6.1-4 or as determined by the Board of Directors, no option granted under the Plan may be exercised unless at the time of exercise the optionee is employed by or in the service of the Company and shall have been so employed or provided such service continuously since the date the option was granted. Except as provided in Sections 6.1-4 and 10, options granted under the Plan may be exercised from time to time over the period stated in each option in amounts and at times prescribed by the Board of Directors, provided that options may not be exercised for fractional shares. Unless otherwise determined by the Board of Directors, if an optionee does not exercise an option in any one year for the full number of shares to which the optionee is entitled in that year, the optionee's rights shall be cumulative and the optionee may purchase those shares in any subsequent year during the term of the option. Nontransferability. Each Incentive Stock Option and, unless otherwise determined by the Board of Directors, each other option granted under the Plan by its terms (i) shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee's domicile at the time of death, and (ii) during the optionee's lifetime, shall be exercisable only by the optionee. Termination of Employment or Service.
3.	General Rule.  Unless otherwise
determined by the Board of Directors, if an optionee's employment or service with the Company terminates for any reason other than because of total disability or death as provided in Sections 6.1-4(b) and (c), his or her option may be exercised at any time before the expiration date of the option or the expiration of 30 days after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination.
4.	Termination Because of Total
Disability. Unless otherwise determined by the Board of Directors, if an optionee's employment or service with the Company terminates because of total disability, his or her option may be exercised at any time before the expiration date of the option or before the date 12 months after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination. The term "total disability"
means a medically determinable mental or physical impairment that is expected to result in death or has lasted or is expected to last for a continuous period of 12 months or more and that, in the opinion of the Company and two independent physicians, causes the optionee to be unable to perform his or her duties as an employee, director, officer or consultant of the Employer and unable to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the two independent physicians have furnished their written opinion of total disability to the Company and the Company has reached an opinion of total disability.
5.	Termination Because of Death.
Unless otherwise determined by the Board of Directors, if an optionee dies while employed by or providing service to the Company, his or her option may be exercised at any time before the expiration date of the option or before the date 12 months after the date of death, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of death and only by the person or persons to whom the optionee's rights under the option shall pass by the optionee's will or by the laws of descent and distribution of the state or country of domicile at the time of death.
6.	Amendment of Exercise Period
Applicable to Termination. The Board of Directors may at any time extend the 30-day and 12-month exercise periods any length of time not longer than the original expiration date of the option. The Board of Directors may at any time increase the portion of an option that is exercisable, subject to terms and conditions determined by the Board of Directors.
7.	Failure to Exercise Option.  To the
extent that the option of any deceased optionee or any optionee whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to the option shall cease and terminate.
8.	Leave of Absence.  Absence on leave
approved by the Employer or on account of illness or disability shall not be deemed a termination or interruption of employment or service. Unless otherwise determined by the Board of Directors, vesting of options shall continue during a medical, family or military leave of absence, whether paid or unpaid, and vesting of options shall be suspended during any other unpaid leave of absence.
Purchase of Shares.
(1)	Notice of Exercise.  Unless the
Board of Directors determines otherwise, shares may be acquired pursuant to an option granted under the Plan only upon the Company's receipt of written notice from the optionee of the optionee's binding commitment to purchase shares, specifying the number of shares the optionee desires to purchase under the option and the date on which the optionee agrees to complete the transaction, and, if required to comply with the Securities Act of 1933, containing a representation that it is the optionee's intention to acquire the shares for investment and not with a view to distribution.
(2)	Payment.  Unless the Board of
Directors determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an option exercise, the optionee must pay the Company the full purchase price of those shares in cash or by check or, with the consent of the Board of Directors, in whole or in part, in Common Stock of the Company valued at fair market value, restricted stock or other contingent awards denominated in either stock or cash, promissory notes and other forms of consideration. Unless otherwise determined by the Board of Directors, any Common Stock provided in payment of the purchase price must have been previously acquired and held by the optionee for at least six months. The fair market value of Common Stock provided in payment of the purchase price shall be the closing price of the Common Stock last reported before the time payment in Common Stock is made or, if earlier, committed to be made, if the Common Stock is publicly traded, or another value of the Common Stock as specified by the Board of Directors. No shares shall be issued until full payment for the shares has been made, including all amounts owed for tax withholding. With the consent of the Board of Directors, an optionee may request the Company to apply automatically the shares to be received upon the exercise of a portion of a stock option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option.
(3)	Tax Withholding.  Each optionee who
has exercised an option shall, immediately upon notification of the amount due, if any, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If additional withholding is or becomes required (as a result of exercise of an option or as a result of disposition of shares acquired pursuant to exercise of an option) beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount, in cash or by check, to the Company on demand. If the optionee fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the optionee, including salary, subject to applicable law.
With the consent of the Board of Directors, an optionee may satisfy this obligation, in whole or in part, by instructing the Company to withhold from the shares to be issued upon exercise or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation.
(4)	Reduction of Reserved Shares.  Upon
the exercise of an option, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option (less the number of any shares surrendered in payment for the exercise price or withheld to satisfy withholding requirements).
Limitations on Grants to Non-Exempt Employees. Unless otherwise determined by the Board of Directors, if an employee of the Company or any parent or subsidiary of the Company is a non-exempt employee subject to the overtime compensation provisions of Section 7 of the Fair Labor Standards Act (the "FLSA"), any option granted to that employee shall be subject to the following restrictions: (i) the option price shall be at least 85 percent of the fair market value, as described in
Section 6.2-4, of the Common Stock subject to the option on the date it is granted; and (ii) the option shall not be exercisable until at least six months after the date it is granted; provided, however, that this six-month restriction on exercisability will cease to apply if the employee dies, becomes disabled or retires, there is a change in ownership of the Company, or in other circumstances permitted by regulation, all as prescribed in Section 7(e)(8)(B) of the FLSA.
Incentive Stock Options. Incentive Stock Options shall be subject to the following additional terms and conditions:
Limitation on Amount of Grants. If the aggregate fair market value of stock (determined as of the date the option is granted) for which Incentive Stock Options granted under this Plan (and any other stock incentive plan of the Company or its parent or subsidiary corporations, as defined in subSections 424(e) and 424(f) of the Code) are exercisable for the first time by an employee during any calendar year exceeds $100,000, the portion of the option or options not exceeding $100,000, to the extent of whole shares, will be treated as an Incentive Stock Option and the remaining portion of the option or options will be treated as a Non-Statutory Stock Option.
The preceding sentence will be applied by taking options into account in the order in which they were granted. If, under the $100,000 limitation, a portion of an option is treated as an Incentive Stock Option and the remaining portion of the option is treated as a Non-Statutory Stock Option, unless the optionee designates otherwise at the time of exercise, the optionee's exercise of all or a portion of the option will be treated as the exercise of the Incentive Stock Option portion of the option to the full extent permitted under the $100,000 limitation. If an optionee exercises an option that is treated as in part an Incentive Stock Option and in part a Non-Statutory Stock Option, the Company will designate the portion of the stock acquired pursuant to the exercise of the Incentive Stock Option portion as Incentive Stock Option stock by issuing a separate certificate for that portion of the stock and identifying the certificate as Incentive Stock Option stock in its stock records.
Limitations on Grants to 10 percent Shareholders. An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary (as defined in subSections 424(e) and 424(f) of the Code) only if the option price is at least 110 percent of the fair market value, as described in Section 6.2-4, of the Common Stock subject to the option on the date it is granted and the option by its terms is not exercisable after the expiration of five years from the date it is granted.
Duration of Options. Subject to Sections 6.1-2, 6.1-4 and 6.2-2, Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that by its terms no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.
Option Price. The option price per share shall be determined by the Board of Directors at the time of grant. Except as provided in Section 6.2-2, the option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Incentive Stock Option at the date the option is granted. The fair market value shall be the closing price of the Common Stock last reported before the time the option is granted, if the stock is publicly traded, or another value of the Common Stock as specified by the Board of Directors. Limitation on Time of Grant. No Incentive Stock Option shall be granted on or after the tenth anniversary of the last action by the Board of Directors adopting the Plan or approving an increase in the number of shares available for issuance under the Plan, which action was subsequently approved within 12 months by the shareholders.
Early Dispositions. If within two years after an Incentive Stock Option is granted or within 12 months after an Incentive Stock Option is exercised, the optionee sells or otherwise disposes of Common Stock acquired on exercise of the Option, the optionee shall within 30 days of the sale or disposition notify the Company in writing of (i) the date of the sale or disposition, (ii) the amount realized on the sale or disposition and (iii) the nature of the disposition (e.g., sale, gift, etc.).
Non-Statutory Stock Options. Non-Statutory Stock Options shall be subject to the following terms and conditions, in addition to those set forth in Section 6.1 above:
Option Price. The option price for Non-Statutory Stock Options shall be determined by the Board of Directors at the time of grant and may be any amount determined by the Board of Directors.
Duration of Options. Non-Statutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors.
6.4-1 Limitation on Option Price. Notwitstanding the provisions of 6.1-6, 6.2-4 and 6.3-1, the Board of Directors may not grant any options with a price less than 100% of the market price on the date of grant while any balances are outstanding on the Company's 10% Secured Convertible Promissory Notes due 2006 or the Company's 10% Subordinated Convertible Promissory Notes due 2006.
Stock Bonuses. The Board of Directors may award shares under the Plan as stock bonuses. Shares awarded as a bonus shall be subject to the terms, conditions and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability and forfeiture of the shares awarded, together with any other restrictions determined by the Board of Directors. The Board of Directors may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares awarded shall bear any legends required by the Board of Directors. The Company may require any recipient of a stock bonus to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the recipient fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the recipient, including salary, subject to applicable law. With the consent of the Board of Directors, a recipient may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation. Upon the issuance of a stock bonus, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares withheld or delivered to satisfy withholding obligations.
Restricted Stock. The Board of Directors may issue shares under the Plan for any consideration (including promissory notes and services) determined by the Board of Directors. Shares issued under the Plan shall be subject to the terms, conditions and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued, together with any other restrictions determined by the Board of Directors. All Common Stock issued pursuant to this Section 8 shall be subject to a purchase agreement, which shall be executed by the Company and the prospective purchaser of the shares before the delivery of certificates representing the shares to the purchaser. The purchase agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares shall bear any legends required by the Board of Directors. The Company may require any purchaser of restricted stock to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state or local tax withholding requirements. If the purchaser fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the purchaser, including salary, subject to applicable law. With the consent of the Board of Directors, a purchaser may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation. Upon the issuance of restricted stock, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares withheld or delivered to satisfy withholding obligations. Performance-Based Awards. The Board of Directors may grant awards intended to qualify as qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder ("Performance-Based Awards"). Performance-Based Awards shall be denominated at the time of grant either in Common Stock ("Stock Performance Awards") or in dollar amounts ("Dollar Performance Awards"). Payment under a Stock Performance Award or a Dollar Performance Award shall be made, at the discretion of the Board of Directors, in Common Stock ("Performance Shares"), or in cash or in any combination thereof. Performance-Based Awards shall be subject to the following terms and conditions:
Award Period. The Board of Directors shall determine the period of time for which a Performance-Based Award is made (the "Award Period").
Performance Goals and Payment. The Board of Directors shall establish in writing objectives ("Performance Goals") that must be met by the Company or any subsidiary, division or other unit of the Company ("Business Unit") during the Award Period as a condition to payment being made under the Performance-Based Award. The Performance Goals for each award shall be one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any Business Unit: earnings, earnings per share, stock price increase, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on capital, economic value added, revenues, operating income, inventories, inventory turns, cash flows or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges (determined according to criteria established by the Board of Directors). The Board of Directors shall also establish the number of Performance Shares or the amount of cash payment to be made under a Performance-Based Award if the Performance Goals are met or exceeded, including the fixing of a maximum payment (subject to Section 9.4). The Board of Directors may establish other restrictions to payment under a Performance-Based Award, such as a continued employment requirement, in addition to satisfaction of the Performance Goals. Some or all of the Performance Shares may be issued at the time of the award as restricted shares subject to forfeiture in whole or in part if Performance Goals or, if applicable, other restrictions are not satisfied.
Computation of Payment. During or after an Award Period, the performance of the Company or Business Unit, as applicable, during the period shall be measured against the Performance Goals. If the Performance Goals are not met, no payment shall be made under a Performance-Based Award. If the Performance Goals are met or exceeded, the Board of Directors shall certify that fact in writing and certify the number of Performance Shares earned or the amount of cash payment to be made under the terms of the Performance-Based Award.
Maximum Awards. No participant may receive in any fiscal year Stock Performance Awards under which the aggregate amount payable under the Awards exceeds the equivalent of 1,000,000 shares of Common Stock or Dollar Performance Awards under which the aggregate amount payable under the Awards exceeds $100,000.
Tax Withholding. Each participant who has received Performance Shares shall, upon notification of the amount due, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. If the participant fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the participant, including salary, subject to applicable law. With the consent of the Board of Directors, a participant may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so delivered or withheld shall not exceed the minimum amount necessary to satisfy the required withholding obligation.
Effect on Shares Available. The payment of a Performance-Based Award in cash shall not reduce the number of shares of Common Stock reserved for issuance under the Plan. The number of shares of Common Stock reserved for issuance under the Plan shall be reduced by the number of shares issued upon payment of an award, less the number of shares delivered or withheld to satisfy withholding obligations.
Changes in Capital Structure.
Stock Splits, Stock Dividends. If the outstanding Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares, dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for grants under the Plan and in all other share amounts set forth in the Plan. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, so that the optionee's proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.
Mergers, Reorganizations, Etc. In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, split-off, spin-off, reorganization or liquidation to which the Company is a party or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (each, a "Transaction"), the Board of Directors shall, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding options under the Plan:
Outstanding options shall remain in effect in accordance with their terms.
Outstanding options shall be converted into options to purchase stock in one or more of the corporations, including the Company, that are the surviving or acquiring corporations in the Transaction. The amount, type of securities subject thereto and exercise price of the converted options shall be determined by the Board of Directors of the Company, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation(s) to be held by holders of shares of the Company following the Transaction.
 Unless otherwise determined by the Board of Directors, the converted options shall be vested only to the extent that the vesting requirements relating to options granted hereunder have been satisfied.
The Board of Directors shall provide a period of 30 days or less before the completion of the Transaction during which outstanding options may be exercised to the extent then exercisable, and upon the expiration of that period, all unexercised options shall immediately terminate. The Board of Directors may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full during that period.
Dissolution of the Company. In the event of the dissolution of the Company, options shall be treated in accordance with
Section 10.2-3.
Rights Issued by Another Corporation. The Board of Directors may also grant options and stock bonuses and Performance-Based Awards and issue restricted stock under the Plan with terms, conditions and provisions that vary from those specified in the Plan, provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options, stock bonuses, Performance-Based Awards and restricted stock granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a Transaction.
Amendment of the Plan. The Board of Directors may at any time modify or amend the Plan in any respect. Except as provided in
Section 10, however, no change in an award already granted shall be made without the written consent of the holder of the award if the change would adversely affect the holder. Approvals. The Company's obligations under the Plan are subject to the approval of state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company's shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate state or federal securities laws.
Employment and Service Rights. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of an Employer or interfere in any way with the Employer's right to terminate the employee's employment at will at any time, for any reason, with or without cause, or to decrease the employee's compensation or benefits, or (ii) confer upon any person engaged by an Employer any right to be retained or employed by the Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Employer. Rights as a Shareholder. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any shares of Common Stock until the date the recipient becomes the holder of record of those shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs before the date the recipient becomes the holder of record.

Adopted: [__________________]


                                               Exhibit 10.30
                             Exhibit 1 Plan
                             Exhibit H

Exhibit H
CROWN RESOURCES CORPORATION
EXECUTORY CONTRACTS TO BE ASSUMED

NAME AND MAILING OF OTHER PARTIES
TO LEASE OR CONTRACT
DESCRIPTION OF CONTRACT OR LEASE
AND NATURE OF DEBTOR'S INTEREST.



Mark E. Jones, III
2000 S. Dairy Ashford, Suite 510
Houston, TX  77077

Change in Control Severance
Benefits Agreement.  The
agreement provides for severance
benefits to Mr. Jones equal to
two and one-half times his
annual salary in the event of a
"Change of Control of the
(Debtor)," as defined.

Christopher E. Herald
4251 Kipling Street, Suite 390
Wheat Ridge, CO 80033

Change in Control Severance
Benefits Agreement.  The
agreement provides for severance
benefits to Mr. Herald equal to
two and one-half times his
annual salary in the event of a
"Change of Control of the
(Debtor)," as defined.

Debbie W. Mino
2000 S. Dairy Ashford, Suite 510
Houston, TX  77077

Change in Control Severance
Benefits Agreement.  The
agreement provides for severance
benefits to Ms. Mino equal to
one and one-half times her
annual salary in the event of a
"Change of Control of the
(Debtor)," as defined.

Walter H. Hunt
Los Tucanes 230-234
San Isidro
Lima, 27 Peru

Change in Control Severance
Benefits Agreement.  The
agreement provides for severance
benefits to Mr. Hunt equal to
one and one-half times his
annual salary in the event of a
"Change of Control of the
(Debtor)," as defined.

James R. Maronick
4251 Kipling Street, Suite 390
Wheat Ridge, CO 80033

Change in Control Severance
Benefits Agreement.  The
agreement provides for severance
benefits to Mr. Maronick equal
to one and one-half times his
annual salary in the event of a
"Change of Control of the
(Debtor)," as defined.

Employees of Crown Resource Corp.
of Colorado
Crown Resources Corporation
401(k) Plan



                                                   Exhibit 10.30

                            Exhibit 2 Corporate Structure





                         Crown Resources Corporation






                            Crown Resources Corporation


Gold Texas          CRCC    Crownex Resources    GCC    Group
Crown
Resources US Inc   (100%)     (Canada) Ltd.     (100%)Exploration
SA
   (100%)             |            (100%)          |
(100%)
                      |                            |
           Crown Minerals  Solitario            Gold Texas
             Corporation                        Resources Ltd.
                 (100%)       (41.2%)             (100%)











                                   Exhibit 10.30


 Exhibit 3
Crown Resources Corporation
Compensation to Executive Officers
Years Ended December 31, 2001 and 2000







Annual
Compensation

Long-term
Compensat
ion


Expense


All






Awards

Reim-

Other

Name and Principal
Position


Yea
r

Salar
y
($)

Bonuse
s ($)

Options
(#)

burseme
nts
($)

Compensat
ion
($)

Officers:
















Christopher E.
Herald, CEO

200
1


144,37
5

7,21
9


48,125
(1)

3,282

7,872
(6)



200
0


144,37
5

8,66
3
(3
)

48,125
(1)

4,108

9,956
(2)


















Mark E. Jones,
III, Chairman


200
1


98,175


4,90
9



32,725

(1)


-


6,351

(6)



200
0


98,175

4,90
9


32,725
(1)

-

9,509
(2)


















James R.
Maronick, CFO

200
1

100,00
0

5,00
0


35,000
(1)

-

6,469
(6)



200
0


100,00
0

6,00
0
(4
)

30,000
(1)

-

6,968
(5)


















Debbie W. Mino

200
1


70,560

7,05
6


25,000
(1)

-

4,802
(6)



200
0


70,560

4,23
4
(4
)

25,000
(1)

-

4,763
(6)


















Walter H. Hunt

200
1

 1,877

4,80
0


25,000
(1)

-

5,198
(6)



200
0

-

8,80
0
(4
)

30,000
(1)

-

5,400
(6)

















Non-Executive
Directors:
















Linder G. Mundy

200
1

-

-


10,000
(1)

-

-




200
0

-

-


10,000
(1)

-

-



















David R.
Williamson

200
1

-

-


10,000
(1)

-

-




200
0

-

-


10,000
(1)

-

-


(1)
Granted under Crown's 1991 Plan.
(2)
Includes $7,875 in fully-vested employer matching
contributions to 401(k) Plan.
(3)
Includes 3,300 shares of Common Stock, valued at a
market price of $1.75 per share, issued as a bonus.
(4)
Includes 2,286 shares of Common Stock, valued at a
market price of $1.75 per share, issued as a bonus.
(5)
Includes $6,750 in fully-vested employer matching
contributions to 401(k) Plan.
(6)
Represents fully-vested employer matching contributions to 401(k) Plan.











                                                       Exhibit
10.30
Exhibit 4
Security Note Security Interests and Liens

A deed of trust and financing statements have been recorded or filed as follows:

1.	Deed of Trust, with Fixture Filing for Real Property and
Mining Claims recorded in Okanogan County, Washington:
Grantors: 	Crown Resources Corporation
     	Crown Resource Corp. of Colorado
Grantee:	Wells Fargo Bank West, National Association
Recorded on October 17, 2001, Okanogan County recording number 3039566

2.	Uniform Commercial Code Financing Statements:

1.	Pursuant to the terms of a General Security Agreement
by Crown Resources Corporation and Crown Resource
Corp. of Colorado, as grantors, in favor of Wells
Fargo Bank West, National Association, as collateral agent, dated as of October 18, 2001:

Debtors:	Crown Resources Corporation
Crown Resource Corp. Of Colorado
Secured Party: 	Wells Fargo Bank West, National
Association
Filed in Washington on October 17, 2001, original WA filing number 2001-290-4488-0
Filed in Colorado on October 18, 2001, original CO filing number 2001-209-4971

2.	Pursuant to the terms of a Security Agreement by
Crown Resources Corporation and Crown Resource Corp.
of Colorado, as grantors, in favor of Wells Fargo
Bank West, N.A., as collateral agent, dated as of October 18, 2001:

i	Debtor:	Crown Resources Corporation
   	Secured Party:	Wells Fargo Bank West, National
Association
   	Filed in Washington on October 17, 2001, original WA filing number
2001-290-4529-0

ii	Debtor:	Crown Resource Corp. of Colorado
    	Secured Party:  Wells Fargo Bank West, National
Association
    	Filed in Colorado on October 18, 2001, original
CO filing number
2001-209-4972

iii	Debtor:	Crown Resources Corporation
     	Secured Party:	Wells Fargo Bank West,
National Association
 	Recorded in Okanogan County on October 17, 2001, document recording number 3039567

iv	Debtor:	Crown Resource Corp. of Colorado
     	Secured Party:	Wells Fargo Bank West,
National Association
   		Recorded in Okanogan County on October 17, 2001, document recording number 3039568



                                                Exhibit 10.30

Exhibit 5

Crown Resources Corporation

Post-Reorganization Dilution Scenarios





































If Conversion Occurs After:





Plan Approval

One Year

Two Years

Three Years





Shares
%

Shares
%

Shares
%

Shares
%





(1) (2)


(1) (2)


(1) (2)


(1) (2)


No Conversion (3)














Existing shareholders

    2,908
100%











Senior Lenders

          -
0%











Subordinated Debenture holders

          -
0%



























  Total

    2,908
100%


























Conversion of Notes (4)














Existing shareholders

2,908
12%

2,908
11%

2,908
10%

2,908
9%


Senior Lenders

10,486
43%

11,534
42%

12,583
42%

13,631
42%


Subordinated Debenture holders

11,048
45%

12,762
47%

14,476
48%

16,190
49%


















  Total

  24,442
100%

  27,204
100%

  29,967
100%

  32,729
100%

















Conversion of Notes and













 Warrants (5)














Existing shareholders

2,908
7%

2,908
7%

2,908
6%

2,908
6%


Senior Lenders

20,972
52%

22,020
50%

23,069
50%

24,118
49%


Subordinated Debenture holders

16,762
41%

18,477
43%

20,191
44%

21,905
45%


















  Total

  40,642
100%

  43,405
100%

  46,168
100%

  48,931
100%

















Notes:















(1)All share amounts are in thousands.
(2)Assumes there is no other equity financing subsequent to Plan approval. This schedule does not take into account the effect, if any, of shares that may be issued in connection with the Crown Resources Corporation 2002 Stock Incentive Plan. Also, assumes that all interest due to the Senior Lenders, the Convertible Secured Notes and the Convertible Subordinated Notes will be paid in Common Stock.
(3)Assumes that there is no conversion of convertible notes by either the Senior Lenders or the holders of the Convertible Secured Notes and the Convertible Subordinated Notes, nor an exercise of any of the warrants associated therewith. The shares allocated to the existing shareholders contemplate the proposed one for five stock split in the Plan.(4)Assumes the conversion of all Senior Notes held by the Senior Lenders and the holders of the Convertible Secured Notes and the Convertible Subordinated Notes, but that no warrants associated therewith are exercised.(5)Assumes the conversion of all Senior Notes held by the Senior Lenders and the holders of the Convertible Secured Notes and the Convertible Subordinated Notes, as well as the exercise of all warrants associated therewith.


Exhibit 10.30

Exhibit 8
Permitting Time Line and Cost Estimate


Months	     	    0		3		6		9

1
2


1
5


1
8












2
1













2
4


Activity

- Baseline Studies             ------------------------------

- Preparation of SDEIS   --------------------------------------
------------------

- Preparation of FSEIS							--------
-------------
-------------
----------

- Permit Acquisition





-
-
-
-
-
-
-
-
-
-
-
-
-
-
-
-
-
-
-
-
-
-
-
-
-
-
-
-
-
-
-
-
-
-
-
-



- Costs (to end of period)	$200,000	$200,000	$150,000

$
1
5
0
,
0
0
0

$
1
5
0
,
0
0
0

$
1
0
0
,
0
0
0

$
1
0
0
,
0
0
0







$
1
0
0
,
0
0
0

- Costs (cumulative)		$200,000	$400,000	$550,000

$70
0,0
00

$95
0,0
00


$1,
050
,00
0

$1,
150
,00
0


$1,
250
,00
0



Notes:

?	Higher costs for months 0-6 due to hydrology and
transportation baseline studies by third-party contractors.

?	Lower costs for months 15-24 due to reduction in third-
party contracting costs associated with the preparation of the SDEIS and FSEIS






                                                      Exhibit
10.30
Exhibit 9
Crown Resources Corporation and Subsidiaries
Projected Consolidated Cash Flow
January 1, 2002 to June 30, 2002 (estimated Effective Date)























January
February
March
April
May
June
Total










Beginning cash and cash equivalents

 $ 110,000
 $ 134,800
 $    91,200
 $ 209,000
 $ 150,600
 $     114,600
 $     110,000










Estimated receipts









From Solitario Resources
(1)
     105,700
       42,900
       40,700
       40,700
       40,700
          40,700
        311,400

Release of funds from escrow
(2)


     200,000


     3,085,000
     3,285,000

  Total receipts

     105,700
       42,900
     240,700
       40,700
       40,700
     3,125,700
     3,596,400










Estimated expenditures









Legal fees and expenses
(3)
       16,000
       16,000
       51,000
       22,000
       12,000
          12,000
        129,000

Salaries and employee benefits

       48,300
       48,400
       48,300
       48,400
       48,300
          48,400
        290,100

Other general & administrative expenses

       16,600
       22,100
       23,600
       28,700
       16,400
          15,700
        123,100

Payment on note payable






          20,000
          20,000

Cash payment to Class 4 holders
(2)





     1,000,000
     1,000,000

  Total expenditures

       80,900
       86,500
     122,900
       99,100
       76,700
     1,096,100
     1,562,200

  Net cash receipts (disbursements)

       24,800
     (43,600)
     117,800
     (58,400)
     (36,000)
     2,029,600
     2,034,200











  Ending cash and cash equivalents

 $ 134,800
 $    91,200
 $ 209,000
 $ 150,600
 $ 114,600
 $ 2,144,200
 $ 2,144,200










(1)Under an agreement with Solitario, Solitario reimburses the Debtor for certain administrative costs as defined in the agreement.
(2)These are payments/receipts that will be made/received on or after the Effective Date in accordance with the terms of the Plan (except the $200,000 release of funds from escrow, which was released on March 5, 2002 with the approval of the Senior Lenders). This example assumes that the Effective Date of the Plan will be on or before June 30, 2002 and all Plan related actions will be taken in June.
(3)Includes estimated legal fees prior to and during the bankruptcy. For purposes of this analysis, it is assumed that all open legal fees will be paid on the Effective Date.



















































July
August
September
October
November
December
Total











 $ 2,144,200
 $ 2,052,100
 $ 1,961,000
 $ 1,873,100
 $ 1,787,700
 $ 1,702,500
 $ 2,144,200


















From Solitario Resources
(1)
          40,700
          40,700
          44,700
          40,700
          40,700
          40,700
        248,200
Interest income
(2)
            3,600
            3,400
            3,300
            3,100
            3,000
            2,800
          19,200
  Total receipts

          44,300
          44,100
          48,000
          43,800
          43,700
          43,500
        267,400


















Legal fees and expenses
(3)
            7,000
            7,000
            2,000
            2,000
            2,000
            2,000
          22,000
Permitting of the Crown Jewel Project
(4)
          66,600
          66,600
          66,600
          66,600
          66,600
          66,600
        399,600
Salaries and employee benefits

          48,300
          48,400
          48,300
          48,400
          48,300
          48,400
        290,100
Other general & administrative expenses

          14,500
          13,200
          19,000
          12,200
          12,000
          12,200
          83,100
Payment on note payable
(5)





          50,000
          50,000
Interest exp. on Senior and Sub. Notes
(6)






                     -
  Total expenditures

        136,400
        135,200
        135,900
        129,200
        128,900
        179,200
        844,800
  Net cash receipts (disbursements)

         (92,100)
         (91,100)
         (87,900)
         (85,400)
         (85,200)
      (135,700)
      (577,400)









  Ending cash and cash equivalents

 $ 2,052,100
 $ 1,961,000
 $ 1,873,100
 $ 1,787,700
 $ 1,702,500
 $ 1,566,800
 $ 1,566,800









Under an agreement with Solitario, Solitario reimburses the Debtor for certain administrative costs as defined in the agreement. Assumes interest income at 2.5% per month on the prior month end balance. Includes certain bankruptcy legal fees estimated to occur post banruptcy
(filings, etc). The ongoing legal fees for permitting are included in "Permitting of the Crown Jewel Project." Includes estimated costs to complete the permitting of the Crown Jewel Project as discussed in the Crown Permitting time line. These costs include legal, drilling, feasibility costs, consulting, preparation of the SDEIS, FSEIS, and permit applications. The required payment under Crown's long-term note payable,requiring payment of $50,000 per year through December 2005. Crown expects to make all required payments as they come due. Crown expects to pay all of the interest on the Senior
Notes, the Convertible Secured Notes and the Convertible
Subordinated Notes in Common Stock for at least the next two years.





Exhibit 9b


Crown Resources Corporation and Subsidiaries


Projected Consolidated Cash Flow


2003






















January
February
March
April
May
June
July
August
September
October
November
December
Total


















Beginning cash and cash equivalents

 $ 1,566,800
 $ 1,497,200
 $ 1,423,400
 $ 1,344,600
 $ 1,265,000
 $ 1,199,900
 $ 1,083,600
 $ 1,015,200
 $     948,600
 $      883,000
 $       830,700
 $      781,900
 $ 1,566,800


















Estimated receipts
















From Solitario Resources
(1)
          40,100
          40,100
          40,100
          40,100
          40,100
          40,100
          40,100
          40,100
          40,100
            40,100
             40,100
            40,100
        481,200


Interest income
(2)
            2,600
            2,500
            2,400
            2,200
            2,100
            2,000
            1,800
            1,700
            1,600
              1,500
               1,400
              1,300
          23,100


  Total receipts

          42,700
          42,600
          42,500
          42,300
          42,200
          42,100
          41,900
          41,800
          41,700
            41,600
             41,500
            41,400
        504,300


















Estimated expenditures
















Legal fees and expenses
(3)
                500
            1,000
                500
            1,000
                500
            1,000
                500
            1,000

500
              1,000
                  500
              1,000
            9,000


Permitting of the Crown Jewel Project
(4)
          50,000
          50,000
          50,000
          50,000
          50,000
          50,000
          50,000
          50,000
          50,000
            33,000
             33,000
            33,000
        549,000


Salaries and employee benefits

          48,200
          48,200
          48,200
          48,200
          48,200
          48,200
          48,200
          48,200
          48,200
            48,200
             48,200
            48,200
        578,400


Other general & administrative expenses

          13,600
          17,200
          22,600
          22,700
            8,600
            9,200
          11,600
            9,200
            8,600
            11,700
               8,600
              9,200
        152,800


Payment on note payable
(5)





          50,000





            50,000
        100,000


Interest exp. on Senior and Sub. Notes
(6)












                     -


  Total expenditures

        112,300
        116,400
        121,300
        121,900
        107,300
        158,400
        110,300
        108,400
        107,300
            93,900
             90,300
          141,400
     1,389,200


  Net cash receipts (disbursements)

         (69,600)
         (73,800)
         (78,800)
         (79,600)
         (65,100)
      (116,300)
         (68,400)
         (66,600)
         (65,600)
          (52,300)
           (48,800)
        (100,000)
      (884,900)



















  Ending cash and cash equivalents

 $ 1,497,200
 $ 1,423,400
 $ 1,344,600
 $ 1,265,000
 $ 1,199,900
 $ 1,083,600
 $ 1,015,200
 $     948,600
 $     883,000
 $      830,700
 $       781,900
 $      681,900
 $     681,900




















































(1)Under an agreement with Solitario, Solitario reimburses the Debtor for certain administrative costs as defined in the
agreement.(2)Assumes interest income at 2.5% per month on the prior month end balance.(3)Includes certain bankruptcy legal fees estimated
to occur post banruptcy (filings, etc).   The ongoing legal fees for
permitting are included in "Permitting of the Crown Jewel Project."
(4)Includes estimated costs to complete the permitting of the Crown Jewel Project as discussed in the Crown Permitting time line. These costs include legal, drilling, feasibility costs, consulting, preparation of the SDEIS, FSEIS, and permit applications.
(5)The required payment under Crown's Mining Lease Purchase agreement, requiring payment of $50,000 per year through December 2005. Crown expects to make all required payments as they come due.
(6)Crown expects to pay all of the interest on the Senior Notes, the Convertible Secured Notes and the Convertible Subordinated Notes in
Common Stock for at least the next two years.

Exhibit 9c

Crown Resources Corporation and Subsidiaries

Projected Consolidated Cash Flow

January 1, 2004 to June 30, 2004















January
February
March
April
May
June
Total












Beginning cash and cash equivalents

 $     681,900
 $     627,800
 $     569,500
 $     506,200
 $     442,200
 $     392,700
 $     681,900












Estimated receipts










From Solitario Resources
(1)
          40,100
          40,100
          40,100
          40,100
          40,100
          40,100
        240,600


Interest income
(2)
            1,100
            1,000
                900
                800
                700
                700
            5,200


  Total receipts

          41,200
          41,100
          41,000
          40,900
          40,800
          40,800
        245,800












Estimated expenditures










Legal fees and expenses
(3)
                500
            1,000
                500
            1,000
                500
            1,000
            4,500


Permitting of the Crown Jewel
(4)
          33,000
          33,000
          33,000
          33,000
          33,000
          33,000
        198,000


Salaries and employee benefits

          48,200
          48,200
          48,200
          48,200
          48,200
          48,200
        289,200


Other general & administrative expenses

          13,600
          17,200
          22,600
          22,700
            8,600
            9,200
          93,900


Payment on note payable
(5)





          50,000
          50,000


Interest exp. on Senior and Sub. Notes
(6)






                     -


  Total expenditures

          95,300
          99,400
        104,300
        104,900
          90,300
        141,400
        635,600


  Net cash receipts (disbursements)

         (54,100)
         (58,300)
         (63,300)
         (64,000)
         (49,500)
      (100,600)
      (389,800)













  Ending cash and cash equivalents

 $     627,800
 $     569,500
 $     506,200
 $     442,200
 $     392,700
 $     292,100
 $     292,100























(1)Under an agreement with Solitario, Solitario reimburses the Debtor for certain administrative costs as defined in the agreement.
(2)Assumes interest income at 2.5% per month on the prior month end balance.
(3)Includes certain bankruptcy legal fees estimated to occur post banruptcy
(filings, etc).   The ongoing legal fees for permitting are included in
"Permitting of the Crown Jewel Project."
(4)Includes estimated costs to complete the permitting of the Crown Jewel Project as discussed in the Crown Permitting time line. These costs include legal, drilling, feasibility costs, consulting, preparation of the SDEIS, FSEIS, and permit applications.
(5)The required payment under Crown's Mining Lease Purchase agreement, requiring payment of $50,000 per year through December 2005. Crown expects to make all required payments as they come due.
(6)Crown expects to pay all of the interest on the Senior Notes, the Convertible Secured Notes and the Convertible Subordinated
Notes in Common Stock for at least the next two years.



Exhibit 10.30

Exhibit 10

Crown Resources Corporation

Pro-Forma Balance Sheet

Estimated Effective Date

June 30, 2002

(in thousands, unaudited)





ASSETS






Current assets:



   Cash and cash equivalents
 $   2,144






   Short-term Investments
            79


   Prepaid expenses and other
            28


      Total current assets
      2,251






 Mineral properties, net
    14,388






 Other assets:



   Equity in unconsolidated subsidiary
      2,695


   Other
            42



      2,737



 $ 19,376





LIABILITIES & STOCKHOLDERS' EQUITY






Current liabilities:



   Accounts payable
 $      103


   Current portion of long-term debt
            50


   Other
            75


     Total current liabilities
          228






 Long-term liabilities:



   Convertible subordinated notes
      4,000


   Convertible secured notes
      2,000


   Senior Notes
      3,234


   Long-term note payable
          148



      9,382






 Stockholders' equity:



   Common stock, $0.01 par value
            29


   Additional paid-in capital
    35,823


   Accumulated deficit
   (26,086)



      9,766



 $ 19,376





Note



This balance sheet should be read in conjunction with the financial statements and notes thereto, which are included in the Debtor's annual report on Form 10K for the year ended December 31, 2001, included as Exhibit 7 to the Statement.



                                Exhibit 10.30

Exhibit 11
Proposed Board Member Resumes

Brian Labadie, age 49. Mr. Labadie has over twenty-five years experience in the mining industry including the last five years as Sinior Vice President of Operations with Miramar Mining Corporation. Prior to that, Mr. Labadie spent nine years with Echo Bay Mines, Ltd. as Vice president of Operations, including full operational and management responsibility for the Kettle River Mine in Republic, Washington. Mr. Labidie holds a Bachelor of Science degree in geological engineering from the University of Toronto.

F. Gardner Parker, age 59. Mr. Parker is managing trustee with Camden Property Trust, a New York Stock Exchange REIT. He also serves as Chairman of the Board of Computer Control Systems, Overpar, Inc., a real estate management company, and OHA General Partners, a privately held fiduciary.
  Mr. Parker is a director of Gilman Auto Dealerships, Associated Building Services, Net Near U. Communications, MCS Technologies, Camp Longhorn, nii Communications, and Arena Power. Mr. Parker owns interests in real estate holdings throughout the State of Texas. Mr. Parker received his CPA and worked for Ernst and Young (formerly Ernst and Ernst) for fourteen years, seven of which were as partner. Mr. Parker is a graduate of the University of Texas.

Ronald Shorr, age 64.  Mr. Shorr is a mining consultant.
He has been a senior mining analyst for Bear Stearns, the Natwest Bank, and Morgan Stanley Dean Witter. He has served as COO and CFO of a mining company. Mr. Shorr is a Chartered Financial Analyst (CFA). He graduated from the University of Michigan and Harvard Business School and attended graduate mining school at Columbia University.

Steven A. Webster, age 50.    Mr. Webster is managing
director of Global Energy Partners, an affiliate of Donaldson Lufkin and Jenret?s merchant banking group; is chairman of Carrizo Oil & Gas, Inc., an oil exploration company; is a trust manager of Camden Property Trust, a real estate investment trust; is a director of Grey Wolf, Inc., a land rig contractor; and is a director of Geokinetics, Inc., a geophysical company.
 Mr. Webster had been a Director of Crown since it commenced operations through June of 2001 when he did not stand for re-election.









                     Exhibit 10.30

Exhibit 12
Crown Resources Corporation
Liquidation Analysis


Value
under the
Plan

Liquidatio
n Value
Assets of the Debtor:






Escrow balance

$	3,085,000


$	 3,085,000


Crown Jewel Project

	 -


	-   3


Crown Jewel furniture and equipment

	-  4


	 -

Assets of CRCC (100% owned by
Debtor):






Cash and investments
	166,000

	  166,0005


Prepaid expenses and other current
assets
	28,000

	-   6


Shares of Solitario
	4,060,000

	2,030,000


Crown Jewel Project
	4,241,000

	1,272,000


Shares of Crown Minerals
Corporation
	 -

	 -   11


Other assets
	42,000

	10,00012






Shares of Gold Texas Resources U.S.,
Inc.

	5,000


	5,00013






Shares of Crownex Resources (Canada)
Ltd.

	-


	-   14






Shares of Group Crown Exploration,
S.A. de C.U.

	-   14


	-   14






Shares of Gold Capital Corporation

	-   14


	-   14






Shares of Gold Texas Resources Ltd.
(100% owned by Gold Capital
Corporation)


	 -



	 -   15



Gross asset value
11,627,000


 6,568,000



Less costs to liquidate the assets


       -


	328,000



     Net value to the estate
$11,627,00
0

$6,240,000








Projected Distributions





Allowed Administrative Expenses
$	20,000


$	20,00017


Less Chapter 7 Trustee fees


        -


	193,000


Class 1 ? Allowed Priority Claims

	-


	  -  19


Class 2 ? Senior Lenders

	3,852,000


	4,212,000


Class 3 ? Allowed Claims

	200,000


	200,00022


Class 4 ? Subordinated Debenture
Holders

	7,000,000


	1,615,000


Class 5 ? Preferred Shareholder

	-


	-   25


Class 6 ? Common Shareholders

	555,000


	-










$	11,627,000

$	6,240,000






1	Represents the remaining  proceeds from the Senior
Notes, which are to remain in escrow until the successful restructuring of the Subordinated Debentures and as more fully described in the Statement under ?Nature and History of Debtor?s Business ? Financing.?
 Assumes that the funds earn $35,000 in interest income to June 30, 2002.

2	Under the terms of the agreement with the Senior
Lenders, if the Plan is not approved substantially in the form as presented herein, the escrow will revert back to the Senior Lenders in full. See Note 21 below.

3	Represents certain mining claims surrounding the Crown
Jewel Project that are non-essential to the operation of the project. For purposes of this analysis, all of the value associated with the Crown Jewel Project has been deemed to be included within the mining claims containing the actual mineral deposit held by CRCC.
See Notes 9 and 10 below. Also, see the description of the Crown Jewel Project in the Statement under the ?Nature and History of Debtor?s Business.?

4	These assets are have an estimated value of
approximately $61,000, the book value of Battle
Mountain Gold at the time of transfer of the Crown
Jewel.  The assets are located on the Crown Jewel
Project property and are an integral part thereof.
They would be sold in conjunction with the sale of the Crown Jewel Project and separate sale would not yield any incremental value to the estate. Therefor, these assets are included in the value attributed to the Crown Jewel Project. See Notes 9 and 10 below.

5	Estimated balance on the effective date of the Plan,
projected to be June 30, 2002.

6	Represents the estimated balance in prepaid expenses
and other current assets at June 30, 2002. The Debtor does not believe that any of these amounts would be recoverable in a liquidation.

7	Represents the shares of Solitario held by the Debtor
at the market price of CDN$0.67 per share on February 15, 2002.

8	Assumes that if the Debtor were forced to liquidate the
Solitario shares, it would have to discount the shares by approximately 50% in order to liquidate such a large percentage of the company (41.2%).

9	Based upon an estimate of the value in an arms-length,
fair market sale.  See the Valuation of the Crown Jewel
Project memorandum attached hereto.

10	Determined using the same methodology described in
Note 9 above, but applying a liquidation discount.
See the Valuation of the Crown Jewel Project memorandum attached hereto.

11	This company has no assets of value.

12	Consists primarily of furniture, fixtures & office
equipment at the Debtor?s headquarters in Wheat Ridge, Colorado. Plan value is net book value as of December
31, 2001, which approximates fair value. Liquidation value is estimated by management assuming a forced sale.

13	Consists primarily of estimated cash held by Gold Texas
Resources U.S., Inc. as of June 30, 2002.

14	This company has no assets of value.

15	The only assets that Gold Texas Resources Ltd. holds
are 1 million shares of Preferred Stock of the Debtor.
 The shares are to be canceled under the Plan and have no value to the Debtor under any possible scenario.

16	Assumes that the cost to sell all of the assets of the
Debtor, including professional fees, commissions, and expenses related to such sale, are equal to 5% of estimated gross asset value.

17	Comprised of the estimated fees of professionals and
other costs incurred during the term of the bankruptcy.

18	Assumes trustee?s fees paid at maximums set forth in
Section 326(a) of the Bankruptcy Code.

19	There are no Class 1 claims.

20	Includes original principal balance of $3,600,000 plus
estimated accrued interest to June 30, 2002 of $252,000.

21	Per the agreement with the Senior Lenders, if the Plan
is not approved substantially in the form presented herein, the escrow balance will revert back to the Senior Lenders. The remaining unpaid balance of the Convertible Secured Notes, plus interest, plus termination fee (10% of the original note amount) are secured by the Crown Jewel Property and the shares of Solitario held by CRCC. Accordingly, the Senior
Lenders would hold a first lien on all proceeds from those assets and would receive the original balance of $3,600,000, plus estimated interest of $252,000, plus the termination fee of $360,000 for a total of $4,212,000.

22	Under the Plan, the holders of Class 3 Allowed Claims
are unimpaired and will be paid in the ordinary course of business. The only Class 3 Allowed Claim which will not have been paid in the ordinary course of business as of the Effective Date, is the Class 3 Allowed Claim jointly held by Keystone Gold, Inc. and Mineral
Ventures, Inc., which will be paid in accordance with an agreement dated December 18, 2001. The agreement provides for payments as follows: $30,000 upon execution of the agreement (paid); $20,000 on June 18, 2002; and four payments of $50,000 due on the first, second, third and fourth anniversary dates of the agreement.


23	Under the terms of the Plan, the holders of the
Subordinated Debentures will receive $1,000,000 in cash, $2,000,000 in secured convertible notes and $4,000,000 in unsecured convertible subordinated notes.

24	In a liquidation, the holders of the Subordinated
Debentures would be entitled to the remaining balance of funds to be distributed, up to the total amount of their claim of approximately $15.9 million.

25	The holder of Preferred Stock would receive no
distribution in liquidation. The Preferred stock is being canceled under the Plan.

26	The holders of common stock will realize value only
if the net value to the estate is greater than the total claims of the other classes. The actual value to be realized by the holders of Common Stock will vary from that set forth in this analysis and will be dependent upon a variety of factors, including, but not limited to, the success of the Debtor subsequent to Plan Confirmation in permitting and developing the Crown Jewel Project, the ability of Solitario to discover and develop mineral properties in Latin America, and the timing and amount of conversion to Common Stock by the holders of the Senior Notes, the Convertible
Secured  Notes and the Convertible Subordinated
Notes subsequent to Plan Confirmation. Please see the attached Valuation of the Crown Jewel Project memorandum for a discussion of the possible value in the event that the Crown Jewel Project is developed by the Debtor. Also, see Exhibit 5 for the post reorganization dilution scenarios.

27	Under the assumptions outlined above, the holders of
Common Stock would receive no distribution in liquidation.






                                                  Exhibit
10.30

Exhibit 12a
VALUATION OF THE CROWN JEWEL PROJECT

SOURCE OF DATA

In preparing the estimate for the valuation of the Crown
Jewel Project, the Debtor obtained data on recent transactions of other gold properties from Balfour Holdings, Inc. (ABalfour@), a mining consulting firm located in Denver, Colorado. Balfour maintains a database of over 1,500 transactions in the mining industry over the last ten years for valuation purposes. However, in analyzing the Crown Jewel Project, Balfour recommended that the data be limited to gold properties sold in North America during 2000 and 2001, since transactions in other areas of the world tend to have substantial geopolitical differences from North America.
These selection criteria generated 16 Acomparable@ transactions. In addition to the transaction data, Balfour provided the Debtor with the methodology to estimate the market value of the Crown Jewel Project given certain parameters in relation to recent transactions. However, before discussing the specific issues related to the Crown Jewel Project, the Debtor believes that a more general discussion of the gold mining industry as a whole is relevant to the valuation.

MINING ENVIRONMENT

Over the past decade, several economic and political factors have negatively impacted the gold mining industry in general, and the North American gold mining industry more specifically. The first factor has been the steady decline in the gold price. For most of the late 1980s, the gold price was in excess of $400, reaching a high of approximately $490 in 1988, declining into the low $400 to high $300 trading range during the early to mid 1990s. In 1997, the gold price dropped below $300 for the first time in nearly 20 years, and has only briefly risen above that level since then. During 2000 and 2001, the price has remained below $300, reaching a low of $254 in early 2001, and currently is at approximately $295.

As a result of the declining gold price, the industry has undergone a consolidation over the past several years in order to obtain the economies of scale necessary to remain profitable. This trend has continued to accelerate in 2000 and 2001, culminating with the recent announcement of a three-way merger between two of North America=s largest gold producers and Australia=s largest producer to form the world=s largest gold mining company. In order to maintain their economies of scale, large producers have also increased the minimum size and quality of the ore deposits that they are willing to accept in their mining portfolios, and generally have not looked at deposits with less than two to three million ounces of gold. While the large producers have consolidated, many of the medium and smaller producers have been forced to shutdown operations altogether. For the limited number of small gold mining companies remaining, capital for exploration and acquisitions has been difficult to obtain.



The political environment in North America has also become increasingly difficult for mining companies in the last two decades. A large number of environmental groups have opposed the permitting of mines in North America (including the Crown Jewel Project - see Section III. LITIGATION). In addition, numerous mining and environmental laws and regulations have been enacted during this time that has significantly increased the time and cost to permit a mining operation, as well as the cost of development and production of the operation.

The above factors have caused the mining industry to significantly curtail exploration and development in North America, focusing primarily on currently producing properties.
 This resulted in the relatively small number of Acomparable@ transactions identified as discussed above. In all of these transactions, the purchasers were small producers or exploration companies (no production).

VALUATION PARAMETERS

In attempting to place a value on the Crown Jewel
Project, the Debtor evaluated a number of parameters related to each of the sixteen comparable transactions in order to determine the estimated market value per ounce of gold identified at the project. A number of variables affect this value, resulting in a wide range of values from project to project (from $0.06 per ounce to $54.59 in the 16 projects noted above). In addition to the factors previously discussed above, these variables include, but are not limited to, the specific location of the property (both physical location and the regulatory environment in the state or province), the development stage of the project (exploration, feasibility, permitted, producing), the size of the known ore deposit, the quality of the known ore deposit (grade, strip ratios), mining method (underground, open pit), the certainty of the ore deposit (varies from proven, probable, possible, measured, indicated and inferred), the type of transaction (acquisition, option, Aearn-in@, etc.) and the type of remuneration paid (cash, stock, work commitment, etc.). Not one of the above factors is dominant in establishing the transaction value of all of the projects, and in many cases, other intangible issues are also factors in the price paid by the buyer such as land values, proximity to other operations, estimates of future gold prices and the financial position of the buyer and/or seller. Accordingly, the Debtor evaluated each transaction on a case-by-case basis, to obtain meaningful comparisons for the Crown Jewel Project.

Of the 16 transactions identified, the Debtor determined that two were comparable to the Crown Jewel Project, the Grassy Mountain property, located in Oregon, and the Donlin Creek property, located in Alaska. Five of the transactions were between related parties (e.g. not considered a Amarket value@ transaction), while seven were eliminated due to the small size of the transaction, either because of little or no defined ore body (less than 200,000 ounces), or because of the small total dollar value of the transaction (less than $200,000), both of which tend to skew the Aper ounce@ value of the project (these transactions are generally driven by factors unrelated to the ore body such as exploration potential, proximity to other projects of the buyer, etc.). One transaction was eliminated because it was a very low-grade copper and gold deposit, considered by the Debtor to be more of a copper project than a gold project. The final transaction eliminated was a producing property near the end of its mine life. Unlike the Crown Jewel Project, a producing property has very few uncertainties with respect to the aforementioned variables, and accordingly received a very high per ounce price of $37.18. A complete list of the 16 transactions is available from the Debtor upon request.


CROWN JEWEL VALUATION

The Grassy Mountain and the Donlin Creek transactions were then further evaluated to determine what similarities/differences there were between these properties and the Crown Jewel Project. The following table summarizes the variables considered most relevant by the Debtor in comparing these properties, and how they relate to the Crown Jewel Project.


Project



Variable

Crown
Jewel
Grassy
Mountain

Donlin
Creek

Comments
Certainty
of deposit
Proven,
probable
and
possible
Proven
and
probable
Measured
,
indicate
d and
inferred
The Donlin Creek resource
would be considered lower
quality than at the other
two properties until
further drilling,
engineering and
metallurgical testing is
completed (e.g. a
feasibility study).
Project
location B
infrastruct
ure and
operating
costs
Washingt
on
Oregon
Alaska
Due to the generally
inaccessible wilderness
of Alaska and a higher
cost environment overall
(e.g. labor, supplies,
etc.), operations in
Alaska tend to be
significantly more costly
than in the lower 48
states.
Project
location B
regulatory
environment
Washingt
on
Oregon
Alaska
The regulatory
environments in
Washington and Oregon are
considerably more
difficult than in Alaska.
 Both the Grassy Mountain
and the Crown Jewel
Project have a history of
project difficulties due
to delays in the
permitting process.
Deposit
quality
(ore grade
in
contained
ounces per
ton of ore)
0.396
0.262
0.09
Ore grade is a
significant factor in
determining the operating
cost of the mine.  It
would take approximately
3 tons of ore to produce
one ounce of gold at the
Crown Jewel Project (not
all contained gold is
recoverable), whereas it
would take over 4 tons at
Grassy Mountain and
approximately 12 tons at
Donlin Creek to produce
the same amount of gold.
Mining
method
Undergro
und
Undergro
und
Open Pit
It is generally less
costly to access ore in
an open pit mine than in
an underground mine.
Stage of
project
Feasibil
ity
Feasibil
ity
Pre-
feasibil
ity
Both the Crown Jewel and
Grassy Mountain projects
have completed
feasibility studies,
which defines the method
of extraction and
processing as well as
mine design and expected
operating costs.  The
level of operating
certainty will be
significantly higher for
these projects than with
Donlin Creek.
Type of
transaction
N/A
Option
to
purchase
Earn-in
(buyer
has a
right to
earn an
interest
by
spending
a pre-
determin
ed
amount
on the
project)
Both of these types of
transactions will tend to
increase the price per
ounce, since the buyer
has a smaller up-front
commitment, and can
usually back out of the
agreement at any time (a
termination fee may
apply).
Price per
ounce
N/A
$4.27
$1.48
See discussion below




In order to estimate the value of the Crown Jewel Project on a price per ounce basis, the Debtor has adjusted the price per ounce of the Grassy Mountain and Donlin Creek transactions for the factors noted above, detailed in the table below. The starting point is the actual price per ounce received by the seller in the respective transaction and then it is adjusted upward/downward by an estimated percentage based upon the Debtor=s assessment of the relative advantage/disadvantage that the Crown Jewel Project will have over the comparable transaction. See the comments in the table above for the Debtor=s rationale on each adjustment percentage (e.g. ACertainty of deposit@ is the same for Grassy Mountain as it is for the Crown Jewel Project and, accordingly, the adjustment is 100%, whereas the Certainty of deposit is not as good for Donlin Creek, so the Debtor has increased the Donlin Creek price by 25% to be more comparable to what would be expected for the Crown Jewel Project).



Grassy
Mountain

Donlin
Creek


Transaction price per ounce
$	4.27

$	1.48

Adjustment factors:






Certainty of deposit
	100%

	125%



	4.27

	1.85


Project location
	100%

	200%



	4.27

	3.70


Regulatory environment
	100%

	25%



	4.27

	0.93


Deposit quality
	150%

	400%



	6.41

	3.70


Mining method
	100%

	75%



	6.41

	2.78


Stage of project
	100%

	125%



	4.27

	3.47


Type of transaction
	75%

	80%


Adjusted range of values per
ounce
	4.80

	2.78



Crown Jewel Project ounces
	1,119,000

	1,119,000


Estimated range of Crown Jewel
Project values
$	5,371,000

$
	3,111,000


The Debtor selected the mid-point between the two above values of $4,241,000 as the most likely AValue under the Plan.@ This value assumes that the Debtor has a reasonable period of time to realize the value of the Project and that there are no significant pressures, financial or otherwise, that would force the Debtor to sell the property quickly. In the event that the Debtor were forced to liquidate the Project, it is assumed that the time frame to sell the Project would be much shorter, and that cash would be the only acceptable method of payment. In this event, the Debtor has estimated that the ALiquidation Value@ would be approximately 30% of the AValue under the Plan@, or $1,272,000.




DEVELOPMENT ALTERNATIVE

It is the Debtor=s intention to develop the Crown Jewel Project itself, either on its own or through a joint venture with another mining company. The Debtor believes that this approach will ultimately generate the highest value for the project. The MRA reserve study (see the Statement, Section II. - DESCRIPTION OF THE DEBTOR AND ITS BUSINESS OPERATIONS B Crown Jewel Project) developed estimated cash flow projections for both the on-site mill and the toll-milling alternatives.
 Based upon those estimates, the net present value of the Project, discounted at 15% and at a gold price of $325 per ounce, would be approximately $27.5 million under the on-site mill alternative and approximately $41.0 million under the toll-milling alternative. At a gold price of $280 per ounce, the Debtor estimates that these figures would be reduced by approximately $16 million to $20 million. All above figures have been adjusted to include the Newmont royalty and have added $1.5 million in permitting costs (permitting is assumed to be completed in two years). There is no guarantee that the Debtor will be able to successfully permit the Project, or if successful that it will be completed in the time frame or for the cost allotted above. It should also be noted that the MRA study specifically states that it is accurate only to within + 30-40%. A copy of the reserve study is available at the Debtor=s office upon request. Also, see the risks associated with the mining industry in the Statement, Section IX. RISKS.









































 [MSOffice]Draft created November 15, 2001.
   Seems to be language missing here.You are not required to
comply with the TIA because the notes come under an exemption related to securities with principal amount less than $10
million issued under an indenture.  The provision can be used only with respect to $10 million of securities in any 36
month period but the Secured and Subordinated Notes total
less than $10 million.  The Senior Notes come under another
exception for securities issued not under an indenture
for not more than $5 million in any 12 month period.
Even if compliance is not required, however, some of the provisions of the TIA are good practice in the case of debt offerings with multiple investors.  Rather than import these provisions verbatim into the
Indenture, I have incorporated them by reference to the TIA (as is the case generally with Indentures required to comply) but made clear that this is not done because it is required. It should work. Most of the provisions relate to things that the trustee needs to do or get the company to do but you should be generally familiar with any TIA requirement referenced in the Indenture.
   You suggested adding Section 4.1, which deals with how principal and interest is paid.  Not sure I know how that section could operate to increase the aggregate principal amount of the notes.
   This is actually a true statement.  The new note in the hands of a bona fide purchaser for value is a company obligation.  So is the old note, bearing in mind that, if the holder of either note knew that the notes were duplicates, they would not be bona fide purchasers.  The standard procedure is to require whoever lost the old note to provide indemnity in case the company is liable twice but the potential for double liability does exist if a replacement note is issued and the trustee has not received and cancelled the old note.
   The Senior Notes are NOT excluded from the definition of Senior
Debt.  The convertible subordinated notes are excluded, as are several other categories of debt, but not the Senior Notes.
   This is a procedural section that only means that the trustee can act in its own name on behalf of the noteholders to enforce their righs.  What the substantive rights actually are is determined by
the rest of the Indenture, including Article 11   This is another
procedural section that gets the trustee out of the middle of a dispute over whether the money should have been deposited with the trustee in the first place. If the money was deposited with the trustee in violation of some right of a senior creditor, the creditor has the right to enforce its rights but the trustee's only obligation is to apply the funds as the Indenture instructs.
   This is a section that empowers the company and the trustee, without the approval of the noteholders to do certain things.
One is reducing the conversion price because that is obviously in the interest of the noteholders.
The converstion price adjustments in Article 12 happen automatically and do not require this section.
   There is a question here I can't read.
 I don't disagree with your view but trustees see things differently. I doubt the trustee will even consider changing this.
   The trustee will never agree to take this out.
   The language change results from taking the provision out of the note itself and putting it in the indenture.
The effect is the same as in the senior notes.
Same for following comments.
   The additional language in the Senior Note makes no sense. The Company issues stock. The board or a committee approves the issuance because that is required by law in all circumstances.
   The Senior Notes are 365 day, which is better for the Company.
   The Conversion Price is a defined term which includes the adjustments. This only says the day on which it will be computed.

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	ivSeattle-3120823.2  0023170-00017